                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-72545

PHARMACEUTICAL MARKETING     QUINTILES TRANSNATIONAL CORP.
      SERVICES INC.
     PROXY STATEMENT               PROSPECTUS
 FOR SPECIAL MEETING OF    COMMON STOCK AND CONTINGENT
      STOCKHOLDERS               VALUE PAYMENTS

     The board of directors of Pharmaceutical Marketing Services Inc. ("PMSI") has unanimously approved a merger of PMSI with a subsidiary of Quintiles Transnational Corp. ("Quintiles"). If the merger is completed, you will receive a fraction of a share of Quintiles common stock valued at $15.40 for each of your shares of PMSI common stock. You may choose to exchange all your shares of PMSI common stock at the time of completion of the merger or you may choose to exchange half your shares of PMSI common stock at the time of completion of the merger and defer receipt of the other half of the Quintiles common stock for up to 75 days. If you choose to defer for the full 75-day period after the merger, then for each deferred share of Quintiles common stock you will also receive a contingent value payment in cash to the extent, if any, that the market value of such deferred shares of Quintiles common stock has declined over the 75-day period. The contingent value payments are designed to guarantee those stockholders who choose to defer receipt of up to half their shares a value of $15.40 per share of PMSI common stock exchanged for those shares of Quintiles common stock deferred for the full 75-day period following the merger. The right to receive a contingent value payment is not transferable. In general, you will not have to pay taxes on the Quintiles common stock you receive in the merger, but you will have to pay tax on any contingent value payments you receive.

     The number of shares of Quintiles common stock you receive will be calculated based on the average of the closing price of Quintiles common stock for the 10 trading days ending on the second day before completion of the merger. The number of contingent value payments, if any, you receive on the 75th day after completion of the merger will be calculated based on the difference between the average of the closing price of Quintiles common stock for the 10 trading days ending on the second day before completion of the merger and the average of the closing price of Quintiles common stock on The Nasdaq Stock Market for 10 days selected at random by the exchange agent out of the 20 trading days ending with the 74th day after the merger. If the average of the closing price of Quintiles common stock for the 10 trading days ending on the second day before completion of the merger is less than $41.55 or greater than $62.32 it is possible that the merger will not be completed even if the stockholders of PMSI have approved it.

     Quintiles common stock trades on The Nasdaq Stock Market under the symbol "QTRN." On February 23, 1999, the closing sale price of Quintiles common stock was $46.25, as reported on The Nasdaq Stock Market.

     The merger cannot be completed unless it is approved by the holders of a majority of PMSI common stock. A special meeting of PMSI stockholders has been scheduled for March 29, 1999 at 11:00 a.m. at The Lotos Club, 5 East 66(th) Street, New York, New York to vote on the merger.
                           -------------------------

     THE MERGER AND AN INVESTMENT IN QUINTILES COMMON STOCK AS A RESULT OF THE MERGER INVOLVE CERTAIN RISKS. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 17 BEFORE YOU VOTE ON THE MERGER.
                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          Proxy Statement/Prospectus dated February 24, 1999 and first mailed to stockholders on February 26, 1999.

     This Proxy Statement/Prospectus incorporates important business and financial information about Quintiles that is not included in or delivered with this document. You should refer to "Where You Can Find More Information," on page 98 for a description of the documents incorporated by reference in this Proxy Statement/Prospectus.

     You may obtain copies of Quintiles' documents, other than exhibits to those documents, unless exhibits are specifically incorporated by reference into the information that this Proxy Statement/Prospectus incorporates, without charge upon written or oral request to Quintiles directed to:

        Investor Relations
        Attention: Greg Connors
        Quintiles Transnational Corp.
        4709 Creekstone Drive
        Riverbirch Building, Suite 200
        Durham, North Carolina 27703-8411
        (919) 998-2000

     IN ORDER TO OBTAIN TIMELY DELIVERY PRIOR TO THE SPECIAL MEETING, PLEASE MAKE YOUR REQUESTS FOR DOCUMENTS BY MARCH 17, 1999.

     YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR PROVIDED IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, OR ANY SUPPLEMENT, IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF SUCH DOCUMENTS, AND NEITHER THE MAILING OF THE PROXY STATEMENT/ PROSPECTUS TO THE STOCKHOLDERS OF PMSI NOR THE ISSUANCE OF QUINTILES COMMON STOCK SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

     THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................   iv
SUMMARY.....................................................    1
RISK FACTORS YOU SHOULD CONSIDER............................   17
  About the Merger..........................................   17
  About Quintiles...........................................   18
  About PMSI................................................   25
  About ENVOY...............................................   26
SPECIAL MEETING OF PMSI STOCKHOLDERS........................   33
THE MERGER..................................................   36
  Background of the Merger..................................   36
  PMSI Reasons for the Merger and Recommendation of PMSI
     Board of Directors.....................................   38
  Quintiles Reasons for the Merger..........................   39
  Opinion of PMSI Financial Advisors........................   40
  Interests of Certain Persons in the Merger................   48
  Form of the Merger........................................   50
  Consideration for the Merger..............................   51
  Effective Time of the Merger..............................   52
  Procedures for Exchange of PMSI Stock Certificates........   52
  Anticipated Accounting Treatment..........................   53
  Material Federal Income Tax Considerations................   53
  Amendment of PMSI Rights Agreement........................   57
  Regulatory Approvals Required.............................   58
  Stock Exchange Listing; Delisting and Deregistration of
     PMSI Common Stock......................................   58
  No Appraisal Rights.......................................   58
  Resale of Quintiles Common Stock After the Merger.........   58
THE MERGER AGREEMENT........................................   60
  Certain Representations and Warranties....................   60
  Certain Covenants and Agreements..........................   60
  Conditions to the Merger..................................   64
  Termination...............................................   66
  Termination Fee and Expense Reimbursement.................   66
  Amendment and Waiver......................................   67
  Expenses..................................................   67
  Effect on Employee Benefits, Stock Plans and Stock
     Options................................................   68
  Effect on Debt............................................   68
THE STOCK OPTION AGREEMENT..................................   69
THE CONTINGENT VALUE PAYMENTS...............................   71
ABOUT QUINTILES.............................................   72
ABOUT PMSI..................................................   74

                                                              PAGE
                                                              ----
PMSI MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF
  OPERATIONS AND FINANCIAL CONDITION........................   79
COMPARISON OF THE RIGHTS OF HOLDERS OF QUINTILES COMMON
  STOCK AND PMSI COMMON STOCK...............................   86
FUTURE SHAREHOLDER PROPOSALS................................   97
LEGAL MATTERS...............................................   97
EXPERTS.....................................................   97
WHERE YOU CAN FIND MORE INFORMATION.........................   98
LIST OF DEFINED TERMS.......................................  100
INDEX TO FINANCIAL STATEMENTS...............................  F-1
APPENDIX A -- Merger Agreement
APPENDIX B -- Terms of Contingent Value Payments
APPENDIX C -- Stock Option Agreement
APPENDIX D -- Opinion of SG Cowen Securities Corporation

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  AS A PMSI STOCKHOLDER, WHAT WILL I RECEIVE IN THE MERGER?

A: You will receive a fraction of a share of Quintiles common stock valued at $15.40 for each of your shares of PMSI common stock. You also will receive cash instead of fractional shares of Quintiles common stock. You may elect to receive, at the time of the completion of the merger, shares of Quintiles common stock for one-half of your shares of PMSI common stock and defer receipt of Quintiles common stock for the other half of your shares of PMSI common stock for up to 75 days. If you choose to defer for the full 75-day period after the merger, then for each deferred share of Quintiles common stock you receive on the 75th day after the merger, you will also receive a contingent value payment in cash as described below.

Q:  HOW WILL THE NUMBER OF SHARES I RECEIVE IN THE MERGER BE DETERMINED?

A: The number of shares of Quintiles common stock you will receive, or the exchange ratio, will be determined by dividing $15.40 by the average of the closing prices per share of Quintiles common stock on The Nasdaq Stock Market for the 10 consecutive trading days ending on the day that is two days immediately prior to the closing date of the merger. We refer to this 10-day average as the "Average Trading Price" of Quintiles common stock.

Q:  WHAT IS A CONTINGENT VALUE PAYMENT?

A: The contingent value payment is intended to provide a $15.40 value per share for 75 days after completion of the merger with respect to up to half of the shares of PMSI common stock you exchange in the merger. The contingent value payment represents your right to receive a cash payment on the 75th day after the merger if the value of the Quintiles common stock as of that date (determined as described below) is less than the value at the time the merger is completed. For each share of Quintiles common stock you receive on the 75th day after the merger, Quintiles will pay to you in cash the amount, if any, by which the Average Trading Price of Quintiles common stock exceeds the average closing price of Quintiles common stock for 10 trading days selected at random by the exchange agent out of the 20 trading days prior to the 75th day after the merger. However, the contingent value payments terminate if, for any 30 consecutive trading days following the merger, the average closing price of Quintiles common stock is equal to or greater than the Average Trading Price. If the contingent value payments are terminated for this reason, you will not receive any cash.

Q:  WHAT HAPPENS AS THE MARKET PRICE OF QUINTILES COMMON STOCK FLUCTUATES?

A: The market value of Quintiles common stock will fluctuate before and after the closing of the merger. Any fluctuation prior to completion of the merger will affect the number of Quintiles shares you will receive in exchange for your PMSI shares since that number is based on the exchange ratio, which depends on the Average Trading Price. In addition, PMSI may terminate the merger agreement if the Average Trading Price is more than $62.325, unless Quintiles agrees to an exchange ratio of approximately
    0.247. Quintiles may terminate the merger agreement if the Average Trading Price is less than $41.55, unless PMSI agrees to an exchange ratio of approximately 0.371. Fluctuation in the market price of Quintiles common stock after the merger will also affect the contingent value payments. If the average closing price of Quintiles common stock for the 10 trading days selected at random by the exchange agent out of the 20 trading days prior to the 75th day after the merger exceeds or equals the Average Trading Price, the contingent value payments will have no value. In addition, if the average closing price of the Quintiles common stock is greater than or equal to the Average Trading Price for any 30 consecutive trading days during the 75 days following the merger, the contingent value payments will terminate. In either event, PMSI stockholders who elected to receive shares of Quintiles common stock on the 75th day after the merger will not receive any cash.

Q:   WHAT DO I NEED TO DO NOW?

 A: Just indicate on your proxy card how you want to vote, and sign and mail the proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special meeting. If you sign and send in your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger. If you do not vote on the merger or if you abstain, the effect will be a vote against the merger.

     The special meeting will take place on March 29, 1999. You are invited to the special meeting to vote your shares in person, rather than signing and mailing your proxy card. We provide more detailed instructions about voting on page 33.

Q:   CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in any of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the Secretary of PMSI at the address below. Third, you can attend the special meeting and vote in person. Simply attending the meeting and not voting, however, will not revoke your proxy. You should send any written notice or new proxy card to the Secretary of PMSI at the following address: 45 Rockefeller Plaza, Suite 912, New York, New York 10011.

Q:   SHOULD I SEND MY PMSI STOCK CERTIFICATES NOW?

A: No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We are working to complete the merger as quickly as possible. We currently expect to complete the merger by the end of March 1999.

Q: AS A PMSI STOCKHOLDER, WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO ME?

A: We expect that no gain or loss generally should be recognized by a PMSI stockholder for federal income tax purposes on the conversion of shares of PMSI common stock into only shares of Quintiles common stock, except for gain or loss attributable to cash received for a fractional share. However, a PMSI stockholder who elects to receive both shares of Quintiles common stock and contingent value payments in exchange for his or her shares of PMSI common stock may recognize gain on the exchange of his or her PMSI common stock to the extent of the fair market value of the contingent value payments received or to the extent of the cash received on the maturity date of the contingent value payments.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Only if you provide instructions on how your broker should vote. You should instruct your broker how to vote your shares, following the directions your broker provides. Without instructions from you to your broker, your shares will not be voted and this will effectively be a vote against the merger.

                                    SUMMARY

     This summary highlights the material terms of this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a complete description of the legal terms of the merger, you should read carefully the entire document and the documents to which we have referred you. See "Where You Can Find More Information" (page 98). The merger agreement is attached as Appendix A to this Proxy Statement/Prospectus.

     For the location of definitions of capitalized terms used in this document, please see "List of Defined Terms" (page 100). For your reference, we have included page references to direct you to more complete descriptions of the topics presented in this summary.

ABOUT PMSI AND QUINTILES

PHARMACEUTICAL MARKETING SERVICES INC. (page 74)
45 Rockefeller Plaza, Suite 912
New York, New York 10111
(212) 841-0610

     PMSI was formed in 1991 by carving out the pharmaceutical services business from Walsh International Inc. and consummating a public offering of PMSI common stock. Through its Scott-Levin subsidiary in the United States, PMSI provides a range of information and market research services to pharmaceutical and healthcare companies to enable them to optimize the performance of their sales and marketing activities. Most of PMSI's services are generated from its own proprietary databases containing unique pharmaceutical, managed care, healthcare market, and medical prescriber data.

     PMSI's services are comprised of (1) proprietary database services, (2) syndicated market research audits, (3) managed care and governmental information services and added value services, including strategic studies and surveys, (4) consulting services and (5) software solutions. Scott-Levin has implemented state-of-the-art data access technology and internet capabilities for virtually all its services.

QUINTILES TRANSNATIONAL CORP. (page 72)
4709 Creekstone Drive
Riverbirch Building, Suite 200
Durham, North Carolina 27703-8411
(919) 998-2000

     Quintiles is a market leader in providing full-service contract research, sales, marketing and health care policy consulting and health information management services to the global pharmaceutical, biotechnology, medical device and health care industries. Supported by its extensive information technology capabilities, Quintiles provides a broad range of contract services to help its clients reduce the length of time from the beginning of development to peak sales of a new drug or medical device. Quintiles' contract research services include a full range of development services focused on helping its clients through the development and regulatory approval of a new drug or medical device. Quintiles' contract sales services, including sales and specialized marketing support services, focus on helping its clients achieve commercial success for a new product or medical device. Quintiles also offers healthcare policy research and management consulting which emphasize improving the quality, availability and cost-effectiveness of healthcare.

     On January 5, 1999, Quintiles announced the completion of its previously announced acquisition of substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval facility and the opening of a Kansas City contract research facility.

     On December 15, 1998, Quintiles agreed to acquire all of the outstanding stock of ENVOY Corporation in a merger that would result in ENVOY becoming a subsidiary of Quintiles. ENVOY common stock is listed on The Nasdaq Stock Market under the symbol "ENVY." As of February 15, 1999, there were approximately 21,589,861 shares of ENVOY common stock and 2,800,000 shares of ENVOY Series B convertible preferred stock outstanding. ENVOY stockholders would receive 1.166 shares of Quintiles common stock in exchange for each outstanding share of ENVOY common stock and Series B convertible preferred stock. The transaction requires shareholder approval of both Quintiles and ENVOY. ENVOY's directors and the holders of its Series B convertible preferred stock have agreed to vote in favor of the proposed transaction. The ENVOY special meeting of shareholders is scheduled for March 30, 1999.

SPECIAL MEETING TO BE HELD MARCH 29, 1999; RECORD DATE SET AT FEBRUARY 5, 1999 (page 33)

     The special meeting will be held at 11:00 a.m. on March 29, 1999 at The Lotos Club, 5 East 66(th) Street, New York, New York. At the special meeting, you will be asked to consider and vote on the merger. If you held shares of PMSI common stock at the close of business on February 5, 1999, you are entitled to vote on the merger and any other matters considered at the special meeting.

FORM OF THE MERGER (page 50)

     In the merger, PMSI will merge with and into QTRN Acquisition Corp. QTRN Acquisition Corp. will be the surviving corporation in the merger.

WHAT YOU WILL RECEIVE IN THE MERGER (page 51)

     In the merger, you will receive approximately $15.40 worth of Quintiles common stock in exchange for each share of PMSI common stock you own immediately prior to the merger. You also will receive cash instead of fractional shares of Quintiles common stock. The number of shares of Quintiles common stock you will receive, or the exchange ratio, will be determined by dividing $15.40 by the average of the closing prices per share of Quintiles common stock on The Nasdaq Stock Market for the 10 consecutive trading days ending on the day that is two days immediately prior to the closing date of the merger. We refer to this 10 day average as the "Average Trading Price" of Quintiles common stock.

     You may elect to defer your receipt of half the shares of Quintiles common stock that you would be entitled to receive in the merger for up to 75 days. If you make this election and do not request the deferred Quintiles shares until the 75th day after the merger you also will receive, to the extent payable, a contingent value payment in cash with respect to each share of Quintiles common stock you receive on that day. You may elect to receive the deferred Quintiles shares at any time, however, you will only receive a contingent value payment for each share of Quintiles common stock that you receive on the 75th day after the merger. The contingent value payments are more fully described below under "Terms of Contingent Value Payments."

     Example: If you own 100 shares of PMSI common stock and if the Average Trading Price of Quintiles common stock is $50 when the merger is completed (for purposes of this example only), following the merger you would receive 30 shares of Quintiles common stock plus $40 in cash in lieu of a fractional share. If you elect to defer receipt of 15 shares of Quintiles common stock until the 75th day after the merger, you would be entitled to receive a contingent value payment with respect to each share of Quintiles common stock you receive on that date to the extent that the Quintiles common stock price is then less than $50.

     UNTIL THE SPECIAL MEETING ON MARCH 29, 1999, YOU MAY CALL, TOLL FREE, (800) 293-7059 (DOMESTIC) OR (619) 812-6434 (INTERNATIONAL) FOR A RECORDED MESSAGE CONCERNING THE HYPOTHETICAL EXCHANGE RATIO AS IF THE DATE OF YOUR CALL WAS THE DATE OF CLOSING FOR THE MERGER.

TERMS OF THE CONTINGENT VALUE PAYMENTS (page 71)

     The contingent value payments represent the right to receive a cash payment on the 75th day after the merger. For each share of Quintiles common stock you receive on that 75th day, Quintiles will pay to you in cash the amount, if any, by which the Average Trading Price of Quintiles common stock exceeds the average closing price of Quintiles common stock for 10 trading days selected at random by the exchange agent out of the 20 trading days prior to the 75th day after the merger. The contingent value payments are intended to guarantee a $15.40 value per share for 75 days with respect to up to half of the PMSI shares exchanged in the merger. However, the contingent value payments terminate if, for any 30 consecutive trading days following the merger, the average closing price of Quintiles common stock is equal to or greater than the Average Trading Price. You will not receive any cash upon such termination of the contingent value payments. The terms of the contingent value payments are set forth in Appendix B to this Proxy Statement/Prospectus.

REASONS FOR THE MERGER (page 38)

     In approving the merger agreement and the merger, the PMSI board of directors considered a number of factors, including that the merger and the consideration to be received by PMSI stockholders would:

     - transfer the value of PMSI's substantial non-operating assets to its stockholders;

     - provide PMSI stockholders with the opportunity to have a continuing equity participation in a larger, more diversified enterprise with greater equity value and greater liquidity; and

     - allow PMSI stockholders, through receipt of the contingent value payments, to realize a guaranteed premium on a portion of their shares of PMSI common stock.

     The PMSI board of directors also considered the potential synergies of the post-merger combined company and that the combined company would provide greater opportunity for the development and commercial exploitation of PMSI's products and services. In addition, the PMSI board of directors considered SG Cowen Securities Corporation's opinion that the consideration to be received in the merger is fair, from a financial point of view, to the PMSI stockholders.

PMSI BOARD RECOMMENDS STOCKHOLDER APPROVAL (page 38)

     The PMSI board of directors has determined that the merger is in the best interests of the PMSI stockholders. The PMSI board of directors unanimously approved the merger agreement and the merger and recommends that you vote "FOR" the merger proposal.

CONSIDERATION TO BE PAID BY QUINTILES FAIR TO STOCKHOLDERS, ACCORDING TO PMSI FINANCIAL ADVISOR (page 40)

     SG Cowen Securities Corporation, the financial advisor to PMSI, has delivered its opinion that, as of February 17, 1999, the "Per Share Merger Consideration" was fair, from a financial point of view, to the holders of PMSI common stock (other than Quintiles and Envoy and their affiliates). The Per Share Merger Consideration refers to the number of shares of Quintiles common stock and, if you elect to defer your receipt of half the Quintiles shares, contingent value payments you are entitled to receive in the merger in exchange for a share of PMSI common stock. The full text of SG Cowen's opinion is attached to this Proxy Statement/Prospectus as Appendix D. You should read the opinion in its entirety to understand the assumptions made, matters considered and limitations of the review undertaken by SG Cowen. In addition to reimbursement for expenses incurred in connection with its services to PMSI and indemnification against certain liabilities, PMSI has agreed to pay SG Cowen a transaction fee of $2,000,000 if the merger is completed, of which $700,000 has previously been paid and will be credited against the transaction fee. In addition, PMSI has agreed to pay SG Cowen a fee of $350,000 with respect to SG Cowen rendering its opinion as of February 17, 1999.

REQUIRED VOTE (page 33)

     A majority of the shares of PMSI common stock outstanding on February 5, 1999 must vote in favor of the merger for the merger to be completed. Each share is entitled to one vote on each matter to be voted on at the special meeting. As of February 5, 1999, directors and executive officers of PMSI and their affiliates owned 744,302 shares of PMSI common stock (including vested options and options that will vest within 60 days), which represented approximately 6% of the shares of PMSI common stock outstanding on such date. Each PMSI director and executive officer intends to vote his or her PMSI common stock in favor of the merger.

MONETARY BENEFITS OF THE MERGER TO CERTAIN PMSI EXECUTIVE OFFICERS AND DIRECTORS (page 48)

     In considering the recommendation of the PMSI board of directors regarding the merger, you should be aware of interests which certain PMSI executive officers and directors have in the merger that are different from your and their interests as stockholders. Certain employees of PMSI and Scott-Levin, including senior officers, will enter into employment agreements or consultancy arrangements with Quintiles. Certain executive officers of PMSI and Scott-Levin are entitled to bonus payments upon completion of the merger. In addition, the merger would constitute a "change of control" under the employment agreements between PMSI and certain executive officers of PMSI and Scott-Levin. As a result, if these executive officers' employment is terminated due to the merger, they would be entitled to severance payments. The PMSI board of directors has approved the payment of "retention arrangements" and similar incentive compensation in an aggregate dollar value of approximately $2.95 million. If the merger is consummated, PMSI and Quintiles have agreed that certain of the retention arrangements will be payable in the form of options to purchase shares of Quintiles common stock.

     At February 5, 1999 executive officers and directors of PMSI held options to purchase an aggregate of 725,500 shares of PMSI common stock. Under the terms of these options, completion of the merger would cause the immediate vesting of any of these options that have not yet vested. At the time of completion of the merger, each stock option will become an option to purchase shares of Quintiles common stock and contingent value payments.

     Quintiles has agreed to indemnify current directors and officers of PMSI and to maintain directors' and officers' insurance for those individuals for three years following the merger.

     The PMSI board was aware of these and other interests and considered them before approving and adopting the merger agreement.

CONDITIONS TO THE MERGER (page 64)

     The merger will not be completed unless customary conditions (relating, for example, to stockholder approval, the delivery of tax opinions and the obtaining of third party consents) are satisfied or waived by Quintiles and PMSI.

TERMINATION AND AMENDMENT OF THE MERGER AGREEMENT (page 66 and 67)

     Quintiles and PMSI can agree at any time to terminate the merger agreement without completing the merger. Either company may terminate the merger agreement if, among other reasons:

     - a court or other governmental entity permanently prohibits the merger;

     - the holders of PMSI common stock do not approve the merger; or

     - the merger is not completed by May 15, 1999.

     Quintiles may terminate the merger agreement if, among other reasons:

     - the PMSI board of directors withdraws or changes its recommendation in favor of the merger;

     - the PMSI board of directors fails to mail this Proxy Statement/Prospectus on time;

     - the PMSI board of directors recommends a business combination other than with Quintiles;

     - the PMSI board of directors fails to recommend against the acceptance of any tender offer or exchange offer for PMSI common stock; or

     - the Average Trading Price of Quintiles common stock is less than $41.55, unless PMSI agrees that the exchange ratio will be approximately 0.371.

     PMSI may terminate the merger agreement if, among other reasons:

     - the PMSI board of directors approves or recommends certain business combinations or change of control transactions with a third party that the PMSI board of directors determines are more favorable to you than this merger; or

     - the Average Trading Price of Quintiles common stock is more than $62.325, unless Quintiles agrees that the exchange ratio will be approximately 0.247.

     We can agree to amend the merger agreement in any way before or after approval by PMSI stockholders. After approval, no amendment that would adversely affect PMSI stockholders may be made without their further approval.

TERMINATION FEE (page 66)

     The merger agreement requires PMSI to pay Quintiles a termination fee of $8 million and to reimburse Quintiles' out-of-pocket expenses of up to $1 million upon termination of the merger agreement where a third party has taken steps to acquire PMSI or the PMSI board of directors has changed its recommendation in favor of the merger. The termination fee may discourage persons from making a competing offer for PMSI common stock.

PMSI MAY NOT SOLICIT COMPETING TRANSACTIONS (page 62)

     The merger agreement restricts PMSI's ability to consider or encourage any alternative acquisition transactions with third parties beyond what is required by the PMSI board of director's fiduciary duties. PMSI must promptly notify Quintiles if it receives offers or proposals for any such alternate transactions.

REGULATORY APPROVALS (page 58)

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, prohibits Quintiles and PMSI from completing the merger until each company has furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been terminated. The waiting period may be extended by requests for additional information. On December 22, 1998, Quintiles and PMSI both filed the required notification and report forms with the Antitrust Division and the FTC. The waiting period expired on January 21, 1999.

STOCK OPTION AGREEMENT (page 69)

     As a condition to Quintiles' willingness to enter into the merger agreement, and to discourage other companies from acquiring PMSI, Quintiles has required PMSI to grant Quintiles an option to purchase up to 2,466,947 shares (approximately 19.9%) of PMSI common stock at an exercise price of $12.00 per share. Quintiles can exercise the option only if the merger agreement is terminated under circumstances in which Quintiles is entitled to receive a termination fee or in the event a third party proposes to acquire PMSI, neither of which has happened as of the date of this Proxy Statement/Prospectus. The maximum compensation Quintiles may receive under the stock option agreement, together with any termination fees and reimbursed expenses, is $9 million.

NO APPRAISAL RIGHTS (page 58)

     PMSI stockholders are not entitled to appraisal rights in connection with the merger.

LISTING OF QUINTILES COMMON STOCK (page 58)

     Quintiles will list the shares of its common stock to be issued in the merger on The Nasdaq Stock Market.

NO FEDERAL INCOME TAX ON SHARES RECEIVED IN THE MERGER; CONTINGENT VALUE PAYMENTS MAY BE TAXABLE (page 53)

     As a condition to the merger, PMSI and Quintiles each will receive an opinion of its own tax counsel that the merger will qualify as a reorganization for federal income tax purposes. Assuming the merger qualifies as a reorganization, no gain or loss generally should be recognized by a PMSI stockholder for federal income tax purposes on the conversion of shares of PMSI common stock into only shares of Quintiles common stock. A PMSI stockholder who elects to receive both shares of Quintiles common stock and contingent value payments in exchange for his or her shares of PMSI common stock may recognize gain on the exchange of his or her PMSI common stock to the extent of the fair market value of the contingent value payments received or to the extent of the cash received on the maturity date of the contingent value payments. PMSI stockholders will also recognize gain or loss on the receipt of cash in lieu of a fractional share of Quintiles common stock.

        TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON YOUR PERSONAL CIRCUMSTANCES. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISORS TO UNDERSTAND FULLY THE TAX CONSEQUENCES TO YOU.

A WARNING ABOUT FORWARD LOOKING STATEMENTS (page 15)

     We make statements in this Proxy Statement/Prospectus and in the documents incorporated by reference that are forward looking. You can identify these statements by our use of words like "may," "will," "expect," "anticipate," "estimate," or "continue" or similar expressions. Forward looking statements represent our judgment about the future and are not guarantees of our future performance. Certain risks and uncertainties could cause our actual operating results and financial position to differ materially from our projections. We caution you not to place undue reliance on forward looking statements. Such forward looking statements represent our estimates and assumptions only as of the date of this Proxy Statement/Prospectus.

COMPARISON OF MARKET PRICES AND DIVIDEND POLICIES

MARKET PRICES

     Quintiles common stock is traded on The Nasdaq Stock Market under the symbol "QTRN," and PMSI common stock is traded on The Nasdaq Stock Market under the symbol "PMRX." The following table shows, for the periods indicated, the high and low sale prices per share on The Nasdaq Stock Market, based on published financial sources. The Quintiles share prices below have been adjusted to reflect a two-for-one stock split on December 1, 1997.

                                                  QUINTILES             PMSI
                                                COMMON STOCK        COMMON STOCK
                                              -----------------   -----------------
              CALENDAR PERIOD                  HIGH       LOW      HIGH       LOW
              ---------------                 -------   -------   -------   -------
  Quarter ended March 31, 1997..............  $39.000   $26.625   $10.750   $ 8.750
  Quarter ended June 30, 1997...............   35.000    21.500    11.625     8.750
  Quarter ended September 30, 1997..........   43.688    35.032    13.125     9.875
  Quarter ended December 31, 1997...........   43.500    31.000    11.500     8.750

  Quarter ended March 31, 1998..............  $52.428   $34.000   $14.750   $ 8.750
  Quarter ended June 30, 1998...............   53.500    42.250    14.625    12.125
  Quarter ended September 30, 1998..........   52.000    33.375    14.563     7.313
  Quarter ended December 31, 1998...........   56.875    41.000    14.500     7.250

  Quarter ending March 31, 1999
  (through February 23, 1999)...............  $53.375   $41.500   $14.625   $13.875

     Following the merger, Quintiles common stock will continue to be traded on The Nasdaq Stock Market under the symbol "QTRN"; PMSI common stock will cease to be traded and there will be no further market for such stock.

     As of January 21, 1999, there were approximately 32,700 beneficial owners of Quintiles common stock, including 692 holders of record. As of February 5, 1999, there were approximately 14,000 beneficial owners of PMSI common stock, including 715 holders of record.

     The following table presents trading information for Quintiles and PMSI common stock on The Nasdaq Stock Market on December 14, 1998 (the last full trading day prior to announcement of the signing of the merger agreement) and February 23, 1999 (the last practicable trading day for which information was available prior to the date of this Proxy Statement/Prospectus).

                                            DECEMBER 14, 1998    FEBRUARY 23, 1999
                                            ------------------   ------------------
                                              HIGH       LOW       HIGH       LOW
                                            --------   -------   --------   -------
Quintiles.................................  $56.8750   $55.250   $46.3750   $45.500
PMSI......................................  $12.0625   $11.750   $14.5625   $14.375

DIVIDEND POLICIES

     Neither Quintiles nor PMSI has ever declared or paid any cash dividends on its common stock. The merger agreement prohibits PMSI from declaring or paying dividends before completion of the merger. If the merger agreement is terminated, PMSI, in order to transfer the value of its non-operating assets to its stockholders, may declare a dividend or initiate a stock repurchase program. Quintiles does not anticipate paying any cash dividends following the completion of the merger or in the foreseeable future, and it intends to retain future earnings for the development and expansion of its business.

SELECTED HISTORICAL FINANCIAL DATA

     Quintiles and PMSI are providing the following financial information to help you in your analysis of the financial aspects of the merger. The annual selected historical financial data presented below are derived from the audited consolidated financial statements of each company. The interim selected historical financial data presented below are derived from the unaudited consolidated financial statements of each company. In the opinion of Quintiles management, the unaudited financial statements of Quintiles include all adjustments that Quintiles considers necessary for a fair presentation of the results of operations and financial position for each of the periods presented. In the opinion of PMSI management, the unaudited financial statements of PMSI include all adjustments that PMSI considers necessary for a fair presentation of the results of operations and financial position for each of the periods presented. Operating results for each company for the interim period ended September 30, 1998 are not necessarily indicative of the results that may be expected for the full fiscal year.

     Quintiles has restated its consolidated financial statements to reflect material acquisitions for which Quintiles used the pooling of interests method of accounting. Quintiles did not restate its consolidated financial statements to reflect other acquisitions accounted for as pooling-of-interests where Quintiles determined that its consolidated financial data would not be materially different if the pooled companies were included. Quintiles has restated the financial statements for these poolings, which include two transactions in 1997 and two transactions in 1996, for the year of each transaction to include the pooled companies from January 1 of that year, but Quintiles has not restated its financial statements for years prior to the year of each transaction because the effect of such a restatement would be immaterial.

     As this information is only a summary, you should read it in conjunction with the historical financial statements and related notes of Quintiles contained in the annual reports and other information that Quintiles has filed with the Securities and Exchange Commission and the financial statements of PMSI included in this Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 98 and the Index to Financial Statements on page F-1.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF QUINTILES

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      NINE MONTHS
                                                                                         ENDED
                                         YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                           ----------------------------------------------------   -------------------
                           1993(1)    1994(1)    1995(1)    1996(1)      1997       1997       1998
                           --------   --------   --------   --------   --------   --------   --------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Net revenue..............  $169,623   $230,583   $368,056   $600,100   $852,900   $608,436   $848,379
Income from operations...    12,545     17,456     25,900     43,851     88,812     63,387     88,654
Income before income
  taxes..................     9,785     16,567     24,655     24,241     86,535     61,387     86,737
Net income available for
  common shareholders....     5,230     10,598     14,626      7,648     55,683     38,862     58,914
Basic net income
  per share..............      0.11       0.18       0.23       0.11       0.76       0.53       0.77
Diluted net income per
  share..................  $   0.10   $   0.18   $   0.23   $   0.11   $   0.74   $   0.52   $   0.76
Weighted average shares
  outstanding (2)
  Basic..................    49,681     58,128     63,171     69,148     73,739     73,283     76,476
  Diluted................    50,191     58,512     64,946     71,785     75,275     74,967     77,987

                                                                                          AS OF
                                              AS OF DECEMBER 31,                      SEPTEMBER 30,
                             ---------------------------------------------------   -------------------
                             1993(1)    1994(1)   1995(1)    1996(1)      1997       1997       1998
                             --------  --------   --------   --------   --------   --------   --------
CONSOLIDATED BALANCE SHEET
  DATA:
Cash and cash
  equivalents.............   $ 18,188  $ 52,011   $ 84,569   $ 74,474   $ 80,247   $ 77,338   $ 88,499
Working capital...........     18,879    48,245     72,102     99,787    164,987    141,204    197,667
Total assets..............    136,272   208,944    352,277    554,619    814,027    741,544    937,952
Long-term debt including
  current portion.........     20,855    21,386     52,662    185,493    185,511    187,690    191,570
Shareholders' equity......   $ 89,015  $ 90,193   $165,943   $150,528   $388,639   $339,628   $464,947

-------------------------

(1) Prior to Quintiles' November 29, 1996 share exchange with Innovex Limited, Innovex had a fiscal year end of March 31 and Quintiles had (and continues to have) a fiscal year end of December 31. As a result, the data presented above for 1993 through 1995 include Innovex's March 31 fiscal year data in combination with Quintiles' December 31 fiscal year data. In connection with the share exchange, Innovex changed its fiscal year end to December 31. Accordingly, the data presented above for 1996 include both Innovex's and Quintiles' data on a December 31 year end basis. Because of the difference between Innovex's fiscal year end in 1995 compared with 1996, Innovex's quarter ended March 31, 1996 data are included in Quintiles' pooled data for both 1995 and 1996.
(2) Restated to reflect the two-for-one stock splits of Quintiles' common stock in November 1995 and December 1997.

            SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PMSI

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 SIX MONTHS
                                                                                                    ENDED
                                                     YEAR ENDED JUNE 30,                        DECEMBER 31,
                                     ----------------------------------------------------    -------------------
                                       1994       1995       1996       1997       1998        1997       1998
                                     --------   --------   --------   --------   --------    --------   --------
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA
Revenue............................  $ 76,876   $ 89,893   $ 93,027   $ 98,485   $ 77,966    $ 41,666   $ 18,386
Production costs...................   (43,168)   (49,991)   (51,605)   (54,457)   (43,663)    (21,980)    (7,112)
Selling, general and
  administrative...................   (25,791)   (29,773)   (34,208)   (34,847)   (34,243)    (16,091)   (14,140)
In-process research and development
  write-off........................        --         --         --         --    (12,046)    (12,046)        --
Amortization of intangible
  assets...........................    (1,541)    (1,889)    (2,012)    (1,733)    (1,596)       (684)      (471)
Income (loss) from assets held for
  sale.............................        --         --         --         76       (281)       (188)        --
Impairment of long-lived assets....        --         --     (2,368)        --         --          --         --
Impairment of assets held for
  sale.............................        --         --         --         --    (14,735)    (14,735)        --
Restructuring costs................    (1,820)        --     (2,314)        --         --          --         --
Transaction costs..................        --         --         --         --     (1,151)         --       (800)
                                     --------   --------   --------   --------   --------    --------   --------
Operating income (loss)............     4,556      8,240        520      7,524    (29,749)    (24,058)    (4,137)
Gain on sale of operations, net of
  loss.............................        --         --         --         --     34,106      36,239     52,844
Interest and other income..........     2,805      2,940      2,503      3,299      5,677       1,962      9,671
Interest expense...................    (3,032)    (2,915)    (2,633)    (3,490)    (4,632)     (2,330)    (1,868)
                                     --------   --------   --------   --------   --------    --------   --------
Income from continuing operations
  before income taxes and
  extraordinary income.............     4,329      8,265        390      7,333      5,402      11,813     56,510
Income tax (provision) benefit.....    (1,662)    (2,950)    (1,156)    (2,655)    (5,705)     (9,149)    (7,591)
Minority interest..................        --         (3)        57        (17)        --          --         --
                                     --------   --------   --------   --------   --------    --------   --------
Income (loss) before extraordinary
  gain and discontinued
  operations.......................     2,667      5,312       (709)     4,661       (303)      2,664     48,919
Extraordinary gain on redemption of
  debt, net of tax of $1,009.......        --         --         --         --         --          --      1,154
                                     --------   --------   --------   --------   --------    --------   --------
Income(loss) from continuing
  operations.......................     2,667      5,312       (709)     4,661       (303)      2,664     50,073
Income (loss) from discontinued
  operations, net..................     2,057       (131)    (8,915)    (9,914)        --          --         --
                                     --------   --------   --------   --------   --------    --------   --------
Net income (loss)..................  $  4,724   $  5,181   $ (9,624)  $ (5,253)  $   (303)   $  2,664   $ 50,073
                                     ========   ========   ========   ========   ========    ========   ========
Basic and diluted earnings (loss)
  per share data(1):
  Income (loss) before
    extraordinary gain and
    discontinued operations,
    basic..........................  $   0.21   $   0.41   $  (0.05)  $   0.35   $  (0.02)   $   0.20   $   3.94
  Net income (loss), basic(2)......  $   0.37   $   0.40   $  (0.73)  $  (0.40)  $  (0.02)   $   0.20   $   4.03
  Income (loss) before
    extraordinary gain and
    discontinued operations,
    diluted........................  $   0.20   $   0.41   $  (0.05)  $   0.35   $  (0.02)   $   0.20   $   3.16
  Net income (loss), diluted(2)....  $   0.36   $   0.40   $  (0.73)  $  (0.40)  $  (0.02)   $   0.20   $   3.25

                                                      AS OF JUNE 30,                       AS OF DECEMBER 31,
                                   ----------------------------------------------------    -------------------
                                     1994       1995       1996       1997       1998        1997       1998
                                   --------   --------   --------   --------   --------    --------   --------
CONSOLIDATED BALANCE SHEET DATA
Working Capital(3)...............  $ 74,553   $ 72,901   $ 47,627   $ 64,210   $ 73,722    $ 75,320   $ 58,113
Total Assets(4)..................   189,229    187,681    173,408    167,202    186,358     204,596    253,708
Long-term debt, excluding current
  portion........................    69,248     69,295     69,131     69,552     69,114      69,030         --
Stockholders' equity.............  $ 73,525   $ 86,697   $ 72,954   $ 63,744   $ 58,106    $ 58,274   $110,909

-------------------------

(1) PMSI adopted the provisions of Statement of Financial Accounting Standards No. 128 "Earnings per Share" and accordingly all per share data have been restated to comply with this standard.

(2) For the six months ended December 31, 1998, includes income per share of $0.09 from extraordinary item.

(3) As of June 30, 1995 and 1996, includes net current assets of discontinued operations of $15,032 and $9,276, respectively. As of June 30, 1997 and December 31, 1997, includes net current assets held for sale of $4,236 and $611, respectively.

(4) As of June 30, 1995 and 1996, includes total assets of discontinued operations of $50,032 and $42,871, respectively. As of June 30, 1997 and December 31, 1997, includes net assets held for sale of $23,033 and $11,897, respectively.

         SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following tables set forth certain summary unaudited pro forma combined condensed financial data for Quintiles and PMSI combined, and for Quintiles, PMSI and ENVOY combined. Quintiles and ENVOY prepare their financial statements on the basis of a fiscal year beginning on January 1 and ending on December 31, and PMSI does so on the basis of a fiscal year beginning on July 1 and ending on June 30. Because the fiscal years of Quintiles, ENVOY and PMSI differ, PMSI's year ended December 31, 1997 historical operating results are based on PMSI's last two fiscal quarters of its fiscal year ended June 30, 1997, combined with the results for the six months ended December 31, 1997. PMSI's nine months ended September 30, 1998 historical operating results are based on PMSI's last two fiscal quarters of its fiscal year ended June 30, 1998, combined with the results for the three months ended September 30, 1998. PMSI's historical operating results have been adjusted to remove the results of operations of PMSI's Other Dispositions in order to reflect the ongoing PMSI businesses being acquired by Quintiles. The pro forma treatment of PMSI's Other Dispositions is described in the notes to the unaudited pro forma combined condensed financial data.

     Since the number of shares of Quintiles common stock to be issued in the merger will not be known until the last business day prior to completion of the merger, the unaudited pro forma combined condensed financial data below assumes a hypothetical exchange ratio of 0.308, which is based on a hypothetical Average Trading Price of Quintiles common stock of $50.00.

     The unaudited pro forma combined condensed financial data set forth below is not necessarily indicative of results that would actually have been achieved if the merger and the merger transaction with ENVOY had been consummated as of the date indicated, or that may be achieved in the future. This information should be read in conjunction with the unaudited pro forma combined condensed financial data, and related notes, and the historical financial statements, and related notes, of Quintiles, PMSI and ENVOY, which are included or incorporated by reference in this Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 98 and the Index to Financial Statements on page F-1.

                                                                         NINE MONTHS
                                                     YEAR ENDED             ENDED
                                                  DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                                  -----------------   ------------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE)
PRO FORMA COMBINED CONDENSED STATEMENT OF
  OPERATIONS DATA:
Net revenue
  Quintiles and PMSI pro forma..................     $  876,391           $  868,763
  Quintiles, PMSI and ENVOY pro forma...........      1,013,996            1,001,526
Income from operations
  Quintiles and PMSI pro forma..................         84,584               85,927
  Quintiles, PMSI and ENVOY pro forma...........         81,984              102,959
Income before income taxes and minority interest
  Quintiles and PMSI pro forma..................         82,568               84,875
  Quintiles, PMSI and ENVOY pro forma...........         79,703               99,487
Net income available for common shareholders
  Quintiles and PMSI pro forma..................         51,547               56,927
  Quintiles, PMSI and ENVOY pro forma...........         42,349               59,886

                                                                         NINE MONTHS
                                                     YEAR ENDED             ENDED
                                                  DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                                  -----------------   ------------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE)
Net income per common share
  Basic:
     Quintiles and PMSI pro forma...............     $     0.66           $     0.71
     Quintiles, PMSI and ENVOY pro forma........           0.42                 0.57
  Diluted:
     Quintiles and PMSI pro forma...............           0.65                 0.70
     Quintiles, PMSI and ENVOY pro forma........     $     0.39           $     0.54
Weighted average common shares outstanding
  Basic:
     Quintiles and PMSI pro forma...............         77,799               80,291
     Quintiles, PMSI and ENVOY pro forma........        100,753              104,833
  Diluted:
     Quintiles and PMSI pro forma...............         79,375               81,864
     Quintiles, PMSI and ENVOY pro forma........        107,980              111,048

                                                  SEPTEMBER 30, 1998
                                                  ------------------
PRO FORMA COMBINED CONDENSED BALANCE SHEET DATA:
Cash and cash equivalents
  Quintiles and PMSI pro forma..................      $  154,379
  Quintiles, PMSI and ENVOY pro forma...........         176,474
Working capital
  Quintiles and PMSI pro forma..................         258,446
  Quintiles, PMSI and ENVOY pro forma...........         271,667
Total assets
  Quintiles and PMSI pro forma..................       1,248,615
  Quintiles, PMSI and ENVOY pro forma...........       1,427,665
Long-term debt, including current portion
  Quintiles and PMSI pro forma..................         191,605
  Quintiles, PMSI and ENVOY pro forma...........         192,250
Shareholders' equity
  Quintiles and PMSI pro forma..................         663,297
  Quintiles, PMSI and ENVOY pro forma...........      $  773,130

COMPARATIVE UNAUDITED PER SHARE DATA

     The following table sets forth certain unaudited historical and pro forma combined per share data of Quintiles and PMSI, as well as equivalent per share data with respect to one share of PMSI common stock on a pro forma basis for the merger. This table also reflects certain unaudited per share data for Quintiles, PMSI and ENVOY combined. You should read the data presented below in conjunction with the unaudited pro forma combined condensed financial data, and related notes, and historical financial statements, and related notes, of Quintiles, PMSI and ENVOY which are incorporated by reference or included elsewhere in this document. See "Where You Can Find More Information" on page 98 and the Index to Financial Statements on page F-1.

                                                                        NINE MONTHS
                                                                           ENDED
                                                    YEAR ENDED         SEPTEMBER 30,
                                                DECEMBER 31, 1997          1998
                                                ------------------   -----------------
Basic net income (loss) per common share:
  Quintiles historical........................        $ 0.76              $ 0.77
  PMSI pro forma for Other Dispositions (1)...         (0.06)               0.50
  Quintiles and PMSI pro forma combined (2)...          0.66                0.71
  PMSI equivalent pro forma combined (3)......          0.20                0.22
  Quintiles, PMSI and ENVOY pro forma combined
     (4)......................................          0.42                0.57
  PMSI equivalent pro forma combined (5)......          0.13                0.18
Diluted net income (loss) per common share:
  Quintiles Historical........................          0.74                0.76
  PMSI pro forma for Other Dispositions (1)...         (0.06)               0.49
  Quintiles and PMSI pro forma combined (2)...          0.65                0.70
  PMSI equivalent pro forma combined (3)......          0.20                0.22
  Quintiles, PMSI and ENVOY pro forma combined
     (4)......................................          0.39                0.54
  PMSI equivalent pro forma combined (5)......        $ 0.12              $ 0.17

                                                DECEMBER 31, 1997   SEPTEMBER 30, 1998
                                                -----------------   ------------------
Book Value Per Common Share:
  Quintiles historical........................        $5.16               $6.06
  PMSI historical.............................         4.72                8.90
  Quintiles and PMSI pro forma combined (2)...         7.42                8.23
  PMSI equivalent pro forma combined (3)......         2.29                2.53
  Quintiles, PMSI and ENVOY pro forma combined
     (4)......................................         6.47                7.09
  PMSI and ENVOY equivalent pro forma
     combined(5)..............................        $1.99               $2.18

-------------------------

(1) PMSI's pro forma earnings per share for the year ended December 31, 1997 are based on PMSI' historical earnings for the six months ended December 31, 1997, combined with PMSI's historical earnings for the last two fiscal quarters of PMSI's fiscal year ended June 30, 1997. PMSI's pro forma earnings per share for the nine months ended September 30, 1998 are based on PMSI's historical earnings for the last two quarters of

    PMSI's fiscal year ended June 30, 1998 combined with PMSI's historical earnings for the quarter ended September 30, 1998. PMSI's historical operating results have been adjusted to remove the results of operations of PMSI's Other Dispositions in order to reflect the ongoing PMSI businesses being acquired by Quintiles. The pro forma treatment of PMSI's Other Dispositions is described in the notes to the unaudited pro forma combined condensed financial data. PMSI's reported historical basic and diluted income per share from continuing operations was $0.43 and $0.42, respectively, for the year ended December 31, 1997 and $3.78 and $3.71, respectively, for the nine months ended September 30, 1998.

(2) Gives pro forma effect to the merger.

(3) Because the number of shares of Quintiles common stock to be issued in the merger will not be known until the last business day prior to the completion of the merger, PMSI equivalent per share data cannot be computed at this time. Hypothetical PMSI equivalent per share amounts are calculated by multiplying the Quintiles and PMSI pro forma per share amounts by a hypothetical exchange ratio of 0.308, which is based on a hypothetical Average Trading Price of Quintiles common stock of $50.00.

(4) Gives pro forma effect to the merger and the ENVOY transaction.

(5) Hypothetical PMSI equivalent per share amounts are calculated by multiplying the Quintiles, PMSI and ENVOY pro forma per share amounts by a hypothetical exchange ratio of 0.308, as described above in note (3).

                           FORWARD LOOKING STATEMENTS

     The following statements are or may constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

     - certain statements, including possible or assumed future results of operations of PMSI and/or Quintiles, contained in "Summary," "Risk Factors You Should Consider," "The Merger," "Unaudited Pro Forma Combined Condensed Financial Data," "About Quintiles," and "About PMSI," including any statements contained herein regarding the prospects for the services and products of Quintiles and/or PMSI, the impact of competition, the proposed integration of the business and management structure for Quintiles and PMSI;

     - any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "may," "will," "estimate," "continue," or any similar expression; and

     - other statements contained herein regarding matters that are not historical facts.

     Forward looking statements represent our judgment about the future and are not guarantees of our future performance. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors You Should Consider." PMSI stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward looking statements that may be issued by Quintiles or PMSI or persons acting on its or their behalf. Neither Quintiles nor PMSI undertakes any obligation to release any revisions to or to update publicly any forward looking statements to reflect events or circumstances after the date of this Proxy Statement/ Prospectus or to reflect the occurrence of unanticipated events.

                        RISK FACTORS YOU SHOULD CONSIDER

     In addition to the other information provided or incorporated by reference in this Proxy Statement/Prospectus, you should consider the following material risk factors carefully in evaluating whether to vote in favor of the merger. You should also refer to "Forward Looking Statements" on page 15.

ABOUT THE MERGER

WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE PMSI INTO QUINTILES' BUSINESS

     Quintiles and PMSI may not achieve the intended benefits of the merger if Quintiles is unable to integrate PMSI's business with its own successfully. Quintiles could encounter a number of difficulties as a result of the merger, such as:

     - retaining PMSI's customers;

     - maintaining and increasing PMSI's competitive presence in the pharmaceutical industry;

     - continuing to operate PMSI's business efficiently; or

     - retaining key PMSI employees.

     For example, if PMSI's current customers are uncertain about Quintiles' commitment to support PMSI's existing products and services, they could cancel or refuse to renew current contracts. In addition, the combined company may be unsuccessful in expanding or retaining its competitive position in the pharmaceutical industry as a result of factors such as its inability to properly market PMSI's services and products. Furthermore, the successful integration of PMSI depends on the contribution of certain key PMSI employees. The loss of any of PMSI's key personnel could result in less efficient business operations for the combined company and could seriously harm its business.

FLUCTUATIONS IN QUINTILES STOCK PRICE WILL AFFECT THE CONSIDERATION YOU ARE TO RECEIVE IN THE MERGER

     The market price per share of Quintiles common stock at the time the merger is completed may vary significantly from the date the parties signed the merger agreement, the date of this Proxy Statement/Prospectus and the date of the special meeting. These fluctuations may result from changes in the business, operations, results and prospects of Quintiles, general market conditions, economic conditions and other factors. For example, between October 1, 1998 and December 31, 1998, the closing prices of Quintiles common stock ranged from a high of $56.875 to a low of $41.000. In addition, the stock market generally has experienced significant price and volume fluctuations from time to time. These market fluctuations could have a material adverse effect on the market price or liquidity of Quintiles common stock. The number of Quintiles shares you will receive in exchange for your PMSI shares will be based on the exchange ratio, which depends on the Average Trading Price. Fluctuations in the market price of PMSI will not affect the number of Quintiles shares you will receive in the merger. PMSI may terminate the merger agreement if the Average Trading Price is more than $62.325, unless Quintiles agrees that the exchange ratio will be approximately 0.247. Quintiles may terminate the merger agreement if the Average Trading Price is less than $41.55, unless PMSI agrees that the exchange ratio will be approximately 0.371. The actual exchange ratio will not be determined until shortly before completion of the merger.

FLUCTUATIONS IN QUINTILES STOCK PRICE WILL AFFECT THE CONTINGENT VALUE PAYMENTS

     The contingent value payments will result in a cash payment with respect to each share of Quintiles common stock issued to a PMSI stockholder on the 75th day after the merger if the average closing price of Quintiles common stock for the 10 trading days randomly selected by the exchange agent from the 20 trading days prior to that date is less than the Average Trading Price. The contingent value payments are generally designed to guarantee PMSI stockholders a value of $15.40 per share for 75 days after the merger with respect to up to one-half of their shares of PMSI common stock. The market price of Quintiles common stock may vary significantly from the date of the completion of the merger to the maturity date of the contingent value payments, which is the 75th day after completion of the merger. See "-- Fluctuations in Quintiles Stock Price Will Affect the Consideration You Are to Receive in the Merger" above for a historical range of stock prices. If the average closing price of Quintiles common stock for the 10 trading days selected at random by the exchange agent out of the 20 trading days prior to the contingent value payment maturity date exceeds or equals the Average Trading Price, the contingent value payments will have no value. In addition, if the average closing price of the Quintiles common stock is greater than or equal to the Average Trading Price for any period of 30 consecutive trading days during the 75 days following the closing date of the merger, the contingent value payments will terminate. In either event, PMSI stockholders who elected to receive shares of Quintiles common stock on the maturity date will not receive any cash.

THE MERGER MAY FAIL TO QUALIFY FOR TAX-FREE TREATMENT

     We have structured the merger to qualify as a tax-free reorganization under
Section 368(a) of the Internal Revenue Code of 1986. Although the Internal Revenue Service has not provided a ruling on the matter, we each will obtain a legal opinion that the merger qualifies as a tax-free reorganization. These opinions neither bind the IRS nor prevent the IRS from adopting a contrary position. If the merger fails to qualify as a tax-free reorganization, you would recognize gain or loss on each PMSI share surrendered in the amount of the difference between your basis in such share and the fair market value of the Quintiles shares and other consideration you receive in exchange for it at the time of the merger. In addition, even if the merger qualifies as a tax-free reorganization, there is still a risk you may recognize gain on the transaction equal to the fair market value of the contingent value payments, and you may be required to defer the recognition of any loss that you realize on the lapse or maturity of the contingent value payments. See "The Merger -- Material Federal Income Tax Considerations."

ABOUT QUINTILES

CHANGES IN OUTSOURCING TRENDS IN THE PHARMACEUTICAL AND BIOTECHNOLOGY INDUSTRIES COULD ADVERSELY AFFECT QUINTILES' OPERATING RESULTS

     Economic factors and industry trends that affect Quintiles' primary customers, pharmaceutical and biotechnology companies, also affect Quintiles' business. For example, the practice of many companies in these industries has been to hire outside organizations such as Quintiles to conduct large clinical research and sales and marketing projects. This practice has grown substantially in the 1990s, and Quintiles has benefited from this trend. If this trend were to change and companies in these industries reduced their tendency to outsource those projects, Quintiles' operations and financial condition could be materially and adversely affected. In addition, numerous governments have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If future regulatory cost containment efforts limit the profits which can be derived on new drugs, Quintiles' customers may reduce their research and development spending which could reduce the business they outsource to Quintiles. Quintiles cannot predict the likelihood of any of these events or the effects they would have on its business, results of operations or financial condition.

IF COMPANIES QUINTILES ACQUIRES DO NOT PERFORM AS EXPECTED OR IF QUINTILES IS UNABLE TO MAKE STRATEGIC ACQUISITIONS, QUINTILES' BUSINESS COULD BE ADVERSELY AFFECTED

     A key element of Quintiles' growth strategy depends on its ability to complete acquisitions that complement or expand its business and successfully integrate the acquired companies into its operations. If Quintiles is unable to successfully execute its acquisition strategy, there could be a material adverse effect on its business, results of operations and financial condition. In the past, some of Quintiles' acquisitions performed below its expectations in the short term, but Quintiles experienced no impact to its expectations for its overall results, due in part to the size of such acquisitions and the performance of other areas of Quintiles' business. In the future, if Quintiles is unable to operate the business of an acquired company so that its results meet Quintiles' expectations, those results could have a negative impact on Quintiles' results as a whole. The risk that Quintiles' results may be affected if Quintiles is unable to successfully operate the businesses it acquires may increase in proportion with (1) the size of the businesses Quintiles acquires,
(2) the lines of business Quintiles acquires and (3) the number of acquisitions Quintiles completes in any given time period.

     In 1998, Quintiles completed 11 acquisitions and announced agreements to acquire PMSI and ENVOY. The PMSI and ENVOY acquisitions would expand Quintiles' lines of business and thus involve new risks. ENVOY is the largest acquisition Quintiles has proposed to date, and PMSI is one of the largest Quintiles has ever proposed. Quintiles anticipates issuing approximately 28.4 million shares of its common stock to ENVOY shareholders and shares of its common stock valued at approximately $200 million to stockholders of PMSI. The final number of shares issued to PMSI stockholders will be determined by an exchange ratio based on the average market price of Quintiles' common stock prior to the closing of the PMSI transaction. On January 21, 1999, Quintiles had approximately 78 million shares of common stock outstanding. If either of these acquisitions, if completed, fail to meet Quintiles' performance expectations, its results of operation and financial condition could be materially adversely effected. In addition, Quintiles is currently reviewing many acquisition candidates and continually evaluating and competing for new acquisition opportunities. Other risk factors Quintiles faces as a result of its aggressive acquisition strategy include the following:

     - the ability to achieve anticipated synergies from combined operations;

     - integrating the operations and personnel of acquired companies, especially those in lines of business that differ from Quintiles' current lines of business;

     - the ability of acquired companies to meet anticipated revenue and net income targets;

     - potential loss of the acquired companies' key employees;

     - the possibility that Quintiles may be adversely affected by risk factors present at the acquired companies, including Year 2000 risks;

     - potential losses resulting from undiscovered liabilities of acquired companies that are not covered by the indemnification Quintiles may obtain from the sellers;

     - the ability to expand the data analyses portion of ENVOY's business, if the ENVOY acquisition is completed;

     - risks of assimilating differences in foreign business practices and overcoming language barriers (for acquisitions of foreign companies);

     - risks particular to the companies Quintiles acquires; and

     - risks experienced by companies in general that are involved in acquisitions.

     Due to these risks, Quintiles may not be able to successfully execute its acquisition strategy.

IF QUINTILES IS UNABLE TO SUCCESSFULLY DEVELOP AND MARKET POTENTIAL NEW SERVICES, ITS GROWTH COULD BE ADVERSELY AFFECTED

     Another key element of Quintiles' growth strategy is the successful development and marketing of new services which complement or expand its existing business. If Quintiles is unable to succeed in (1) developing new services and (2) attracting a customer base for those newly developed services, it will not be able to implement this element of its growth strategy, and Quintiles' future business, results of operations and financial condition could be adversely affected.

     For example, as a result of its proposed acquisition of ENVOY, Quintiles is currently considering expanding its pharmaceutical and healthcare information and market research services. Providers of these services manipulate healthcare information to analyze aspects of current healthcare products and procedures for use in producing new products and services or in analyzing sales and marketing of existing products. These types of services are also known as data mining. Quintiles believes that the healthcare information ENVOY processes in its current business could be utilized to create new data mining services. In addition to the other difficulties associated with the development of any new service, Quintiles' ability to develop this line of service may be limited further by contractual provisions limiting Quintiles' use of the healthcare information or the legal rights of others that may prevent or impair Quintiles' use of the healthcare information. Due to these and other limitations, Quintiles cannot assure you that it will be able to develop this type of service successfully. Quintiles' inability to develop new products or services or any delay in the development of them may adversely affect its ability to realize some of the synergies Quintiles anticipates from the proposed acquisition of ENVOY.

QUINTILES' RESULTS COULD BE ADVERSELY AFFECTED BY THE POTENTIAL LOSS OR DELAY OF ITS LARGE CONTRACTS

     Most of Quintiles' customers can terminate its contracts upon 15-90 days notice. In the event of termination, Quintiles' contracts often provide for fees for winding down the project.

Still, the loss or delay of a large contract or the loss or delay of multiple contracts could adversely affect Quintiles' future net revenue and profitability.

QUINTILES' BACKLOG MAY NOT BE INDICATIVE OF FUTURE RESULTS

     Quintiles reports backlog based on anticipated net revenue from uncompleted projects that a customer has authorized. Quintiles cannot assure you that the backlog it has reported will be indicative of its future results. A number of factors may affect Quintiles' backlog, including:

     - the variable size and duration of projects (some are performed over several years);

     - the loss or delay of projects; and

     - a change in the scope of work during the course of a project.

QUINTILES FACES RISKS CONCERNING THE YEAR 2000 ISSUE

     If Quintiles or Its Vendors Do Not Adequately Prepare for the Year 2000 Issue, Quintiles' Operations Could be Disrupted

     Quintiles has established a Year 2000 Program to address the Year 2000 issue, which results from computer processors and software failing to process date values correctly, potentially causing system failures or data corruption. The Year 2000 issue could cause disruptions of Quintiles' operations, including, among other things, a temporary inability to process information; receive information, services or products from third parties; interface with customers in the performance of contracts; or operate or communicate in some or all of the regions in which Quintiles does business. Quintiles' computing infrastructure is based on industry standard systems. Quintiles does not depend on large legacy systems and does not use mainframes. Rather, the scope of Quintiles' Year 2000 Program includes unique software systems and tools in each of its service groups, especially its contract research service group, embedded systems in its laboratory and manufacturing operations, facilities such as elevators and fire alarms in over 70 offices (which also involve embedded technology) and numerous supplier and other business relationships. Quintiles has identified critical systems within each service group and is devoting its resources to address these items first.

     Quintiles' Year 2000 Program is directed by the Year 2000 Executive Steering Team, which is comprised of its Chief Information Officer and representatives from regional business units, together with legal, quality assurance and information technology personnel. Quintiles has established a Year 2000 Program Management Office, staffed by consultants, which develops procedures and instructions at a centralized level and oversees performance of the projects that make up the program. Project teams organized by service group and geographic region are responsible for implementation of the individual projects.

     The framework for Quintiles' Year 2000 Program prescribes broad inventory, assessment and planning phases which generally guide its projects. Each project generally includes launch, analysis, remediation, testing and deployment phases. Quintiles is in the process of assessing those systems, facilities and business relationships which it believes may be vulnerable to the Year 2000 issue and which it believes could impact its operations. Although Quintiles cannot control whether and how third parties will address the Year 2000 issue, its assessment also will include a limited evaluation of certain services on which Quintiles is substantially dependent, and Quintiles plans to develop contingency plans for possible deficiencies in those services. For example, Quintiles believes that among its most significant third party service providers are physician investigators who participate in clinical studies conducted through its contract research services; consequently, Quintiles is developing a specialized process to assess and address Year 2000 issues arising from these relationships. Quintiles does not plan to assess how its customers, such as pharmaceutical and large biotechnology companies, are dealing with the Year 2000 issue.

     As Quintiles completes the assessment of its systems, Quintiles is developing plans to renovate, replace or retire them, as appropriate, if they are affected by the Year 2000 issue. Such plans generally include testing of new or renovated systems upon completion of the remedial actions. Quintiles will utilize both internal and external resources to implement these plans. Quintiles' strategic healthcare communications services are less dependent on information technology than its other services. With the exception of recent acquisitions, Quintiles' Year 2000 Program with respect to those services is substantially complete, with validation expected to be completed in the first quarter of 1999. Quintiles addressed most systems relating to its healthcare consulting services in 1998, with completion expected in the first half of 1999. Quintiles also addressed most of its contract sales systems in 1998, and expects to have substantially completed this program during mid-1999. Quintiles' contract research services utilize numerous systems, which it must address individually on disparate schedules, depending on the magnitude and complexity of the particular system. Quintiles anticipates that remediation or replacement of these systems will be substantially complete by mid-1999, with migration occurring primarily in the second half of the year. Quintiles expects to complete the core components of its Year 2000 Program before there is a significant risk that internal Year 2000 problems will have a material impact on its operations.

     If Quintiles' Costs of Addressing the Year 2000 Issue Exceed its Estimates, Quintiles' Net Income Could Be Adversely Affected

     Quintiles estimates that the aggregate costs of its Year 2000 Program will be approximately $14 million, including costs already incurred. A significant portion of these costs, approximately $6 million, are not likely to be incremental costs, but rather will represent the redeployment of existing resources. This reallocation of resources is not expected to have a significant impact on Quintiles' day-to-day operations. Quintiles incurred total Year 2000 Program costs of $3.5 million through December 31, 1998, of which approximately $2.6 million represented incremental expense. Quintiles' estimates regarding the cost, timing and impact of addressing the Year 2000 issue are based on numerous assumptions of future events, including the continued availability of certain resources, its ability to meet deadlines and the cooperation of third parties. Quintiles cannot guarantee that its assumptions will be correct and that these estimates will be achieved. Actual results could differ materially from Quintiles' expectations as a result of numerous factors, including the availability and cost of personnel trained in this area, unforeseen circumstances that would cause Quintiles to allocate its resources elsewhere and similar uncertainties.

     Quintiles' Business Could Be Adversely Affected if Year 2000 Issues Are Not Adequately Addressed In Other Parts of the World or by Companies With Which Quintiles Does Business

     Quintiles faces both internal and external risks from the Year 2000 issue. If realized, these risks could have a material adverse effect on Quintiles' business, results of operations or financial condition. Quintiles' primary internal risk is that its systems will not be Year 2000 compliant on time. The magnitude of this risk depends on Quintiles' ability to achieve compliance of both internally and externally developed systems or to migrate to alternate systems in a timely fashion. The decentralized nature of Quintiles' business may compound this risk if Quintiles is unable to coordinate efforts across its global operations on a timely basis. Quintiles believes that its Year 2000 Program will successfully address these risks, however, it cannot guarantee that this program will be completed in a timely manner. Notwithstanding Quintiles' Year 2000 Program, Quintiles also faces external risks that may be beyond its control. Quintiles' international operations and its relationships with foreign third parties create additional risks for Quintiles, as many countries outside the United States have been less attuned to the Year 2000 issue. These risks include the possibility that infrastructural systems, such as electricity, water, natural gas or telephony, will fail in some or all of the regions in which Quintiles operates, as well as the danger that the internal systems of Quintiles' foreign suppliers, service providers and customers will fail. Quintiles' business also requires considerable travel, and its ability to perform services under its customer contracts could be negatively affected if air travel is disrupted by the Year 2000 issue.

     In addition, Quintiles' business depends heavily on the healthcare industry, particularly on third party physician investigators. The healthcare industry, and physicians' groups in particular, to date may not have focused on the Year 2000 issue to the same degree as some other industries, especially outside of major metropolitan centers. As a result, Quintiles faces increased risk that its physician investigators will be unable to provide Quintiles with the data that it needs to perform under its contracts on time, if at all. Thus, the clinical study involved could be slowed or brought to a halt. Also, the failure of Quintiles' customers to address the Year 2000 issue could negatively impact their ability to utilize Quintiles' services. While Quintiles intends to develop contingency plans to address certain of these risks, it cannot assure you that any developed plans will sufficiently insulate Quintiles from the effects of these risks. Any disruptions resulting from the realization of these risks would affect Quintiles' ability to perform its services. If Quintiles is unable to receive or process information, or if third parties are unable to provide information or services to Quintiles, Quintiles may not be able to meet milestones or obligations under its customer contracts, which could have a material adverse effect on its business, results of operations and financial condition.

     Until Quintiles has completed its remediation, testing and deployment plans, Quintiles believes it is premature to develop contingency plans to address what would happen if its execution of these plans were to fail to address the Year 2000 issue.

IF QUINTILES LOSES THE SERVICES OF DENNIS GILLINGS OR OTHER KEY PERSONNEL, ITS BUSINESS COULD BE ADVERSELY AFFECTED

     Quintiles' success substantially depends on the performance, contributions and expertise of its senior management team, led by Dennis B. Gillings, Ph.D., Quintiles' Chairman of the Board of Directors and Chief Executive Officer. Quintiles maintains key man life insurance on Dr. Gillings in the amount of $3 million. Quintiles' performance also depends on its ability to attract and retain qualified management and professional, scientific and technical operating staff, as well as its ability to recruit qualified representatives for its contract sales services. The departure of Dr. Gillings, or any key executive, or Quintiles' inability to continue to attract and retain qualified personnel could have a material adverse effect on its business, results of operations or financial condition.

QUINTILES' CONTRACT RESEARCH SERVICES CREATE A RISK OF LIABILITY FROM CLINICAL TRIAL PARTICIPANTS

     Quintiles contracts with physicians to serve as investigators in conducting clinical trials to test new drugs on human volunteers. Such testing creates risk of liability for personal injury to or death of volunteers, particularly to volunteers with life-threatening illnesses, resulting from adverse reactions to the drugs administered during testing. It is possible third parties could claim that Quintiles should be held liable for losses arising from any professional malpractice of the investigators with whom it contracts or in the event of personal injury to or death of persons participating in clinical trials. Quintiles does not believe it is legally accountable for the medical care rendered by third party investigators, and Quintiles would vigorously defend any such claims. Nonetheless, it is possible Quintiles could be found liable for those types of losses.

     In addition to supervising such tests, Quintiles also owns a number of labs where Phase I clinical trials are conducted. Phase I clinical trials involve testing a new drug on a limited number of healthy individuals, typically 20 to 80 persons, to determine the drug's basic safety. Quintiles also could be liable for the general risks associated with ownership of such a facility. These risks include, but are not limited to, adverse events resulting from the administration of drugs to clinical trial participants or the professional malpractice of Phase I medical care providers.

RELAXATION OF GOVERNMENT REGULATION COULD DECREASE THE NEED FOR THE SERVICES QUINTILES PROVIDES

     Governmental agencies throughout the world, but particularly in the United States, highly regulate the drug development/approval process. A large part of Quintiles' business involves helping pharmaceutical and biotechnology companies through the regulatory drug approval process. Any relaxation in regulatory approval standards could eliminate or substantially reduce the need for Quintiles' services, and, as a result its business, results of operations and financial condition could be materially adversely affected. Potential regulatory changes under consideration in the United States and elsewhere include mandatory substitution of generic drugs for patented drugs, relaxation in the scope of regulatory requirements or the introduction of simplified drug approval procedures. These and other changes in regulation could have an impact on the business opportunities available to Quintiles.

FAILURE TO COMPLY WITH EXISTING REGULATIONS COULD RESULT IN A LOSS OF REVENUE

     Any failure on Quintiles' part to comply with applicable regulations could result in the termination of ongoing clinical research or sales and marketing projects or the disqualification of data for submission to regulatory authorities, either of which could have a material adverse effect on Quintiles. For example, if Quintiles were to fail to verify that informed consent is obtained from patient participants in connection with a particular clinical trial, the data collected from that trial could be disqualified, and Quintiles could be required to redo the trial under the terms of its contract at no further cost to its customer, but at substantial cost to Quintiles.

PROPOSED REGULATIONS MAY INCREASE THE COST OF QUINTILES' BUSINESS OR LIMIT ITS SERVICE OFFERINGS

     Certain of Quintiles' current services relate to the diagnosis and treatment of disease. The confidentiality of patient-specific information and the circumstances under which such patient-specific records may be released for inclusion in Quintiles' databases or used in other aspects of Quintiles' business, are subject to substantial government regulation. Additional legislation governing the possession, use and dissemination of medical record information has been proposed at both the state and federal levels. This legislation may (1) require Quintiles to implement security measures that may require substantial expenditures or (2) limit Quintiles' ability to offer some of its products and services. These and other changes in regulation could limit Quintiles' ability to offer some of its products or have an impact on the business opportunities available to Quintiles.

EXCHANGE RATE FLUCTUATIONS MAY AFFECT QUINTILES' RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     Quintiles derives a large portion of its net revenue from international operations; for example, Quintiles derived approximately 51.7% of its 1997 net revenue from outside the United States, Quintiles' financial statements are denominated in U.S. dollars; thus, factors associated with international operations, including changes in foreign currency exchange rates could significantly affect Quintiles' results of operations and financial condition. Exchange rate fluctuations between local currencies and the U.S. dollar create risk in several ways, including:

     - Foreign Currency Translation Risk. The revenue and expenses of Quintiles' foreign operations are generally denominated in local currencies.

     - Foreign Currency Transaction Risk. Quintiles' service contracts may be denominated in a currency other than the currency in which it incurs expenses related to such contracts.

     Quintiles tries to limit these risks through exchange rate fluctuation provisions stated in its service contracts, or Quintiles may hedge its transaction risk with foreign currency exchange contracts or options. Despite these efforts, Quintiles may still experience fluctuations in financial results from its operations outside the United States, and Quintiles cannot assure you that it will be able to favorably reduce its currency transaction risk associated with its service contracts.

     On January 1, 1999, a new currency, the euro, became the legal currency for 11 of the 15 member countries of the European Economic Community. Between January 1, 1999 and January 1, 2002, governments, companies and individuals may conduct business in these countries in both the euro and existing national currencies. On January 1, 2002, the euro will become the sole currency in these countries. Quintiles is evaluating the impact conversion to the euro will have on its business. In particular Quintiles is reviewing (1) whether it may have to change the prices of its services in the different countries because they will now be denominated in the same currency in each country and (2) whether Quintiles will have to change the terms of any financial instruments in connection with its hedging activities described above. Based on current information and its initial evaluation, Quintiles does not expect the cost of any necessary corrective action to seriously harm its business. However, Quintiles will continue to evaluate the impact of these and other possible effects of the conversion to the euro on its business. Quintiles cannot assure you that the costs associated with the conversion to the euro will not in the future seriously harm its business, results of operations or financial condition.

ABOUT PMSI

INDUSTRY REGULATION

     As described above, the pharmaceutical industry is subject to extensive regulations, including limitations on the prices drug companies may charge. Such regulations may cause PMSI's pharmaceutical company clients to revise or reduce their marketing programs. In

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

addition, PMSI is directly subject to certain restrictions on the collection and use of data. While PMSI does not believe that any such current legislation will have a material adverse effect on its operations, PMSI cannot assure you that future legislation or regulations will not directly or indirectly restrict the dissemination of the type of information PMSI gathers and therefore materially adversely affect PMSI's operations.

DEPENDENCE ON KEY PERSONNEL

     PMSI believes that its success to a significant extent has been a result of the efforts and abilities of its executive officers. The loss of the services of one or more of these key executives could adversely affect PMSI. PMSI uses incentives, including competitive compensation and stock arrangements, to attract and retain key personnel. There can be no assurance, however, that PMSI will be successful in attracting or retaining key personnel with the requisite capabilities and experience.

YEAR 2000 RISKS

     As discussed above, the Year 2000 issue has the potential to cause system failures or data corruption. The inability of computer programs to recognize the correct year could result in major miscalculations. The Year 2000 issue potentially poses a risk for PMSI from unforeseen problems in PMSI's own computer systems and from third parties on whom PMSI relies. PMSI has appointed a task force to review all its systems for the impact of Year 2000.

     While PMSI is not dependent on large legacy systems and does not use mainframes, and many of the systems it does use have been developed to process date values appropriately, problems could arise if PMSI's major suppliers and/or customers have not brought their systems into Year 2000 compliance. PMSI's products and services are heavily dependent on data that is received from external sources over which PMSI has no control. PMSI believes, based on information available to it, that such suppliers and customers are, in fact, either already in compliance or on schedule to achieve compliance by the Year 2000, and that the costs to PMSI associated with addressing this issue will not be material to PMSI's business or operations. However, failure by suppliers and/or customers to appropriately address the issue in a timely fashion, including as a result of problems with other suppliers, could give rise to unforeseen costs or, even more importantly, result in disruptions and delays in PMSI's business and/or corruption of the data received and compiled. If PMSI's customers are not Year 2000 compliant, they may be unable to continue to purchase PMSI's products and services. The materialization of any of these risks could have a material adverse effect on the financial condition and results of operations of PMSI.

ABOUT ENVOY

     If the merger with ENVOY is completed, ENVOY will become a subsidiary of Quintiles. For a brief description of ENVOY, see "About Quintiles -- Recent Events" (page 73). The following are certain risk factors relating to ENVOY's business that PMSI stockholders should consider.

ENVOY HAS A LIMITED OPERATING HISTORY AND RECENT LOSSES

     The healthcare electronic data interchange, or EDI, and transaction processing industry is relatively new and ENVOY's operating history is limited. ENVOY was profitable during

1998; however, it has experienced substantial losses in recent years, including a net loss of $9.2 million for 1997 and $22.3 million for 1996. ENVOY had an accumulated deficit of $49.1 million as of December 31, 1998. To be profitable, ENVOY must have a successful business strategy, increase revenues, and control expenses. ENVOY cannot assure that it will be profitable in the future.

RECENT ACQUISITIONS HAVE AFFECTED ENVOY'S RESULTS OF OPERATIONS

     ENVOY recently acquired several companies and these acquisitions significantly expanded ENVOY's business. The accounting treatment of these acquisitions negatively impacted ENVOY's reported results of operations, particularly the National Electronic Information Corporation, or NEIC, acquisition in March 1996 and the Healthcare Data Interchange Corporation, or HDIC, acquisition in August 1997. The NEIC and HDIC acquisitions are briefly described below:

        NEIC. ENVOY's cost of acquiring NEIC was $94.3 million, which includes fees, expenses and other costs. ENVOY wrote-off acquired in-process technology of $8.0 million. Due to the NEIC acquisition, ENVOY is amortizing $59.6 million of goodwill over three years. This amortization will adversely affect ENVOY's reported results of operations through March 1999.

        HDIC. ENVOY's cost of acquiring HDIC was $36.4 million, plus the assumption of certain liabilities. Prior to the acquisition of HDIC by ENVOY, HDIC was the healthcare EDI subsidiary of Aetna U.S. Healthcare Inc., or AUSHC. In connection with the HDIC acquisition, ENVOY and AUSHC entered into a ten-year services agreement, in which AUSHC agreed to use ENVOY as its single source clearinghouse and EDI network for all AUSHC electronic healthcare transactions. ENVOY recorded approximately $45.9 million of goodwill and identifiable intangible assets. ENVOY is amortizing $38.8 million of related goodwill over 15 years. Further, ENVOY wrote-off acquired in-process technology of $6.0 million.

     Amortization expense associated with acquisitions was approximately $29.1 million in 1998 and is expected to be $12.3 million in 1999, including $6.0 million in the three months ended March 31, 1999. If ENVOY makes additional acquisitions, its amortization costs and write-offs of acquired-in-process technology could increase significantly. The amounts allocated to developed technology and in-process technology in acquisitions that are accounted for as purchases are determined based on certain valuations. Such valuations use estimates of future revenues, expenses, operating profit and cash flows. The actual revenues, expenses, operating profit and cash flows related to such acquisitions may be materially different from the estimates.

SUCCESS OF ACQUISITIONS DEPENDS ON MANY FACTORS

     ENVOY seeks to acquire companies in the healthcare information business. The success of ENVOY's acquisition of a given company depends on many factors, including, the purchase price for the company, whether financing is available for the acquisition and, if so, the terms of the financing, and the ability of ENVOY's management to integrate the company into ENVOY's operations. ENVOY's success in acquiring companies is also dependent on its ability to identify attractive companies. Many of ENVOY's competitors are also seeking to acquire companies, which could result in fewer companies for ENVOY to acquire, and higher prices that ENVOY must pay for any company that it does acquire.

ACQUISITIONS MAY ADVERSELY AFFECT OPERATIONS

     If ENVOY acquires a company, it cannot assure that it will be able to operate the acquired company profitably. The actual revenues, expenses, operating results and cash flows related to acquisitions may be materially different from the estimates developed prior to the acquisition. Certain past acquisitions of companies by ENVOY have caused temporary declines in customer service. Such declines were caused by problems, such as computer down time and inexperienced customer service representatives, that occurred in integrating the acquired company into ENVOY. Although ENVOY believes that these problems have been resolved and that it has not been materially adversely affected, ENVOY may experience similar customer service problems in the future, which could have a material adverse effect on ENVOY.

ENVOY MAY BE ADVERSELY AFFECTED BY CUSTOMER CONCENTRATION

     Primarily as a result of ENVOY's acquisition of HDIC, ENVOY has one customer, AUSHC, that accounted for 17% of its 1998 revenues and 12% of its 1997 revenues. Before 1997, none of ENVOY's customers accounted for more than 10% of ENVOY's revenues. When ENVOY acquired HDIC, ENVOY and AUSHC entered into a ten-year services agreement that requires AUSHC to use ENVOY as its single source clearinghouse and EDI network for all of AUSHC's electronic healthcare transactions. The fees under the AUSHC services agreement have been negotiated for the first three years. The AUSHC services agreement also requires ENVOY to maintain minimum transaction volumes and services levels and to perform marketing services that are designed to encourage AUSHC providers to use ENVOY's services. If either ENVOY or AUSHC fail to comply with a material term of the services agreement, the other party can terminate the services agreement upon 180 days' notice. ENVOY believes that it is currently complying with all material terms of the AUSHC services agreement.

     ENVOY receives medical EDI transactions from practice management system vendors and other claims clearinghouses. These vendors and claims clearinghouses collect transactions from healthcare providers and send ENVOY these transactions to complete the processing of the transactions with the payors. ENVOY receives revenue from the payors for processing these transactions and, in turn, pays rebates to exclusive and preferred vendors based on the volume of transactions delivered to ENVOY. If consolidation in the healthcare industry results in fewer vendors and clearinghouses that gather medical EDI transactions from healthcare providers, then ENVOY's medical EDI business will be more dependent on a smaller number of vendors and clearinghouses.

     To illustrate the foregoing risk, ENVOY currently processes batch transactions for Medic Computer Systems, a practice management system vendor. ENVOY and Medic have an exclusive relationship for processing these transactions through June 1999. ENVOY's revenues for such processing represented 3.5% of ENVOY's revenues for the year ended December 31, 1998. Medic recently announced that it has entered into a processing and development agreement with one of ENVOY's competitors. Subsequently, both ENVOY and Medic have alleged that the other party has breached the parties' current agreement, and a lawsuit is pending to resolve the parties' allegations. If ENVOY is not able to resolve the parties' allegations and maintain a relationship with Medic, or other companies like Medic, its business may be adversely affected.

     As another illustration, before NEIC was acquired by ENVOY, it generated most of its revenues from five insurance companies who were shareholders of NEIC. These insurance companies have continued to use NEIC's services following ENVOY's acquisition of NEIC, but they are not required to continue to use NEIC's services in the future. If one or more of the insurance companies decreases or ceases its use of NEIC's services, then ENVOY's business could be adversely affected.

YEAR 2000 COMPLIANCE

     The Year 2000 issue represents problems associated with the inability of a computer to recognize dates beyond December 31, 1999. During 1997, ENVOY started implementing a plan to ensure that its computer systems will not be affected by the Year 2000 issue. In 1998, ENVOY established a Year 2000 Task Force, primarily to develop, implement and monitor ENVOY's Year 2000 compliance efforts and to review that of its customers. In addition, ENVOY engaged a consulting firm to provide an independent review of ENVOY's Year 2000 compliance efforts and to assist the Year 2000 Task Force. Some of ENVOY's computer systems are already able to process dates beyond December 31, 1999, and ENVOY is replacing or upgrading the remaining systems. ENVOY also has started testing customers, vendors, suppliers and other third parties to determine whether their computers will be affected by the Year 2000 issue, and currently expects to complete testing in June 1999.

     ENVOY's total cost for assessing and curing Year 2000 problems is estimated at $3.0 to $4.0 million, but ENVOY cannot assure that such costs will not be higher. For example, ENVOY has not yet estimated the Year 2000 costs for periods after 1999, which may include costs of customer service efforts resulting from the failure of third parties to be Year 2000 compliant or other problems. Factors which could impact these estimates include: the availability of appropriate technology personnel, the rate and magnitude of related labor costs, the successful identification of all aspects of ENVOY's systems, software and products that require remediation or replacement, the extent of testing required, the costs of ENVOY's efforts to assist certain customers in the remediation of their customized codes, the amount of cost recoveries from such efforts and the success of third parties in their Year 2000 compliance efforts. ENVOY is funding these costs with operating cash flows, and will expense costs as they are incurred. If ENVOY, its customers or other third parties with whom it does business fail to cure their Year 2000 problems, ENVOY could be adversely affected.

ENVOY RELIES ON SPECIFIC DATA CENTERS

     ENVOY relies on its host computer system to perform real-time EDI transaction processing. This host computer system is contained in a single data facility. The host computer system does not have a remote backup data center. Although the host computer system is insured, if there is a fire or other disaster at the data facility, ENVOY's business could be materially adversely affected.

     ENVOY also relies on a data center operated by a third party to perform many of its other healthcare EDI transaction processing services. The facility is located in Tampa, Florida and is operated by GTE Data Services Incorporated, with whom ENVOY has contracted for such processing services. ENVOY relies primarily on this facility to process its batch claims and other medical EDI transaction sets. ENVOY's contract with GTE requires GTE to maintain continuous processing capability and a "hot site" disaster recovery system. This contract expires in December 2003. If the GTE facility's services are disrupted or delayed, ENVOY's business could be materially adversely affected.

ENVOY CANNOT PREDICT THE NEED FOR INDEPENDENT HEALTHCARE EDI PROCESSING

     ENVOY's business strategy anticipates that providers of healthcare services and payors will increase their use of electronic processing of healthcare transactions in the future. The development of the business of electronically transmitting healthcare transactions is affected, and somewhat hindered, by the complex nature and types of transactions that must be processed. Furthermore, while the wide variety of processing forms used by different payors has fostered the need for healthcare EDI and transaction processing clearinghouses such as ENVOY to date, if such forms become standardized, through consolidation of payors or otherwise, then the need for independent third party healthcare EDI processing could become less prevalent. ENVOY cannot assure that the electronic processing of healthcare transactions will increase or that its business will grow.

ENVOY FACES A VARIETY OF COMPETITORS

     ENVOY faces different types of competition in the healthcare EDI and transaction processing business. Some of its competitors are similarly specialized, such as former regional partners of ENVOY that have direct provider relationships, and others are involved in more highly developed areas of the business. In addition, some vendors of provider information management systems include or may include, in their offered products, their own electronic transaction processing systems. If electronic transaction processing becomes the standard method of processing healthcare claims and information, other companies with stronger capital resources could enter the industry. Many of ENVOY's current and potential competitors are larger than ENVOY and have greater resources. Competition from any or all of these sources could force ENVOY to reduce, or even eliminate, per transaction fees, which could adversely affect its business.

DIRECT LINKS MAY BYPASS NEED FOR ENVOY'S SERVICES

     Some third party payors provide electronic data transmission systems to healthcare providers, thereby directly linking the payor to the provider. Such direct links bypass third party processors such as ENVOY. An increase in the use of direct links between payors and providers would materially adversely affect ENVOY's business.

ENVOY FACES AN UNCERTAIN REGULATORY ENVIRONMENT

     The operations of companies in the healthcare industry are affected by changes in political, economic and regulatory influences. Federal and state legislatures periodically consider legislation that would change the federal and state healthcare programs. Such legislation may include increased government involvement in healthcare, lower reimbursement rates, or other changes. The uncertainty surrounding these proposed or actual changes could cause companies in the healthcare industry to curtail or defer investments in ENVOY's services and products.

CONSOLIDATION IN THE HEALTHCARE INDUSTRY MAY ADVERSELY AFFECT ENVOY'S BUSINESS

     Many healthcare providers and payors are consolidating to create larger healthcare organizations. This consolidation reduces the number of potential customers for ENVOY's services, and the increased bargaining power of these organizations could lead to reductions in the amounts paid for ENVOY's services. Industry developments are increasing the amount of capitation-based care and reducing the need for providers to make claims or reimbursements for products or services. Payors and other healthcare information companies, such as billing services and practice management vendors, which currently utilize ENVOY's services, have developed or acquired transaction processing and networking capabilities and may cease utilizing ENVOY's services in the future. The impact of these developments in the healthcare EDI and transaction processing industry is difficult to predict and could materially adversely affect ENVOY's business.

NEW HEALTHCARE LEGISLATION COULD RESTRICT ENVOY'S BUSINESS

     The Health Insurance Portability and Accountability Act of 1996 requires the use of standard transactions, standard identifiers, security and other provisions and instructs the Secretary of Health and Human Services to develop recommendations regarding the privacy of individually identifiable health information. On September 11, 1997, the Secretary presented her recommendations, which, among other things, advise that patient information should not be disclosed except when authorized by the patient. This Act further establishes an August 1999 deadline for Congress to enact privacy legislation. If Congress does not meet this deadline, the Secretary is directed to issue regulations setting privacy standards to protect information that is transmitted electronically. Such changes could occur as early as the year 2000 and their impact cannot be predicted, but such legislation or regulations could materially affect ENVOY's business. This Act also specifically names clearinghouses as the compliance facilitators for providers and payors, and permits clearinghouses to convert non-standard transactions to standard transactions on behalf of their clients. ENVOY is preparing to comply with the mandated standards within three to six months after they are published. Whether ENVOY is successful in complying with these standards may depend on whether providers, payors and others are also successful in complying with the standards.

     In addition, broad-based legislation restricting third party processors from using, transmitting or disclosing certain patient data without specific patient consent has recently been introduced in the United States Congress. If this legislation is adopted, it could prevent third party processors from using, transmitting or disclosing certain treatment and clinical data. It is difficult to predict the impact of the legislation described above, but such legislation could materially adversely affect ENVOY's business.

ENVOY FACES EVOLVING INDUSTRY STANDARDS AND RAPID TECHNOLOGICAL CHANGES

     The market for ENVOY's business is characterized by rapidly changing technology, evolving industry standards and frequent introduction of new and enhanced products and services. To succeed, ENVOY must continue to:

     - enhance its existing products and services;

     - introduce new products and services on a timely and cost-effective basis to meet evolving customer requirements;

     - achieve market acceptance for new products and services; and

     - respond to emerging industry standards and other technological changes.

PROTECTING ENVOY'S TECHNOLOGY IS IMPORTANT TO ITS SUCCESS

     ENVOY believes that its technology is important to its success and competitive position. Accordingly, ENVOY devotes substantial resources to the establishment and protection of the intellectual property rights associated with its technology. These actions, however, may be inadequate to prevent a third party from imitating or using ENVOY's technology or asserting certain rights in ENVOY's technology and intellectual property rights. Additionally, ENVOY's competitors may independently develop technologies that are substantially equivalent or superior to ENVOY's technology. Although ENVOY is currently not aware of any pending or threatened infringement claims, a third party also may claim that ENVOY's products and services are infringing on its intellectual property rights. Such claims could require ENVOY to enter into license arrangements in order to use such products and services. ENVOY may not be able to obtain such licenses.

     Furthermore, litigation may be necessary to enforce or defend ENVOY's intellectual property rights or defend against any infringement claims. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on ENVOY's business and financial results.

ENVOY INCREASINGLY DEPENDS ON MEDICAL EDI AND PATIENT STATEMENT TRANSACTION REVENUES

     ENVOY's medical EDI and patient statement transaction revenues constituted approximately 75% of ENVOY's total revenues in 1998. Although pharmacy EDI transactions currently represent a majority of ENVOY's total transactions, pharmacy EDI revenue constituted less than 15% of ENVOY's total revenues in 1998 as a result of lower per transaction prices on pharmacy transactions. In 1998, the number of transactions processed in ENVOY's pharmacy EDI business grew at approximately half the rate experienced in ENVOY's other businesses. Because of the significant penetration and lower per transaction prices already existing in the more mature pharmacy EDI sector, ENVOY believes that the percentage of total revenue contributed by its pharmacy EDI business as presently conducted will continue to decrease. Accordingly, ENVOY will have an increasing dependence on medical EDI and patient statement transaction revenues. Any decline in growth rates associated with these businesses could have a material adverse effect on ENVOY's business and financial results.

ENVOY DEPENDS ON KEY EXECUTIVES

     ENVOY's success depends upon the continued contributions of its senior management and upon its ability to attract, motivate and retain highly skilled technical, managerial and marketing personnel. The loss of the services of certain of ENVOY's key executives or technical personnel, or the inability to hire and retain qualified personnel could have a material adverse effect upon ENVOY's business and financial results.

ENVOY FACES RISKS CONCERNING UNAUTHORIZED ACCESS TO DATA CENTERS

     Unauthorized access to ENVOY's data centers and misappropriation of ENVOY's proprietary information could have a material adverse effect on ENVOY's business and financial results. While ENVOY believes its current security measures and the security measures used by third parties for whom ENVOY processes or transmits healthcare information are adequate, such unauthorized access or misappropriation could occur.

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

                      SPECIAL MEETING OF PMSI STOCKHOLDERS

DATE, TIME AND PLACE

     The special meeting of PMSI stockholders will be held at 11:00 a.m., local time, on Monday, March 29, 1999, at The Lotos Club, 5 East 66(th) Street, New York, New York.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     At the special meeting, holders of PMSI common stock will be asked to consider and vote upon the approval and adoption of the merger agreement by and among Quintiles, QTRN Acquisition Corp. and PMSI (the "Merger Agreement") with respect to the merger (the "Merger") of PMSI into QTRN Acquisition Corp., and such other matters as may properly be brought before the special meeting.

        THE PMSI BOARD OF DIRECTORS (THE "PMSI BOARD"), BY UNANIMOUS VOTE OF ALL DIRECTORS, HAS APPROVED THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT BETWEEN QUINTILES AND PMSI (THE "STOCK OPTION AGREEMENT") AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

VOTE REQUIRED

     The approval and adoption of the Merger Agreement will require the affirmative vote of the holders of record of a majority of the shares of PMSI common stock outstanding on February 5, 1999 (the "Record Date").

     Holders of record of PMSI common stock as of the Record Date are each entitled to one vote per share on each matter to be considered at the special meeting.

     As of the Record Date, directors and executive officers of PMSI and their affiliates beneficially owned and were entitled to vote 744,302 shares of PMSI common stock (including vested options and options that will vest within 60 days), which represented 6% of the shares of PMSI common stock outstanding on the Record Date. Each PMSI director and executive officer intends to vote his or her shares of PMSI common stock for approval and adoption of the Merger Agreement. See "The Merger -- Interests of Certain Persons in the Merger."

VOTING OF PROXIES

     Shares represented by all properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders thereof. Properly executed proxies that do not contain voting instructions will be voted in favor of the Merger Agreement.

     PMSI intends to count shares of PMSI common stock present in person at the special meeting but not voting, and shares of PMSI common stock for which proxies have been received but with respect to which holders of such shares have abstained on any matter, as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of business.

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

     For voting purposes at the special meeting, only shares affirmatively voted in favor of approval and adoption of the Merger Agreement will be counted as favorable votes for such approval and adoption. The failure to submit a proxy (or to vote in person) or the abstention from voting with respect to such approval and adoption will have the same effect as a vote against approval and adoption of the Merger Agreement. Absent specific instructions from a PMSI stockholder, brokers holding shares of PMSI common stock of record are not permitted to vote those shares on the proposal for the adoption of the Merger Agreement. Consequently, broker nonvotes will also have the same effect as a vote against the Merger Agreement

     PMSI does not expect that any matter other than the proposal described in this Proxy Statement/Prospectus will be brought before the special meeting. If, however, other matters are properly presented for a vote, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

     The persons named as proxies by a PMSI stockholder may propose and vote for one or more adjournments of the special meeting to permit further solicitations of proxies in favor of approval and adoption of the Merger Agreement. No proxy which is voted against approval and adoption of the Merger Agreement will be voted in favor of any such adjournment.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by filing with the Secretary of PMSI a duly executed revocation of proxy, by submitting a duly executed proxy bearing a later date or by appearing at the special meeting and voting in person. Attendance at the special meeting without voting will not, in and of itself, constitute revocation of a proxy.

     Any such filing by a PMSI stockholder should be sent to the Secretary of PMSI at Pharmaceutical Marketing Services Inc., 45 Rockefeller Plaza, Suite 912, New York, New York 10111.

RECORD DATE; STOCK ENTITLED TO VOTE; QUORUM

     Only holders of record of PMSI common stock on the Record Date will be entitled to notice of, and to vote at, the special meeting. On the Record Date, 12,445,221 shares of PMSI common stock were issued and outstanding and held by approximately 715 holders of record.

     A majority of the shares of PMSI common stock outstanding on the Record Date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of voting on approval and adoption of the Merger Agreement.

SOLICITATION OF PROXIES

     PMSI will bear the cost of the solicitation of proxies from its stockholders, except that Quintiles and PMSI will share equally the cost of filing, printing and distributing the Registration Statement on Form S-4 (of which this Proxy Statement/Prospectus is a part) (the "Registration Statement") and this Proxy Statement/Prospectus.

     In addition to solicitation by mail, the directors, officers and employees of PMSI may solicit proxies from stockholders of PMSI by telephone or telegram or by other means of communication. These persons will not receive additional compensation, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

     PMSI also will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and PMSI will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection with this service.

     W.F. Doring & Co. Inc. will assist in PMSI's solicitation of proxies for a fee not to exceed $5,000, plus reasonable out-of-pocket costs and expenses.

        PMSI STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AGREEMENT IS APPROVED AND ADOPTED BY PMSI'S STOCKHOLDERS AND THE MERGER IS CONSUMMATED, THE EXCHANGE AGENT (AS DEFINED BELOW) WILL SEND TRANSMITTAL FORMS AND INSTRUCTIONS FOR THE EXCHANGE OF SHARES OF PMSI COMMON STOCK.

                                   THE MERGER

BACKGROUND OF THE MERGER

     On December 15, 1997, PMSI completed a series of related transactions (the "NDC Transactions") with National Data Corporation ("NDC") and Source Informatics Inc. ("Source") pursuant to which PMSI (1) sold its over-the-counter business (the "OTC Business") and its interest in a joint venture in the United States with Source ("Source US") and (2) acquired Source's interest in the joint venture in Europe ("Source Europe"), cash, shares of PMSI common stock and approximately 1.1 million shares of NDC common stock. See "About PMSI."

     In March 1998, PMSI had entered into a merger agreement with Cognizant Corporation ("Cognizant") that provided for the merger of PMSI into a subsidiary of Cognizant in return for which stockholders of PMSI would receive shares of Cognizant (or, if the merger were to be consummated after the completion of a planned spin-off by Cognizant of IMS Health Incorporated ("IMS"), then a division of Cognizant, essentially equivalent shares of both Cognizant and IMS). In early August 1998, due to regulatory issues raised by the FTC and the Department of Justice, PMSI, Cognizant and IMS decided to terminate the merger agreement in favor of a more limited transaction (the "IMS Transaction") in which PMSI sold its non-US operations (including Source Europe, which it had acquired from Source in the NDC Transactions) to IMS and received an aggregate 1,197,963 shares of IMS common stock.

     As a result of both the IMS Transaction and the NDC Transactions, PMSI holds substantial cash and investment securities which it intended to monetize as market conditions permitted. The PMSI Board determined to attempt to find a favorable method of transferring these assets or equivalent value to the PMSI stockholders in a tax effective manner.

     Immediately after consummation of the IMS Transaction, PMSI received a number of unsolicited inquiries from potential acquirors. The PMSI Board then decided to contact certain additional potential acquirors to assess the interest of third parties in the possible purchase of PMSI. Approximately ten additional companies were contacted, including Quintiles.

     In mid-August 1998, PMSI entered into discussions with one of the companies that had initially contacted PMSI. That third party indicated an interest in acquiring for cash just the operating assets of PMSI (i.e., Scott-Levin). In late August 1998, the third party made an all cash offer to the PMSI Board for the Scott-Levin business.

     After being advised by the PMSI Board that such a transaction would not achieve the goal of transferring the value of PMSI's non-operating assets into the hands of PMSI stockholders, the third party commenced discussions regarding the acquisition of the entire PMSI business.

     In mid-September 1998, Dennis Gillings, Chairman of the Board and Chief Executive Officer of Quintiles, met with Dennis Turner, Chairman and Chief Executive Officer of PMSI, to discuss various possible collaborations, including the possibility of acquiring PMSI through a stock merger. Also in mid-September 1998, the third party made an all cash offer for the entire PMSI business.

     On September 21, 1998, the PMSI Board met to consider the various business combinations and other alternatives available to PMSI including declaring a dividend of the cash and investment securities held by PMSI and initiating a stock repurchase program. The PMSI Board determined that neither of the latter two alternatives would result in PMSI stockholders receiving as much value for their PMSI common stock as the transactions under discussion with Quintiles and the other third party. Accordingly, the PMSI Board requested management of both Quintiles and the other third party to submit offers by a specified date in late September.

     In late September, in response to the PMSI request, Quintiles made an all-stock offer for PMSI and the third party increased its cash offer for PMSI.

     On October 1, 1998, PMSI signed an engagement letter with SG Cowen to act as exclusive financial advisor in connection with a possible transaction with Quintiles. On October 2, 1998, after reviewing an all-stock proposal from Quintiles and the all-cash proposal from the other third party, the PMSI Board decided to pursue the all cash proposal and advised Quintiles of this decision. On October 6, 1998, Quintiles advised PMSI that it was prepared to increase its stock offer for PMSI common stock. On October 12, 1998, Quintiles delivered to PMSI a letter of intent to acquire (subject to contract) all the outstanding shares of PMSI common stock in return for one of three alternative forms of per share consideration. Final valuation of the transaction was subject to completion of due diligence. The letter of intent included an agreement, through November 12, 1998, of PMSI to deal exclusively with Quintiles in connection with the acquisition of PMSI. The PMSI Board authorized negotiations with Quintiles and Quintiles and PMSI began their respective due diligence reviews. The negotiations included discussions regarding:

     - various means of assuring PMSI stockholders at least a minimum value for their shares;

     - the proposed exchange ratios, and related minimum and maximum thresholds, given possible fluctuations in the price of Quintiles common stock;

     - the scope of representations and warranties to be made by the parties;

     - conditions to consummation of a merger, including third party consents;

     - possible post-merger consultancy and/or employment arrangements with certain key employees of PMSI and Scott-Levin;

     - treatment of PMSI options; and

     - the disposal or monetization of certain assets.

     In late October, management representatives of PMSI and Quintiles met a number of times to discuss deal terms and structure and related issues.

     On October 23, 1998, the Quintiles board of directors (the "Quintiles Board") met to discuss the possibility of a business combination with PMSI.

     On November 5, 1998, the PMSI Board met to consider the status of negotiations with Quintiles including certain conditions to consummating a merger. The PMSI Board authorized Mr. Turner to continue negotiations and to work with Quintiles to resolve the outstanding conditions.

     On November 5, 1998, the Quintiles Board met to review the status of negotiations and the terms of the proposed transaction. Throughout November, management of Quintiles and PMSI worked to resolve business issues.

     On December 9, 1998, following approval of the transaction (subject to certain contingencies) by the Quintiles Board, Quintiles communicated its offer valued at $15.40 per share of PMSI common stock in exchange for Quintiles common stock and contingent value payments. After receiving the opinion of SG Cowen as to the fairness of the consideration, the PMSI Board, on December 14, 1998, unanimously approved the Merger and the Merger Agreement, which was then executed.

     On December 16, 1998, Quintiles announced that it had entered into the agreement with ENVOY to acquire ENVOY. The PMSI Board then requested SG Cowen to render an opinion regarding the fairness of the consideration to be received in the Merger by PMSI stockholders in light of the possibility of consummation of the ENVOY transaction. On February 17, 1999, the PMSI Board received SG Cowen's opinion of that date, and the PMSI Board again unanimously approved the Merger and recommended approval of the Merger by the stockholders of PMSI.

PMSI REASONS FOR THE MERGER AND RECOMMENDATION OF PMSI BOARD OF DIRECTORS

     The PMSI Board unanimously approved the terms and provisions of the Merger Agreement, the Stock Option Agreement and the transactions contemplated thereby, including the Merger, at a meeting held on December 14, 1998. In evaluating the Merger Agreement and the Stock Option Agreement and arriving at its approval, the PMSI Board considered a number of factors, including the factors described below:

        1. Since May 1996, PMSI had attempted to create additional stockholder value by divesting its non-core communications businesses and its minority position in the Source US joint venture, and acquiring and then selling the Source Europe prescription database business. While these actions have focused PMSI as a healthcare information company, they had not yet resulted in significantly increased stockholder value for a sustained period of time (PMSI common stock has only traded above its initial public offering price of $14.00 for brief periods during the two-year period preceding the execution of the Merger Agreement).

        2. After the IMS Transaction, the goal of the PMSI Board was to transfer the value of PMSI's substantial non-operating assets to its stockholders. The receipt of unsolicited offers to acquire PMSI's remaining operating assets led to a search for a merger partner as a means of transferring that value to PMSI stockholders. The PMSI Board believes that the Per Share Merger Consideration not only achieves this goal but places a premium valuation on PMSI common stock.

        3. The Merger will provide PMSI stockholders with the opportunity to have a continuing equity participation in a larger, more diversified enterprise (a) that operates in the same general business area as PMSI and that additionally would avail itself of potential synergies arising from the Merger, (b) that has an equity value that is considerably larger than PMSI's current equity value and (c) the common stock of which, on a comparative basis and based on historical results, appears to offer significantly greater liquidity and has consistently performed well in the market since Quintiles' initial public offering in April 1994. Moreover, the PMSI Board considered that the contingent value payments allow stockholders of PMSI to realize a guaranteed premium over the recent market price of PMSI common stock on a portion of their shares of PMSI common stock.

        4. The PMSI Board believes that the post-Merger combined business will provide greater opportunity for the development and commercial exploitation of PMSI's products and services.

        5. The PMSI Board also considered the results of PMSI's due diligence review with respect to Quintiles' operations and financial results and SG Cowen's oral opinion, delivered December 14, 1998, confirmed in writing as of December 14, 1998, that, as of the date of the Merger Agreement, the consideration to be received is fair, from a financial point of view, to the stockholders of PMSI (other than Quintiles and its affiliates).

     You should be aware that Dennis Turner, a director and the Chief Executive Officer of PMSI, and certain other executives of PMSI and Scott-Levin have interests in the Merger that are in addition to those of stockholders of PMSI generally. See "The Merger -- Interests of Certain Persons in the Merger."

     None of the foregoing factors or group of factors had particular prominence in the decision of the PMSI Board to approve the Merger Agreement, the Merger, the Stock Option Agreement and the other transactions contemplated thereby and none was assigned any specific or relative weight.

        FOR THE REASONS STATED ABOVE, THE PMSI BOARD HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT, THE STOCK OPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF PMSI. THE PMSI BOARD, BY UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT AND THE STOCK OPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY AND RECOMMENDS THAT PMSI'S STOCKHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT.

QUINTILES REASONS FOR THE MERGER

     The Quintiles Board believes that the Merger is in the best interests of Quintiles and its shareholders and unanimously approved the Merger Agreement and the Merger. In reaching this determination, the Quintiles Board considered a number of factors, including, among others:

     - information pertaining to Quintiles' and PMSI's respective businesses, prospects, historical and projected financial performances, financial conditions and operations;

     - analyses of the respective projected contributions to net revenue, operating profit and net income of each company;

     - reports from management on Quintiles' due diligence investigation of PMSI; and

     - the business, reputation and capabilities of the management of PMSI, as well as the comparability of the management teams and corporate cultures of Quintiles and PMSI.

     In its deliberations concerning the Merger, the Quintiles Board also considered various additional risks and uncertainties, including:

     - the historical financial performance of PMSI;

     - the risk that the public market price of Quintiles common stock might be adversely affected by the announcement of completion of the Merger;

     - the risk that the combined company might not achieve revenue equal to the sum of the separate companies' anticipated revenues;

     - the risk that Quintiles will not be able to obtain the other benefits Quintiles seeks from the Merger;

     - the cost of the integration of PMSI into Quintiles and its impact on the results of the combined company after the Merger; and

     - other risks described under "Risk Factors You Should Consider" above.

     The foregoing discussion of the information and factors considered and given weight by the Quintiles Board is not intended to be exhaustive. In reaching the determination to approve the Merger Agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the Quintiles Board did not assign any relative or specific weights to the foregoing or other factors, and individual directors may have given different weights to the various factors. The terms of the Merger were the result of arm's-length negotiations between representatives of PMSI and representatives of Quintiles. Based upon the consideration of the foregoing factors, the Quintiles Board unanimously approved the Merger Agreement and the transactions contemplated thereby as being in the best interest of Quintiles and its shareholders.

OPINION OF PMSI FINANCIAL ADVISORS

     Pursuant to an engagement letter dated October 1, 1998, as amended on February 12, 1999 (the "SG Cowen Engagement Letter"), PMSI retained SG Cowen to serve as financial advisor to the PMSI Board with respect to the Merger. As part of this assignment, SG Cowen was asked to render an opinion to the PMSI Board as to the fairness, from a financial point of view, to the stockholders of PMSI of the Per Share Merger Consideration to be received by such holders (other than Quintiles and ENVOY and their affiliates) pursuant to the terms of the Merger Agreement. SG Cowen rendered an opinion to the PMSI Board dated December 14, 1998 that as of such date, the Per Share Merger Consideration was fair from a financial point of view to such holders (other than Quintiles and its affiliates). The PMSI Board requested another opinion in light of the announcement by Quintiles on December 16, 1998 that it had entered into an agreement to acquire ENVOY.

     On February 17, 1999, SG Cowen delivered certain of its written analyses and its oral opinion to the PMSI Board, subsequently confirmed in writing as of the same date, to the effect that, and subject to the various assumptions set forth therein, as of February 17, 1999, the Per Share Merger Consideration was fair from a financial point of view, to such holders (other than Quintiles and ENVOY and their affiliates). THE FULL TEXT OF THE WRITTEN OPINION OF SG COWEN, DATED FEBRUARY 17, 1999, IS ATTACHED HERETO AS APPENDIX D AND IS INCORPORATED BY REFERENCE HEREIN. HOLDERS OF PMSI COMMON STOCK ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY SG COWEN. THE SUMMARY OF THE WRITTEN OPINION OF SG COWEN SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION. SG COWEN'S ANALYSES AND OPINION WERE PREPARED FOR AND ADDRESSED TO THE PMSI BOARD AND ARE DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE PER SHARE MERGER CONSIDERATION AND DO NOT CONSTITUTE AN OPINION AS TO THE MERITS OF THE MERGER OR A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW TO VOTE ON THE PROPOSED MERGER. THE PER SHARE MERGER CONSIDERATION WAS DETERMINED THROUGH NEGOTIATIONS BETWEEN PMSI AND QUINTILES AND NOT PURSUANT TO RECOMMENDATIONS OF SG COWEN.

     In arriving at its opinion, SG Cowen has reviewed and considered such financial and other matters as it deemed relevant, including, among other things: (i) the Merger Agree-ment, dated December 14, 1998; (ii) certain publicly available information for PMSI and Quintiles, including (a) each of the annual reports of PMSI and Quintiles filed on Form 10-K for each of the years ended June 30, 1998, 1997 and 1996 for PMSI and the years ended December 31, 1997, 1996 and 1995 for Quintiles; (b) each of the quarterly reports of PMSI and Quintiles filed on Form 10-Q for each of the quarters ended September 30, 1998 and 1997; (c) the current report of Quintiles filed on Form 8-K on January 27, 1999 in connection with the proposed acquisitions of PMSI and ENVOY, as amended by Form 8-K/A filed on February 17, 1999; (d) the current report of Quintiles filed on Form 8-K on February 17, 1999 in connection with the historical financial information of each of PMSI and ENVOY; (e) the Agreement and Plan of Merger, dated as of December 15, 1998, among Quintiles, QELS Corp. and ENVOY ("ENVOY Agreement");
(f) a press release dated January 26, 1999 reporting financial results for Quintiles for the fiscal year ended December 31, 1998; and (g) a press release dated February 10, 1999 reporting financial results for ENVOY for the fiscal year ended December 31, 1998; (iii) certain internal financial analyses, financial forecasts, reports and other information concerning PMSI, Quintiles and ENVOY prepared by the management of PMSI, Quintiles and ENVOY, respectively;
(iv) discussions SG Cowen has had with certain members of the management of each of PMSI, Quintiles and ENVOY concerning the historical and current business operations, financial condition and prospects of PMSI, Quintiles and ENVOY and such other matters SG Cowen deemed relevant; (v) the reported price and trading histories of the shares of the common stock of PMSI and Quintiles as compared to the reported price and trading histories of certain publicly traded companies SG Cowen deemed relevant; (vi) the respective financial condition of PMSI and Quintiles as compared to the financial condition of certain other companies SG Cowen deemed relevant; (vii) certain financial terms of the Merger as compared to the financial terms of selected other business combinations SG Cowen deemed relevant; and (viii) such other information, financial studies, analyses and investigations and such other factors that SG Cowen deemed relevant for the purposes of its opinion.

     In conducting SG Cowen's review and arriving at its opinion, SG Cowen has, with PMSI's consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to SG Cowen by PMSI, Quintiles and ENVOY, respectively, or which is publicly available, and SG Cowen has not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information, including assumptions with respect to reserves in connection with any pending litigation. In addition, SG Cowen has not conducted any physical inspection of the properties or facilities of PMSI, Quintiles or ENVOY. SG Cowen has further relied upon the assurance of management of PMSI that they are unaware of any facts that would make the information provided to SG Cowen incomplete or misleading in any respect. SG Cowen has, with PMSI's consent, assumed that the financial forecasts which SG Cowen examined were reasonably prepared by the respective management of PMSI, Quintiles and ENVOY on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of PMSI, Quintiles and ENVOY, respectively. With PMSI's permission, SG Cowen has assumed that the ENVOY Transaction will be accounted for as a pooling-of-interests. SG Cowen has not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of PMSI, Quintiles or ENVOY, nor has SG Cowen been furnished with such materials. With respect to all legal matters relating to PMSI and the Merger, SG Cowen has relied on the advice of legal counsel to PMSI. SG Cowen expresses no opinion with respect to any legal matter, including, without limitation, those affecting Quintiles, the Merger, ENVOY or the ENVOY Transaction.

     SG Cowen's opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by SG Cowen as of the date thereof. It should be understood that, although subsequent developments may affect SG Cowen's opinion, SG Cowen does not have any obligation to update, revise or reaffirm its opinion and SG Cowen expressly disclaims any responsibility to do so. SG Cowen's opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the proposed Merger or to take any other action in connection with the Merger or otherwise. SG Cowen's opinion does not imply any conclusion as to the likely trading range for Quintiles Common Stock following consummation of the Merger or otherwise, which may vary depending on numerous factors that generally influence the price of securities. SG Cowen's opinion is limited to the fairness to the stockholders of PMSI, from a financial point of view, of the Per Share Merger Consideration. SG Cowen expresses no opinion with respect to the underlying business reasons that may support the decision of the PMSI Board to approve, or PMSI's decision to consummate, the Merger.

     For purposes of rendering its opinion, SG Cowen assumed in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement and the ENVOY Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and the ENVOY Agreement and that all conditions to the consummation of the Merger and the ENVOY Transaction will be satisfied without waiver thereof. SG Cowen has also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement and the ENVOY Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger or the ENVOY Transaction, as the case may be. SG Cowen has also assumed, with the PMSI Board's permission, that both the Merger and ENVOY Transaction will be treated as tax-free reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended.

     The following is a summary of the principal financial analyses performed by SG Cowen to arrive at its opinion. Since the receipt of the contingent value payment is at the option of each stockholder of PMSI, SG Cowen did not make or obtain any independent valuation or appraisal of the contingent value payment. SG Cowen expresses no opinion with respect to the fairness to the stockholders of PMSI from a financial point of view of the contingent value payment. SG Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the management of PMSI the assumptions on which such analyses were based and other factors, including the historical and projected financial results of PMSI, Quintiles and ENVOY. No limitations were imposed by the PMSI Board with respect to the investigations made or procedures followed by SG Cowen in rendering its opinion.

     ANALYSIS OF CERTAIN PUBLICLY TRADED COMPANIES. To provide contextual data and comparative market information, SG Cowen compared selected historical operating and financial data and ratios for PMSI to the corresponding financial data and ratios of certain other (a) large capitalization health care information systems and services companies (the "Selected Large Cap HCIS Companies"); (b) small capitalization health care information systems and services companies (the "Selected Small Cap HCIS Companies"); and (c) contract research organizations and contract marketing organizations companies (collectively, the "Selected CRO/CMO Companies") which SG Cowen deemed comparable to PMSI. The Selected Large Cap HCIS Companies included: Cerner Corporation; Eclipsys Corporation; First Consulting Group, Inc.; IDX Systems Corporation; IMS Health Incorpo-rated; Medical Manager Corporation: MedQuist Inc.; National Data Corporation; QuadraMed Corporation; Shared Medical Systems Corporation and Superior Consultant Holdings Corporation. The Selected Small Cap HCIS Companies included:
DAOU Systems, Inc.; HCIA Inc.; Health Systems Design Corporation; Healthcare Recoveries, Inc.; Health Management Systems, Inc.; LanVision Systems, Inc.; MECON, Inc.; Medirisk, Inc.; Mediware Information Systems, Inc.; Oacis Healthcare Holdings Corp.; Patient Infosystems, Inc. and Sunquest Information Systems, Inc. Collectively, the Selected Large Cap HCIS Companies and the Selected Small Cap HCIS Companies are the Selected HCIS Companies ("Selected HCIS Companies"). The Selected CRO/CMO Companies included: Applied Analytical Industries, Inc.; Boron, LePore & Associates, Inc.; Covance Inc.; Dendrite International, Inc.; Healthworld Corporation; ICON Public Limited Company; Kendle International Inc.; PAREXEL International, Inc.; Pharmaceutical Product Development, Inc.; Premier Research Worldwide, Ltd.; Professional Detailing, Inc.; and Snyder Communications, Inc. Such data and ratios include the market capitalization of common stock plus total debt less cash and equivalents ("Enterprise Value") of such Selected HCIS Companies and Selected CRO/CMO Companies as multiples of (i) revenues, earnings before interest expense, income taxes, depreciation, and amortization ("EBITDA") and earnings before interest expense and income taxes ("EBIT") for the latest reported twelve month ("LTM") period; (ii) revenues and EBIT for the estimated 1998 calendar year; and (iii) revenues and EBIT for the estimated 1999 calendar year. SG Cowen also examined the ratios of the current prices of the Selected HCIS Companies and the Selected CRO/CMO Companies to the LTM earnings per share ("EPS"), estimated 1998 calendar year EPS (as estimated by First Call) and estimated 1999 calendar year EPS (as estimated by First Call) for these companies.

     Such analysis indicated that, for the Selected HCIS Companies, (i) the median values of Enterprise Value as a multiple of (a) LTM revenues, EBITDA and EBIT were 1.75 times, 13.4 times and 19.5 times, respectively; (b) estimated 1998 calendar year revenues and EBIT were 1.75 times and 17.8 times, respectively; and (c) estimated 1999 calendar year revenues and EBIT were 1.40 times and 12.9 times, respectively; and (ii) the median prices per share as a multiple of LTM EPS and estimated EPS for the 1998 and 1999 calendar years were
35.2 times, 26.4 times and 18.9 times, respectively.

     Such analysis indicated that, for the Selected Large Cap HCIS Companies,
(i) the median values of Enterprise Value as a multiple of (a) LTM revenues, EBITDA and EBIT were 3.01 times, 18.3 times and 24.3 times, respectively; (b) estimated 1998 calendar year revenues and EBIT were 2.92 times and 18.9 times, respectively; and (c) estimated 1999 calendar year revenues and EBIT were 2.33 times and 14.0 times, respectively; and (ii) the median prices per share as a multiple of LTM EPS and estimated EPS for the 1998 and 1999 calendar years were
39.6 times, 31.4 times and 26.8 times, respectively.

     Such analysis indicated that, for the Selected Small Cap HCIS Companies,
(i) the median values of Enterprise Value as a multiple of (a) LTM revenues, EBITDA and EBIT were 1.51 times, 7.9 times and 14.0 times, respectively; (b) estimated 1998 calendar year revenues and EBIT were 0.89 times and 13.1 times, respectively; and (c) estimated 1999 calendar year revenues and EBIT were 0.63 times and 9.3 times, respectively; and (ii) the median prices per share as a multiple of LTM EPS and estimated EPS for the 1998 and 1999 calendar years were
23.5 times, 18.9 times and 14.7 times, respectively.

     Such analysis indicated that, for the Selected CRO/CMO Companies, (i) the median values of Enterprise Value as a multiple of (a) LTM revenues, EBITDA and EBIT were 2.71 times, 18.1 times and 27.6 times, respectively; (b) estimated 1998 calendar year revenues and EBIT were 2.57 times and 22.6 times, respectively; and (c) estimated 1999 calendar year revenues and EBIT were 2.10 times and 16.9 times, respectively; and (ii) the median prices per share as a multiple of LTM EPS and estimated EPS for the 1998 and 1999 calendar years were 39.3 times, 37.3 times and 27.2 times, respectively.

     The corresponding multiples of PMSI's Fiscal Year ended June 30, 1998 revenues, Fiscal Year EBITDA and Fiscal Year EBIT implied by Quintiles' offer before cost savings and revenue synergies are 3.17 times, 18.1 times and 24.4 times, respectively. The corresponding multiples of estimated 1998 calendar year revenues and EBIT implied by Quintiles' offer before cost savings and revenue synergies are 2.93 times and 20.6 times, respectively. The corresponding multiples of estimated 1999 calendar year revenues and EBIT implied by Quintiles' offer before cost savings and revenue synergies are 2.48 times and
15.9 times, respectively. The corresponding multiples of Fiscal Year earnings and estimated 1998 and 1999 calendar year earnings implied by Quintiles' offer before cost savings and revenue synergies are 68.9 times, 45.7 times and 33.0 times, respectively. In addition, Quintiles' offer represented premiums of 27.7% and 43.3%, respectively, over the PMSI Common Stock closing price one trading day and four weeks prior to December 14, 1998.

     Although the Selected Companies were used for comparison purposes, none of such companies is directly comparable to PMSI. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected HCIS Companies and the Selected CRO/CMO Companies and other factors that could affect the public trading value of the Selected HCIS Companies and the Selected CRO/CMO Companies to which PMSI is being compared, or PMSI.

     ANALYSIS OF CERTAIN TRANSACTIONS. SG Cowen reviewed the financial terms, to the extent publicly available, of (i) thirty-four (34) selected health care information systems and services transactions (collectively, the "Selected HCIS Transactions") involving the acquisition of companies in the health care information systems and services industry, which were announced or completed since 1996 and which SG Cowen deemed comparable to the Merger; and (ii) twenty-five (25) selected contract research organization/contract marketing organization transactions (collectively, the "Selected CRO/CMO Transactions") involving the acquisition of companies in the contract research and contract marketing industries, which were announced or completed since 1990 and which SG Cowen deemed comparable to the Merger. SG Cowen reviewed the Enterprise Value paid in the Selected HCIS Transactions and the Selected CRO/CMO Transactions as a multiple of (i) LTM revenues, EBITDA and EBIT; (ii) estimated fiscal year plus one revenues and EBIT; and (iii) estimated fiscal year plus two revenues and EBIT. SG Cowen also examined the multiples of equity value paid in the Selected HCIS Transactions and the Selected CRO/CMO Transactions to LTM, estimated fiscal year plus one, and estimated fiscal year plus two earnings. In addition, SG Cowen reviewed the premium of the offer price over the trading prices one trading day and four weeks prior to the announcement date of the Selected HCIS Transactions and Selected CRO/CMO Transactions.

     Such analyses indicated that, (i) on the basis of the Enterprise Value paid, the Selected HCIS Transactions had a median valuation of (a) 3.71 times LTM revenues, 20.5 times LTM EBITDA and 29.4 times LTM EBIT; (b) 4.10 times estimated fiscal year plus one revenues and 24.5 times estimated fiscal year plus one EBIT; and (c) 3.19 times estimated fiscal year plus two revenues and
16.9 times estimated fiscal year plus two EBIT; (ii) on the basis of equity value paid, the Selected HCIS Transactions had a median valuation of (a) 35.9 times LTM earnings; (b) 36.6 estimated times fiscal year plus one earnings; and

(c) 28.2 times estimated fiscal year plus two earnings; and (iii) the median premiums by which offer prices exceeded the closing stock prices one trading day and four weeks prior to the announcement date of the Selected HCIS Transactions were 24.5% and 56.2%, respectively.

     Such analyses indicated that, (i) on the basis of the Enterprise Value paid, the Selected CRO/CMO Transactions had a median valuation of (a) 2.40 times LTM revenues, 19.5 times LTM EBITDA and 36.8 times LTM EBIT; (b) 3.85 times estimated fiscal year plus one revenues and 11.7 times estimated fiscal year plus one EBIT; and (c) 3.26 times estimated fiscal year plus two revenues and
9.2 times estimated fiscal year plus two EBIT; (ii) on the basis of equity value paid, the Selected CRO/CMO Transactions had a median valuation of (a) 21.4 times LTM earnings; (b) 23.2 times estimated fiscal year plus one earnings; and (c)
43.9 times estimated fiscal year plus two earnings; and (iii) the median premiums by which offer prices exceeded the closing stock prices one trading day and four weeks prior to the announcement date of the Selected CRO/CMO Transactions were 24.0% and 32.3%, respectively. The estimated fiscal year plus one and estimated fiscal year plus two revenue and earnings multiples are higher than the LTM revenue and LTM earnings multiple based, in part, that estimated fiscal year plus one and estimated fiscal year plus two multiples were derived from a limited number of estimated results for the acquired companies in the Selected CRO/CMO Transactions.

     The corresponding multiples of PMSI's fiscal year ended June 30, 1998 ("Fiscal Year") revenues, Fiscal Year EBITDA and Fiscal Year EBIT implied by Quintiles' offer before cost savings and synergies are 3.17 times, 18.1 times and 24.4 times, respectively. The corresponding multiples of estimated 1998 calendar year revenues and EBIT implied by Quintiles' offer before cost savings and synergies are 2.93 times and 20.6 times, respectively. The corresponding multiples of estimated 1999 calendar year revenues and EBIT implied by Quintiles' offer before cost savings and synergies are 2.48 times and 15.9 times, respectively. The corresponding multiples of Fiscal Year earnings and 1998 and 1999 calendar year earnings implied by Quintiles' offer before cost savings and synergies are 68.9 times, 45.7 times and 33.0 times, respectively. In addition, Quintiles' offer represented premiums of 27.7% and 43.3%, respectively, over PMSI Stock closing price one trading day and four weeks prior to December 14, 1998.

     Although the Selected HCIS Transactions and Selected CRO/CMO Transactions were used for comparison purposes, none of such transactions is directly comparable to the Merger, and none of the companies in such transactions is directly comparable to PMSI or Quintiles. Accordingly, an analysis of the results of such a comparison is not purely mathematical but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the companies involved and other factors that could affect the acquisition value of such companies or PMSI to which they are being compared.

     DISCOUNTED CASH FLOW ANALYSIS. SG Cowen estimated the range of values for PMSI Common Stock based upon the discounted present value of the projected after-tax cash flows of PMSI for the calendar years ended December 31, 1998 through December 31, 2002, and of the terminal value of PMSI at December 31, 1998, based upon multiples of 2002 EBIT. After-tax cash flow was calculated by taking projected EBIT and subtracting from such amount projected taxes, capital expenditures, changes in working capital and changes in other assets and liabilities and adding back projected depreciation and amortization. This analysis was based upon certain assumptions described by, projections supplied by and discussions held with the management of PMSI. In performing this analysis, SG Cowen utilized discount rates ranging from 15.0% to 25.0%, which were selected based on a number of criteria, including the estimated industry weighted average cost of capital and as a way to account for the risk inherent in the business. SG Cowen utilized terminal multiples of EBIT ranging from 12.0 times to 16.0 times, these multiples representing the general range of multiples of EBIT for the Selected HCIS Companies and Selected CRO/CMO Companies. Utilizing this methodology, PMSI's value per share ranged from $13.45 to $16.57 per share.

     PRO FORMA OWNERSHIP ANALYSIS OF THE COMBINED COMPANY. SG Cowen analyzed pro forma ownership in the combined company by holders of PMSI Common Stock. SG Cowen's analysis concluded that holders of PMSI Common Stock would own approximately 4.9% of the combined company, assuming the ENVOY Transaction does not close. Assuming the ENVOY Transaction does close, SG Cowen's analysis concluded that holders of PMSI Common Stock would own approximately 3.6% of the combined company.

     CONTRIBUTION ANALYSIS. SG Cowen analyzed the respective contributions of estimated 1999 calendar year revenues, EBIT and net income of PMSI and Quintiles to the combined company based upon the historical and projected financial results of PMSI, Quintiles and ENVOY provided by managements of PMSI, Quintiles and ENVOY, respectively, excluding the possible effect of revenue synergies in the Merger. This analysis showed that PMSI would contribute to the combined company 1.4% of revenues, 2.0% of EBIT, and 3.4% of net income for calendar year 1999, assuming the ENVOY Transaction does not close. Assuming the ENVOY Transaction does close, this analysis showed that PMSI would contribute to the combined company 1.3% of the revenues, 1.5% of EBIT, and 2.6% of net income for calendar 1999.

     PRO FORMA EARNINGS ANALYSIS OF THE COMBINED COMPANY. SG Cowen analyzed the potential effect of the Merger on the combined company for Quintiles' fiscal year ending December 31, 1999. This analysis was based on: (a) projections for PMSI provided by PMSI's management; (b) projections for Quintiles provided by Quintiles' management; (c) projections for ENVOY provided by ENVOY's management; and (d) an implied $15.40 per share purchase price for PMSI. Assuming the ENVOY Transaction does not close, the analysis concluded that the Merger would be $0.022 dilutive to Quintiles, including cost savings but excluding revenue synergies, to Quintiles' projected EPS for the year ending December 31, 1999. Assuming the ENVOY Transaction does close, the analysis concluded the Merger would be $0.016 dilutive to Quintiles, including cost savings but excluding revenue synergies, to Quintiles' projected EPS for the year ending December 31, 1999.

     STOCK TRADING HISTORY. SG Cowen reviewed the historical market prices and trading volumes of PMSI Common Stock from December 9, 1998 to February 12, 1999 and Quintiles Common Stock from December 9, 1998 to February 12, 1999. This information was presented solely to provide the PMSI Board with background information regarding the stock prices of PMSI and Quintiles over the period indicated.

     The summary set forth above does not purport to be a complete description of all the analyses performed by SG Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. SG Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, SG Cowen believes, and has advised the PMSI Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, SG Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of PMSI, Quintiles and ENVOY. These analyses performed by SG Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of PMSI, Quintiles, ENVOY, SG Cowen or any other person assumes responsibility if future results are materially different from those projected. As mentioned above, the analyses supplied by SG Cowen and its opinion were among several factors taken into consideration by the PMSI Board in making its decision to enter into the Agreement and should not be considered as determinative of such decision.

     SG Cowen was selected by the PMSI Board as its financial advisor, and to render an opinion to the PMSI Board, because SG Cowen is a nationally recognized investment banking firm and because, as part of its investment banking business, SG Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, SG Cowen and its affiliates actively trade the debt and equity securities of PMSI, Quintiles and ENVOY for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to PMSI, Quintiles and ENVOY, including providing financial advisory services on previous transactions with PMSI, and have received fees for the rendering of such services. SG Cowen is familiar with PMSI, having provided financial advisory services to PMSI in the past. Previous transactions with PMSI in which SG Cowen has provided financial advisory services include implementing a shareholder rights plan and serving as financial advisor on the acquisition of Source Europe and simultaneous divestiture of PMSI's interest in Source Informatics Inc., together with PMSI's OTC physician survey business, and the sale of PMSI's non-U.S. assets to IMS Health Incorporated. SG Cowen received customary fees for rendering such services.

     Pursuant to the SG Cowen Engagement Letter, PMSI has agreed to pay certain fees to SG Cowen for its financial advisory services provided in connection with the Merger. If the Merger is consummated, SG Cowen will be entitled to receive a transaction fee of $2,000,000. PMSI has paid SG Cowen a fee of $700,000 in consideration for SG Cowen's rendering its opinion on December 14, 1998 which shall be credited against the transaction fee. In addition, PMSI will pay SG Cowen an incremental fee of $350,000 in consideration for SG Cowen's rendering its opinion as of February 17, 1999. Additionally, PMSI has agreed to reimburse SG Cowen for its out-of-pocket expenses, including attorneys' fees, and has agreed to indemnify SG Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with SG Cowen, which are customary in transactions of this nature, were negotiated at arm's length between PMSI and SG Cowen, and the PMSI Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to SG Cowen is contingent upon consummation of the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Employment and Consulting Agreements

     It is anticipated that, after consummation of the Merger, certain employees of PMSI and Scott-Levin, including certain senior officers, will be employed by or enter into consulting arrangements with QTRN Acquisition Corp. or Quintiles. It is a condition to closing of the Merger that Quintiles have entered into an employment agreement with Joy Scott, Chief Executive Officer of Scott-Levin. In addition, it is anticipated that Dennis Turner, PMSI's Chairman and Chief Executive Officer, and Warren Hauser, Vice President, Secretary and General Counsel of PMSI, will enter into consulting arrangements with Quintiles.

Termination Payments

     The Merger will constitute a "change in control" within the meaning of certain employment agreements between PMSI and its executive officers.

     Mr. Turner. Pursuant to his employment agreements with PMSI and PMSI Limited, its U.K. subsidiary, Dennis Turner is entitled to aggregate payments of approximately $2.5 million if his employment is terminated without cause within two years following a "change in control." Such payments consist of (1) an amount equal to three times his then current annual salary plus the annual bonus that would be payable upon achievement of his performance targets (whether or not such targets are achieved); and (2) payment in respect of unused vacation time and the cash value of other benefits, to the extent not continued for a period of three years following termination. Mr. Turner may elect to receive such payments either in a lump sum or in installments over a three-year period.

     Ms. Scott. Pursuant to her employment agreement with PMSI, Joy Scott is entitled to aggregate payments of approximately $1.3 million if her employment is terminated without cause within two years following a "change in control." Such payments consist of (1) three times her then current annual salary plus the annual bonus that would be payable upon achievement of her performance targets (whether or not such targets are achieved); and (2) payment in respect of unused vacation time and the cash value of other benefits, to the extent not continued for a period of three years following termination. Ms. Scott may elect to receive such payments either in a lump sum or in installments over a two-year period.

     Mr. Hauser. Pursuant to his employment agreement with PMSI, Warren Hauser is entitled to aggregate payments of approximately $800,000 if his employment is terminated without cause within two years following a "change in control." Such payments consist of (1) two times his then current annual salary plus the annual bonus that would be payable upon achievement of his performance targets (whether or not such targets are achieved); and (2) payment in respect of unused vacation time and the cash value of other benefits, to the extent not continued for a period of two years following termination. Mr. Hauser may elect to receive such payments either in a lump sum or in installments over a two-year period.

Performance and Success Bonuses

     Messrs. Turner and Hauser, Ms. Scott and Raymund Davies, the Chief Financial Officer of PMSI, are entitled to performance bonuses aggregating $1.4 million, of which $975,000 would be paid to Mr. Turner. These bonuses are contingent on the successful consummation of the Merger.

Stock Options

     Pursuant to the terms of the Merger Agreement, as of the Effective Time of the Merger (as defined below under "-- Effective Time of the Merger"), all vested and unvested options to purchase PMSI common stock will become options to acquire Quintiles common stock and contingent value payments on the same terms and conditions as were applicable to such PMSI options. Each such PMSI option will thereafter represent the right to purchase the number of shares of Quintiles common stock (and, until the seventy-fifth (75th) day after the Merger, contingent value payments, if any) that the holder would have had the right to receive if he or she had exercised such option in full immediately prior to the Effective Time of the Merger. See "The Merger Agreement -- Effect on Employee Benefits, Stock Plans and Stock Options."

     Because the Merger constitutes a "change in control" within the meaning of the relevant PMSI option agreements, options to purchase an aggregate of 139,500 shares of PMSI common stock, with a weighted average exercise price of $9.61, will vest immediately in full at the Effective Time of the Merger. Assuming a price of $15.40 per share of PMSI common stock, the aggregate spread of such accelerated options would be approximately $0.81 million, or an average of $5.79 per accelerated option. PMSI options subject to acceleration are held by directors and executive officers of PMSI as follows:

                                                          NUMBER         ASSUMED
HOLDER                                                  OF OPTIONS   AGGREGATE SPREAD
------                                                  ----------   ----------------
Dennis M.J. Turner....................................    60,000         $369,000
Joy Scott.............................................    26,300         $152,270
Warren J. Hauser......................................     5,700         $ 28,830
Directors, as a group (excluding executive
  officers)...........................................    46,000         $248,380

Retention Arrangements

     The payment of "retention arrangements" to certain Scott-Levin executives and managers in an aggregate dollar value of approximately $2.95 million has been approved by the PMSI Board and Quintiles. Of the total amount, $800,000 in cash will be paid to Ms. Scott. The remainder will be paid to a group of senior employees in the form of options which will be granted at an exercise price equal to the fair market value of Quintiles common stock on the grant date. One third of these options will vest at the first anniversary of the change of control and the remaining two thirds will vest at the second anniversary thereof assuming the employee is still employed by Scott-Levin, Quintiles or a subsidiary of Quintiles, as the case may be. PMSI and Quintiles have agreed that, upon consummation of the Merger and the assumption by QTRN Acquisition Corp. of this obligation, the retention arrangements will be payable to the employees in the form of options to purchase shares of Quintiles common stock.

INDEMNIFICATION AND INSURANCE

     Quintiles has agreed to indemnify all persons subject to indemnity pursuant to PMSI's and its subsidiaries' respective constituent documents (including, without limitation, the directors and executive officers of PMSI) to the fullest extent permissible under such constituent documents. Quintiles has also agreed to maintain the directors' and officers' liability insurance currently in effect for a period of three years following the Effective Time of the Merger for the benefit of the directors and officers of PMSI. See "The Merger Agreement -- Certain Covenants and Agreements."

BENEFICIAL OWNERSHIP TABLE

     Set forth below is certain information with respect to the beneficial ownership of PMSI common stock as of February 5, 1999 by (1) each executive officer of PMSI, (2) each director of PMSI, (3) each beneficial owner of more than 5% of PMSI common stock and (4) all executive officers and directors as a group. Unless otherwise noted, each of the stockholders named below has sole voting and investment power with respect to the shares shown as being owned beneficially by him or her.

                                                                      PERCENTAGE OF
NAME                                                  SHARES OWNED     OUTSTANDING
----                                                  ------------    -------------
Carolyne K. Davis...................................      28,000(1)          *
Robert J. Frattaroli................................     100,000(1)          *
Carlos A. Gonzalez..................................       4,000(1)          *
Frederick W. Kyle...................................      74,000(1)          *
Robert A. Schwed....................................       4,000(1)          *
Dennis M.J. Turner..................................     424,902(2)        3.3
Raymund M. Davies...................................      16,900             *
Joy Scott...........................................      60,200(3)          *
Warren J. Hauser....................................      32,300(4)          *
Welsh, Carson, Anderson & Stowe V, L.P.(5)..........     746,215           6.0
All executive officers and directors as a group (9
  persons)..........................................     744,302(6)        6.7

-------------------------

* Less than 1%

(1) Represents shares issuable upon the exercise of currently vested stock options and options that will vest within the next 60 days.
(2) Includes (a) 290,000 shares issuable upon the exercise of currently vested stock options and options that will vest within the next 60 days, (b) 55,952 shares owned by Mr. Turner and (c) 78,950 shares owned by a trust administered for the benefit of Mr. Turner's family over which the trustee has voting power.
(3) Includes 59,700 shares issuable upon exercise of currently vested stock options and options that will vest within the next 60 days.
(4) Includes 27,800 shares issuable upon the exercise of currently vested stock options and options that will vest within the next 60 days.
(5) Address: 320 Park Avenue, New York, New York 10022.
(6) Includes the shares set forth as being issuable upon the exercise of currently vested stock options and options that will vest within the next 60 days.

FORM OF THE MERGER

     If the holders of PMSI common stock approve the Merger and the Merger Agreement and all other conditions to the Merger are satisfied or waived, where permissible, PMSI will be merged with and into QTRN Acquisition Corp., with QTRN Acquisition Corp. being the surviving corporation after the Merger. QTRN Acquisition Corp.'s articles of incorporation, bylaws, directors and officers will remain in place. The date on which the closing of the Merger will occur is referred to in this Proxy Statement/Prospectus as the "Closing Date."

Quintiles and PMSI anticipate that the Closing Date will occur as promptly as practicable after the special meeting.

CONSIDERATION FOR THE MERGER

     The Merger Agreement provides that, at the Effective Time of the Merger, each share of PMSI common stock issued and outstanding immediately prior to the Effective Time of the Merger (other than any shares owned by PMSI, Quintiles or QTRN Acquisition Corp.) will be converted into the right to receive, at the election of the holder thereof either:

        (1) on the Closing Date, the fraction of a share of Quintiles common stock calculated by dividing $15.40 by the Average Trading Price (the "Exchange Ratio"); or

        (2) (a) on the Closing Date, the fraction of a share of Quintiles common stock calculated by dividing the Exchange Ratio in half;

             (b) at any time on or prior to the 75th day following the Closing
                 Date (the "Maturity Date"), as specified by the stockholder, the fraction of a share of Quintiles common stock calculated by dividing the Exchange Ratio in half; and

             (c) on the Maturity Date, a contingent value payment, subject to the conditions described below and in Appendix B.

     The Average Trading Price is the average of the closing prices per share of Quintiles common stock on The Nasdaq Stock Market for the 10 trading days ending on the trading day that is two days immediately preceding the Closing Date. A contingent value payment represents the right to receive a cash payment on the 75th day after the Closing Date for each share of Quintiles common stock received by a PMSI stockholder on the Maturity Date. Such payment will equal the amount, if any, by which the Average Trading Price exceeds the average of the closing prices per share of Quintiles common stock for 10 trading days selected at random by the Exchange Agent (as defined below) on the Maturity Date out of the 20 trading days ending with the last trading day immediately preceding the Maturity Date (the "CVP Average Trading Price"). A PMSI stockholder who elects to receive Quintiles shares under (2)(b) above prior to the 75th day after the Closing Date forfeits the right to receive contingent value payments with respect to such shares. See "The Contingent Value Payments."

     The Per Share Merger Consideration generally is intended to provide a fraction of a share of Quintiles common stock valued at $15.40 in exchange for each share of PMSI common stock, based upon the Average Trading Price. Accordingly, a higher Average Trading Price would result in a smaller fraction of a share of Quintiles common stock constituting the Per Share Merger Consideration. For example, if the Average Trading Price were equal to $50 per share, the Per Share Merger Consideration would be equal to 0.308 shares of Quintiles common stock. An Average Trading Price greater than $50 would result in fewer than 0.308 shares of Quintiles common stock constituting the Per Share Merger Consideration and an Average Trading Price less than $50 would result in more than 0.308 shares of Quintiles common stock constituting the Per Share Merger Consideration. In addition, the contingent value payments are intended to guarantee such $15.40 value per share for 75 days with respect to up to half of the PMSI shares exchanged in the merger.

     If the Average Trading Price exceeds $61.325, PMSI may terminate the Merger Agreement unless Quintiles agrees that the Exchange Ratio will be 0.247091857. If the Average Trading Price is less than $41.55, Quintiles may terminate the Merger Agreement unless PMSI agrees that the Exchange Ratio will be 0.370637786. See "The Merger Agreement -- Conditions to the Merger."

     In lieu of fractional shares of Quintiles common stock, Quintiles shall pay an amount in cash equal to the product of (1) the fractional share interests to which a PMSI stockholder (after taking into account all shares of PMSI common stock held immediately prior to the Effective Time of the Merger by such stockholder) would otherwise be entitled and (2) the Average Trading Price.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of North Carolina and the Certificate of Merger with the Secretary of State of Delaware, or at such other time on the Closing Date as is permissible in accordance with applicable law and as is specified in the Articles of Merger (or Certificate of Merger in Delaware) (the "Effective Time of the Merger"). These filings will be made as soon as practicable after satisfaction or, if permissible, waiver of, the conditions to the Merger.

PROCEDURES FOR EXCHANGE OF PMSI STOCK CERTIFICATES

     The conversion of PMSI common stock into Quintiles common stock and contingent value payments will occur automatically at the Effective Time of the Merger. Any shares of PMSI common stock owned immediately prior to the Effective Time of the Merger by PMSI, Quintiles or QTRN Acquisition Corp. will be cancelled.

     As soon as practicable after the Effective Time of the Merger, Quintiles will deposit with a United States bank or trust company (the "Exchange Agent"), for the benefit of holders of shares of PMSI common stock, certificates representing the shares of Quintiles common stock issuable pursuant to the Merger, in accordance with the Merger Agreement. The Exchange Agent will deliver the certificates representing shares of Quintiles common stock upon surrender for exchange of certificates representing shares of PMSI common stock.

     As soon as reasonably practicable after the Effective Time of the Merger, the Exchange Agent will send a letter of transmittal to each former PMSI stockholder, together with instructions with respect to the surrender of certificates previously representing PMSI common stock to be exchanged for, at the election of the stockholder, either: (1) certificates representing all of the shares of Quintiles common stock issuable immediately to such stockholder or
(2) certificates representing half of the shares of Quintiles common stock issuable immediately to such stockholder, with certificates representing the remaining half of the shares and the contingent value payments to be issued or paid, as the case may be, on or prior to the Maturity Date. The letter of transmittal also will include instructions for PMSI stockholders who elect to defer receipt of half their Quintiles shares to specify, on or prior to the Maturity Date, the time of issuance of such shares.

        YOU SHOULD NOT FORWARD PMSI COMMON STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL YOU HAVE RECEIVED A LETTER OF TRANSMITTAL.

     Upon surrender of a certificate to the Exchange Agent, together with an executed letter of transmittal, a PMSI stockholder will be entitled to receive, in accordance with the stockholder's election, either (1) a certificate representing that number of whole shares of Quintiles common stock which that stockholder has the right to receive in respect of the surrendered certificate and cash in lieu of any fractional shares or (2)(a) a certificate representing half of that number of shares of Quintiles common stock (rounded up to the nearest whole share) which that stockholder has the right to receive in respect of that certificate and cash in lieu of any fractional shares, (b) a certificate representing the other half of that number of shares of Quintiles common stock (rounded down to the nearest whole share) which that stockholder has the right to receive in respect of that certificate (to be received at the time or times specified by the stockholder) and (c) a contingent value payment, in each case as described above under "-- Consideration for the Merger." The PMSI certificates surrendered will be canceled.

     In the event of a transfer of ownership of PMSI common stock which is not registered in PMSI's transfer records, a certificate representing the proper number of shares of Quintiles common stock may be issued to a transferee if the certificate is presented to the Exchange Agent, together with all documents required to evidence and effect the transfer, as well as proof that all transfer taxes have been paid.

     Holders of certificates previously representing PMSI common stock will not be paid (1) dividends or distributions with a record date on or after the Effective Time of the Merger on the shares of Quintiles common stock into which such shares have been converted or (2) cash in lieu of fractional shares of Quintiles common stock, until such certificates are surrendered to the Exchange Agent for exchange. Subject to applicable law, when such certificates are surrendered, any unpaid dividends and any cash in lieu of fractional shares of Quintiles common stock payable as described above will be paid without interest.

     PMSI stockholders who elect to receive contingent value payments will not need to take any further action with respect to the contingent value payments but are subject to the restrictions on transferability of the contingent value payments and the limitation on short-selling or other manipulative conduct in violation of federal securities law. PMSI stockholders who receive shares of Quintiles common stock at the Maturity Date, also will receive cash or a check for the value, if any, of the contingent value payments. The check will be mailed to the stockholders at the address previously provided to the Exchange Agent. See "The Contingent Value Payments."

     All shares of Quintiles common stock and contingent value payments issued and made upon conversion of shares of PMSI common stock, together with any cash issued in lieu of any fractional shares of Quintiles common stock, shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of PMSI common stock.

ANTICIPATED ACCOUNTING TREATMENT

     Quintiles will treat the Merger as a "purchase" of a business in accordance with generally accepted accounting principles. Under this method of accounting, the assets and liabilities of PMSI will be recorded at their fair market value, and the aggregate Merger consideration paid by Quintiles, including any direct costs of acquisition, over such fair market value will be accounted for as goodwill. PMSI's revenues and expenses will be included in Quintiles' consolidated financial statements after the Effective Time of the Merger.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of the material federal income tax consequences of the Merger to the PMSI stockholders. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, administra-tive interpretations and judicial precedents as of the date of this Proxy Statement/Prospectus, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax considerations discussed below. This discussion does not address all aspects of U.S. federal income taxation that may be material to PMSI stockholders in connection with the Merger in light of such stockholders, particular status or circumstances, including, without limitation, PMSI stockholders who are (1) foreign persons, (2) insurance companies, (3) tax-exempt entities, (4) retirement plans, (5) dealers in securities, (6) persons whose shares of PMSI common stock were acquired pursuant to the exercise of employee stock options or otherwise as compensation, (7) persons subject to the alternative minimum tax and (8) persons in whose hands the PMSI common stock does not represent a capital asset. The discussion below does not address the effect of any applicable state, local or foreign tax laws, or the effect of any federal tax laws other than federal income tax laws. The parties will not request a ruling from the IRS in connection with any federal income tax consequences of the Merger.

        YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR PARTICULAR TAX CIRCUMSTANCES AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL AND OTHER TAX LAWS.

QUALIFICATION AS A REORGANIZATION

     PMSI will receive an opinion from its tax counsel, Reboul, MacMurray, Hewitt, Maynard & Kristol, and Quintiles will receive an opinion from its tax counsel, Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., (collectively, the "Tax Opinions") that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code. The Tax Opinions will be based on certain assumptions, including the assumption regarding "continuity of interest" described below, and upon representations as to certain factual matters made by PMSI, Quintiles and QTRN Acquisition Corp. Such representations, if incorrect, could jeopardize the conclusions reached in the Tax Opinions. The Tax Opinions neither bind the IRS nor preclude the IRS from adopting a contrary position. An opinion of counsel only represents such counsel's best legal judgment and has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the IRS or a court considering the issues.

CONTINUITY OF INTEREST

     In order for the Merger to qualify as a reorganization, among other requirements, the PMSI stockholders must exchange a substantial portion of the proprietary interests in PMSI for a proprietary interest in Quintiles. The IRS takes the position for advance ruling purposes that this "continuity of interest" requirement is satisfied in a potential reorganization if the value of the acquiring corporation's stock received in the reorganization by the acquired corporation's shareholders equals or exceeds 50% of the total consideration paid for the stock of the acquired corporation in the potential reorganization. The courts have ruled that the continuity of interest requirement has been satisfied where the acquiring corporation's stock received in the reorganization accounts for as little as 38% of the total consideration paid for the stock of the acquired corporation in the potential reorganization.

     Based on the foregoing, the continuity of interest requirement will be satisfied in the Merger if the value at the Effective Time of the Merger of the Quintiles common stock issued in the Merger equals or exceeds the amount of any cash and the fair market value of any other property received by PMSI stockholders in exchange for their PMSI common stock. If the value at the Effective Time of the Merger of the Quintiles common stock issued in the Merger is less than the amount of any cash and the fair market value of any other property received by PMSI stockholders in exchange for their PMSI common stock, the Merger will not satisfy the IRS's advance ruling guidelines regarding continuity of interest but may still qualify as a reorganization.

     Pursuant to the Merger Agreement, the consideration paid to a PMSI stockholder in exchange for his or her PMSI common stock will consist of, at the election of the PMSI stockholder, solely Quintiles common stock or a combination of Quintiles common stock and contingent value payments. A PMSI stockholder who elects to receive a combination of Quintiles common stock and contingent value payments will receive half his or her Quintiles common stock at the Closing and the remainder at the maturity of the contingent value payments. Such a PMSI stockholder will have the right to receive all or a portion of the Quintiles common stock the receipt of which would otherwise be deferred until the maturity of the contingent value payments before such maturity but will be required, in such event, to forfeit all or a portion of his or her contingent value payments. The right to receive additional Quintiles common stock at the maturity of the contingent value payments should not be treated as separate consideration received in the Merger. In addition, PMSI stockholders will receive cash in lieu of fractional shares. Quintiles and PMSI each have represented to its counsel that no other amounts of cash or property will be paid to any PMSI stockholder in exchange for PMSI common stock.

     The Tax Opinions assume that the fair market value of the contingent value payments plus the amount of cash paid in lieu of fractional shares will not exceed 50% of the total value of the consideration received by PMSI stockholders in exchange for their PMSI common stock. It is possible that the IRS may consider the amount of any cash paid at the maturity of the contingent value payments rather than the fair market value of the contingent value payments in determining whether the continuity of interest requirement has been satisfied. The Tax Opinions therefore also assume that the total amount of cash paid at the maturity of the contingent value payments plus the amount of cash paid in lieu of fractional shares will not exceed 50% of the total value of the consideration received by PMSI stockholders in exchange for their PMSI common stock. Provided the fair market value of the contingent value payments (and, alternatively, the total amount of cash paid at the maturity of the contingent value payments) plus the amount of cash paid in lieu of fractional shares does not exceed 60% of the total value of the consideration received by PMSI stockholders in exchange for their PMSI common stock, the Merger should qualify as a reorganization but there can be no assurances that the IRS will not challenge the qualification of the Merger as a reorganization.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER FOR PMSI STOCKHOLDERS

     Assuming that the Merger qualifies as a reorganization, the tax consequences of the Merger for PMSI stockholders will depend on the tax treatment of the contingent value payments. The law regarding the federal income tax treatment of a right to receive a contingent amount of additional cash consideration in a reorganization, such as the Merger, is uncertain, and you are urged to consult your own tax advisor regarding the tax treatment of the contingent value payments.

     The IRS may treat the contingent value payments as other property received in exchange for a PMSI stockholder's PMSI common stock. Assuming the contingent value payments are so treated, the material federal income tax consequences for a PMSI stockholder as a result of the Merger are as follows:

        (1) A PMSI stockholder who elects to receive solely Quintiles common stock in exchange for his or her PMSI common stock will recognize no gain or loss on the exchange of his or her PMSI shares for Quintiles common stock.

        (2) A PMSI stockholder who elects to receive a combination of Quintiles common stock and contingent value payments will recognize gain on the exchange of his or her PMSI common stock for Quintiles common stock and the contingent value payments in an amount equal to the lesser of (a) the fair market value of the contingent value payments and (b) the gain realized with respect to all of his or her PMSI common stock exchanged in the Merger. Such gain will be capital gain provided that such PMSI common stock was held as a capital asset at the Effective Time of the Merger and the receipt of the contingent value payments does not have the effect of the distribution of a dividend to the PMSI stockholder. No loss may be recognized by any such stockholder.

        (3) The receipt by a PMSI stockholder of cash in lieu of a fractional share will be treated as if the PMSI stockholder had received the fractional share and then received cash in redemption of that share, resulting in the recognition of gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the PMSI stockholder's basis in the fractional share interest. Such gain or loss will be treated as capital gain or loss provided that such share of PMSI common stock was held as a capital asset at the Effective Time of the Merger and the receipt of cash in lieu of the fractional share does not have the effect of the distribution of a dividend to the PMSI stockholder.

        (4) The tax basis of Quintiles common stock received by a PMSI stockholder in the Merger (including fractional share interests for which cash is received) will equal the tax basis of that stockholder in the PMSI common stock surrendered by that stockholder in the Merger, decreased by the amount of any cash received in lieu of fractional share interests in Quintiles common stock and by the fair market value of any contingent value payments received by that stockholder and increased by the amount of any gain recognized by such stockholder in the Merger.

        (5) The holding period of the Quintiles common stock received by a PMSI stockholder in the Merger (including fractional share interests) will include the period during which the stockholder held the PMSI common stock surrendered in the Merger, assuming such PMSI common stock is held as a capital asset at the Effective Time of the Merger.

        (6) A PMSI stockholder who elects to receive both Quintiles common stock and contingent value payments will acquire a tax basis in the contingent value payments equal to their fair market value at the Effective Time of the Merger.

        (7) The federal income tax treatment of the lapse of a contingent value payment or the receipt of payments made on a contingent value payment depends upon the characterization of the contingent value payments for federal income tax purposes. In Revenue Ruling 88-31, 1988-1 C.B. 302, the IRS treated rights similar to the contingent value payments as cash settlement put options. The following discussion assumes that the contingent value payments will be treated as cash settlement put options with respect to shares of Quintiles common stock. If the contingent value payments lapse without payment, a PMSI stockholder holding a contingent value payment will realize a loss equal to his or her basis in the contingent value payment. This loss will be a capital loss, provided the Quintiles common stock to which the contingent value payment relates is or would be a capital asset in the hands of the PMSI stockholder. If a PMSI stockholder holding a contingent value payment receives a payment on the maturity of the contingent value payments, he or she will realize gain or loss equal to the difference between his or her basis in the contingent value payments and the amount of cash and the fair market value of any Quintiles common stock received. Such gain or loss will be capital gain or loss, provided the Quintiles common stock to which the contingent value payments relate is or would be a capital asset in the hands of the PMSI stockholder.

        (8) A PMSI stockholder will be required to recognize any gain realized upon the maturity of the contingent value payments. The recognition of any loss realized upon a lapse or maturity of the contingent value payments may be required to be deferred pursuant to the application of the straddle rules of Code Section 1092. The straddle rules generally apply where a taxpayer owns stock and an "option" with respect to the stock or an interest in "substantially similar or related property other than stock." If the contingent value payments are treated as cash settlement put options, they will be treated as options for purposes of the straddle rules. In addition, Treasury Regulations issued under Section 1092 provide that arrangements designed to guarantee a shareholder against a decline in the value of his or her stock constitute interests in "substantially similar or related property other than stock" for purposes of applying the straddle rules. If the contingent value payments are treated as having an ascertainable fair market value and therefore as other property received in exchange for a PMSI stockholder's PMSI common stock, they may be subject to the straddle rules as substantially similar or related property other than stock even if the contingent value payments are not treated as cash settlement put options. As a result, a PMSI stockholder may recognize any loss realized at the lapse or maturity of the contingent value payments only to the extent such loss exceeds any unrecognized gain with respect to the Quintiles common stock. Any unrecognized loss could be carried forward and recognized when the Quintiles common stock is sold or otherwise disposed of in a taxable transaction. Similarly, if a PMSI stockholder were to sell the Quintiles common stock at a loss before the maturity of the contingent value payments, he or she would only be able to recognize such loss to the extent it exceeded any unrecognized gain with respect to the contingent value payments.

     Alternatively, the contingent value payments may be treated as contractual rights without an ascertainable fair market value. If the contingent value payments were so treated, PMSI stockholders would not recognize any gain or loss on the receipt of the contingent value payments. Instead, each PMSI stockholder who elects to receive contingent value payments would recognize gain at the maturity of the contingent value payments equal to the lesser of (a) the cash received and (b) the gain realized with respect to all of his or her PMSI common stock exchanged in the Merger. Such gain would be capital gain provided that such PMSI common stock were held as a capital asset at the Effective Time of the Merger and the receipt of cash did not have the effect of the distribution of a dividend to the PMSI stockholder. No loss would be recognized by any such stockholder.

AMENDMENT OF PMSI RIGHTS AGREEMENT

     PMSI has amended the PMSI Rights Agreement (as defined below in "Comparison of Rights of Holders of Quintiles Common Stock and PMSI Common Stock") to provide that neither the approval, execution or delivery of the Merger Agreement or the Stock Option Agreement, nor the consummation of the transactions contemplated thereby, will cause the PMSI Rights (as defined below in "Comparison of Rights of Holders of Quintiles Common Stock and PMSI Common Stock") issued and outstanding to become exercisable pursuant to the PMSI Rights Agreement.

REGULATORY APPROVALS REQUIRED

     The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (the "HSR Act") requires both Quintiles and PMSI to furnish certain information and materials to the Antitrust Division of the Department of Justice and the FTC and requires a waiting period to expire or be terminated before the Merger can be completed. This waiting period may be extended by requests for additional information. On December 22, 1998, PMSI and Quintiles both filed the required notification and report forms with the Antitrust Division and FTC. The waiting period expired on January 21, 1999.

STOCK EXCHANGE LISTING; DELISTING AND DEREGISTRATION OF PMSI COMMON STOCK

     It is a condition to the Merger that any shares of Quintiles common stock issuable in the Merger be authorized for listing on The Nasdaq Stock Market, subject to official notice of issuance. If the Merger is consummated, the PMSI common stock will cease to be listed on The Nasdaq Stock Market. In addition, PMSI will deregister the PMSI common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, accordingly, will no longer be required to file periodic reports pursuant to the Exchange Act.

NO APPRAISAL RIGHTS

     PMSI stockholders are not entitled to appraisal rights in connection with the Merger.

RESALE OF QUINTILES COMMON STOCK AFTER THE MERGER

     Shares of Quintiles common stock issued pursuant to the Merger will not be subject to any restrictions on transfer arising under the Securities Act, as amended (the "Securities Act"), except for shares issued to any PMSI stockholder who may be deemed to be an "affiliate" of PMSI for purposes of Rule 145 under the Securities Act. This Proxy Statement/ Prospectus does not cover resales of Quintiles common stock received by any person who may be deemed to be such an affiliate.

     Persons who may be deemed to be affiliates of PMSI generally include individuals or entities that control, are controlled by, or are under common control with PMSI, and generally include the executive officers and directors of PMSI. Affiliates may not sell their shares of Quintiles common stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Quintiles) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that, for one year following the Effective Time of the Merger, a former affiliate of PMSI (together with certain related persons) would be entitled to sell shares of Quintiles common stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by such affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of Quintiles common stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates of PMSI if Quintiles timely files reports under the Exchange Act with the SEC. One year after the Effective Time of the Merger, a former affiliate of PMSI will be able to sell such shares of Quintiles common stock without being subject to such manner of sale or volume limitations, provided that Quintiles is current with its Exchange Act report filings and such person is not then an affiliate of Quintiles. Two years after the Effective Time of the Merger, such affiliate will be able to sell such shares of Quintiles common stock without any restrictions so long as such affiliate is not and has not been for at least three months prior to the date of such sale an affiliate of Quintiles.

                              THE MERGER AGREEMENT

     The following is a summary of the material terms of the Merger Agreement, which is incorporated by reference in its entirety and attached to this Proxy Statement/Prospectus as Appendix A.

CERTAIN REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains customary mutual representations and warranties of Quintiles and QTRN Acquisition Corp., on the one hand, and PMSI, on the other hand, relating to, among other things: (a) corporate organization and similar corporate matters; (b) capitalization; (c) corporate authorization, execution, delivery, performance and enforceability of the Merger Agreement and the Stock Option Agreement and related matters; (d) documents filed by each of PMSI and Quintiles with the SEC and the accuracy of information contained therein; (e) the accuracy of information supplied by each of PMSI and Quintiles in connection with the Registration Statement and this Proxy Statement/ Prospectus; (f) the absence of material adverse changes; (g) compliance with applicable laws and the absence of material litigation; (h) votes required for the Merger; (i) ownership of stock of the other party; and (j) brokers' and finders' fees.

     The Merger Agreement also contains additional representations and warranties of PMSI relating to, among other things: (a) subsidiaries; (b) labor matters and matters relating to retirement and other employee plans and to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); (c) filing of tax returns, payment of taxes and tax status of certain assets; (d) title to properties; (e) environmental matters; (f) certain contracts and debt instruments; (g) the delivery of an opinion of a financial adviser; (h) ownership and validity of intellectual property rights and Year 2000 compliance;
(i) unanimous PMSI Board approval of the Merger; (j) the inapplicability of
Section 203 of the Delaware General Corporations Law (the "DGCL"), relating to business combinations with interested stockholders, to the Merger Agreement and related agreements and transactions; (k) amendment of or exercise of certain rights under the PMSI Rights Agreement; and (l) no investment company status.

     None of the representations and warranties survive the Effective Time of the Merger.

CERTAIN COVENANTS AND AGREEMENTS

Conduct of Business Pending Merger

     Pursuant to the Merger Agreement, PMSI has agreed (except as permitted by Quintiles or as otherwise expressly contemplated by the Merger Agreement) to carry on its business in the ordinary course consistent with past practice and to (1) use its and its subsidiaries' respective reasonable efforts to preserve substantially intact its and their current business organizations, (2) keep available the services of its and their current officers and employees and (3) preserve its and their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having significant business dealings with it and them. PMSI has also agreed that, pending the Merger, neither it nor any of its subsidiaries will:

     - declare dividends or make distributions on its capital stock (excluding dividends and distributions by any wholly owned domestic subsidiary to its parent), split, combine or reclassify such capital stock or authorize the issuance or issue any securities in lieu of or in substitution for shares of capital stock or acquire shares of capital stock of PMSI or any subsidiary or securities convertible into or exercisable for such capital stock (excluding the redemption of PMSI's outstanding 6 1/4% Convertible Subordinated Debentures due 2003 (the "Debentures") as required by the Merger Agreement);

     - amend the PMSI Certificate of Incorporation, the PMSI By-Laws or comparable documents of any subsidiary or amend or terminate the PMSI Rights Agreement;

     - acquire or agree to acquire any business;

     - subject to certain limited exceptions, sell, lease, license, mortgage or otherwise encumber or dispose of any assets having a value in excess of $100,000 individually or $250,000 in the aggregate;

     - subject to certain limited exceptions, (1) incur indebtedness or guarantee obligations, issue debt securities or warrants, enter into "keep well" agreements or enter into any arrangement having the economic effect of any of the foregoing, (2) make any loans, advances, capital contributions or investments, (3) invest or hold cash or cash equivalents in instruments with a maturity date exceeding 90 days or (4) use any cash outside the ordinary course of business of Scott-Levin;

     - acquire or agree to acquire assets, other than inventory in the ordinary course of business consistent with past practice, or make capital expenditures, except capital expenditures contemplated by PMSI's capital budget and other capital expenditures which do not exceed $100,000 in the aggregate;

     - subject to certain limited exceptions, satisfy any claims, liabilities or obligations, except (1) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date of the Merger Agreement and other liabilities and obligations not exceeding $100,000 individually or $250,000 in the aggregate or (2) litigation claims to the extent permitted in the Merger Agreement;

     - waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practices;

     - adopt a plan of complete or partial liquidation;

     - authorize any dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     - enter into or amend any collective bargaining agreement;

     - change any material accounting principle, except as required by generally accepted accounting principles;

     - settle any litigation, other than settlements that do not provide for injunctive relief and where the amount paid does not exceed $50,000 individually or $250,000 for all such settlements;

     - enter into transactions with affiliates;

     - subject to certain limited exceptions, transfer intellectual property rights;

     - enter into or amend agreements granting exclusive rights with respect to its products or technology; or

     - authorize, or commit or agree to take, any of the foregoing actions.

No Solicitation

     The Merger Agreement provides that neither PMSI nor any of its subsidiaries will (whether directly or indirectly through advisors, agents or other intermediaries), nor will PMSI or any of its subsidiaries authorize or permit any of its or their officers, directors, agents, representatives or advisors to:

        (a) solicit, initiate or take any action knowingly to encourage or facilitate the submission of inquiries, proposals or offers from any person (other than QTRN Acquisition Corp. or Quintiles) relating to (1) any acquisition or purchase of 15% or more of the consolidated assets of PMSI and its subsidiaries or of over 15% of any class of equity securities of PMSI or any of its subsidiaries, (2) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person (as defined under "-- Termination Fee and Expense Reimbursement" below) beneficially owning 15% or more of any class of equity securities of PMSI or any of its significant subsidiaries, (3) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving PMSI or any of its subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of PMSI other than the transactions contemplated by the Merger Agreement, or (4) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay the Merger (collectively, "Transaction Proposals"), or agree to or endorse any Transaction Proposal, or

        (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than QTRN Acquisition Corp. or Quintiles) to do or seek any of the foregoing; provided, however, that PMSI is not prohibited (either directly or indirectly through advisors, agents or other intermediaries) from (1) furnishing information pursuant to an appropriate confidentiality letter (no less favorable to PMSI in any material respect than the confidentiality agreement between PMSI and Quintiles) concerning PMSI and its businesses, properties or assets to a third party who has made an unsolicited bona fide written Transaction Proposal, (2) engaging in discussions or negotiations with such a third party who has made an unsolicited bona fide written Transaction Proposal, (3) following receipt of an unsolicited bona fide written Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (4) following receipt of an unsolicited bona fide written Transaction Proposal, failing to make or withdrawing or modifying its recommendation of the Merger Agreement or the Stock Option Agreement and the transactions contemplated thereby and/or (5) taking any action required to be taken by PMSI pursuant to an order (other than an order that has been reversed, withdrawn or stayed) by any court of competent jurisdiction, but in each case referred to in the foregoing clauses (1) through (5) only to the extent that the PMSI Board shall have concluded in good faith on the basis of written advice from outside counsel that the failure to take such action would be contrary to the fiduciary duties of the PMSI Board to the stockholders of PMSI under applicable law; provided, further, that PMSI has agreed in the Merger Agreement that, to the extent that it may do so without acting in a manner contrary to its fiduciary duties under applicable law, the PMSI Board will advise Quintiles promptly prior to the taking of any such action and, in addition, if the PMSI Board receives a Transaction Proposal, then PMSI shall promptly inform Quintiles of the material terms and conditions of such proposal and the identity of the person making it.

Except as described below, the PMSI Board may not:

     - fail to make or withdraw or modify, or propose to withdraw or modify, in a manner adverse to Quintiles, the PMSI Board's approval or recommendation of the Merger and the Merger Agreement;

     - approve or recommend, or propose to approve or recommend, any Transaction Proposal; or

     - cause PMSI to enter into any agreement (including, without limitation, any letter of intent) with respect to any Transaction Proposal.

     If, after consultation with and based upon the written advice of outside legal counsel, the PMSI Board determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to the PMSI stockholders under applicable law, the PMSI Board may approve or recommend a Superior Proposal (as defined below) or cause PMSI to enter into an agreement with respect to a Superior Proposal, but in each case only (1) after providing reasonable written notice to Quintiles (a "Notice of Superior Proposal") advising Quintiles that the PMSI Board has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and (2) if, within three business days of its receipt of the Notice of Superior Proposal, Quintiles does not make an offer which the PMSI Board, after consultation with its financial advisors, determines is superior to such Superior Proposal. The term "Superior Proposal" means any Transaction Proposal that the PMSI Board determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to PMSI's stockholders than the Merger, including as part of such determination, that, as to any cash consideration to be paid pursuant to the Superior Proposal, the person making the Superior Proposal has all requisite funds on hand or has provided customary financing commitments for the requisite funds.

Indemnification of PMSI Officers and Directors

     Quintiles has agreed to indemnify all persons who, prior to the Merger, are eligible for indemnification pursuant to the PMSI Certificate of Incorporation or By-Laws (or comparable governing documents of any PMSI subsidiary), which includes PMSI's officers and directors. This indemnification covers all losses, claims, damages, costs, expenses, liabilities or judgments or amounts paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part out of the fact that such person is or was a director, officer or employee of PMSI or any of its subsidiaries and pertaining to any matter existing or occurring at or prior to the Effective Time of the Merger, whether asserted before or after such time (the "Indemnified Liabilities"), as well as Indemnified Liabilities relating to the Merger Agreement and the transactions contemplated thereby. The Merger Agreement limits the Indemnified Liabilities to the extent of the indemnification rights provided under the PMSI Certificate of Incorporation and By-Laws or similar governing documents of any PMSI subsidiary.

     Quintiles has agreed to maintain liability insurance coverage for PMSI's officers and directors on comparable terms to PMSI's existing policy for three years following the Effective Time of the Merger. Quintiles will not be required to spend each year more than

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

150% of the annual premium paid by PMSI on the date of the Merger Agreement, which PMSI represents is $208,000. Certain additional amounts may be required to be paid by QTRN Acquisition Corp.

CONDITIONS TO THE MERGER

     Each party's obligation to effect the Merger is subject to the satisfaction or waiver (if permissible), at or prior to the Merger, of the following conditions:

     - Stockholder Approval. The stockholders of PMSI shall have approved and adopted the Merger Agreement and approved the Merger.

     - HSR Act and Other Approvals. Waiting periods (and any extensions thereof) applicable to the Merger under the HSR Act and other applicable laws shall have been terminated or shall have expired.

     - No Orders. No order issued by any governmental entity or court of competent jurisdiction, whether federal, state or foreign, or other legal restraint that materially restricts, prevents or prohibits the consummation of the Merger shall be in effect. If any such restraint exists, the parties must use all reasonable efforts to cause it to be vacated or lifted.

     - Effectiveness of Registration Statement. The Registration Statement shall have become effective and shall not be the subject of any stop order or proceedings seeking a stop order, and any material state securities laws applicable to the registration and qualification of the Quintiles securities issuable or required to be reserved pursuant to the Merger Agreement shall have been complied with.

     - Nasdaq Listing. The shares of Quintiles common stock issuable or required to be reserved for issuance in connection with the Merger shall have been authorized for listing on The Nasdaq Stock Market upon official notice of issuance.

     - Other Approvals. Other than the filing of Merger documents under North Carolina and Delaware law, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by PMSI or Quintiles prior to the consummation of the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained from, and made with, all required governmental entities, except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make would not have a material adverse effect with respect to Quintiles.

     - Tax Opinions. PMSI and Quintiles each must receive an opinion from its own tax counsel that the Merger will qualify for U. S. federal income tax purposes as a tax-free reorganization.

     In addition, each company's obligation to effect the Merger is subject to the satisfaction by the other party of the following conditions:

     - Representations and Warranties. Each of the representations and warranties of the other party contained in the Merger Agreement that is qualified as to "materiality," "Material Adverse Change" or "Material Adverse Effect" (as defined in the Merger Agreement) shall be true and correct, and each of the other representations and warranties of the other party contained in the Merger Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on

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

       and as of the Closing Date, except (1) for changes specifically permitted by the Merger Agreement and (2) that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date.

     - Performance of Agreements and Covenants. The other party shall have performed in all material respects all obligations required to be performed by it prior to the Effective Time of the Merger.

     The obligation of Quintiles and QTRN Acquisition Corp. to effect the Merger is subject to satisfaction of the following additional conditions:

     - No Litigation. There shall not be pending or threatened by any governmental authority, any suit, action or proceeding, (1) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreement or seeking to obtain any material amount of damages, (2) seeking to prohibit or limit the ownership or operation by PMSI or Quintiles or any of their respective affiliates of any material portion of their business or assets or to dispose of or hold separate any material portion of their business or assets, as a result of the Merger or any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreement, (3) seeking to impose limitations on the ability of Quintiles to acquire or hold, or exercise full rights of ownership of, any shares of the common stock of QTRN Acquisition Corp. including, without limitation, the right to vote such common stock or (4) seeking to prohibit Quintiles or any of its subsidiaries from effectively controlling in any material respect the business or operations of PMSI and its subsidiaries taken as a whole. No suit, action or proceeding by any other person shall be pending that seeks any of the relief or remedies described in clauses (1) through (4) of the immediately preceding sentence as to which there is a reasonable possibility of success or that otherwise could reasonably be expected to have a material adverse effect with respect to Quintiles or PMSI.

     - Third Party Approvals. All consents, waivers or approvals identified by the parties or required to be obtained from third parties under contracts, agreements or similar instruments to which PMSI or any of its subsidiaries is a party, or by which any of them is bound, in connection with the Merger and the other transactions contemplated by the Merger Agreement shall have been obtained, except to the extent that the failure to obtain such consents, waivers or approvals would not, in the aggregate, result in violations, defaults (with or without notice or lapse of time or both), rights of termination, cancellation or acceleration, or losses of benefit that would have a Material Adverse Effect with respect to Quintiles or PMSI.

     - Rights Agreement. No triggering event shall have occurred with respect to the PMSI Rights. The PMSI Board must have the right to redeem the PMSI Rights, and the PMSI Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger.

     - Employment Agreements. Quintiles must receive employment agreements executed by certain PMSI employees.

     - Key Man Life Insurance. PMSI shall have obtained and maintained key man life insurance for Joy Scott in the amount of $5 million with all proceeds payable to PMSI.

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

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval by the PMSI stockholders:

        (1) by mutual written consent of Quintiles and PMSI;

        (2) by either Quintiles or PMSI if (a) any governmental authority shall have taken any final, nonappealable action permanently enjoining, restraining or otherwise prohibiting the Merger, (b) the Merger shall not have been consummated on or before May 15, 1999 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations thereunder) or (c) the holders of a majority of the outstanding shares of PMSI common stock fail to approve the Merger, the Merger Agreement and the consummation of the transactions contemplated thereby at the special meeting;

        (3) by Quintiles, if PMSI or the PMSI Board shall have (a) withdrawn, modified or amended in any respect adverse to Quintiles its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby (provided that a communication by PMSI that contains only the information required by Rule 14d-9(e) under the Exchange Act will not be deemed to be such a modification or amendment or an action described under (e) below), (b) failed as promptly as practicable after the Registration Statement is declared effective to mail this Proxy Statement/Prospectus to the PMSI stockholders or failed to include such recommendation therein, (c) recommended any Transaction Proposal from a person other than Quintiles or any of its affiliates, (d) resolved to do any of the foregoing or (e) in response to the commencement of any tender offer or exchange offer for more than 15% of the outstanding shares of PMSI common stock, not recommended rejection of such tender offer or exchange offer;

        (4) by PMSI, if, in compliance with the requirements described under "-- No Solicitation," the PMSI Board has approved or recommended a Superior Proposal;

        (5) by PMSI, if the Average Trading Price is more than $62.325, unless within 24 hours after PMSI notifies Quintiles of its intent to terminate the Merger Agreement for this reason, Quintiles agrees in writing that the Exchange Ratio will be 0.247091857; or

        (6) by Quintiles, if the Average Trading Price is less than $41.55, unless within 24 hours after Quintiles notifies PMSI of its intent to terminate the Merger Agreement for this reason, PMSI agrees in writing that the Exchange Ratio will be 0.370637786.

TERMINATION FEE AND EXPENSE REIMBURSEMENT

     PMSI has agreed to pay Quintiles a fee of $8 million in cash upon the occurrence of either of the following events:

        (1) the Merger Agreement is terminated in accordance with its terms (except as a result of the action of a governmental authority described in subclause (2)(a) under "-- Termination" above) and either of the following shall have occurred:

             (A) prior to such termination, any corporation (including PMSI or any of its subsidiaries or affiliates), partnership, person, other entity or "group" (as referred to in Section 13(d)(3) of the Exchange
        Act) other than Quintiles, Sub or any of

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

        their respective affiliates (collectively, "Persons"), shall have become the beneficial owner of more than 15% of the outstanding shares of PMSI common stock; or

             (B) (x) prior to such termination, any Person shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a bona fide intention to make a Transaction Proposal (as defined under "-- No Solicitation" above), including by making such a Transaction Proposal, and (y) on or prior to September 15, 1999, PMSI either consummates with a Person a transaction the proposal of which would otherwise qualify as a Transaction Proposal or enters into a definitive agreement with a Person with respect to a transaction the proposal of which would otherwise qualify as a Transaction Proposal (whether or not such Person is the Person referred to in clause (x) above); or

        (2) the Merger Agreement is terminated as described in clause (3) or (4) under "-- Termination" above.

     In addition, PMSI has agreed that, in any case in which a fee is payable as provided above, PMSI shall promptly reimburse Quintiles and QTRN Acquisition Corp. for documented reasonable out-of-pocket expenses incurred by either of them in connection with the Merger Agreement and the Stock Option Agreement, including reasonable accounting, investment banking and legal fees and expenses; provided that the amount of such reimbursement shall not exceed $1 million in the aggregate.

AMENDMENT AND WAIVER

     The Merger Agreement may be amended by the parties in writing at any time before or after approval thereof by PMSI's stockholders; provided that after such approval, no amendment of the Merger Agreement may be effected that by law requires further approval by PMSI's stockholders without the further approval of such stockholders. The parties may extend the time for performance of any obligation under the Merger Agreement or waive any inaccuracies in the representations and warranties contained in the Merger Agreement (or other documents delivered in connection therewith) at any time prior to the Effective Time of the Merger by written agreement. In addition, the parties may waive compliance with any agreements or conditions in the Merger Agreement in writing, provided that after the PMSI stockholders approve the Merger Agreement, no such condition or agreement may be waived that by law would require further approval of the PMSI stockholders to amend without obtaining such approval.

EXPENSES

     Except as described under "-- Termination Fee and Expense Reimbursement" above, the parties to the Merger Agreement have agreed that all costs and expenses incurred in connection with the Merger Agreement and the Stock Option Agreement will be paid by the party incurring such expenses, except that the cost of filing, printing and distributing the Registration Statement and this Proxy Statement/Prospectus will be borne equally by Quintiles and PMSI.

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

EFFECT ON EMPLOYEE BENEFITS, STOCK PLANS AND STOCK OPTIONS

Benefit Plans

     From and after the Effective Time of the Merger, Quintiles shall accord to all employees of PMSI and its subsidiaries that become Continuing Employees (as defined below) those benefits that Quintiles normally makes available to its employees under Quintiles' employee benefit plans (as defined in Section 3(3) of ERISA), in each case as if such Continuing Employee had been employed by Quintiles for the length of time such Continuing Employee has been employed by PMSI (provided no such amount of time shall be credited for purposes of the vesting or other provisions of any option, other than Converted Options (as defined below), granted to any such Continuing Employee to purchase shares of Quintiles common stock). A "Continuing Employee" means a full-time employee of PMSI or its subsidiaries, other than Scott-Levin, immediately following the Effective Time of the Merger, unless specifically excluded by PMSI in a written notice to Quintiles at least five days prior to the Closing Date.

Stock Options

     As of the Effective Time of the Merger, each vested and unvested option to purchase shares of PMSI common stock shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such PMSI option, the number of shares of Quintiles common stock and contingent value payments which the holder of such PMSI option would have been entitled to receive pursuant to the Merger if such holder had exercised such PMSI option in full immediately prior to the Effective Time of the Merger (utilizing the Exchange Ratio) (a "Converted Option"). The exercise price per share shall be adjusted to equal (1) the aggregate exercise price for the shares of PMSI common stock purchasable pursuant to each PMSI option divided by (2) the number of full shares of Quintiles common stock deemed purchasable pursuant to such PMSI option. Incentive stock options shall be further adjusted to the extent necessary to comply with the Code. After the Maturity Date, any contingent value payments issuable pursuant to unexercised options will be invalid, and such options will be exercisable only for shares of Quintiles common stock. If a Converted Option is exercised on or prior to the Maturity Date, upon the sale of any shares of Quintiles common stock received in the exercise, any contingent value payments due pursuant to such shares sold shall be invalid. Quintiles has agreed to file, at the Effective Time of the Merger, a registration statement covering the shares of Quintiles common stock and contingent value payments subject to such options.

EFFECT ON DEBT

     PMSI issued a notice of redemption for all of its outstanding Debentures on the terms and conditions specified under the indenture governing the Debentures (the "Debt Redemption"). The Debt Redemption was completed on February 1, 1999.

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

                           THE STOCK OPTION AGREEMENT

     The following is a summary of the material terms of the Stock Option Agreement, a conformed copy of which is attached as Appendix C to this Proxy Statement/Prospectus and incorporated herein by reference.

     Concurrently with the execution and delivery of the Merger Agreement, and as a condition and inducement to Quintiles to enter into the Merger Agreement, Quintiles and PMSI entered into the Stock Option Agreement pursuant to which PMSI granted Quintiles an option to purchase up to an aggregate of 2,466,947 shares of PMSI common stock (subject to adjustments under certain circumstances) at a price per share of $12.00 (the "Stock Option Agreement").

EXERCISE OF THE OPTION

     The option is exercisable only upon the occurrence of a "Purchase Event," which is defined in the Stock Option Agreement to mean the termination of the Merger Agreement under any circumstance which would entitle Quintiles to receive the termination fee described above under "The Merger Agreement -- Termination Fee and Expense Reimbursement;" provided, however, that a Purchase Event shall occur upon the occurrence of an event described in clause (1)(B)(x) under "The Merger Agreement -- Termination Fee and Expense Reimbursement" above notwithstanding that an event described under clause (1)(B)(y) thereof has not occurred.

ADJUSTMENT OF NUMBER OF SHARES

     The number and type of securities subject to the option and the exercise price of the option will be adjusted for any change in the PMSI common stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, such that Quintiles will receive (upon exercise of the option) the same number and type of securities as if the option had been exercised immediately prior to the occurrence of such event (or the record date therefor). The number of shares of PMSI common stock subject to the option will also be adjusted in the event PMSI issues additional shares of PMSI common stock such that the number of shares of PMSI common stock subject to the option represents 19.9% of the PMSI common stock then outstanding, without giving effect to shares subject to or issued pursuant to the option.

SUBSTITUTE OPTION

     In the event PMSI enters into any agreement to (1) merge or consolidate with any person other than Quintiles or one of its subsidiaries such that PMSI is not the surviving corporation, (2) permit any person other than Quintiles or one of its subsidiaries to merge into PMSI and PMSI is the surviving corporation, but, in connection with such merger, the PMSI common stock is exchanged for any other securities or other property or the outstanding shares of PMSI common stock prior to such merger represent less than 50% of the outstanding PMSI common stock following such merger, or (3) sell or otherwise transfer all or substantially all of its assets to a person other than Quintiles or one of its subsidiaries, the option will be converted into an option (the "Substitute Option") to purchase securities of either the acquiring person, a person that controls the acquiring person or PMSI (if PMSI is the surviving entity), in all cases at the option of Quintiles. The Substitute Option would be subject to immediate exercise by Quintiles at a price and subject to conditions specified in the Stock Option Agreement.

REGISTRATION RIGHTS

     Quintiles has certain rights to request registration of any shares of PMSI common stock purchased pursuant to the option under the securities laws if necessary for Quintiles to be able to sell such shares.

LIMITATION OF PROFITS

     If, as a result of the termination of the Merger Agreement, Quintiles' Total Profit (as defined below) would exceed $9 million, Quintiles, at its sole discretion, shall take any of the following actions, or a combination thereof, to reduce its actually realized Total Profit to $9 million: (1) reduce the number of shares subject to the option, (2) deliver to PMSI for cancellation shares of PMSI common stock (or other securities into which the shares underlying the option are converted or exchanged) or (3) pay cash to PMSI. "Total Profit" means: (1) the aggregate amount of Net Proceeds (as defined below), plus (2) all amounts received by Quintiles on the transfer of the option, plus (3) all equivalent amounts with respect to the Substitute Option, plus (4) any termination fee received by Quintiles under the Merger Agreement (see "The Merger Agreement -- Termination Fee and Expense Reimbursement" above), minus (5) the aggregate of the amount of cash paid to PMSI as a result of this limitation on Total Profit and the value of shares of PMSI (or other securities) previously delivered to PMSI. "Net Proceeds" is the aggregate proceeds of a sale or disposition of the shares issued upon exercise of the option in excess of the amount paid by Quintiles to exercise the option multiplied by the number of shares included in such sale or disposition. Notwithstanding the limitation described in this paragraph, if a court finally adjudicates that Quintiles' Total Profit is unenforceable, then Quintiles' Net Proceeds under the option shall be limited to the largest amount enforceable.

EFFECT OF STOCK OPTION AGREEMENT

     The Stock Option Agreement is intended to increase the likelihood that the Merger will be consummated on the terms set forth in the Merger Agreement and could increase the cost to a third party of acquiring PMSI. Consequently, the Stock Option Agreement may have the effect of discouraging persons who now or prior to the Effective Time of the Merger might be interested in acquiring all of or a significant interest in PMSI from considering or proposing such an acquisition, even if such persons were prepared to offer higher consideration per share for PMSI common stock than that implicit in the Per Share Merger Consideration.

TERMINATION

     The option will terminate and be of no further force and effect upon the earliest to occur of (i) the Effective Time of the Merger, (ii) 12 months after the first occurrence of a Purchase Event or (iii) termination of the Merger Agreement prior to the occurrence of a Purchase Event.

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

                         THE CONTINGENT VALUE PAYMENTS

     The following is a summary of the material terms of the contingent value payments. This summary is qualified in its entirety by reference to Section 2.01(b) of the Merger Agreement, a copy of which is attached as Appendix A hereto, and Exhibit A to the Merger Agreement, which is attached as Appendix B to this Proxy Statement/Prospectus.

PAYMENT AT MATURITY DATE

     On the Maturity Date, Quintiles will pay to each PMSI stockholder who receives shares of Quintiles common stock on the Maturity Date (a "Holder"), for each share of Quintiles common stock then received, a contingent value payment in cash equal to the amount, if any, by which the Average Trading Price exceeds the CVP Average Trading Price. For example, if the Average Trading Price were equal to $50 and the CVP Average Trading Price were equal to $48, a contingent value payment would represent the right to receive $2 in cash with respect to each share of Quintiles common stock received. The closer the CVP Average Trading Price is to the Average Trading Price, the less cash a contingent value payment will be worth.

     If a PMSI stockholder elects to receive the deferred Quintiles common stock prior to the Maturity Date, no contingent value payments will be paid with respect to those shares.

     The "Maturity Date" will be 75 days after the Closing Date.

DETERMINATION THAT NO AMOUNT IS PAYABLE WITH RESPECT TO THE CONTINGENT VALUE PAYMENTS

     If the CVP Average Trading Price exceeds or equals the Average Trading Price, there will be no amount payable under the contingent value payments. In addition, if the average closing price per share of Quintiles common stock is greater than or equal to the Average Trading Price for any period of 30 consecutive trading days between the Closing Date and the Maturity Date, there will be no amount payable with respect to the contingent value payments on the Maturity Date and the contingent value payments will terminate immediately.

PAYMENT IN THE EVENT OF CERTAIN BUSINESS COMBINATION TRANSACTIONS

     Quintiles will notify the holders of contingent value payments if Quintiles common stock is no longer listed on Nasdaq as the result of any merger, consolidation, sale, conveyance or other change of control transaction. As promptly as practicable after the closing of a transaction described in the previous sentence, Quintiles will pay to each Holder, for each share of Quintiles common stock to be received by such Holder on the Maturity Date, a contingent value payment in cash equal to the amount, if any, by which the CVP Average Trading Price exceeds the average of the closing prices per share of Quintiles common stock for the 10 trading days ending with the last trading day immediately preceding the closing date of the transaction.

ANTIDILUTION

     In the event Quintiles subdivides or combines the outstanding shares of Quintiles common stock, Quintiles will adjust the contingent value payment, if any, payable pursuant to the Merger Agreement. Quintiles will notify each Holder upon any such adjustment.

NO TRANSFERABILITY

     The contingent value payments are not transferable, except by the laws of descent and distribution or in connection with a transfer of a PMSI stockholder's entire right to receive Per Share Merger Consideration in accordance with the Merger Agreement. Any attempt to transfer, sell, exchange or otherwise dispose of a contingent value payment or any beneficial interest in a contingent value payment will have no force or effect.

TRADING/LISTING

     The contingent value payments will be uncertificated. Quintiles will not list the contingent value payments for trading on any securities market or exchange.

LIMITATION ON SHORT SELLING

     A Holder shall lose his or her right to any contingent value payment if, at any time during the 20 trading days preceding the Maturity Date, (1) such Holder's "short position" in Quintiles common stock (as determined in accordance with Rule 14e-4(a) under the Exchange Act, but without taking into account the contingent value payments) exceeds such Holder's "long position" in Quintiles common stock (as determined in accordance with Rule 14e-4(a) under the Exchange
Act) or (2) such Holder takes any action to manipulate the market price of Quintiles common stock which would cause a violation of Section 9 of the Exchange Act. Quintiles may require Holders to deliver reasonably satisfactory evidence of their short and long positions in Quintiles common stock during this 20-trading day period as a precondition to its obligation to make any contingent value payment. This prohibition will not apply to any Holder that is a nominee or trustee for multiple ultimate beneficial owners. Rather, the short and long positions of such ultimate beneficial owners will determine the right of such Holder to receive the contingent value payment otherwise attributable to such ultimate beneficial owner.

                                ABOUT QUINTILES

GENERAL INFORMATION

     Quintiles is a market leader in providing full-service contract research, sales, marketing and health care policy consulting and health information management services to the global pharmaceutical, biotechnology, medical device and health care industries. Supported by its extensive information technology capabilities, Quintiles provides a broad range of contract services to help its clients reduce the length of time from the beginning of development to peak sales of a new drug or medical device. Quintiles' contract research services include a full range of development services focused on helping its clients through the development and regulatory approval of a new drug or medical device. Quintiles' contract sales services, including sales and specialized marketing support services, focus on helping its clients achieve commercial success for a new product or medical device. Quintiles also offers healthcare policy research and management consulting which emphasize improving the quality, availability and cost-effectiveness of healthcare.

     Quintiles' principal offices are located at 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703-8411.

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

CERTAIN INFORMATION INCORPORATED BY REFERENCE

     Certain information relating to principal stockholders and security ownership of management, executive compensation, various benefit plans (including share option plans), certain relationships and related transactions and other related matters as to Quintiles is set forth in Quintiles' Annual Report on Form 10-K for the year ended December 31, 1997, incorporated herein by reference. Stockholders of PMSI desiring a copy of such document may contact Quintiles by mail at 4709 Creekstone Drive, Riverbirch Building, Suite 200, Durham, North Carolina 27703-8411 or by telephone at (919) 998-2000 as indicated under "Where You Can Find More Information" on page 98.

RECENT EVENTS

     On January 5, 1999, Quintiles announced the completion of its previously announced acquisition of substantial assets of Hoechst Marion Roussel's Kansas City-based Drug Innovation and Approval facility and the opening of a Kansas City contract research facility.

     On December 15, 1998, Quintiles entered into an Agreement and Plan of Merger (the "ENVOY Agreement") with QELS Corp., a Tennessee corporation and a wholly-owned subsidiary of Quintiles ("Merger Sub") and ENVOY Corporation, a Tennessee corporation ("ENVOY"), which provides for Merger Sub to merge with and into ENVOY (the "ENVOY Transaction") in a pooling of interests transaction.

     ENVOY is a leading provider of EDI and transaction processing services to participants in the health care market, including pharmacies, physicians, hospitals, dentists, billing services, commercial insurance companies, managed care organizations, state and federal governmental agencies and others. ENVOY provides healthcare EDI services on a real-time and batch-processing basis by utilizing proprietary computer and telecommunications software and microprocessor technology. ENVOY is one of the largest processors of electronic real-time pharmacy and commercial third-party payor batch transactions in the United States based upon annual transaction volume. Through its recently completed business combinations with the ExpressBill Companies, ENVOY believes that it has the largest patient statement processing and printing services business in the United States, processing more than 160 million patient statements annually. ENVOY's transaction network, which processed approximately
1.2 billion transactions in 1998, consisted of approximately 200,000 physicians, 36,000 pharmacies, 42,000 dentists, 4,600 hospitals and 865 payors, including approximately 47 Blue Cross Blue Shield Plans, 59 Medicare Plans and 40 Medicaid Plans as of December 31, 1998. ENVOY Common Stock trades on The Nasdaq Stock Market under the symbol "ENVY."

     The principal executive offices of ENVOY are located at Two Lakeview Place, 15 Century Boulevard, Suite 600, Nashville, Tennessee 37214 and its telephone number is (615) 335-3700.

     Under the ENVOY Agreement, each outstanding share of ENVOY common stock, par value $0.01 per share ("ENVOY Common Stock") and each outstanding share of ENVOY Series B Convertible Preferred Stock, liquidation preference $10.75 per share ("ENVOY Preferred Stock") would be exchanged for 1.166 shares of Quintiles common stock. At December 14, 1998, 21,574,795 shares of ENVOY Common Stock and 2,800,000 shares of ENVOY Preferred Stock were outstanding and ENVOY had 3.5 million shares subject to outstanding stock options which, as a result of the ENVOY Transaction will become exercisable for shares of Quintiles common stock. The ENVOY Transaction is expected to be

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

tax-free to ENVOY shareholders. Consummation of the ENVOY Transaction is subject to certain conditions, including the approval of the ENVOY Transaction by the shareholders of Quintiles and of ENVOY and the receipt of required regulatory approvals, including the expiration of the applicable waiting period under the HSR Act. Prior to the meeting of the ENVOY shareholders, the ENVOY Agreement may be terminated by Quintiles if Quintiles' stock price rises above $71.50 per share or by ENVOY if Quintiles' stock price falls below $40.00 per share for a specified period. Upon completion, Quintiles will nominate three ENVOY members for election to Quintiles' Board of Directors.

     In connection with the ENVOY Agreement, the directors and holders of ENVOY Preferred Stock (together, the "ENVOY Shareholders") entered into a Stock Voting Agreement with Quintiles, (the "Stock Voting Agreement") whereby the ENVOY Shareholders agreed to vote their ENVOY Common and Preferred Stock (constituting approximately 16% of the total outstanding capital stock of ENVOY) in favor of the ENVOY Transaction.

     The foregoing descriptions of the ENVOY Agreement and the Stock Voting Agreement, and the transactions contemplated thereby, do not purport to be complete and are qualified in their entirety by reference to the ENVOY Agreement and the Stock Voting Agreement, which are attached as exhibits to Quintiles' Current Report on Form 8-K dated December 17, 1998, incorporated herein by reference.

                                   ABOUT PMSI

GENERAL

     PMSI was formed in 1991 by carving out the pharmaceutical services business from Walsh International Inc. ("Walsh") and consummating a public offering of PMSI common stock. PMSI provides a range of information and market research services to pharmaceutical and healthcare companies in the United States to enable them to optimize the performance of their sales and marketing activities. Prior to August 5, 1998, it also provided information services for similar purposes in Europe and Japan. Most of PMSI's services are generated from its own proprietary databases containing unique pharmaceutical, managed care, healthcare market and medical prescriber data.

     On December 15, 1997, PMSI completed the series of NDC Transactions with Source, a spin-off of Walsh with which PMSI had entered into the Source US and Source Europe joint ventures, and NDC. Pursuant to the NDC Transactions, PMSI
(i) sold the OTC Business and its interest in Source US to NDC in return for approximately 1.1 million shares of common stock of NDC and $6.5 million in cash and (ii) acquired from Source (a) the operations of Source Europe, (b) $9 million in cash and (c) approximately 920,000 shares of PMSI common stock owned by Source, partially in return for forgiveness by PMSI of loans to Source.

     On August 5, 1998, PMSI sold its non-US operating assets, with the exception of its Source prescription data and PMSI targeting businesses in Belgium, to IMS in return for which PMSI received 1,197,963 shares of IMS common stock. IMS has since exercised its option to acquire the PMSI Belgian business and PMSI has disposed of Source-Belgium in a separate transaction.

     Through its Scott-Levin subsidiary in the United States, PMSI provides a range of pharmaceutical and healthcare information and market research services. The services are comprised of proprietary database services, syndicated market research audits, managed care and governmental information services and added value services, including strategic studies and surveys, consulting service and software solutions. Scott-Levin has implemented state-of-the-art data access and integration technology and internet capabilities for virtually all services.

     PMSI's principal offices are located at: 45 Rockefeller Plaza, Suite 912, New York, New York 10111.

PROPRIETARY HEALTHCARE DATABASES

     The foundation of Scott-Levin's business is a variety of proprietary databases. Through self-administered surveys, Scott-Levin maintains various comprehensive databases that contain information collected from physicians on their diagnoses, prescribing activities; the incidence of, and response to, direct selling and other promotion activities; information regarding healthcare legislation and key influencers in the United States; a managed care database, detailing cost containment measures imposed by United States managed care organizations ("MCOs") that influence or restrict physicians' prescribing activities, which also covers formularies, administrators and the physicians affiliated with the MCOs.

     Pursuant to a contract with NDC, Scott-Levin obtains prescription information which NDC collects from approximately 35,000 pharmacies located across the United States. Scott-Levin creates projected state and national data on product level prescription movement from which, among other things, it generates the Source Prescription Audit.

     Scott-Levin does not hold any identifiable individual patient data, except data collected directly from the patient, which is held with the patients' permission.

SYNDICATED MARKET RESEARCH AUDITS

     Scott-Levin's marketing research audits are generated from databases containing information collected by questionnaire, diary or personal interview, dispensed prescriptions and secondary research. The results of the audits are delivered in hard copy or through PC-based data delivery systems. These audits include the Source Prescription Audit, which analyzes pharmaceutical product consumption; Physician Drug And Diagnosis Audit, which analyzes the pharmaceuticals prescribed by physicians relative to the associated diagnosis; the Personal Selling Audit ("PSA"), which analyzes the effectiveness of the client company's sales activities compared with those of its competitors; the Hospital Personal Selling Audit, which complements the PSA by monitoring and analyzing sales activity in the hospital environment; the Physician Meeting And Event Audit, which assesses the impact of this promotional activity on subsequent attendee prescribing; the HIV Therapy Audit, which provides a projectable database tracking physicians who treat HIV, and HIV positive patients; and the Direct-To-Consumer Advertising Audit, designed to evaluate and measure the impact of direct-to-consumer advertising on physicians and consumers.

MANAGED CARE INFORMATION AND GOVERNMENTAL INFORMATION SERVICES

     Scott-Levin provides a range of services derived from its managed care database, including the Integrated Managed Care Profiles service, which enables pharmaceutical companies to identify, target and prioritize those MCOs that are most relevant to their own specific pharmaceutical products. Additionally, Scott-Levin has developed information services that identify the influences of federal and state governments on pharmaceutical prescribing and dispensing. An example of these services is Stateline, a PC-based database product which provides pharmaceutical companies with detailed information on the health policies of each of the 50 states and the District of Columbia and on the government officials involved in shaping these policies.

ADDED VALUE SERVICES

     Scott-Levin provides pharmaceutical companies in the United States with a range of added value and research services that are used (1) to study specific issues and trends in the marketplace and the broader health care industry, (2) to evaluate the effectiveness of marketing programs, (3) to analyze in depth particular components of a product marketing program at any stage of its implementation, and (4) for consultancy on optimizing company strategy, sales and marketing activities and product commercialization.

MARKETING AND SALES

     PMSI employs marketing, sales and client service professionals in its Scott-Levin subsidiary. Many members of PMSI's sales and marketing staff have substantial pharmaceutical and information technology industry experience.

     Sales to the pharmaceutical or information services industry accounted for substantially all of PMSI's revenue in fiscal 1998. Virtually every major US pharmaceutical company is a customer of PMSI. PMSI also provides certain information services to the financial services industry. For the year ended June 30, 1998, PMSI's ten largest customers were responsible for 38.7% of its revenue, with no one customer accounting for 10% or more. Although PMSI's business is dependent upon its relationships within the healthcare and pharmaceutical industries and the prospects of those industries, PMSI's business would not be materially adversely affected by the loss of any single customer.

COMPETITION

     PMSI's information services in the United States have been systematically established over sixteen years, however, their market position may be affected in the future by competitors' efforts to create or acquire enhanced databases or to develop and market new information products and services. PMSI has competitors that are significantly larger with substantially greater resources than PMSI, including, but not limited to, IMS and NDC.

ACQUISITION AND DIVESTMENT STRATEGY

     PMSI was built through a series of strategic acquisitions that have positioned it to provide comprehensive information services to the pharmaceutical and healthcare industries in major world markets.

     On August 5, 1998 PMSI announced that it had completed the sale of all of its non-US operating assets, with the exception of its Source prescription data and PMSI targeting businesses in Belgium, to IMS for consideration of 1,197,963 shares of IMS common stock. IMS was granted an option to purchase either or both of the Belgian businesses within a three-month period and has exercised its option with respect to PMSI-Belgium. PMSI has disposed of Source-Belgium in a separate transaction.

     PMSI sold IMR, its French point of sale marketing business, on March 31, 1998. This was the last remaining business to be sold as a result of PMSI's decision in May 1996 to discontinue its non-database segment. The business was sold for consideration of approximately $3.2 million in cash. The assets sold included cash and cash equivalents of $1.2 million. A net loss on sale of this business of $16.9 million, after selling costs and before a tax benefit of $8.8 million, has been reflected in the statement of operations for the year ended June 30, 1998.

     For the period through December 15, 1997, PMSI jointly exploited, through a long-term agreement, a database of prescription data (the "Source Database") created and maintained by Source US. On December 15, 1997, PMSI completed the NDC Transactions. Pursuant to the NDC Transactions, PMSI acquired Source Europe for consideration of $8.4 million in the form of the cancellation of amounts advanced to Source under a line of credit of $6.4 million and direct costs of $2.0 million. Source Europe is a developing business involved in building databases of information from prescriptions dispensed in the UK, Germany, France, Belgium and Italy and in developing the software technology to support, access and generate information from such databases. This information enables pharmaceutical companies to measure and analyze product performance at a detailed geographical level, namely small groups of physicians or at the individual physician level and thereby to improve sales force productivity. Source Europe was subsequently sold to IMS in the IMS Transaction.

     On July 30, 1997 PMSI sold its Dutch and US-based international publishing and communications operations to Excerpta Medica, the medical communications division of Elsevier Science, for $9 million, resulting in a net gain on sale of approximately $3 million. The sale of these businesses formed part of the program of divestitures of non-core businesses announced by PMSI in May 1996.

     PMSI previously acquired 80% of the common stock of Mediphase Limited ("Mediphase"), a specialist software and information company in the United Kingdom that has developed and markets retail pharmacy dispensary management software. As a condition of purchase, PMSI obtained the right to acquire the remaining 20% of the common stock between July 1997 and July 1999, based upon the number of Mediphase systems installed at certain dates. The minority interest in Mediphase was acquired during July 1997 for $1.7 million. Mediphase was subsequently sold to IMS in the IMS Transaction.

BACKLOG

     As of June 30, 1998, PMSI (including the business sold to IMS) had contracts running through 2003 of $48.0 million of which $29.0 million are for contracts to be completed by June 30, 1999. Included in the total backlog, is $24.2 million for contracts to be completed by Scott-Levin. As of June 30, 1997, PMSI (including the businesses sold to NDC) had contracts running through 2001 of $103 million of which $45 million were for contracts to be completed by June 30, 1998.

INDUSTRY REGULATION

     The pharmaceutical industry is subject to extensive regulations in the countries in which PMSI operates. A number of governments have enacted regulations limiting the prices pharmaceutical companies may charge for drugs. While PMSI believes that cost containment measures that may be adopted by government agencies will cause pharmaceutical companies to seek more effective means of marketing their products (which will benefit PMSI in the medium and long term), such governmental regulation has caused pharmaceutical compa-nies to revise or reduce their marketing programs. These cost containment measures, together with pharmaceutical companies' desire to increase market share or improve their research pipelines, have caused both vertical and horizontal integration and several significant mergers.

     In addition to pharmaceutical industry regulation, PMSI is directly subject to certain restrictions on the collection and use of data. In the United States, certain states have enacted legislation prohibiting the use of personally identifiable prescription drug information without consent. Because PMSI does not generally receive information regarding the identity of patients, PMSI believes that such state legislation will have no material adverse effect on its business. There can be no assurance that future legislation or regulations will not directly or indirectly restrict the dissemination of information regarding physicians or prescriptions. Such legislation, if enacted, could have a material adverse effect on the operations of PMSI.

     The Market Research Code of Conduct, a pharmaceutical industry-promulgated code of conduct to which PMSI adheres, provides that the identity of the individual researched may never be disclosed to the company sponsoring such research without such individual's consent. PMSI supplies only aggregated statistics to the sponsoring company when information is generated from market research databases. As recommended by the board of directors of the Pharmaceutical Manufacturer's Association, the PMSI databases do not contain patient names, thus preserving confidentiality. Data provided at the physician level is obtained from prescribing activity by product or therapy class over a given period. Pharmaceutical companies receive information as to the projected prescribing levels of particular physicians. PMSI does not hold any identifiable individual patient data, except on a temporary basis with the patients' prior permission for follow-up research and disease management purposes.

EMPLOYEES

     As of September 30, 1998, PMSI's operations had approximately 239 full-time employees, of which 215 are employed by Scott-Levin. There are no collective bargaining agreements in effect with employees of PMSI. PMSI considers its relationships with its employees to be good.

PROPERTIES

     PMSI currently leases or subleases space in two locations in the United States, including its principal office facilities in Newtown, Pennsylvania. PMSI's usage of such facilities aggregates approximately 35,100 square feet for which the aggregate lease rentals are $578,000 per annum under a lease expiring in 2002. In connection with the IMS Transaction, PMSI transferred approximately 30,000 square feet of office and warehouse facilities in the Netherlands that PMSI owned with a recorded cost of approximately $4.5 million. PMSI has the right to receive proceeds from the sale of this property in excess of $2 million.

LEGAL PROCEEDINGS

     PMSI is not a party to any outstanding material legal proceedings.

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

                  PMSI MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The following discussion is derived from PMSI's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998 and Annual Report on Form 10-K for the fiscal year ended June 30, 1998 that have been filed with the SEC.

OVERVIEW

     The following discussion and analysis contains "forward looking" statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, that involve risks and uncertainties. PMSI's actual results may differ significantly from the results discussed in the "forward looking" statements.

     Much of PMSI's business is based upon proprietary databases, computer technology and product know-how, and assets that are generally difficult, time-consuming or costly for third parties to duplicate. PMSI's strategy is to take advantage of its operating leverage and grow the business by increasing the market penetration of existing products and services, by developing products and services for different national markets, and by creating new information services from data in the PMSI databases or from linking such data with data from third parties to meet the evolving information needs of the pharmaceutical and healthcare industry.

     The net income for the six months ended December 31, 1998 reflects the continued extensive disposal program undertaken by PMSI over the past fifteen months. On August 5, 1998, PMSI announced that it had completed the sale of all of its non-US operating assets, with the exception of its Source prescription database and PMSI targeting businesses in Belgium, to IMS for consideration of 1,197,963 shares of IMS common stock. This disposal followed the sale of PMSI's Dutch and US-based international publishing business, its interest in the Source US and the OTC Business and IMR S.A., its French point of sale marketing business ("IMR") in the year to June 30, 1998.

     The operating results reported below for the six months ended December 31, 1998 include the US based Scott-Levin business, a leading provider of market research and managed care information services principally to the pharmaceutical industry in the US and Belgium subsidiaries (which have since been disposed of).

REVENUE

     Revenue for PMSI's first half of fiscal 1999 decreased to $18.4 million from $41.7 million for the corresponding period of 1998, representing a decrease of 56%. This reduction was the result of PMSI's divestiture program.

     Revenue for the year ended June 30, 1998 was $78.0 million, a decrease of $20.5 million (21%), compared with revenue for the year ended June 30, 1997. The reduction in reported revenues resulted from the sale of PMSI's international publishing business in July 1997 and its interest in the Source US joint venture and OTC businesses in the US in December 1997. In the year ended June 30, 1997 revenues from the divested businesses totaled $37.3 million. These divestments offset revenue growth in PMSI's ongoing businesses, in particular Scott-Levin in the US and PMSI's targeting business in Japan, both of which contributed revenue growth of more than 20% compared with the prior year. Currency exchange rate movements negatively impacted the year's revenue by $2.3 million, or 3%.

     Revenue for the year ended June 30, 1997 was $98.5 million, an increase of $5.5 million (6%) over revenue for the year ended June 30, 1996. Revenues grew significantly in the United States market research and database businesses, Japanese information services and UK market research division. This growth was partially offset by the revenue reduction of $1.0 million, due to the divestment of poorly performing database businesses at the end of fiscal 1996 and during 1997. Currency exchange rate movements when compared to 1996 rates, principally in Japan and the Netherlands, negatively impacted the year's revenue by $3.5 million, or 4%.

PRODUCTION COSTS

     Production costs during the first half of fiscal 1999 decreased to $7.1 million (39% of revenue) from $22.0 million (52% of revenue) for the comparable six months of fiscal 1998. This reduction was the result of PMSI's extensive divestiture program.

     PMSI's production costs include the costs of data collection, outside supplies and services, internal computer costs and the costs attributable to personnel involved in the production of PMSI's products and services.

     Production costs for the year ended June 30, 1998 were $43.7 million (56% of revenue), compared to $54.5 million (55% of revenue) for the year ended June 30, 1997. The decrease in costs of $10.8 million is attributable to the sale of PMSI's international publishing business in July 1997 and its interest in Source US joint venture and OTC businesses in the US in December 1997. In fiscal 1997, production costs of $23.1 million were attributable to these businesses. As a percentage of revenue production costs have increased due to the disproportionately high costs associated with the further development of the Source Europe business.

     Production costs for the year ended June 30, 1997 were $54.5 million (55% of revenue), compared to $51.6 million (55% of revenue) for the year ended June 30, 1996. The 6% increase in costs was primarily attributable to revenue growth and new product development in Japan and Europe.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative ("SG&A") costs during the first half of fiscal 1999 decreased to $14.1 million (77% of revenue) from $16.1 million (39% of revenue) for the comparable six months of fiscal 1998. The six months to December 31, 1998 costs include $2.9 million of non-recurring costs relating to the sale of the non-U.S. businesses to IMS. These costs included closure and termination costs, asset write-off, relating to certain support functions no longer needed following the disposal, together with transaction bonuses.

     SG&A expenses were $34.2 million (44% of revenues) for the year ended June 30, 1998 as compared to $34.8 million (35% of revenues) for the year ended June 30, 1997. The reduction in SG&A was due to the sale of PMSI's international publishing business and its interest in the Source US and the OTC Business in the US, while the increase in expenses as a percentage of revenue is attributable to the inclusion of the Source Europe business from December 15, 1997 for which a high level of sales and marketing costs were required to develop the business.

     SG&A expenses were $34.8 million (35% of revenues) for the year ended June 30, 1997 as compared to $34.2 million (37% of revenues) for the same period in 1996. The reduction

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

in general and administrative expenses as a percentage of sales is attributable to the implementation of improved cost controls in the US and the divestment of poorly performing database businesses with disproportionately high general and administrative expenses.

IN-PROCESS RESEARCH & DEVELOPMENT WRITE-OFF

     The acquisition of Source Europe during the quarter ended December 31, 1997 resulted in a one-time charge of $12.0 million for the write-off of in-process research and development ("IPR&D").

     The acquired IPR&D related to Source Europe's then current development projects, in five countries, to create complex software-based projection methodologies for prescription data. Each projection methodology had been customized to adapt to each country's unique characteristics regarding data collection, manipulation, validation, zone definition, prescription mix, pharmacy volume weights, and dynamic rounding. The five countries are Germany, United Kingdom, Italy, Belgium and France.

AMORTIZATION OF INTANGIBLE ASSETS

     Acquired databases, software and other purchased intangibles are valued at their fair value at the date of acquisition and are amortized over periods of up to five years. Goodwill is amortized on a straight-line basis over periods between 5 and 40 years. The cost of updating and maintaining databases is expensed as incurred, as is the cost of developing software for internal use, which has not reached technological feasibility.

     In PMSI's consolidated financial statements, amortization has been recorded as follows (in thousands):

                                                           1996     1997     1998
                                                          ------   ------   ------
Databases...............................................  $  126   $    6   $   --
Software................................................     247      205      436
Goodwill................................................   1,639    1,522    1,160
                                                          ------   ------   ------
          Total.........................................  $2,012   $1,733   $1,596
                                                          ======   ======   ======

     For the year ended June 30, 1998, compared to the same period in fiscal 1997, goodwill amortization decreased due to the sale of PMSI's international publishing business, while software amortization increased due to the amortization of completed technology recognized on the acquisition of the Source Europe business.

     For the year ended June 30, 1997, compared to the same period in 1996, database, software and goodwill amortization decreased due to the effects of the charge for the impairment of long lived assets recorded during fiscal 1996.

IMPAIRMENT OF ASSETS HELD FOR SALE

     An impairment charge of $14.7 million was made in the second quarter of fiscal 1998 in respect of IMR, PMSI's French point of sale business. During the third quarter of fiscal 1998 this business was divested.

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

IMPAIRMENT OF LONG-LIVED ASSETS AND RESTRUCTURING COSTS

     In the third-quarter of fiscal 1996, PMSI recorded a $2.4 million write-down in the value of long-lived assets, primarily goodwill and databases pursuant to the adoption of FAS 121, "Accounting for the Impairment of Long Lived Assets and Long Lived Assets to be Disposed Of." In addition, PMSI recorded $2.3 million of restructuring costs. These charges were primarily related to the disposal of two database businesses that did not meet performance expectations.

TRANSACTION COSTS

     Transaction costs during the first half of fiscal 1999 of $0.8 million, relating to the proposed sale of PMSI to Quintiles, have been incurred. These costs relate to fees paid to PMSI's investment bankers and legal advisors.

     Transaction costs of $1.1 million, relating to the proposed sale of all of PMSI to Cognizant (now IMS), were expensed during the third and fourth quarters of the year ended June 30, 1998. These principally related to fees for PMSI's investment bankers.

GAIN OF SALE OF OPERATIONS, NET OF LOSS

     On August 5, 1998, PMSI announced that it had completed the sale of all of its non-US operating assets, with the exception of its Source prescription database and PMSI targeting businesses in Belgium, to IMS for consideration of 1,197,963 shares of IMS common stock, resulting in a profit before tax of $52.8 million reflected in the statement of operations for the six months ended December 31, 1998.

     Sales of the Source US, the OTC Business, the international publishing business and IMR were completed during the year ended June 30, 1998, resulting in a net pre-tax gain of $34.1 million. The individual components of the pretax gain were as follows:

        1. On July 1, 1997 PMSI sold its Dutch and US-based international publishing and communications operations to Excerpta Medica, the medical communications division of Elsevier Science, for approximately $9 million in cash, resulting in a pre-tax gain on sale of $2.6 million.

        2. The sale of PMSI's interest in Source US and the OTC Business was completed during the second quarter of fiscal 1998, resulting in a pre-tax gain of $33.6 million.

        3. The sale of IMR, PMSI's French point of sale marketing business, was completed during the third quarter of fiscal 1998 and PMSI incurred a pre-tax loss on sale of $2.1 million in the year.

INTEREST AND OTHER INCOME

     PMSI invests its excess cash with major banks, and cash equivalents and marketable securities in a professionally managed fund.

     Interest income and other income for the first half of fiscal 1999 was $9.7 million, an increase of $7.7 million over the equivalent period in fiscal 1998. This increase was mainly due to the gain of $6.0 million on sale of marketable securities.

     For the year ended June 30, 1998, PMSI's interest and other income was $5.7 million, compared with $3.3 million for the year ended June 30, 1997. The increased interest income and other income was principally attributable to a realized gain amounting to $1.7 million on the sale by PMSI of NDC shares during the third quarter of fiscal 1998 and, to a lesser extent, increased returns on the higher balance available for investment following the receipt of proceeds from businesses divested in the period.

     For the year ended June 30, 1997, PMSI's interest income was $3.3 million, compared to $2.5 million for the same period in 1996, mainly due to an increased return on PMSI's investments.

INTEREST EXPENSE

     Interest expense for the first half of fiscal 1999 was $1.9 million, a decrease of $0.4 million compared with the equivalent period in fiscal 1998. This decrease was the result of the partial redemption of long-term debt in the quarter ended September 30, 1998.

     For the year ended June 30, 1998, PMSI's interest expense was $4.6 million, compared with $3.5 million for the year ended June 30, 1997. The interest expense was lower in fiscal 1997 due to the allocation of enterprise interest to discontinued operations for part of the year.

     For the year ended June 30, 1997, PMSI's interest expense was $3.5 million, compared to $2.6 million for the same period in 1996 due to the allocation of enterprise interest to discontinued operations for a full year in 1996 but only for part of fiscal 1997.

INCOME TAX PROVISION

     The effective income tax rates for the six months ended December 31, 1998 and 1997 were 13% and 77%, respectively. The 1998 rate was negatively impacted by non-deductible operating losses incurred in countries where a benefit could not be taken, and by the favorable impact of the release of a $1.9 million state tax provision, which is no longer required, and the gain on sale of operations of $52.8 million which had an associated tax charge of $7.0 million. The 1997 effective tax rate was negatively impacted by the non-deductible write-off of in-process research and development costs.

     The tax provisions of $1.2 million, $2.7 million and $5.7 million for the years ended June 30, 1996, 1997 and 1998, respectively, reflect taxes payable in respect of profitable foreign and domestic operations.

     The effective income tax rate for the year ended June 30, 1998 was 106%. This overall rate was due to PMSI's inability to recognize deferred tax assets in European jurisdictions where it made substantial losses while incurring significant taxes on profits earned in the US and Japan, non-deductible goodwill amortization and non-recurring items, including an additional provision for taxes of $1.5 million for probable liabilities arising from tax audits in progress. The full liability assessed by the tax authorities as a result of the audits was approximately $3 million and, at the request of the tax authorities, PMSI deposited approximately $3 million into an escrow account pending the outcome of its appeal. The escrow amount was included in other assets at June 30, 1998.

     During fiscal 1998, PMSI recognized a tax benefit of $8.8 million on the sale of IMR, and provisions for tax on a $33.6 million gain on the sale of the Source US joint venture and the OTC Business and a $1.7 million gain on the sale of NDC shares.

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     PMSI recognizes deferred tax assets in situations where it is more likely than not that PMSI will benefit in the future from temporary differences between book and taxable income. A valuation allowance has been made against a significant part of the net operating losses established in the current year, due to the expectation of further statutory tax losses in certain foreign jurisdictions.

     During the period ended September 30, 1998, PMSI redeemed $19.7 million of PMSI's 6 1/4% Debentures at an aggregate cost of $17.2 million. As a result of the early redemption, PMSI recognized an after-tax extraordinary gain of $1.2 million.

DISCONTINUED OPERATIONS

     Following the decision to divest its non-database segment, a $5.7 million loss on disposal was recorded by PMSI during fiscal 1996. This, together with the net loss for the period through March 31, 1996 of $3.2 million, were classified as the "loss from discontinued operations, net" in the 1996 statement of operations.

     During fiscal 1997, PMSI recorded a further net charge for the loss on disposal of discontinued operations of $9.9 million. This arose from changes to the original estimates of net proceeds and income expected to be generated during the disposal period.

     PMSI sold IMR on March 31, 1998 (see "About PMSI -- Acquisition and Divestment Strategy"). Prior to that sale, the results of this business were included within operating income from continuing operations as "income from assets held for sale." Its net assets, together with the remaining accrual for the loss expected to be generated on disposition, are recorded in the balance sheet as "net current assets held for sale" and "net assets held for sale."

CURRENCY FLUCTUATIONS

     As an international company prior to the IMS Transaction, PMSI has been affected by fluctuations in foreign currency exchange rates. Although most of PMSI's services are priced in the local currency of the business unit providing the service, the effects of foreign currency fluctuations are mitigated by the fact that expenses of foreign subsidiaries are incurred in the same currency as sales. The reported net income of foreign subsidiaries will be affected by changes in the exchange rates of foreign currencies against the United States dollar. The foreign currency risk applicable to PMSI's operations has not been hedged.

QUARTERLY RESULTS

     The production costs of PMSI's pharmaceutical information services (which are expensed as incurred) have a relatively high fixed direct cost component because of the relatively constant cost of maintaining the databases from which the services are derived. Once these fixed costs are covered, a higher gross margin is achieved on incremental revenues. PMSI's overall gross profit margin in any quarter and any improvement in such margin over time will therefore be highly dependent on the relative gross profit margins of PMSI's various products and services that contribute to revenue in such quarter and the relative revenue growth rates for such products and services.

     Historically, quarter to quarter comparisons of PMSI's results of operations have not necessarily been indicative of these trends, principally as a result of: (1) timing of acquisitions and divestments to create the PMSI business; (2) revenue reductions resulting from product

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

changes or discontinuations in the post-acquisition period; (3) cost of investing in the turnaround or profit improvement of certain acquired businesses; (4) write downs of asset values; and (5) the investment in new products and services.

LIQUIDITY AND CAPITAL RESOURCES

     At December 31, 1998, PMSI's cash, cash equivalents and marketable securities totaled $228.3 million, an increase of $116.4 million from the $111.9 million balance at June 30, 1998. The increase is primarily due to the sale of non-US businesses to IMS for common stock of IMS valued at $71.3 million on August 5, 1998 and the $73.0 million of cash received from the forward sale arrangement discussed below, less partial redemption of PMSI's Debentures.

     On October 14, 1998, PMSI entered into a forward sale arrangement with CIBC Oppenheimer ("CIBC") pursuant to which PMSI transferred all of the IMS common stock received in the IMS Transaction, in exchange for a note payable of $73.0 million. The 1,197,963 shares of IMS common stock are being held by CIBC as collateral against PMSI's delivery obligation on August 12, 1999. The IMS shares are included in marketable securities and have been valued at $73.0 million. The current liabilities include $73.0 million representing the note payable.

     During the period between August 26 and September 21, 1998, PMSI redeemed $19.7 million of its 6 1/4% Debentures at an aggregate cost of $17.2 million. As a result of this redemption, PMSI had $49.3 million of 6 1/4% Debentures outstanding at December 31, 1998. The outstanding balance of 6 1/4% Debentures was redeemed on February 1, 1999.

     During the year ended June 30, 1998, cash and cash equivalents and short-term marketable securities increased due to the switch from long-term to short-term marketable securities and proceeds from the businesses divested in the period. At June 30, 1998, PMSI's cash and cash equivalents and marketable securities totaled $111.9 million and its current ratio was 2.4:1. The current ratio at June 30, 1997 was 2.9:1.

     PMSI anticipates that existing cash, cash equivalents and marketable securities, together with internally generated funds, will provide PMSI with the resources that are needed to satisfy its capital expenditures and working capital requirements in fiscal 1999 and subsequent years.

YEAR 2000

     The Year 2000 issue arises from computer processors' and software programs' failure to process data correctly because of their inability to recognize the correct year. This problem has the potential to cause system failures or data corruption that could seriously disrupt PMSI's operations both as a provider and as a recipient of data.

     PMSI is not dependent on large legacy systems and does not use mainframes. Many of the specially developed systems PMSI uses have been designed within the past few years and will process date values appropriately.

     PMSI has a Year 2000 Task Force appointed to evaluate PMSI's operations on an internal level as well as the perspective of its customers and as a customer of PMSI's suppliers. The on-going evaluation covers all systems that PMSI feels may be significantly threatened by the Year 2000 issue including all computer systems, programs and applications. PMSI expects to complete any necessary actions in 1999. While PMSI currently does not

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

believe that the costs associated with addressing Year 2000 issues will be material to PMSI's financial statements, business or operations, PMSI's assessment of Year 2000 issues is ongoing and there can be no assurance that such issues or the costs of addressing them will not have a material impact on PMSI's financial statements, business or operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     As discussed above, PMSI entered into a forward sale arrangement with CIBC in connection with the planned liquidation of the IMS shares. The forward sale was entered into to mitigate PMSI's exposure to fluctuations in the share price of the IMS shares. This arrangement gives rise to a credit risk due to possible non-performance by the counterparty.

RECENTLY ISSUED ACCOUNTING STANDARDS

     On June 15, 1998, the Financial Accounting Standards Board ("FASB") issued FAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 establishes a new model for accounting for derivatives and hedging activities and supersedes and amends a number of existing standards. PMSI will be required to adopt SFAS for the year ended June 30, 1999. Currently PMSI is evaluating this standard but does not expect it to impact materially on PMSI's consolidated financial statements disclosures.

     In February 1998, FASB issued FAS No. 132, Employer's Disclosures about Pension and Other Postretirement Benefits ("SFAS 132"). SFAS 132 standardizes the disclosure requirements for pensions and other postretirement benefits and amends SFAS 87, "Employers' Accounting for Pensions," SFAS 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," and SFAS 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." The statement does not change the existing measurement or recognition provisions of SFAS Nos. 87, 88 or 106, and is effective for the fiscal years beginning after December 15, 1997. Therefore, PMSI will be required to adopt SFAS 132 for the year ended June 30, 1999. PMSI is in the process of evaluating the disclosure requirements under this standard and does not believe it will have a significant impact.

     In June 1997, FASB issued FAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), which changes the way public companies report information about segments. SFAS No. 131, which is based on the management approach to segment reporting, includes requirements to report selected segment information quarterly and entity-wide disclosures about products and services, major customers and the material countries in which the entity holds assets and reports revenues. This statement is effective for financial statements for periods beginning after December 15, 1997. PMSI is currently evaluating the disclosure requirements under this standard and does not believe it will have a significant impact.

                     COMPARISON OF THE RIGHTS OF HOLDERS OF
                  QUINTILES COMMON STOCK AND PMSI COMMON STOCK

     Upon consummation of the Merger, the stockholders of PMSI, a Delaware corporation, will become stockholders of Quintiles, a North Carolina corporation. The rights of such stockholders will be governed by North Carolina law, including the North Carolina Business Corporation Act (the "NCBCA"), and by the Amended and Restated Articles of Incorpo-

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

ration (the "Articles of Incorporation") and Bylaws of Quintiles. Delaware law, including the DGCL, and the Certificate of Incorporation and By-Laws of PMSI will no longer apply.

     It is not practical to compare all of the differences between applicable North Carolina and Delaware laws and between the governing documents of Quintiles and PMSI. Nevertheless, the following provides a summary of certain of those differences that may significantly affect the rights of PMSI stockholders. PMSI stockholders should consult with their own legal counsel with respect to specific differences and changes in their rights as stockholders which will result from the proposed Merger.

AUTHORIZED CAPITAL STOCK; BLANK CHECK STOCK PROVISIONS

     Quintiles' Articles of Incorporation authorize 200,000,000 shares of Quintiles common stock, all of the same class. The Quintiles Board has proposed an amendment to the Quintiles Articles of Incorporation which would increase the number of shares of authorized common stock from 200,000,000 to 500,000,000. Quintiles shareholders are scheduled to vote on such amendment at a special meeting of shareholders to be held on March 30, 1999. The Articles of Incorporation also authorizes 25,000,000 shares of preferred stock, $0.01 par value, and grants broad authority to the Quintiles Board of Directors to determine the voting powers, designations, preferences and rights of classes or series of such preferred stock without shareholder approval. Quintiles has no preferred stock outstanding as of the date of this Proxy Statement/Prospectus. Subject to the rights of any preferred stock issued in the future, as determined by the Quintiles Board or otherwise provided under North Carolina law, each holder of Quintiles common stock is entitled to such dividends, if any, as may be declared by the Quintiles Board. Each holder of Quintiles common stock has one vote per share on all matters on which holders of Quintiles common stock are entitled to vote. In the event of the liquidation, dissolution or winding up of Quintiles, holders of Quintiles common stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preference to holders of Quintiles preferred stock.

     The total number of shares of all classes of stock that PMSI has authority to issue under the PMSI Charter is 30,000,000 shares, of which 25,000,000 represent shares of PMSI common stock and 5,000,000 represent shares of PMSI Preferred Stock, $0.01 par value per share ("PMSI Preferred Stock"). As of the date of this Proxy Statement/Prospectus, there are no shares of PMSI Preferred Stock outstanding.

     Subject to any preferential rights of any PMSI Preferred Stock created by the PMSI Board, each holder of PMSI common stock is entitled to such dividends, if any, as may be declared from time to time by the PMSI Board. Each holder of PMSI common stock is entitled to one vote for each share of PMSI common stock held of record on the applicable record date on all matters submitted to a vote of stockholders. In the event of liquidation, dissolution or winding up of PMSI, holders of PMSI common stock are entitled to receive on a pro rata basis any assets remaining after provision for payment of creditors and after payment of any liquidation preferences to holders of PMSI Preferred Stock.

     The authorized preferred stock of Quintiles and PMSI is available for issuance from time to time in one or more series at the discretion of the board of directors of that company without stockholder approval. The board of each company has the authority to prescribe for each series of preferred stock (1) the number of shares in that series, (2) the voting rights (if any) to which such shares in that series are entitled, (3) the consideration for such shares in that series and (4) the designations, powers, preferences and relative, participating,

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

optional or other special rights, and such qualifications, limitations or restrictions of the shares in that series. Depending upon the rights of such preferred stock, the issuance of preferred stock could have an adverse effect on holders of common stock by delaying or preventing a change in control of the company, making removal of the present management of the company more difficult or resulting in restrictions upon the payment of dividends and other distributions to the holders of its common stock.

SIZE OF THE BOARD OF DIRECTORS

     Under North Carolina law, although changes in the number of directors in general must be approved by a majority of the outstanding shares, the board of directors may (1) increase or decrease the number of directors by not more than 30% during any 12-month period or (2) fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws. Quintiles' Articles of Incorporation set a range for board size from nine to 15 members, and the Bylaws permit a majority of the directors to approve changes in board size within that range. The Quintiles Board currently consists of 13 directors.

     The PMSI Board currently consists of seven directors, and the PMSI By-Laws provide that the number of directors shall be not less than one nor more than 15.

CLASSIFIED BOARD OF DIRECTORS

     A classified board of directors is one to which a certain number, but not all, of the directors are elected on a rotating basis each year. A North Carolina corporation may classify its board into two, three or four classes. Changing the board of directors, and thus control of a corporation, is lengthier and more difficult with a classified board. The Quintiles Board currently is divided into three classes, each serving three year terms.

     The PMSI Board is not classified.

CUMULATIVE VOTING

     Cumulative voting permits a stockholder to cumulate his total stockholder votes for a single candidate in an election of directors. Cumulative voting could increase the chances that a minority shareholder could designate a member to the board. Under North Carolina law, the right to cumulative voting depends upon the date of incorporation and a corporation's status as a public or private company. Quintiles' stockholders are not entitled to cumulate their votes.

     Under Delaware law, a corporation's charter may provide for cumulative voting. The PMSI Charter has no such provision.

REMOVAL OF BOARD OF DIRECTORS; FILLING VACANCIES

     Pursuant to Quintiles' Articles of Incorporation, the stockholders can remove a director only with the approval of two-thirds of the voting power of all shares entitled to vote in the election of directors, except that where a director was elected by the holders of one class or series of stock, or a group of such class or series, only the members of that voting group may vote to remove him. Quintiles' Articles of Incorporation further specify that only the Board of Directors may fill vacancies on the Board.

     The PMSI By-Laws provide that newly-created directorships and director vacancies shall be filled by a majority of directors then in office, even if less than a quorum, or a sole remaining director. The PMSI By-Laws also provide that any director of PMSI may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

AMENDMENT OF ARTICLES OF INCORPORATION AND BYLAWS

     Quintiles' Articles of Incorporation require the approval of at least two-thirds of the stockholders entitled to vote on an amendment to the Articles of Incorporation. If, however, the proposed amendment is approved by a majority of the disinterested members of the Quintiles' Board, then the amendment will only require the majority approval of the stockholders, or such greater percentage as required under North Carolina law. A disinterested director is defined as a member of the Quintiles Board who (1) is not affiliated with a control person, was not nominated by a control person and was already on the Quintiles Board when a control person acquired its controlling interest or (2) is a successor to a disinterested director who is not affiliated with a control person, is not nominated by a control person and who is recommended by a majority of disinterested directors on the Quintiles Board.

     Quintiles' Bylaws may be amended or repealed by two-thirds of the shares entitled to vote on an election of directors. The Bylaws also permit the Quintiles Board to amend or repeal the Bylaws, except that (1) a bylaw adopted, amended, or repealed by the shareholders may not be readopted, amended or repealed by the Quintiles Board unless they are authorized to do so by the Articles of Incorporation or a bylaw adopted by the shareholders; (2) a bylaw that fixes higher quorum or voting requirements for the Quintiles Board may not be adopted by less than the majority of the directors in office and may not later be amended by a vote or quorum less than that required by the applicable bylaw; and (3) if a bylaw fixing higher voting or quorum requirements was originally adopted by the shareholders, only the shareholders may amend it unless the Bylaws otherwise permit its amendment or repeal by the Quintiles Board.

     Any amendment to the PMSI Charter requires the approval of a majority of the outstanding stock entitled to vote. The PMSI By-Laws may be amended by a majority of the entire PMSI Board at any regular or special meeting of such board of directors or by the affirmative vote of a majority of the outstanding stock of PMSI entitled to vote thereon, provided, however, that notice of such amendment shall be contained in the notice of such meeting of stockholders or the board of directors, as the case may be.

     Under Section 242(b)(2) of the DGCL, the holders of the outstanding shares of a class of PMSI stock shall be entitled to vote as a class on a proposed amendment to the PMSI Charter, whether or not otherwise entitled to vote thereon, if, among other things, the amendment would increase or decrease the aggregate number of authorized shares of such class.

POWER TO CALL SPECIAL MEETINGS OF STOCKHOLDERS

     Quintiles' Bylaws provide that a special meeting of the stockholders may be called solely by the Board, the chairman of the Board, the president or the holders of 25% or more of the voting power of the outstanding shares of Quintiles stock.

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

     A special meeting of stockholders of PMSI may be called by the chairman of the Board, the president, any vice president, the secretary or any assistant secretary of PMSI or by any such officer upon the written request of the stockholders owning a majority of the capital stock of PMSI issued and outstanding and entitled to vote at such meeting.

ADVANCE NOTICE OF MAKING NOMINATIONS AT MEETINGS OR FOR RAISING BUSINESS

     Quintiles' Bylaws set forth a procedure for stockholder nominations of directors. A Quintiles stockholder entitled to vote generally in elections of directors may nominate a person for election as a director at a meeting of the stockholders only pursuant to a written notice sent to the Secretary of Quintiles (1) not less than 50 nor more than 90 days prior to any annual meeting of Quintiles stockholders or (2) not later than the 10th business day following the date the notice of a special meeting of stockholders called for the purpose of the election of directors is first distributed. Quintiles' Bylaws require written notice of an annual or special meeting of stockholders to be given to each stockholder of record entitled to vote at the meeting no more than 60 days nor less than 10 days prior to the meeting. Only business within the stated purpose(s) described in the meeting notice may be conducted at a special meeting of Quintiles stockholders. The Quintiles Bylaws require any stockholder who wishes to bring business before a meeting of Quintiles stockholders to provide written notice to Quintiles not more than 90 nor less than 50 days before the meeting.

     The PMSI Charter and PMSI By-Laws do not contain any provision that sets forth the procedure for nominating persons for election to the PMSI Board. Under the PMSI By-Laws, written notice of any annual or special meeting of stockholders shall be given to each person entitled to vote at the meeting no less than 10 nor more than 60 days before the date of such meeting. Although any notice of a special meeting of the stockholders of PMSI is required to state briefly the purpose or purposes of such special meeting, no provision that limits the business of any meeting of the stockholders of PMSI to matters contained in the notice of such meeting is included in either the PMSI Charter or PMSI By-Laws.

STOCKHOLDER ACTION WITHOUT MEETING

     Under the NCBCA, stockholders may act without a meeting if a consent in writing to such action is signed by all stockholders entitled to vote.

     The Quintiles Bylaws provide that any action which may be taken at a meeting of the shareholders may be taken without a meeting if a consent in writing, setting forth the action so taken is signed by all of the persons who would be entitled to vote upon such action at a meeting and as delivered to Quintiles to be included in the minutes or to be kept as part of the corporate records.

     The PMSI By-Laws provide that any action required or permitted to be taken at an annual or special meeting of the stockholders of PMSI may be taken without a meeting, without prior notice and without a vote, if a consent in writing setting forth the action so taken is signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS

     North Carolina has two primary anti-takeover statutes, the Shareholder Protection Act and the Control Share Acquisition Act, which govern the stockholder approval required for

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

certain business combinations. As permitted by North Carolina law, Quintiles has opted-out of both these provisions. Instead, Quintiles' Articles of Incorporation provide that, in the absence of more restrictive requirements under applicable law, any business combination must be approved by either: (1) if at least two-thirds of the full Quintiles Board has approved the business combination, the affirmative vote of the shareholders holding at least a majority of the shares issued and outstanding and entitled to vote thereon, or
(2) a supermajority of the shares, consisting of at least two-thirds of the shares entitled to vote thereon, and a majority of a quorum of the Quintiles Board (but less than two-thirds of the full Quintiles Board).

     A "fair price" provision in Quintiles' Articles of Incorporation complements this supermajority voting requirement. Under this provision, where a business combination is approved by a supermajority of the stockholders and a majority of a quorum, but less than two-thirds, of the full Quintiles Board, stockholders who do not vote to approve the transaction can elect to sell their shares to the company for cash at a "fair price," as determined by a specified formula.

     Business combinations that trigger the supermajority voting requirements generally include mergers, dispositions of all or substantially all of the corporation's assets, and transactions involving control persons, including combinations with control persons, other combination transactions entered into at the behest of control persons or other transactions which would have the result of increasing a person's control of the corporation. A control person includes any person or entity which, together with its affiliates, owns or controls at least 10% of any class of Quintiles equity (or securities convertible into equity), excluding those persons who obtained that level of control prior to January 1, 1994.

     Section 203 of the DGCL ("Section 203") governs the stockholder approval requirements for a Delaware corporation in certain business combination transactions. The terms of Section 203 apply to PMSI since it is a Delaware corporation. Pursuant to Section 203 with certain exceptions, a Delaware corporation may not engage in any of a broad range of business combinations, such as mergers, consolidations and sales of assets, with an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless (1) the transaction that results in the person becoming an interested stockholder or the business combination is approved by the board of directors of the corporation before the person becomes an interested stockholder, (2) upon consummation of the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns 85% or more of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned by certain employee stock plans or
(3) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by holders of at least two-thirds of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder, at a meeting of stockholders. Under Section 203, an "interested stockholder" is defined as any person, other than the corporation and any direct or indirect majority-owned subsidiary, that is (1) the owner of 15% or more of the outstanding voting stock of the corporation or (2) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.
Section 203 does not apply to a corporation that so provides in an amendment to its certificate of incorporation or by-laws passed by a majority of its outstanding shares at any time. Such stockholder action does not become effective for 12 months following its adoption

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and would not apply to persons who were already interested stockholders at the time of the amendment. The PMSI Charter does not exclude PMSI from the restrictions imposed under Section 203.

     Under certain circumstances, Section 203 makes it more difficult for a person who would be an "interested stockholder" to effect various business combinations with a corporation for a three-year period, although the stockholders may elect to exclude a corporation from the restrictions imposed thereunder. The provisions of Section 203 may encourage companies interested in acquiring PMSI to negotiate in advance with the PMSI Board, because the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the stockholder becoming an interested stockholder. Such provisions also may have the effect of preventing changes in the PMSI Board. It is further possible that such provisions could make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     North Carolina law permits a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or non-statutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that such person was a director, officer, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with the proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee
(1) conducted himself in good faith, (2) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation's best interest, and (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the corporation's board of directors, a committee of directors, special legal counsel or the stockholders in accordance with the statute. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

     In addition to, and separate and apart from the indemnification described above under the statutory scheme, North Carolina law permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorneys' fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

     Quintiles' Bylaws provide for indemnification to the fullest extent permitted under North Carolina law, provided, however, that Quintiles will indemnify any person seeking indemnification in connection with a proceeding initiated by such person only if such proceeding was authorized by the Board of Directors. Accordingly, Quintiles may indemnify its directors, officers, and employees in accordance with either the statutory or non-statutory standard.

     In addition, North Carolina law requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification.

     Finally, North Carolina law provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized under North Carolina law to indemnify such party. Quintiles currently maintains directors' and officers' insurance policies covering its directors and officers.

     As permitted by North Carolina law, Quintiles' Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director, provided that, under North Carolina law, such limitation will not apply to (1) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with Quintiles' best interests,
(2) any liability for unlawful distributions under North Carolina law, (3) any transaction from which the director derived an improper personal benefit or (4) acts or omissions occurring prior to the date the provision became effective.

     The DGCL permits a corporation to indemnify its officers, directors, employees and agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any pending, threatened or completed action or proceeding in which a director, officer, employee or agent of the corporation is a party by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation if such person has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all the circumstances, such person is nevertheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Further, the DGCL provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

     The DGCL also permits a corporation to purchase and maintain insurance on behalf of its directors, officers, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacity as directors, officers, employees or agents of the corporation whether or not the corporation would have the power under the DGCL to indemnify such individuals against such liabilities. PMSI maintains such insurance. The DGCL further provides that the statutory provisions are not exclusive of any other rights to which those seeking indemnification are entitled under any by-law, agreement, stockholder vote or otherwise.

     The PMSI Charter and the PMSI By-Laws provide that no person shall be personally liable to PMSI or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (1) for any breach of the director's duty of loyalty, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper benefit; provided, further, that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the personal liability of a director of PMSI shall be eliminated or limited to the fullest extent permitted by the DGCL, as amended from time to time.

DIVIDENDS AND REPURCHASE OF SHARES

     North Carolina law dispenses with the concepts of par value of shares as well as statutory definitions of capital, surplus and similar terms.

     Under North Carolina law, a corporation may not make any distribution (including dividends, whether in cash or other property, and redemptions or repurchases of its shares) if it would result in either: (1) the corporation being unable to pay its debts when they become due or (2) the corporation's assets being less that the sum of its liabilities plus any preferential liquidation rights of stockholders. A director of a North Carolina corporation may be personally liable to the corporation to the extent that the amount of the distribution exceeds such permissible amounts if it is established that he did not perform his duties as a director in good faith with reasonable care in a manner which he believes to be in the best interests of the corporation. A director held liable for unlawful distributions is entitled to contribution from other directors voting in favor of the distribution and reimbursement from each stockholder of the amount which the stockholder accepted with knowledge the distribution was unlawful.

     Under the DGCL, the directors of a corporation may declare dividends (1) out of the corporation's surplus (as defined in the DGCL) or (2) in the absence of a surplus, out of the corporation's net profits for that and/or the preceding fiscal year, provided, that if the capital of the corporation has diminished for any reason to less than the aggregate of the capital represented by all the outstanding capital stock of the corporation having preference upon the distribution of assets, then no dividends may be declared upon net profits until such deficiency is repaired.

DISSENTERS' APPRAISAL RIGHTS

     Under North Carolina law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances be entitled to appraisal rights, pursuant to which such stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction. In North Carolina, appraisal rights are also available for certain amendments to a corporation's articles of incorporation.

     Under Delaware law, a stockholder of a corporation that is not listed on a national exchange or The Nasdaq Stock Market and whose stock is held of record by less than 2,000 holders may be entitled to the appraised value of his or her stock in such corporation if the corporation is to be merged into another corporation and the stockholders are required to accept consideration other than stock in the surviving corporation. The stockholder must vote against the merger and satisfy certain other requirements in order to have the chancery court determine the fair value of such stockholder's shares (without giving effect to the merger.)

RIGHTS PLAN

     Quintiles does not have a stockholder rights plan. By contrast, PMSI has a stockholder rights plan.

     On December 30, 1997, the PMSI Board authorized and declared a dividend of one right (a "PMSI Right") for each outstanding share of PMSI common stock outstanding on January 9, 1998 (the "PMSI Right Record Date"). The PMSI Board also authorized the issuance of one PMSI Right with respect to each share of PMSI common stock that shall become outstanding between the PMSI Right Record Date and the earliest of (1) the PMSI Rights Distribution Date (as defined below), (2) the date on which the PMSI Rights are redeemed by PMSI and (3) January 8, 2008 (the "PMSI Final Expiration Date"). "PMSI Rights Distribution Date" is defined as the earlier to occur of (1) 10 days following a public announcement that a person or group of associated or affiliated persons (an "Acquiring Person") have acquired beneficial ownership of 15% or more of the outstanding shares of PMSI common stock or (2) 10 business days (or such later date as may be determined by action of the PMSI Board prior to such time as any person or group of affiliated persons becomes an Acquiring Person) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the outstanding shares of PMSI common stock.

     When exercisable, each PMSI Right entitles the registered holder to purchase from PMSI one-third of a share of PMSI common stock, at a price of $60.00, subject to adjustment (the "PMSI Purchase Price"). The PMSI Rights are exercisable, if at all, on or prior to the PMSI Final Expiration Date. The description and terms of the PMSI Rights are set forth in a Rights Agreement, dated as of January 28, 1998 (the "PMSI Rights Agreement"), between PMSI and Harris Trust Company of New York, as rights agent.

     The PMSI Rights Agreement provides that, until the PMSI Rights Distribution Date (or earlier redemption or expiration of the PMSI Rights), the PMSI Rights will be transferred with and only with the PMSI common stock. Until the PMSI Rights Distribution Date (or earlier redemption or expiration of the PMSI Rights), new PMSI common stock certificates issued after the PMSI Rights Record Date upon transfer or new issuances of PMSI common stock will contain a notation incorporating the PMSI Rights Agreement by reference. Until the PMSI Rights Distribution Date (or earlier redemption or expiration of the PMSI Rights), the surrender for transfer of any certificates for shares of PMSI common stock outstanding as of the PMSI Rights Record Date, even without such notation of a summary of PMSI Rights, will also constitute the transfer of the PMSI Rights associated with the shares of PMSI common stock represented by such certificate. As soon as practicable following the PMSI Rights Distribution Date, separate certificates evidencing the PMSI Rights ("PMSI Right Certificates") will be mailed to holders of record of the PMSI common stock as of the close of business on the PMSI Rights Distribution Date and such separate PMSI Right Certificates alone will evidence the PMSI Rights.

     The PMSI Purchase Price payable, and the number and kinds of shares of PMSI capital stock or other securities or property issuable, upon exercise of the PMSI Rights are subject to adjustment from time to time to prevent dilution (1) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the PMSI common stock, (2) upon the grant to holders of the PMSI common stock of certain rights or warrants to subscribe for or purchase PMSI common stock at a price, or securities convertible into PMSI common stock with a conversion price, less than the then-current market price of the PMSI common stock or (3) upon the distribution to holders of the PMSI common stock of evidence of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in PMSI common stock) or of subscription rights or warrants (other than those referred to above).

     The PMSI Rights are also subject to adjustment in the event of a stock split of the PMSI common stock or a stock dividend on the PMSI common stock payable in shares of PMSI common stock or subdivisions, consolidations or combinations of the PMSI common stock occurring, in any such case, prior to the PMSI Rights Distribution Date.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, each holder of a PMSI Right, other than PMSI Rights beneficially owned by the Acquiring Person (which will thereupon become void), will thereafter have the right to receive upon exercise of a PMSI Right and payment of the PMSI Purchase Price, that number of shares of PMSI common stock having a market value of two times the PMSI Purchase Price.

     In the event that, after a person or group has become an Acquiring Person, PMSI is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provision will be made so that each holder of a PMSI Right (other than PMSI Rights beneficially owned by an Acquiring Person which will have become void) will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the PMSI Right, that number of shares of common stock of the person with whom PMSI has engaged in the foregoing transaction (or its parent), which number of shares at the time of such transaction will have a market value of two times the exercise price of the PMSI Right.

     At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of PMSI common stock or the occurrence of an event described in the prior paragraph, the PMSI Board may exchange the PMSI Rights (other than PMSI Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of PMSI common stock (or of a share of a class or series of PMSI's preferred stock having equivalent rights, preferences and privileges), for two PMSI Rights (subject to adjustment).

     With certain exceptions, no adjustment in the PMSI Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such PMSI Purchase Price. No fractional shares of PMSI common stock will be issued (other than fractions which are integral multiples of one-third of a share of PMSI common stock) and in lieu thereof, an adjustment in cash will be made based on the market price of the PMSI common stock on the last trading day prior to the date of exercise.

     At any time prior to the earlier of (1) the tenth business day after an Acquiring Person becomes such and (2) the PMSI Final Expiration Date, the PMSI Board may redeem the PMSI Rights in whole, but not in part, at a price of $0.01 per PMSI Right (hereinafter referred to in this description of PMSI Rights as the "PMSI Redemption Price"). The redemption of the PMSI Rights may be made effective at such time, on such basis and with such conditions as the PMSI Board in its sole discretion may establish.

     Immediately upon any redemption of the PMSI Rights, the right to exercise the PMSI Rights will terminate and the only right of the holders of PMSI Rights will be to receive the PMSI Redemption Price.

     PMSI may amend any provision of the PMSI Rights that it deems desirable without the approval of the holders of PMSI Rights, except that after an Acquiring Person has become such, any such amendment may not adversely affect the interests of holders of the PMSI Rights.

     Until a PMSI Right is exercised, the holder thereof, as such, will have no rights as a stockholder of PMSI including, without limitation, the right to vote or to receive dividends.

                          FUTURE SHAREHOLDER PROPOSALS

     If the Merger is consummated, the PMSI stockholders will become shareholders of Quintiles. Pursuant to Rule 14a-8 promulgated under the Exchange Act, Quintiles shareholders may present proposals for inclusion in the Quintiles proxy statement for consideration at the next annual meeting of its shareholders by submitting their proposals to Quintiles in a timely manner. PMSI stockholders who become shareholders of Quintiles may first present proposals for inclusion in the Quintiles proxy statement for its 2000 annual meeting, as the date for inclusion in the proxy statement for the 1999 annual meeting has already passed. Any such proposal must comply with Rule 14a-8.

                                 LEGAL MATTERS

     Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., has issued a legal opinion concerning the legality of the shares and contingent value payments of Quintiles to be issued to PMSI stockholders. Smith Anderson also will deliver an opinion to Quintiles concerning certain federal income tax consequences of the Merger. Smith Anderson lawyers own in the aggregate approximately 4,200 shares of Quintiles stock. In addition, Reboul, MacMurray, Hewitt, Maynard & Kristol will deliver an opinion to PMSI concerning certain federal income tax consequences of the Merger.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited Quintiles' consolidated financial statements included in its Current Report on Form 8-K dated January 27, 1999, as set forth in their report, which is incorporated by reference in this Proxy Statement/Prospectus. Quintiles' consolidated financial statements are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated balance sheets as of June 30, 1998 and 1997 and the consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended June 30, 1998 of PMSI and its subsidiaries appearing in this Proxy Statement/ Prospectus, have been included herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

     Representatives of PricewaterhouseCoopers LLP, PMSI's independent accountants, are expected to be present at the special meeting, will have the opportunity to make a statement at the special meeting if they desire to do so and are expected to be available to respond to appropriate questions.

                      WHERE YOU CAN FIND MORE INFORMATION

     Quintiles and PMSI file reports, proxy statements and other information with the SEC. You may read and copy any of these materials at the SEC's public reference room in Washington, D.C., New York, New York and Chicago, Illinois. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You also can find Quintiles', PMSI's and ENVOY's SEC filings on the SEC's web site at http://www.sec.gov or from commercial document retrieval services. Reports, proxy statements and other information with respect to Quintiles, PMSI and ENVOY are also available for inspection at the office of The Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

     The SEC allows Quintiles to "incorporate by reference" in this Proxy Statement/ Prospectus the information Quintiles files with the SEC. This means that Quintiles can disclose important information to you by referring you to those documents. Any information Quintiles incorporates by reference is considered part of this Proxy Statement/Prospectus, and any information it later files with the SEC will automatically update and supersede the information in this Proxy Statement/Prospectus.

     Quintiles incorporates by reference in this prospectus and refer you to the documents listed below (File No. 000-23520):

        1. Quintiles' Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

        2. Quintiles' Quarterly Reports of Form 10-Q for the fiscal quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

        3. Quintiles' Current Reports on Form 8-K dated February 2, 1998, February 4, 1998, February 26, 1998, February 26, 1998 (as amended March 20, 1998 on Form 8-K/A), March 20, 1998, April 22, 1998, July 22, 1998,
     October 21, 1998, December 16, 1998, December 17, 1998, January 27, 1999
     (as amended on February 17 on Form 8-K/A), January 27, 1999 and February 17, 1999;

        4. The description of Quintiles common stock contained in its Registration Statement on Form 8-A, filed with the SEC on February 28, 1994 and amended on April 11, 1994; and

        5. All other documents Quintiles files with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and before the end of this offering.

     You may request a copy of these filings, at no cost, by writing or telephoning Quintiles at the following:

          Investor Relations
          Attention: Greg Connors
          Quintiles Transnational Corp.
          4709 Creekstone Drive
          Riverbirch Building, Suite 200
          Durham, North Carolina 27703-8411
          (919) 998-2000

     In order to obtain timely delivery prior to the special meeting, please make your requests for documents by March 17, 1999. If you request any incorporated documents from Quintiles, they will be mailed to you by first class mail, or another equally prompt means, within one business day after your request is received.

     You should also note that the SEC considers this Proxy Statement/Prospectus to be part of a registration statement filed with the SEC (Registration No. 333-72545). Since this Proxy Statement/Prospectus omits certain portions of the information provided in the registration statement, we also refer you to that document.

     Quintiles has supplied the information contained in this Proxy Statement/Prospectus relating to Quintiles, and PMSI has supplied the information relating to PMSI.

     Any statement contained in a document incorporated, or deemed to be incorporated, by reference herein or contained in this Proxy Statement/Prospectus shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

                             LIST OF DEFINED TERMS

                                       PAGE
                                       ----
Acquiring Person.....................   95
Average Trading Price................    2
Code.................................   53
Continuing Employees.................   68
"continuity of interest"
  requirement........................   54
Converted Option.....................   68
CVP Average Trading Price............   51
Debentures...........................   61
Debt Redemption......................   68
DGCL.................................   60
Effective Time of the Merger.........   52
ERISA................................   60
Exchange Act.........................   58
Exchange Agent.......................   52
Exchange Ratio.......................   51
FASB.................................   86
HSR Act..............................   58
Indemnified Liabilities..............   63
IMS..................................   36
IMS Transaction......................   36
IPR&D................................   81
Material Adverse Effect..............   64
Maturity Date........................   51
MCOs.................................   75
Mediphase............................   77
Merger...............................   33
Merger Agreement.....................   33

                                       PAGE
                                       ----
NCBCA................................   86
NDC Transactions.....................   36
Notice of Superior Proposal..........   63
OTC Business.........................   36
PMSI Right...........................   95
PMSI.................................    1
PMSI Final Expiration Date...........   95
PMSI Purchase Price..................   95
PMSI Redemption Price................   96
PMSI Right Record Date...............   95
PMSI Rights Agreement................   95
PMSI Right Certificates..............   95
PMSI Rights Distribution Date........   95
PSA..................................   75
Quintiles............................    1
Registration Statement...............   34
retention arrangements...............    4
Securities Act.......................   58
Source...............................   36
Source Database......................   77
Source Europe........................   36
Source US............................   36
Stock Option Agreement...............   33
Superior Proposal....................   63
Transaction Proposals................   62
Walsh................................   74

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
  OF QUINTILES, PMSI AND ENVOY
  Introduction to Unaudited Pro Forma Combined Condensed
     Financial Data.........................................   F-3
  Unaudited Pro Forma Combined Condensed Balance Sheet as of
     September 30, 1998.....................................   F-5
  Notes to Unaudited Pro Forma Combined Condensed Balance
     Sheet as of September 30, 1998.........................   F-6
  Unaudited Pro Forma Combined Condensed Statement of
     Operations for the Nine Months Ended September 30,
     1998...................................................  F-10
  Notes to Unaudited Pro Forma Combined Condensed Statement
     of Operations for the Nine Months Ended September 30,
     1998...................................................  F-11
  Unaudited Pro Forma Combined Condensed Statement of
     Operations for the Year Ended December 31, 1997........  F-13
  Notes to Unaudited Pro Forma Combined Condensed Statement
     of Operations for the Year Ended December 31, 1997.....  F-14
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
  OF QUINTILES AND ENVOY
  Introduction to Unaudited Pro Forma Combined Condensed
     Financial Data.........................................  F-16
  Unaudited Pro Forma Combined Condensed Balance Sheet as of
     September 30, 1998.....................................  F-17
  Unaudited Pro Forma Combined Condensed Statement of
     Operations for the Nine Months Ended September 30,
     1998...................................................  F-18
  Unaudited Pro Forma Combined Condensed Statement of
     Operations for the Nine Months Ended September 30,
     1997...................................................  F-19
  Unaudited Pro Forma Combined Condensed Statement of
     Operations for the Three Years Ended December 31,
     1997...................................................  F-20
PHARMACEUTICAL MARKETING SERVICES INC.
  Report of Independent Accountants.........................  F-23
  Consolidated Balance Sheets as of June 30, 1997 and
     1998...................................................  F-24
  Consolidated Statements of Operations for the Years Ended
     June 30, 1996, 1997 and 1998...........................  F-25
  Consolidated Statements of Stockholders' Equity for the
     Years Ended June 30, 1996, 1997 and 1998...............  F-26
  Consolidated Statements of Cash Flows for the Years Ended
     June 30, 1996, 1997 and 1998...........................  F-27
  Notes to Consolidated Financial Statements................  F-29
  Report of Independent Accountants on Financial Statement
     Schedule...............................................  F-48
  Financial Statement Schedule:
     Schedule II -- Valuation and Qualifying Accounts for
      the Years Ended June 30, 1996, 1997 and 1998..........  F-49

All financial statement schedules not mentioned above are omitted for the reason that they are not required or are not applicable, or the information is included in the Consolidated Financial Statements or the Notes thereto.

                                                              PAGE
                                                              ----
  Consolidated Statements of Operations for the Three and
     Six Months Ended December 31, 1998 and 1997
     (unaudited)............................................  F-50
  Consolidated Statements of Comprehensive Income for the
     Three and Six Months Ended December 31, 1998 and 1997
     (unaudited)............................................  F-51
  Consolidated Balance Sheets as of December 31, 1998
     (unaudited)............................................  F-52
  Consolidated Statement of Cash Flows for the Six Months
     Ended December 31, 1998 and 1997 (unaudited)...........  F-53
  Notes to Consolidated Financial Statements (unaudited)....  F-55

                           QUINTILES, PMSI AND ENVOY

             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following unaudited pro forma combined condensed financial data and explanatory notes are presented to show the impact on the historical financial position and results of operations of Quintiles assuming the proposed business combinations of Quintiles and PMSI, which is to be accounted for using the purchase method of accounting, and Quintiles and ENVOY, which is to be accounted for using the pooling of interests method of accounting, had occurred as discussed below. PMSI prepares its financial statements on the basis of a fiscal year ending on June 30. ENVOY's year end is December 31. Quintiles' year end is December 31. To reflect PMSI results on a calendar year basis consistent with Quintiles, PMSI's historical operating results for the year ended December 31, 1997 are based on PMSI's last two fiscal quarters of its fiscal year ended June 30, 1997, combined with the results of the six months ended December 31, 1997. PMSI's operating results for the nine months ended September 30, 1998 are based on PMSI's last two fiscal quarters of its fiscal year ended June 30, 1998 and the three-month period ended September 30, 1998.

     In the PMSI business combination, each share and share option of PMSI common stock outstanding at the consummation of the purchase will be converted into the right to receive a fraction of a share of Quintiles common stock that is equal to $15.40 divided by the average closing price of the Quintiles common stock during the 10 trading days ending on the day that is two days prior to the consummation of the PMSI purchase. Quintiles will pay cash in lieu of fractional shares. Since the number of shares to be issued in the PMSI business combination will not be known until the last business day prior to its completion, the unaudited pro forma combined condensed financial data assumes a hypothetical exchange ratio of 0.308, which is based on a hypothetical Quintiles common stock Average Trading Price of $50.00.

     In the ENVOY business combination, each outstanding share of ENVOY common stock and ENVOY Series B convertible preferred stock will be exchanged for 1.166 shares of Quintiles common stock. Based on a total of approximately 24,374,000 shares of ENVOY common stock and preferred stock outstanding on December 14, 1998, Quintiles would issue approximately 28,421,000 shares of Quintiles common stock in the merger. Quintiles will pay cash in lieu of fractional shares. Quintiles will also convert any remaining unexercised ENVOY stock options into Quintiles stock options at the exchange ratio.

     The unaudited pro forma combined condensed balance sheet reflects the combined historical balance sheets of Quintiles, PMSI and ENVOY at September 30, 1998. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 1997 and for the nine months ended September 30, 1998 reflect the combined historical operating results of Quintiles, PMSI (prepared as discussed in paragraph one above) and ENVOY for such periods.

     The pro forma adjustments related to the unaudited pro forma combined condensed balance sheet have been computed assuming the transactions were consummated at the end of the most recent period for which a balance sheet is presented. The pro forma adjustments related to the unaudited pro forma combined condensed statements of operations have been computed assuming the transactions were consummated at the beginning of the most recent fiscal period presented.

     As applicable, the unaudited pro forma combined condensed financial data reflect preliminary purchase price allocations related to the PMSI business combination. Estimates relating to the fair value of certain assets and liabilities have been made as more fully described in the notes to the unaudited pro forma combined condensed financial data. The final purchase price allocation will be made on the basis of appraisals and evaluations once the purchase is consummated and, therefore, the actual purchase price allocation is likely to differ from that reflected in the unaudited pro forma combined condensed financial data.

     The unaudited pro forma combined condensed operating results presented do not reflect any incremental direct costs, potential cost savings or revenue enhancements which may result from the consolidation of certain operations of Quintiles and PMSI, Quintiles and ENVOY, or Quintiles, PMSI and ENVOY. Therefore, the unaudited pro forma combined condensed statements of operations may not be indicative of the results of past or future operations. No assurances can be given with respect to the ultimate level of cost savings and/or revenue enhancements which may be realized following consummation of the proposed transactions.

     The historical financial data of PMSI shown in the unaudited pro forma combined condensed financial data and explanatory notes reflect the impact on the historical results of operations of certain operations sold by PMSI prior to the consummation of the purchase. The pro forma portfolio changes reflect the elimination of the results of operations of these disposed businesses. PMSI's disposals of its (i) non-US operating assets, sold on December 3, 1998 and August 5, 1998; (ii) IMR, sold on March 31, 1998; (iii) Source US and the OTC businesses, sold on December 15, 1997; (iv) and Bugamor Publishing, sold on July 30, 1997, are collectively referred to as "Other Dispositions."

     The Other Dispositions occurred prior to September 30, 1998 and, accordingly, have been excluded from the September 30, 1998 unaudited PMSI historical balance sheet, except for the December 3, 1998 disposal, which disposal is not material to the September 30, 1998 unaudited PMSI historical balance sheet. The unaudited pro forma combined condensed statements of operations exclude the results of operations of the Other Dispositions for the year ended December 31, 1997 and the nine months ended September 30, 1998 as if the Other Dispositions had occurred at the beginning of the most recent fiscal period presented.

     The unaudited pro forma combined condensed financial data are not necessarily indicative of the results that would have been obtained had the business combinations occurred on the date indicated. The unaudited pro forma combined condensed financial data should be read in conjunction with the related historical financial statements and notes thereto of Quintiles, PMSI and ENVOY incorporated by reference or included in this Proxy Statement/Prospectus.

                           QUINTILES, PMSI AND ENVOY

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                                                                                    QUINTILES,
                                                                          QUINTILES                                  PMSI AND
                                                                           AND PMSI                                   ENVOY
                                     HISTORICAL         PRO FORMA            PRO       HISTORICAL    PRO FORMA         PRO
                                QUINTILES     PMSI     ADJUSTMENTS          FORMA        ENVOY      ADJUSTMENTS       FORMA
                                ---------   --------   -----------        ----------   ----------   -----------     ----------
ASSETS
Current assets:
 Cash and cash equivalents....  $ 88,499    $ 42,330    $ 23,550(2),(4)  $  154,379     $ 22,095     $     --       $  176,474
 Accounts receivable and
   unbilled services..........   295,425       5,388          --            300,813       44,429           --          345,242
 Investments..................    44,448      97,306          --            141,754           --           --          141,754
 Prepaid expenses.............    26,931          --          --             26,931        1,471           --           28,402
 Other current assets.........    10,738       1,806          --             12,544        4,751           --           17,295
                                --------    --------    --------         ----------     --------     --------       ----------
   Total current assets.......   466,041     146,830      23,550            636,421       72,746           --          709,167
Property and equipment........   353,095       3,992          --            357,087       45,785           --          402,872
Less accumulated
 depreciation.................   113,939       2,290          --            116,229       26,887           --          143,116
                                --------    --------    --------         ----------     --------     --------       ----------
                                 239,156       1,702          --            240,858       18,898           --          259,756
Intangibles and other assets:
 Intangibles..................    71,369       9,214     103,880(1)         184,463       82,416           --          266,879
 Investments..................    59,514      20,435          --             79,949          268           --           80,217
 Deferred income taxes........    68,683         162          --             68,845           --           --           68,845
 Deposits and other assets....    33,189       5,590        (700)(2)         38,079        4,722           --           42,801
                                --------    --------    --------         ----------     --------     --------       ----------
                                 232,755      35,401     103,180            371,336       87,406           --          458,742
                                --------    --------    --------         ----------     --------     --------       ----------
   Total assets...............  $937,952    $183,933    $126,730         $1,248,615     $179,050     $     --       $1,427,665
                                ========    ========    ========         ==========     ========     ========       ==========

LIABILITIES AND SHAREHOLDERS'
 EQUITY
Current liabilities:
 Lines of credit..............  $    366    $     --    $     --         $      366     $     --     $     --       $      366
 Accounts payable and accrued
   expenses...................   118,819      16,290      12,510(1)         147,619       26,702       20,000(6)       194,321
 Credit arrangements,
   current....................    13,519          20          --             13,539           84           --           13,623
 Unearned income..............   120,827       7,781          --            128,608        1,596           --          130,204
 Income taxes and other
   current liabilities........    14,843          --      73,000(4)          87,843       11,143           --           98,986
                                --------    --------    --------         ----------     --------     --------       ----------
   Total current
     liabilities..............   268,374      24,091      85,510            377,975       39,525       20,000          437,500
Long-term liabilities:
 Credit arrangements, less
   current portion............   153,879          15          --            153,894          561           --          154,455
 Long-term obligations........    24,172      49,325     (49,325)(2)         24,172           --           --           24,172
 Deferred income taxes and
   other liabilities..........    26,580          40       2,657(1)          29,277        9,131           --           38,408
                                --------    --------    --------         ----------     --------     --------       ----------
                                 204,631      49,380     (46,668)           207,343        9,692           --          217,035
                                --------    --------    --------         ----------     --------     --------       ----------
   Total liabilities..........   473,005      73,471      38,842            585,318       49,217       20,000          654,535
Shareholders' equity:
 Preferred stock..............        --          --          --                 --       41,300      (41,300)(5)           --
 Common stock and additional
   paid-in-capital............   356,059      79,997     118,353(1)         554,409      135,258       41,300(5)       730,967
 Retained earnings
   (deficit)..................   112,379      29,398     (29,398)(1)        112,379      (46,725)     (20,000)(6)       45,654
 Other equity.................    (3,491)      1,067      (1,067)(1)         (3,491)          --           --           (3,491)
                                --------    --------    --------         ----------     --------     --------       ----------
   Total shareholders'
     equity...................   464,947     110,462      87,888            663,297(3)   129,833      (20,000)         773,130
                                --------    --------    --------         ----------     --------     --------       ----------
   Total liabilities and
     shareholders' equity.....  $937,952    $183,933    $126,730         $1,248,615     $179,050     $     --       $1,427,665
                                ========    ========    ========         ==========     ========     ========       ==========

                           QUINTILES, PMSI AND ENVOY
         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1998
                (IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)

     The unaudited pro forma combined condensed balance sheet is based on the following adjustments and related assumptions.

     The PMSI business combination will be accounted for as a purchase, and as such, the final purchase price allocations will be made on the basis of appraisals and evaluations once the purchase is consummated and, therefore, the actual purchase price allocation is likely to differ from that reflected in the unaudited pro forma combined condensed balance sheet.

     The ENVOY business combination will be accounted for as a pooling of interests.

NOTE 1

     The pro forma preliminary purchase allocation to record the PMSI business combination is summarized below:

Shares of PMSI common stock outstanding....................   12,407,121 (a)
Exchange ratio.............................................        0.308 (b)
                                                             -----------
Shares of Quintiles common stock assumed issued............    3,821,393
                                                             ===========
Share options of PMSI common stock outstanding.............    1,439,700 (a)
Exchange Ratio.............................................        0.308 (b)
                                                             -----------
Share options of Quintiles common stock assumed issued.....      443,428
                                                             ===========
Consideration paid to PMSI shareholders for:
  Quintiles common stock...................................  $   191,070 (c)
  Quintiles common stock options...........................        7,280 (d)
                                                             -----------
     Subtotal..............................................      198,350
Non-recurring transaction costs............................       12,510 (e)
                                                             -----------
Aggregate purchase price...................................      210,860
Less: historical net assets acquired.......................     (110,462)
                                                             -----------
Premium to allocate........................................  $   100,398
                                                             ===========
Adjustments to fair value of net assets acquired:
  Elimination of PMSI historical goodwill..................  $    (9,214)(f)
  Intangible asset acquired -- software....................        6,900 (g)
  Goodwill.................................................      106,194 (g)
                                                             -----------
     Total Intangibles.....................................      103,880
  Elimination of PMSI original debt issuance costs.........         (700) Note 2
  Non-recurring costs incurred.............................         (125) Note 2
  Deferred tax liability...................................       (2,657)(h)
                                                             -----------
                                                             $   100,398
                                                             ===========

-------------------------

(a)  Outstanding on September 30, 1998.
(b) Using a hypothetical exchange ratio, based on an assumed Quintiles common stock Average Trading Price of $50.00, each share and share option of PMSI common stock outstanding at the consummation of the purchase will be converted into the right to

                           QUINTILES, PMSI AND ENVOY

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                          BALANCE SHEET -- (CONTINUED)

     receive 0.308 of a share of Quintiles common stock. In addition, all vested and unvested options to purchase PMSI common stock will become options to acquire Quintiles common stock based on the same exchange ratio. Under the terms of the PMSI business combination, PMSI shareholders (and option holders if options are exercised) may elect to defer receipt of half of the Quintiles common stock to which they are entitled. If this election is made, as more fully disclosed in the Proxy Statement/Prospectus, the shareholder will also be entitled to receive a contingent value payment related to the deferred shares under specified conditions. Such payment would relate to a decline in price of Quintiles common stock for 75 days subsequent to closing of the combination, as defined. Any payments made would be charged to shareholders' equity.
(c)  Based upon assumed Quintiles common stock Average Trading Price of $50.00.
(d) The estimated fair value using a Black-Scholes option pricing model based on the following assumptions:

Expected dividend yield                                          0%
Risk-free interest rate                                       4.53%
Expected volatility                                             40%
Expected life (in years from vest)                               1

(e) Non-recurring transaction costs (as currently estimated by management) consisting of severance (approximately $2.9 million), direct transactions costs (approximately $4.8 million), consideration for the affirmation and revision of a preacquisition contingency of PMSI (approximately $4.5 million) and other costs related to the integration of the PMSI business (approximately $.3 million).
(f) Elimination of the unamortized goodwill of $9,214 recorded by PMSI in conjunction with its acquisition of Scott-Levin.
(g) The final determination of adjustments to assets and liabilities will be made based upon the fair values as of the consummation of the purchase and after appraisals and evaluations are complete. The final amounts are likely to differ from the estimates provided herein.
(h) Deferred income taxes are based on the intangible software asset acquired($6,900) using a 38.5% tax rate.

     The excess of the purchase price over the historical value of the net assets acquired was allocated first to identifiable intangible assets with the remainder recorded as goodwill. Quintiles' Executive Management along with its outside advisors and the management of PMSI and Scott-Levin performed a review to identify intangible assets and determine the value, if any, of such assets. This review resulted in the identification of proprietary software and proprietary databases (collectively, "software") as intangible assets that would provide future benefit to the combined companies. The value of the proprietary software was determined to be incidental and related totally to the proprietary software's purpose, which was to facilitate the utilization of the proprietary databases. Based upon the estimated replacement cost, the value of the proprietary software was estimated to be $6.9 million of the excess of the purchase price. The value of the proprietary databases was determined to be dependent on the data with which they are populated. The value of the data is limited to the period in which it relates. Once more recent data are available, the value of the prior data is minimal. Based on the age of the data contained in the proprietary databases, no additional value was ascribed to the identified intangible asset, software. With software as the only

                           QUINTILES, PMSI AND ENVOY

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                          BALANCE SHEET -- (CONTINUED)

identified intangible asset, the remainder of the excess of the purchase price was allocated to goodwill.

     Quintiles' Executive Management and Board of Directors view this acquisition as highly strategic, acknowledge the strong value of goodwill and believe 30 years is an appropriate life for the goodwill. In reaching this conclusion regarding the goodwill life, Executive Management and the Board of Directors considered a number of factors. First, Scott-Levin provides healthcare-related market research services, an industry that has evolved over the past 35 years and which serves a stable client base, pharmaceutical companies. Second, Scott-Levin bears a highly respected brand name and operates in a specialized market with few competitors and significant barriers to entry. Third, Scott-Levin will form the foundation for Quintiles to expand into the healthcare informatics industry, an area that management believes will add value to the Company's existing services and provide opportunities for future growth.

NOTE 2

     As a condition to closing of the PMSI purchase, on February 1, 1999 PMSI completed the redemption of all its outstanding 6.25% Convertible Subordinated Debentures ($49,325 at September 30, 1998). Management estimates $125 in non-recurring costs will be incurred in connection with the redemption. In addition, original debt issuance costs of approximately $700 will be written-off.

NOTE 3

     Reconciliation of change in Shareholders' equity:

Beginning balance -- Quintiles..............................  $464,947
  Add: Common stock and additional paid-in-capital..........   198,350
                                                              --------
Ending Balance -- Pro Forma Quintiles and PMSI..............  $663,297
                                                              ========

NOTE 4

     On October 14, 1998, PMSI entered into a forward sale arrangement with CIBC Oppenheimer ("CIBC") pursuant to which PMSI transfers all of the IMS Health common stock received in its transaction with IMS Health, receives aggregate proceeds of $73.0 million and places the 1,197,963 shares of IMS Health common stock with CIBC as collateral against PMSI's delivery obligation on August 12, 1999. Accordingly, cash and other current liabilities have been increased $73.0 million on a pro forma basis.

NOTE 5

     To reflect that each outstanding share of ENVOY common stock and ENVOY Series B convertible preferred stock will be exchanged for 1.166 shares of Quintiles common stock. Based on a total of approximately 24,374,000 shares of ENVOY common stock and preferred stock outstanding on December 14, 1998, Quintiles would issue approximately 28,421,000

                           QUINTILES, PMSI AND ENVOY

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                          BALANCE SHEET -- (CONTINUED)

shares of Quintiles common stock in the merger. Quintiles will pay cash in lieu of fractional shares.

NOTE 6

     To accrue non-recurring transaction costs (as currently estimated by management), consisting of financial advisor fees (approximately $17.0 million), accounting and legal fees (approximately $1.5 million) and other direct transaction costs, such as filing fees, proxy solicitation and proxy printing and distribution (approximately $1.5 million) which are anticipated to be incurred in connection with the ENVOY transaction.

                           QUINTILES, PMSI AND ENVOY
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                           QUINTILES
                                                                                                              AND
                                                  PRO FORMA                                                  PMSI
                                     HISTORICAL   PORTFOLIO      PMSI      HISTORICAL    PRO FORMA            PRO      HISTORICAL
                                        PMSI      CHANGES(1)   PRO FORMA   QUINTILES    ADJUSTMENTS          FORMA       ENVOY
                                     ----------   ----------   ---------   ----------   -----------        ---------   ----------
Net revenue........................   $47,170      $(26,786)    $20,384     $848,379      $    --          $868,763     $132,763
Costs and expenses:
  Direct...........................    25,373       (17,549)      7,824      444,369           --           452,193       58,875
  General and administrative.......    29,065       (17,468)     11,597      274,925         (386)(2)       286,136       29,728
  Depreciation and amortization....     1,182          (651)        531       40,431        3,545(2)         44,507       26,948
  Transaction costs................     1,151        (1,151)         --                        --                --           --
  Research and development.........        --            --          --           --           --                --        1,963
  Other............................        93           (93)         --           --           --                --           --
                                      -------      --------     -------     --------      -------          --------     --------
                                       56,864       (36,912)     19,952      759,725        3,159           782,836      117,514
                                      -------      --------     -------     --------      -------          --------     --------
Income (loss) from operations......    (9,694)       10,126         432       88,654       (3,159)           85,927       15,249
Other income (expense), net........     8,165           (48)      8,117       (1,917)      (7,252)(3)(4)     (1,052)        (637)
Gain on sale of operations, net....    50,711       (50,711)         --           --           --                --           --
                                      -------      --------     -------     --------      -------          --------     --------
                                       58,876       (50,759)      8,117       (1,917)      (7,252)           (1,052)        (637)
                                      -------      --------     -------     --------      -------          --------     --------
Income (loss) before income
  taxes............................    49,182       (40,633)      8,549       86,737      (10,411)           84,875       14,612
Income taxes.......................     3,573           (67)      3,506       27,823       (3,381)(4)(5)     27,948       11,653
                                      -------      --------     -------     --------      -------          --------     --------
Income before extraordinary
  gain(3)..........................   $45,609      $(40,566)    $ 5,043     $ 58,914      $(7,030)         $ 56,927     $  2,959
                                      =======      ========     =======     ========      =======          ========     ========
Basic income before extraordinary
  gain per share...................                                         $   0.77                       $   0.71
                                                                            ========                       ========
Diluted income before extraordinary
  gain per share...................                                         $   0.76                       $   0.70
                                                                            ========                       ========
Shares used in computing income
  before extraordinary gain per
  share:
  Basic............................                                           76,476                         80,291
  Diluted..........................                                           77,987                         81,864


                                                        QUINTILES
                                                         PMSI AND
                                       PRO FORMA          ENVOY
                                     ADJUSTMENTS(6)     PRO FORMA
                                     --------------     ----------
Net revenue........................     $    --         $1,001,526
Costs and expenses:
  Direct...........................          --            511,068
  General and administrative.......      (1,783)(7)        314,081
  Depreciation and amortization....          --             71,455
  Transaction costs................          --                 --
  Research and development.........          --              1,963
  Other............................          --                 --
                                        -------         ----------
                                         (1,783)           898,567
                                        -------         ----------
Income (loss) from operations......       1,783            102,959
Other income (expense), net........      (1,783)(7)         (3,472)
Gain on sale of operations, net....          --                 --
                                        -------         ----------
                                         (1,783)            (3,472)
                                        -------         ----------
Income (loss) before income
  taxes............................          --             99,487
Income taxes.......................          --             39,601
                                        -------         ----------
Income before extraordinary
  gain(3)..........................     $    --         $   59,886
                                        =======         ==========
Basic income before extraordinary
  gain per share...................                     $     0.57
                                                        ==========
Diluted income before extraordinary
  gain per share...................                     $     0.54
                                                        ==========
Shares used in computing income
  before extraordinary gain per
  share:
  Basic............................                        104,833
  Diluted..........................                        111,048

                           QUINTILES, PMSI AND ENVOY

                          NOTES TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
           (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS ACTUAL)

NOTE 1

     Pro forma portfolio changes are intended to adjust the PMSI portfolio of businesses, removing results of operations of Other Dispositions to reflect the ongoing businesses being acquired by Quintiles. Accordingly, these adjustments to the results of operations for the nine months ended September 30, 1998, principally affect:

        a. the elimination of the operating results of PMSI's non-US operating assets, which were sold on December 3, 1998 and August 5, 1998;

        b. the elimination of the loss from assets held for sale of IMR, which was sold on March 31, 1998;

        c. the elimination of the net gain on the sale of IMR and PMSI's remaining non-US operating assets;

        d. the elimination of non-recurring transaction costs associated with the sale of IMR and PMSI's remaining non-US operating assets.

NOTE 2

     The pro forma purchase accounting adjustments related to the PMSI business combination are summarized as follows:

Depreciation and amortization expense:
  To eliminate PMSI historical goodwill amortization........  $ (531)
  Amortization of incremental intangible assets.............   3,690
                                                              ------
                                                              $3,159
                                                              ======

     The identifiable intangible asset (software) is being amortized on a straight-line basis over five years and goodwill is being amortized on a straight-line basis over thirty years.

     PMSI historical depreciation expense ($386) has been reclassified to be consistent with the classification used by Quintiles.

                           QUINTILES, PMSI AND ENVOY

                          NOTES TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
          FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 -- (CONTINUED)

NOTE 3

     The pro forma presentation assumes PMSI's $69.0 million 6.25% Convertible Subordinated Debentures due 2003, 100% outstanding at January 1, 1998, would have been redeemed for cash at January 1, 1998. The pro forma interest income is calculated assuming $69.0 million invested at the average interest rate earned by Quintiles during the period (approximately 5.3%). The pro forma impact is as follows:

Eliminate interest income on cash used for redemption.......  $(2,760)
Eliminate interest expense..................................    3,132
                                                              -------
                                                              $   372
                                                              =======

     In its historical statements of operations, PMSI reported an extraordinary gain of $1,154 from the repurchase of the Subordinated Debentures which is not reflected in the pro forma combined condensed statement of operations.

NOTE 4

     To eliminate the gain of $7,624 (and resulting income tax expense of $3,126) recorded related to the sale of NDC shares.

NOTE 5

     Unless otherwise disclosed, income tax expense on pro forma adjustments (excluding goodwill amortization expense) is reflected using a 38.5% tax rate.

NOTE 6

     Non-recurring transaction costs of approximately $20 million (as currently estimated by management), consisting of financial advisor fees (approximately $17.0 million) accounting and legal fees (approximately $1.5 million) and other direct transaction costs such as filing fees, proxy solicitation, and proxy printing and distribution (approximately $1.5 million), are anticipated to be incurred in connection with the ENVOY transaction. Such costs will be expensed by Quintiles upon closing of the combination. Such costs have not been reflected in the unaudited pro forma combined condensed statement of operations.

NOTE 7

     For the nine months ended September 30, 1998, ENVOY historical transaction related costs ($1,783) have been reclassified as other income (expense) to be consistent with the classification used by Quintiles.

                           QUINTILES, PMSI AND ENVOY

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  PRO FORMA                                             QUINTILES
                                     HISTORICAL   PORTFOLIO      PMSI      HISTORICAL    PRO FORMA      AND PMSI    HISTORICAL
                                        PMSI      CHANGES(1)   PRO FORMA   QUINTILES    ADJUSTMENTS     PRO FORMA     ENVOY
                                     ----------   ----------   ---------   ----------   -----------     ---------   ----------
Net revenue........................   $ 91,677     $(68,186)    $23,491     $852,900      $    --       $876,391     $137,605
Costs and expenses:
  Direct...........................     49,640      (38,768)     10,872      448,920           --        459,792       64,247
  General and administrative.......     32,923      (20,996)     11,927      277,238         (362)(2)    288,803       32,734
  Depreciation and amortization....      1,566         (858)        708       37,930        4,574(2)      43,212       34,432
  In-process R&D writeoff..........     12,046      (12,046)         --           --           --             --        6,600
  Impairment of assets held for
    sale...........................     15,333      (15,333)         --           --           --             --           --
  Income from assets held for
    sale...........................       (486)         486          --           --           --             --           --
  Research and development.........         --           --          --           --           --             --        2,192
                                      --------     --------     -------     --------      -------       --------     --------
                                       111,022      (87,515)     23,507      764,088        4,212        791,807      140,205
                                      --------     --------     -------     --------      -------       --------     --------
Income (loss) from operations......    (19,345)      19,329         (16)      88,812       (4,212)        84,584       (2,600)
Other income (expense):
  Interest income..................      3,849           --       3,849        8,472       (3,588)(3)      8,733        1,312
  Interest expense.................     (4,283)         129      (4,154)      (8,764)       4,154(3)      (8,764)      (1,577)
  Other............................         --           --          --       (1,985)          --         (1,985)          --
  Gain on sale of operations, net
    of loss........................     36,239      (36,239)         --           --           --             --           --
                                      --------     --------     -------     --------      -------       --------     --------
                                        35,805      (36,110)       (305)      (2,277)         566         (2,016)        (265)
                                      --------     --------     -------     --------      -------       --------     --------
Income (loss) before income taxes
  and minority interest............     16,460      (16,781)       (321)      86,535       (3,646)        82,568       (2,865)
Minority interest..................        (29)          29          --           --           --             --           --
Income taxes.......................     10,848      (10,366)        482       30,852         (313)(4)     31,021        6,333
                                      --------     --------     -------     --------      -------       --------     --------
Income (loss) from continuing
  operations(1)....................   $  5,641     $ (6,444)    $  (803)    $ 55,683      $(3,333)      $ 51,547     $ (9,198)
                                      ========     ========     =======     ========      =======       ========     ========
Basic income from continuing
  operations per share.............                                         $   0.76                    $   0.66
Diluted income from continuing
  operations per share.............                                         $   0.74                    $   0.65
Shares used in computing income
  from continuing operations per
  share:
  Basic............................                                           73,739                      77,799
  Diluted..........................                                           75,275                      79,375

                                                      QUINTILES
                                                       PMSI AND
                                       PRO FORMA        ENVOY
                                     ADJUSTMENTS(5)   PRO FORMA
                                     --------------   ----------
Net revenue........................     $     --      $1,013,996
Costs and expenses:
  Direct...........................           --         524,039
  General and administrative.......           --         321,537
  Depreciation and amortization....           --          77,644
  In-process R&D writeoff..........           --           6,600
  Impairment of assets held for
    sale...........................           --              --
  Income from assets held for
    sale...........................           --              --
  Research and development.........           --           2,192
                                        --------      ----------
                                              --         932,012
                                        --------      ----------
Income (loss) from operations......           --          81,984
Other income (expense):
  Interest income..................           --          10,045
  Interest expense.................           --         (10,341)
  Other............................           --          (1,985)
  Gain on sale of operations, net
    of loss........................           --              --
                                        --------      ----------
                                              --          (2,281)
                                        --------      ----------
Income (loss) before income taxes
  and minority interest............           --          79,703
Minority interest..................           --              --
Income taxes.......................           --          37,354
                                        --------      ----------
Income (loss) from continuing
  operations(1)....................     $     --      $   42,349
                                        ========      ==========
Basic income from continuing
  operations per share.............                   $     0.42
Diluted income from continuing
  operations per share.............                   $     0.39
Shares used in computing income
  from continuing operations per
  share:
  Basic............................                      100,753
  Diluted..........................                      107,980

                           QUINTILES, PMSI AND ENVOY

                          NOTES TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
           (IN THOUSANDS, EXCEPT SHARES AND PER SHARE AMOUNTS ACTUAL)

NOTE 1

     Pro forma portfolio changes are intended to adjust the PMSI portfolio of businesses, removing results of operations of Other Dispositions to reflect the ongoing businesses being acquired by Quintiles. Accordingly, these adjustments to the results of operations for the year ended December 31, 1997, principally affect:

        a. the elimination of non-recurring charges associated with the write-off of in-process research and development related to the acquisition of Source Europe, which was acquired on December 15, 1997, and subsequently sold on December 3, 1998.

        b. the elimination of the operating results of PMSI's non-US operating assets, which were sold on December 3, 1998 and August 5, 1998;

        c. the elimination of the impairment of assets held for sale associated with PMSI's decision to dispose of IMR, which was sold on March 31, 1998;

        d. the elimination of operating results of Source US and the OTC Business, which were sold on December 15, 1997;

        e. the elimination of the operating results of Bugamor Publishing, which was sold on July 30, 1997;

        f. the elimination of the gain on the sale of Source US, the OTC Business and Bugamor Publishing.

     In its historical statement of operations, PMSI reported a loss from discontinued operations of $9.9 million which is not reflected in the pro forma combined condensed statement of operations.

NOTE 2

     The pro forma purchase accounting adjustments related to the PMSI business combination are summarized as follows:

Depreciation and amortization expense:
  To eliminate PMSI historical goodwill amortization........  $ (708)
  Amortization of incremental intangible asset..............   4,920
                                                              ------
                                                              $4,212
                                                              ======

     The identifiable intangible asset (software) is being amortized on a straight-line basis over five years and goodwill is being amortized on a straight-line basis over thirty years.

     PMSI historical depreciation expense ($362) has been reclassified to be consistent with the classification used by Quintiles.

                           QUINTILES, PMSI AND ENVOY

                          NOTES TO UNAUDITED PRO FORMA
                   COMBINED CONDENSED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED DECEMBER 31, 1997 -- (CONTINUED)

NOTE 3

     The pro forma presentation assumes PMSI's $69.0 million 6.25% Convertible Subordinated Debentures due 2003, 100% outstanding at January 1, 1997, would have been redeemed for cash at January 1, 1997. The pro forma interest income is calculated assuming $69.0 million invested at the average interest rate earned by Quintiles during this period (approximately 5.2%). The pro forma impact is as follows:

Eliminate interest income on cash used for redemption.......  $(3,588)
Eliminate interest expense incurred by continuing
  operations................................................    4,154
                                                              -------
                                                              $   566
                                                              =======

NOTE 4

     Income tax expense on pro forma adjustments (excluding goodwill amortization expense) is reflected using a 38.5% tax rate.

NOTE 5

     Non-recurring transaction costs of approximately $20 million (as currently estimated by management), consisting of financial advisor fees (approximately $17.0 million), accounting and legal fees (approximately $1.5 million) and other direct transaction costs such as filing fees, proxy solicitation and proxy printing and distribution (approximately $1.5 million), are anticipated to be incurred in connection with the ENVOY transaction. Such costs will be expensed by Quintiles upon closing of the combination. Such costs have not been reflected in the unaudited pro forma combined condensed statement of operations.

                              QUINTILES AND ENVOY
             UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

     The following unaudited pro forma combined condensed financial data and explanatory notes are presented to show the impact on the historical financial position and results of operations of Quintiles assuming the proposed business combination of Quintiles and ENVOY, which is to be accounted for using the pooling of interests method of accounting, had occurred. ENVOY's year end is December 31. Quintiles' year end is December 31.

     In the ENVOY business combination, each outstanding share of ENVOY common stock and ENVOY Series B convertible preferred stock will be exchanged for 1.166 shares of Quintiles common stock. Based on a total of approximately 24,374,000 shares of ENVOY common stock and preferred stock outstanding on December 14, 1998, Quintiles would issue approximately 28,421,000 shares of Quintiles common stock. Quintiles will pay cash in lieu of fractional shares. Quintiles also will convert any remaining unexercised ENVOY stock options into Quintiles stock options at the exchange ratio.

     The unaudited pro forma combined condensed balance sheet reflects the combined historical balance sheets of Quintiles and ENVOY at September 30, 1998. The unaudited pro forma combined condensed statements of operations for the years ended December 31, 1997, 1996 and 1995 and for the nine months ended September 30, 1998 and 1997 reflect the combined historical operating results of Quintiles and ENVOY for such periods.

     The unaudited pro forma combined condensed results presented do not reflect any incremental direct costs, potential cost savings or revenue enhancements which may result from the consolidation of certain operations of Quintiles and ENVOY. Therefore, the unaudited pro forma combined condensed statements of operations may not be indicative of the results of past or future operations. No assurances can be given with respect to the ultimate level of cost savings and/or revenue enhancements which may be realized following consummation of the proposed transaction.

     The unaudited pro forma combined condensed financial data are not necessarily indicative of the results that would have been obtained had the business combination occurred on the dates indicated. The unaudited pro forma combined condensed financial data should be read in conjunction with the related historical financial statements and notes thereto of Quintiles and ENVOY incorporated by reference in this Proxy Statement/Prospectus.

                              QUINTILES AND ENVOY
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)

                                                    HISTORICAL                        QUINTILES
                                               --------------------    PRO FORMA      AND ENVOY
                                               QUINTILES    ENVOY     ADJUSTMENTS     PRO FORMA
                                               ---------   --------   -----------     ----------
ASSETS
Current assets:
  Cash and cash equivalents..................  $ 88,499    $ 22,095   $        --     $  110,594
  Accounts receivable and unbilled
    services.................................   295,425      44,429            --        339,854
  Investments................................    44,448          --            --         44,448
  Prepaid expenses...........................    26,931       1,471            --         28,402
  Other current assets.......................    10,738       4,751            --         15,489
                                               --------    --------   -----------     ----------
    Total current assets.....................   466,041      72,746            --        538,787
Property and equipment.......................   353,095      45,785            --        398,880
Less accumulated depreciation................   113,939      26,887            --        140,826
                                               --------    --------   -----------     ----------
                                                239,156      18,898            --        258,054
Intangibles and other assets
  Intangibles................................    71,369      82,416            --        153,785
  Investments................................    59,514         268            --         59,782
  Deferred income taxes......................    68,683          --            --         68,683
  Deposits and other assets..................    33,189       4,722            --         37,911
                                               --------    --------   -----------     ----------
                                                232,755      87,406            --        320,161
                                               --------    --------   -----------     ----------
    Total assets.............................  $937,952    $179,050   $        --     $1,117,002
                                               ========    ========   ===========     ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Lines of credit............................  $    366    $     --   $        --     $      366
  Accounts payable and accrued expenses......   118,819      26,702        20,000(1)     165,521
  Credit arrangements, current...............    13,519          84            --         13,603
  Unearned income............................   120,827       1,596            --        122,423
  Income taxes and other current
    liabilities..............................    14,843      11,143            --         25,986
                                               --------    --------   -----------     ----------
    Total current liabilities................   268,374      39,525        20,000        327,899
Long-term liabilities:
  Credit arrangements, less current
    portion..................................   153,879         561            --        154,440
  Long-term obligations......................    24,172          --            --         24,172
  Deferred income taxes and other
    liabilities..............................    26,580       9,131            --         35,711
                                               --------    --------   -----------     ----------
                                                204,631       9,692            --        214,323
                                               --------    --------   -----------     ----------
    Total liabilities........................   473,005      49,217        20,000        542,222
Shareholders' equity:
  Preferred stock............................        --      41,300       (41,300)(2)         --
  Common stock and additional
    paid-in-capital..........................   356,059     135,258        41,300(2)     532,617
  Retained earnings (deficit)................   112,379     (46,725)      (20,000)(1)     45,654
  Other equity...............................    (3,491)         --            --         (3,491)
                                               --------    --------   -----------     ----------
    Total shareholders' equity...............   464,947     129,833       (20,000)       574,780
                                               --------    --------   -----------     ----------
    Total liabilities and shareholders'
      equity.................................  $937,952    $179,050   $        --     $1,117,002
                                               ========    ========   ===========     ==========

-------------------------

(1) To accrue non-recurring transaction costs (as currently estimated by management), consisting of financial advisor fees (approximately $17.0 million), accounting and legal fees (approximately $1.5 million) and other direct transaction costs such as filing fees, proxy solicitation and proxy printing and distribution (approximately $1.5 million), which are anticipated to be incurred in connection with the ENVOY transaction.
(2) To reflect that each outstanding share of ENVOY common stock and ENVOY Series B convertible preferred stock will be exchanged for 1.166 shares of Quintiles common stock. Based on a total of approximately 24,375,000 shares of the ENVOY common stock and preferred stock outstanding on December 14, 1998, Quintiles would issue approximately 28,421,000 shares of Quintiles common stock in the merger. Quintiles will pay cash in lieu of fractional shares.

                              QUINTILES AND ENVOY
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                      HISTORICAL                           QUINTILES
                                 --------------------     PRO FORMA        AND ENVOY
                                 QUINTILES    ENVOY     ADJUSTMENTS(1)     PRO FORMA
                                 ---------   --------   --------------     ---------
Net revenue....................  $848,379    $132,763      $     --        $981,142
Costs and expenses:
  Direct.......................   444,369      58,875            --         503,244
  General and administrative...   274,925      29,728        (1,783)(2)     302,870
  Depreciation and
     amortization..............    40,431      26,948            --          67,379
  Research and development.....        --       1,963            --           1,963
                                 --------    --------      --------        --------
                                  759,725     117,514        (1,783)        875,456
                                 --------    --------      --------        --------
Income from operations.........    88,654      15,249         1,783         105,686
Other expense, net.............    (1,917)       (637)       (1,783)(2)      (4,337)
                                 --------    --------      --------        --------
Income before income taxes.....    86,737      14,612            --         101,349
Income taxes...................    27,823      11,653            --          39,476
                                 --------    --------      --------        --------
Net income.....................  $ 58,914    $  2,959      $     --        $ 61,873
                                 ========    ========      ========        ========
Basic net income per share.....  $   0.77                                  $   0.61
                                 ========                                  ========
Diluted net income per share...  $   0.76                                  $   0.58
                                 ========                                  ========
Shares used in computing net
  income per share:
  Basic........................    76,476                                   101,018
  Diluted......................    77,987                                   107,171

-------------------------

(1) Non-recurring transaction costs of approximately $20 million (as currently estimated by management), consisting of financial advisor fees (approximately $17.0 million), accounting and legal fees (approximately $1.5 million) and other direct transaction costs such as filing fees, proxy solicitation and proxy printing and distribution (approximately $1.5 million), are anticipated to be incurred in connection with the ENVOY transaction. Such costs will be expensed by Quintiles upon closing of the business combination with ENVOY. Such costs have not been reflected in the unaudited pro forma combined condensed statement of operations.
(2) For the nine months ended September 30, 1998, ENVOY historical transaction related costs have been reclassified as other income (expense) to be consistent with the classification used by Quintiles.

                              QUINTILES AND ENVOY
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            HISTORICAL                      QUINTILES
                                       --------------------    PRO FORMA    AND ENVOY
                                       QUINTILES    ENVOY     ADJUSTMENTS   PRO FORMA
                                       ---------   --------   -----------   ---------
Net revenue..........................  $608,436    $ 97,625       $--       $706,061
Costs and expenses:
  Direct.............................   321,376      45,852        --        367,228
  General and administrative.........   196,922      23,175        --        220,097
  In-process R&D writeoff............        --       6,600        --          6,600
  Depreciation and amortization......    26,751      25,013        --         51,764
  Research and development...........        --       1,689        --          1,689
                                       --------    --------       ---       --------
                                        545,049     102,329        --        647,378
                                       --------    --------       ---       --------
Income (loss) from operations........    63,387      (4,704)       --         58,683
Other (expense) income, net..........    (2,000)        143        --         (1,857)
                                       --------    --------       ---       --------
Income (loss) before income taxes....    61,387      (4,561)       --         56,826
Income taxes.........................    22,525       3,327        --         25,852
                                       --------    --------       ---       --------
Net income (loss)....................  $ 38,862    $ (7,888)      $--       $ 30,974
                                       ========    ========       ===       ========
Basic net income per share...........  $   0.53                             $   0.32
                                       ========                             ========
Diluted net income per share.........  $   0.52                             $   0.30
                                       ========                             ========
Shares used in computing net income
  per share:
  Basic..............................    73,283                               96,085
  Diluted............................    74,967                              103,956

                              QUINTILES AND ENVOY
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            HISTORICAL                      QUINTILES
                                       --------------------    PRO FORMA    AND ENVOY
                                       QUINTILES    ENVOY     ADJUSTMENTS   PRO FORMA
                                       ---------   --------   -----------   ---------
Net revenue..........................  $852,900    $137,605       $--       $990,505
Costs and expenses:
  Direct.............................   448,920      64,247        --        513,167
  General and administrative.........   277,238      32,734        --        309,972
  Depreciation and amortization......    37,930      34,432        --         72,362
  In-process R&D writeoff............        --       6,600        --          6,600
  Research and development...........        --       2,192        --          2,192
                                       --------    --------       ---       --------
                                        764,088     140,205        --        904,293
                                       --------    --------       ---       --------
Income (loss) from operations........    88,812      (2,600)       --         86,212
Other income (expense):
  Interest income....................     8,472       1,312        --          9,784
  Interest expense...................    (8,764)     (1,577)       --        (10,341)
  Other..............................    (1,985)         --        --         (1,985)
                                       --------    --------       ---       --------
                                         (2,277)       (265)       --         (2,542)
                                       --------    --------       ---       --------
Income (loss) before income taxes....    86,535      (2,865)       --         83,670
Income taxes.........................    30,852       6,333        --         37,185
                                       --------    --------       ---       --------
Net income (loss) available for
  common shareholders................  $ 55,683    $ (9,198)      $--       $ 46,485
                                       ========    ========       ===       ========
Basic net income per share...........  $   0.76                             $   0.48
Diluted net income per share.........  $   0.74                             $   0.45
Shares used in computing net income
  per share:
  Basic..............................    73,739                               96,693
  Diluted............................    75,275                              103,881

                              QUINTILES AND ENVOY
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         HISTORICAL                        QUINTILES
                                    --------------------    PRO FORMA      AND ENVOY
                                    QUINTILES    ENVOY     ADJUSTMENTS     PRO FORMA
                                    ---------   --------   -----------     ---------
Net revenue.......................  $600,100    $ 90,572     $    --       $690,672
Costs and expenses:
  Direct..........................   308,886      43,500          --        352,386
  General and administrative......   206,251      24,631          --        230,882
  Depreciation and amortization...    25,681      25,497          --         51,178
  Non-recurring costs.............    15,431          --       4,664(1)      20,095
  In-process R&D writeoff.........        --       8,700          --          8,700
  Merger and facility integration
     costs........................        --       4,664      (4,664)(1)         --
  EMC losses......................        --         540          --            540
  Research and development........        --       1,779          --          1,779
                                    --------    --------     -------       --------
                                     556,249     109,311          --        665,560
                                    --------    --------     -------       --------
Income (loss) from operations.....    43,851     (18,739)         --         25,112
Other income (expense):
  Interest income.................     7,206       1,032          --          8,238
  Interest expense................    (9,716)     (2,872)         --        (12,588)
  Non-recurring transaction
     costs........................   (17,118)         --          --        (17,118)
  Other...........................        18          --          --             18
                                    --------    --------     -------       --------
                                     (19,610)     (1,840)         --        (21,450)
                                    --------    --------     -------       --------
Income (loss) before income
  taxes...........................    24,241     (20,579)         --          3,662
Income taxes......................    14,808       1,717          --         16,525
                                    --------    --------     -------       --------
Net income (loss).................     9,433     (22,296)         --        (12,863)
Non-equity dividend...............    (1,785)    (14,921)         --        (16,706)
                                    --------    --------     -------       --------
Net income (loss) available for
  common shareholders.............  $  7,648    $(37,217)    $    --       $(29,569)
                                    ========    ========     =======       ========
Basic net income (loss) per
  share...........................  $   0.11                               $  (0.33)
Diluted net income (loss) per
  share...........................  $   0.11                               $  (0.33)
Shares used in computing net
  income (loss) per share:
  Basic...........................    69,148                                 88,409
  Diluted.........................    71,785                                 88,409

-------------------------

(1) For the twelve months ended December 31, 1996, ENVOY historical merger and facility integration costs represent one-time acquisition costs, and as such, have been reclassified as non-recurring costs to be consistent with the classification used by Quintiles.

                              QUINTILES AND ENVOY
         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1995
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            HISTORICAL                      QUINTILES
                                        -------------------    PRO FORMA    AND ENVOY
                                        QUINTILES    ENVOY    ADJUSTMENTS   PRO FORMA
                                        ---------   -------   -----------   ---------
Net revenue...........................  $368,056    $34,197    $     --     $402,253
Costs and expenses:
  Direct..............................   192,899     18,967          --      211,866
  General and administrative..........   126,969     11,156          --      138,125
  Depreciation and amortization.......    17,586      2,725          --       20,311
  Non-recurring costs.................     4,702         --          --        4,702
  Research and development............        --      1,466          --        1,466
                                        --------    -------    --------     --------
                                         342,156     34,314          --      376,470
                                        --------    -------    --------     --------
Income (loss) from operations.........    25,900       (117)         --       25,783
Other income (expense):
  Interest income.....................     2,562        380          --        2,942
  Interest expense....................    (3,846)      (659)         --       (4,505)
  Other...............................        39         --          --           39
                                        --------    -------    --------     --------
                                          (1,245)      (279)         --       (1,524)
                                        --------    -------    --------     --------
Income (loss) before income taxes.....    24,655       (396)         --       24,259
Loss in investee......................        --      1,776          --        1,776
Income taxes..........................     9,310        (50)         --        9,260
                                        --------    -------    --------     --------
Income (loss) from continuing
  operations..........................    15,345     (2,122)         --       13,223
Non-equity dividend...................      (719)        --          --         (719)
                                        --------    -------    --------     --------
Income (loss) from continuing
  operations available for common
  shareholders(1).....................  $ 14,626    $(2,122)   $     --     $ 12,504
                                        ========    =======    ========     ========
Basic income from continuing
  operations per share................  $   0.23                            $   0.16
                                        ========                            ========
Diluted income from continuing
  operations per share................  $   0.23                            $   0.15
                                        ========                            ========
Shares used in computing income from
  continuing operations per share:
  Basic...............................    63,171                              80,357
  Diluted.............................    64,946                              82,717

---------------

(1) In its historical statements of operations, ENVOY reported a loss from discontinued operations of $2.4 million which is not reflected in the pro forma combined condensed statement of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

                             STAMFORD, CONNECTICUT
                      AUGUST 14, 1998, EXCEPT FOR NOTE 21,
                            AS TO WHICH THE DATE IS
                               SEPTEMBER 2, 1998.

To the Board of Directors and Stockholders of Pharmaceutical Marketing Services Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Pharmaceutical Marketing Services Inc. and Subsidiaries ("PMSI") as of June 30, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of PMSI's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PricewaterhouseCoopers LLP

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE NUMBERS)

                                                        JUNE 30, 1997   JUNE 30, 1998
                                                        -------------   -------------
ASSETS
Current Assets
  Cash and cash equivalents...........................    $ 32,414        $ 42,315
  Marketable securities...............................      24,738          50,097
     Accounts receivable, principally trade (less
     allowance for doubtful accounts of $388 and $538,
     respectively)....................................      27,442          21,332
  Work-in-process.....................................       3,798           1,489
  Prepaid expenses and other current assets...........       4,905           9,866
  Net current assets held for sale....................       4,236              --
                                                          --------        --------
       Total current assets...........................      97,533         125,099
Marketable securities.................................       7,384          19,444
Property and equipment, net...........................      11,761           9,548
Goodwill, net.........................................      25,303          22,063
Other assets, net.....................................       6,424          10,204
Net assets held for sale..............................      18,797              --
                                                          --------        --------
       Total assets...................................    $167,202        $186,358
                                                          ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long-term debt................    $    407        $     61
  Accounts payable....................................       5,036           5,730
  Accrued liabilities (including employee compensation
     and benefits of $3,234 and $5,429,
     respectively)....................................      10,507          23,499
  Unearned income.....................................      17,373          22,087
                                                          --------        --------
       Total current liabilities......................      33,323          51,377
Long-term debt........................................      69,552          69,114
Other liabilities.....................................         583           7,761
                                                          --------        --------
       Total liabilities..............................     103,458         128,252
                                                          --------        --------
Commitments and contingencies
Stockholders' equity, common stock, $0.01 par value,
  25,000,000 shares authorized and 13,199,475 and
  13,314,975 shares issued, respectively..............         132             133
Paid-in capital.......................................      87,179          88,199
Treasury stock at cost, 0 and 918,254 shares,
  respectively........................................          --          (8,494)
Accumulated deficit...................................     (20,029)        (20,332)
Cumulative translation adjustment.....................      (3,534)         (7,170)
Unrealized gain (loss) on investments, net of income
  tax (benefits) provisions of $(4) and $4,010,
  respectively........................................          (4)          5,770
                                                          --------        --------
       Total stockholders' equity.....................      63,744          58,106
                                                          --------        --------
       Total liabilities and stockholders' equity.....    $167,202        $186,358
                                                          ========        ========

The accompanying notes are an integral part of these financial statements.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                         YEAR ENDED JUNE 30,
                                                    ------------------------------
                                                      1996       1997       1998
                                                    --------   --------   --------
Revenue...........................................  $ 93,027   $ 98,485   $ 77,966
Production costs..................................   (51,605)   (54,457)   (43,663)
Selling, general and administrative expenses......   (34,208)   (34,847)   (34,243)
In-process research and development write-off.....        --         --    (12,046)
Amortization of intangible assets.................    (2,012)    (1,733)    (1,596)
Income from assets held for sale..................        --         76       (281)
Impairment of long-lived assets...................    (2,368)        --         --
Impairment of assets held for sale................        --         --    (14,735)
Restructuring costs...............................    (2,314)        --         --
Transaction costs.................................        --         --     (1,151)
                                                    --------   --------   --------
Operating income (loss)...........................       520      7,524    (29,749)
Gain on sale of operations, net of loss...........        --         --     34,106
Interest and other income.........................     2,503      3,299      5,677
Interest expense..................................    (2,633)    (3,490)    (4,632)
                                                    --------   --------   --------
Income from continuing operations before income
  taxes...........................................       390      7,333      5,402
Income tax provision..............................    (1,156)    (2,655)    (5,705)
Minority interest.................................        57        (17)        --
                                                    --------   --------   --------
Income (loss) from continuing operations..........      (709)     4,661       (303)
Discontinued operations:
Loss from discontinued operations, net............    (8,915)    (9,914)        --
                                                    --------   --------   --------
     Net loss.....................................  $ (9,624)  $ (5,253)  $   (303)
                                                    ========   ========   ========
Basic and diluted earnings (loss) per share:
  Continuing operations...........................  $  (0.05)  $   0.35   $  (0.02)
  Discontinued operations, net....................     (0.68)     (0.75)        --
                                                    --------   --------   --------
     Net loss per share...........................  $  (0.73)  $  (0.40)  $  (0.02)
                                                    ========   ========   ========

The accompanying notes are an integral part of these financial statements.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                          COMMON STOCK                                             UNREALIZED      TREASURY STOCK
                         ---------------                           CUMULATIVE    GAIN (LOSS) ON   ----------------
                         NO. OF            PAID-IN   ACCUMULATED   TRANSLATION    INVESTMENTS     NO. OF   PAID-IN
                         SHARES   AMOUNT   CAPITAL     DEFICIT     ADJUSTMENT      NET OF TAX     SHARES   CAPITAL
                         ------   ------   -------   -----------   -----------   --------------   ------   -------
Balance June 30,
  1995.................  13,085    $131    $86,176    $ (5,152)      $ 5,544         $   (2)         --    $    --
Net loss...............      --      --         --      (9,624)           --             --          --         --
Stock options
  exercised............      84       1        747          --            --             --          --         --
Change in unrealized
  loss on marketable
  securities, net of
  income tax benefit of
  $30..................      --      --         --          --            --            (45)         --         --
Foreign currency
  translation..........      --      --         --          --        (4,822)            --          --         --
                         ------    ----    -------    --------       -------         ------        ----    -------
Balance June 30,
  1996.................  13,169     132     86,923     (14,776)          722            (47)         --         --
Net loss...............      --      --         --      (5,253)           --             --          --         --
Stock options
  exercised............      30      --        256          --            --             --          --         --
Change in unrealized
  loss on marketable
  securities, net of
  income tax provision
  of $29...............      --      --         --          --            --             43          --         --
Foreign currency
  translation..........      --      --         --          --        (4,256)            --          --         --
                         ------    ----    -------    --------       -------         ------        ----    -------
Balance June 30,
  1997.................  13,199     132     87,179     (20,029)       (3,534)            (4)         --         --
Net loss...............      --      --         --        (303)           --             --          --         --
Stock options
  exercised............     116       1      1,020          --            --             --
Treasury stock.........      --      --         --          --            --             --        (918)    (8,494)
Change in unrealized
  gain (loss) on
  investments, net of
  income tax provision
  of $4,014............      --      --         --          --            --          5,774          --         --
Foreign currency
  translation..........      --      --         --          --        (3,636)            --          --         --
                         ------    ----    -------    --------       -------         ------        ----    -------
Balance June 30,
  1998.................  13,315    $133    $88,199    $(20,332)      $(7,170)        $5,770        (918)   $(8,494)
                         ======    ====    =======    ========       =======         ======        ====    =======

The accompanying notes are an integral part of these financial statements.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                          YEAR ENDED JUNE 30,
                                                     -----------------------------
                                                       1996      1997       1998
                                                     --------   -------   --------
Cash flows provided by (used in) operating
  activities:
  Net loss.........................................  $ (9,624)  $(5,253)  $   (303)
  Loss from discontinued operations................     8,915     9,914         --
Adjustments to reconcile net income (loss) to net
  cash (used in) provided by operating activities:
  Depreciation and amortization....................     3,372     3,715      3,289
  Loss (gain) on disposal of businesses, net.......        --       773    (34,106)
  Deferred taxes...................................      (789)      953     (6,560)
  Minority interest share of net income (loss).....       (57)       17         --
  Restructuring costs..............................     2,314        --         --
  Impairment of long-lived assets..................     2,368        --         --
  Impairment of assets held for sale...............        --        --     14,735
  In-process research and development write-off....        --        --     12,046
Change in operating assets and liabilities, net of
  effect of acquisitions:
  Accounts receivable..............................    (5,716)      881        999
  Work-in-process..................................      (781)     (986)       898
  Prepaid expenses and other assets................      (822)    3,471       (934)
  Accounts payable and accrued liabilities.........    (6,221)     (561)       161
  Unearned income..................................     5,156     3,199       (741)
  Other liabilities................................       200         5         98
                                                     --------   -------   --------
     Total adjustments.............................      (976)   11,467    (10,115)
                                                     --------   -------   --------
Net cash (used in) provided by operating
  activities.......................................    (1,685)   16,128    (10,418)
                                                     --------   -------   --------
Cash flows provided by (used in) investing
  activities:
  Capital expenditures.............................    (2,166)   (4,592)    (2,138)
  Proceeds from disposal of fixed assets...........       115        66          5
  Proceeds from businesses disposed, net of selling
     costs.........................................        --     4,285     15,793
  Cash consideration advanced to Source Europe
     under a line of credit........................        --        --     (6,433)
  Cash acquired in Source Europe...................        --        --      9,942
  Sale (purchase) of marketable securities, net....    (5,743)    2,610      3,685
  Acquisition and contingent purchase price
     payments......................................      (624)   (2,799)    (2,159)
                                                     --------   -------   --------
Net cash provided by (used in) investing
  activities.......................................    (8,418)     (430)    18,695
                                                     --------   -------   --------
                                                        (continued on next page)

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

                                                          YEAR ENDED JUNE 30,
                                                     -----------------------------
                                                       1996      1997       1998
                                                     --------   -------   --------
Cash flows provided by (used in) financing
  activities:
  Net proceeds from options exercised..............  $    748   $   256   $  1,021
  Repayments of long-term debt and capital lease
     obligations...................................      (245)     (195)      (262)
                                                     --------   -------   --------
Net cash provided by financing activities..........       503        61        759
Effect of discontinued operations and assets held
  for sale.........................................    (2,038)    5,838      2,160
Effect of exchange rate movements..................    (3,521)   (1,852)    (1,295)
                                                     --------   -------   --------
Net increase (decrease) in cash and cash
  equivalents......................................   (15,159)   19,745      9,901
Cash and cash equivalents at beginning of period...    27,828    12,669     32,414
                                                     --------   -------   --------
Cash and cash equivalents at end of period.........  $ 12,669   $32,414   $ 42,315
                                                     ========   =======   ========
Supplemental information:
Cash paid during the period for:
  Interest.........................................  $  4,474   $ 4,521   $  4,345
  Income taxes.....................................  $  1,381   $ 1,694   $  8,430
                                                     ========   =======   ========
Supplemental disclosure of non-cash investing and
  financing activities:
  Fair value of assets acquired....................                       $ 19,104
  PMSI shares received.............................                          8,494
  In-process research and development..............                         12,046
  Completed technology acquired....................                          1,363
                                                                          --------
  Liabilities assumed..............................                       $ 41,007
                                                                          ========
  Cancellation of amounts due from Source
  Europe under a line of credit....................                       $ (6,433)
                                                                          ========
National Data Corporation shares received..........                       $ 35,328
                                                                          ========
  Capital leases...................................  $     40   $   802   $    262
                                                     ========   =======   ========

The accompanying notes are an integral part of these financial statements.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     THE COMPANY. Pharmaceutical Marketing Services Inc. ("PMSI") provides a range of information services to pharmaceutical and healthcare companies in the United States, Europe and Japan to enable them to optimize their sales and marketing performance in a value driven environment. The services are comprised of targeting information services, prescription database services and added value services. Most of PMSI's information services are generated from its own proprietary databases containing unique prescription, managed care, healthcare market and medical prescriber data. On August 5, 1998, PMSI entered into a transaction whereby it sold substantially all of its non-US operations (see Note
20).

     BASIS PRESENTATION AND PRINCIPLES OF CONSOLIDATION. The consolidated financial statements comprise the accounts of PMSI and its subsidiaries. The consolidated financial statements have been restated where applicable for discontinued operations (see Note 19). The accompanying notes present amounts related to continuing operations only. All intercompany balances and transactions have been eliminated.

     CASH EQUIVALENTS. Cash equivalents consist primarily of highly liquid investments with a maturity of three months or less at the date of acquisition.

     MARKETABLE SECURITIES. PMSI accounts for its marketable securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("FAS 115").

     As required by FAS 115, management determines the appropriate classification of its investments in debt and equity securities at the time of purchase and re-evaluates such determination at each balance sheet date. Debt securities for which PMSI does not have the intent or ability to hold to maturity are classified as available-for-sale, along with any investment in equity securities. Available-for-sale securities are carried at fair value, as determined by the quoted market value at the balance sheet date, with the unrealized gains and losses, net of tax, reported in a separate component of stockholders' equity. At June 30, 1998, PMSI had no investments that qualified as trading or held to maturity.

     WORK IN PROCESS. Work in process consists of unbilled costs incurred on behalf of clients, principally outside vendor costs attributable to PMSI's products and services.

     PROPERTY AND EQUIPMENT. Property and equipment is recorded at cost. All maintenance and repairs are expensed as incurred.

     Depreciation is provided using the straight-line method. Furniture, office equipment and computer equipment are depreciated over five years and automobiles over four years. Leasehold improvements are amortized over the shorter of their useful lives or the terms of the respective leases. Buildings are depreciated over their estimated useful lives ranging from twenty to thirty years.

     On disposal, costs and accumulated depreciation are removed from the financial statements and gains (losses) are recognized in the statement of operations.

     GOODWILL. Under the purchase method of accounting, the excess of the purchase price of businesses acquired over the fair value of net tangible and intangible assets at the dates of

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES acquisition has been assigned to goodwill. The net assets and results of operations of the acquisitions have been included in the consolidated financial statements of PMSI from their respective dates of purchase. Goodwill is amortized on a straight-line basis over periods between five and forty years.

     PMSI assesses the recoverability of goodwill, on a subsidiary by subsidiary basis, by determining whether amortization of goodwill can be recovered through undiscounted future cash flows based on projected net income, excluding goodwill amortization, of the respective subsidiary. Impairment is measured by discounted future cash flows based on projected net income, excluding goodwill amortization, using a discount rate reflecting PMSI's cost of funds.

     DATABASES. Acquired databases have been valued at their estimated fair values at the dates of acquisition. Databases are amortized using straight-line and accelerated methods over periods of up to five years. Costs associated with maintenance and updating of databases are expensed as incurred.

     SOFTWARE ACQUIRED. Computer software of businesses acquired is recorded at its fair value at the date of acquisition. This software is amortized on a straight-line basis over its useful life, which is estimated to be two to five years.

     FOREIGN CURRENCY. The balance sheets and results of operations of PMSI's subsidiaries that operate outside the United States are measured using local currency as the functional currency.

     Assets and liabilities have been translated into United States dollars at the rates of exchange at the balance sheet date. Translation gains and losses arising from the use of differing exchange rates from year to year are included in the cumulative translation adjustment on the balance sheet. Revenues and costs are translated into United States dollars at the average rate during the period.

     Transaction gains and losses are recognized in the statement of operations as incurred. For the periods presented these amounts were not material.

     REVENUE RECOGNITION. Revenue is recognized on delivery of a product or as the service is rendered. Subscription-type revenue is recognized over the life of the subscription. Prebillings for products that have not been delivered or for services not yet rendered are classified as unearned income until the earnings process is complete.

     CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject PMSI to concentrations of credit risk consist principally of cash and cash equivalents, marketable securities and trade receivables. PMSI invests its excess cash with major banks and cash equivalents and marketable securities in a professionally managed fund. At June 30, 1998, marketable securities included 903,950 shares of common stock of National Data Corporation ("NDC") with a fair value of $39,548,000. PMSI's customer base principally comprises companies within the pharmaceutical industry. Although PMSI's receivables are concentrated in the pharmaceutical industry, the concentration of credit risk is limited due to the credit worthiness of the customers. PMSI does not require collateral from its customers.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

     INCOME TAXES. Federal, foreign and state income taxes in the consolidated financial statements have been computed on a stand-alone return basis according to the fiscal and legal structure under which the various tax paying entities operate. Deferred income taxes are recorded to reflect the tax consequences on future years of differences between the tax basis of assets and liabilities and financial reporting amounts at each year-end.

     EARNINGS/LOSS PER SHARE. In 1998, PMSI adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("FAS 128"). Previously reported earnings per share amounts have been restated to comply with FAS 128. Basic earnings (loss) per share amounts are calculated by dividing income (loss) amounts by the weighted average number of common shares outstanding. Diluted earnings (loss) per share amounts are calculated by dividing income (loss) amounts by the weighted average number of common shares outstanding increased, if dilutive, by the effects of potentially dilutive common shares which includes stock options and convertible debentures. Dilutive potential common shares are calculated in accordance with the treasury stock method.

     USE OF ESTIMATES IN THE PREPARATION OF THE FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates that affect the financial statements are those related to goodwill and deferred tax assets.

     FAIR VALUE OF FINANCIAL INSTRUMENTS. The carrying value of certain of PMSI's financial instruments including cash and cash equivalents, accounts payable and other accrued liabilities approximates fair value due to their short maturities. The fair value of PMSI's debentures is based on quoted market prices.

     ALLOCATION OF INTEREST TO DISCONTINUED OPERATIONS. Enterprise interest is allocated to discontinued operations in proportion to net assets.

2. TRANSACTIONS WITH SOURCE

     Effective as of December 31, 1991, Walsh International Inc. ("Walsh") transferred to PMSI all the assets and liabilities of the PMSI business in exchange for shares of PMSI common stock. In connection with the transfer, PMSI and Walsh entered into two long-term license agreements permitting the use by PMSI of certain Walsh proprietary databases. In addition, PMSI and Walsh entered into further agreements, covering data processing, administrative and management services and subleasing of certain facilities for various periods of time, all subject to renewal terms. During fiscal year 1996, Walsh separated into two independent companies ("the spin-off"); Walsh International Inc. and Source Informatics Inc. ("Source") and the agreements were assigned from Walsh to Source. All agreements were terminated effective December 15, 1997 upon the sale of certain assets to NDC. The principal agreements and terms were as follows:

     ALPHA (PRESCRIPTION) DATABASE LICENSE AGREEMENT. Source had granted PMSI an exclusive license to use its US databases for a period of five years through December 2001, with an option to renew for two additional 5-year periods. The license fee amounts paid to

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

Source in the years ended June 30, 1996 and 1997 and for the period ended December 15, 1997 in respect of this agreement were $3,094,000, $3,126,000 and $1,728,000, respectively.

     DATA PROCESSING AGREEMENT. PMSI contracted for Source to provide specific data processing services in the US. In the years ended June 30, 1996 and 1997 and for the period ended December 15, 1997 costs incurred by PMSI in connection with the data processing agreement totaled $3,353,000, $5,395,000 and $3,041,000, respectively. These costs are included in production costs.

     FACILITIES AGREEMENT. PMSI sublet space from Source in the US. The net cost to PMSI in the years ended June 30, 1996 and 1997 and for the period ended December 15, 1997 totaled $545,000, $29,000 and $45,000, respectively. Such amounts have been included in selling, general and administrative expenses.

     MANAGEMENT AND EXECUTIVE SERVICES AGREEMENT. Source provided administrative, management and executive services to PMSI in the US which resulted in a net cost to PMSI of $2,319,000, $977,000 and $542,000 in the years ended June 30, 1996 and 1997 and for the period ended December 15, 1997, respectively. These costs are included in selling, general and administrative expenses.

     At June 30, 1998 there were no amounts receivable or payable from/to Source. At June 30, 1997, PMSI had a net current receivable from Source of $1,646,000, which was included in other current assets. Source held 831,144 shares or 6.3% of PMSI's Common Stock at June 30, 1997 which represented the remaining shares that were transferred to Source in the "spin-off" of the Source businesses from Walsh. These shares, together with a further 87,110 shares, were transferred to PMSI as part of the assets acquired on the purchase of the Source Europe companies from Source on December 15, 1997 (see Note 3).

3. ACQUISITIONS AND DIVESTITURES

     ACQUISITIONS. The consolidated financial statements comprise various business operations and entities that have been acquired by PMSI. These acquisitions have been accounted for as purchases. Accordingly, the acquired assets and assumed liabilities have been recorded at their estimated fair value at the dates of acquisition. The results of operations are included in the consolidated financial statements from the respective dates of acquisition.

SOURCE INFORMATICS EUROPEAN HOLDINGS LLC

     On December 15, 1997, PMSI acquired Source Informatics European Holdings L.L.C. and its subsidiaries ("Source Europe") from Source for consideration of $8.4 million in the form of the cancellation of amounts advanced to Source under a line of credit of $6.4 million and direct costs of $2.0 million.

     Source Europe is a developing business involved in building databases of information from prescriptions dispensed in the UK, Germany, France, Belgium and Italy and in developing the software technology to support, access and generate information from such databases. This information enables pharmaceutical companies to measure and analyze product performance at a detailed geographical level, namely small groups of physicians or at the individual physician level and thereby improve salesforce productivity. Currently, the

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES businesses are at various stages of development, but revenues are being generated at an increasing level as more products begin to be delivered to clients throughout Europe.

     The excess of the purchase price over the fair value of the net assets acquired of $13.4 million was allocated to in-process research and development and completed technology as follows:

In-Process Research & Development...........................  $12,046
Completed Technology........................................  $ 1,363
                                                              -------
                                                              $13,409
                                                              -------

     Included in the assets acquired in Source Europe were 918,254 shares of common stock of PMSI with a fair value on December 15, 1997 of $8.5 million.

     These shares were placed in treasury upon acquisition during the second quarter of fiscal 1998.

     Presented below are summarized unaudited pro forma results as if the acquisition of Source Europe had occurred on July 1, 1996 and July 1, 1997. The pro forma results include pro forma adjustments, relate principally to the amortization of completed technology and the elimination of inter-company transactions.

                                                          UNAUDITED       UNAUDITED
                                                         YEAR ENDED      YEAR ENDED
                                                        JUNE 30, 1997   JUNE 30, 1998
                                                        -------------   -------------
Revenue...............................................    $ 98,892        $ 79,502
Net loss..............................................    $(26,198)       $(14,152)
Net loss per share....................................    $  (1.97)       $  (1.11)

MEDIPHASE LIMITED

     On July 1, 1994, PMSI acquired 80% of the common stock of Mediphase Limited, a specialist software and information company in the United Kingdom. During the year ended June 30, 1998, PMSI purchased the remaining 20% of the common stock of Mediphase Limited for $1.7 million.

IMR FINANCE

     During 1993, PMSI purchased an 80% holding in IMR Finance, a French corporation. The owners of the minority interest had the option to require PMSI to purchase their holding based on a multiple of projected pre-tax earnings.

     During May 1997, the minority shareholders exercised their option, and PMSI purchased the remaining 20% of the outstanding share capital of IMR Finance. The purchase price of $2.6 million has been accounted for in net assets held for sale.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

DIVESTITURES

     On December 15, 1997, PMSI sold to NDC (i) the Company's interest in the US joint operating venture with Source ("Source US") and (ii) its OTC Physician Database business in the US. PMSI received 1,084,950 registered shares of common stock of NDC, with a market value on December 15, 1997 of $35.3 million, plus $6.5 million in cash. This resulted in a pre-tax gain of $33.6 million.

     PMSI sold IMR (see Note 18), its French point of sale marketing business on March 31, 1998. This was the last remaining business to be sold as a result of PMSI's decision in the third quarter of fiscal 1996 to discontinue its non-database segment. The business was sold for consideration of approximately $3.2 million in cash. The assets sold included cash and cash equivalents of $1.2 million.

     On July 1, 1997, PMSI sold its Dutch and US-based international publishing and communications operations to Excerpta Medica, the medical communications division of Elsevier Science for approximately $9 million, resulting in a net gain on sale of $2.6 million.

     During the third quarter of fiscal 1997, Marketing Resources International Limited in the United Kingdom and Patient Programs in the US were divested by PMSI for $0.4 million. The total revenue and operating loss from these businesses included in the consolidated statement of operations for the year ended June 30, 1996 were $0.7 million and $1.0 million, respectively. The total revenue and operating loss for the year ended June 30, 1997 were $1.1 million and $1.0 million, respectively.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

4. MARKETABLE SECURITIES

     Marketable securities consisted of the following as of June 30, 1997 and 1998 (in thousands):

                                                       FAIR VALUE AT      UNREALIZED
                                 AMORTIZED COST OF        BALANCE            GAINS
NAME OF ISSUER AND                 EACH ISSUE AT       SHEET DATA AT     (LOSSES), NET
TITLE OF EACH ISSUE                  JUNE 30,            JUNE 30,         AT JUNE 30,
-------------------              -----------------   -----------------   -------------
                                  1997      1998      1997      1998     1997    1998
                                 -------   -------   -------   -------   ----   ------
Equity Securities..............  $    --   $30,319   $    --   $40,109   $--    $9,790
Corporate debt securities......   41,486    47,925    41,482    47,909    (4)      (16)
Debt securities issued by the
  U.S. Treasury and other U.S.
  government corporations and
  agencies.....................    4,121       400     4,121       400    --        --
Debt securities issued by
  foreign governments..........    4,228     2,059     4,226     2,060    (2)        1
                                 -------   -------   -------   -------   ---    ------
                                 $49,835   $80,703   $49,829   $90,478   $(6)   $9,775
                                 =======   =======   =======   =======   ===    ======
MATURITIES
-----------
Cash equivalents(1)............  $17,708   $20,942   $17,707   $20,937   $(1)   $   (5)
Short-term investments(2)......   24,742    40,313    24,738    50,097    (4)    9,784
Due after one year through
  three years..................    7,385    19,448     7,384    19,444    (1)       (4)
                                 -------   -------   -------   -------   ---    ------
                                 $49,835   $80,703   $49,829   $90,478   $(6)   $9,775
                                 =======   =======   =======   =======   ===    ======

-------------------------

(1) Maturities of three months or less at acquisition.

(2) Short-term investments include debt securities with maturities greater than 3 months and equity securities.

     For the years ended June 30, 1996 and 1997, gross realized gains and losses were not significant. Gross realized gains for the year ended June 30, 1998 were $1.7 million, and were included in interest and other income within the consolidated statement of operations. In computing realized gains and losses, PMSI compares the cost of its investments on a specific identification basis. Such cost includes the direct cost to acquire the securities adjusted for the amortization of any discount or premium.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

5. PROPERTY AND EQUIPMENT

     Property and equipment at June 30, 1997 and 1998 comprised the following (in thousands):

                                                               1997      1998
                                                              -------   -------
Land and buildings including leasehold improvements.........  $ 5,546   $ 6,187
Furniture and office equipment..............................    2,528     3,077
Computer equipment..........................................    7,756     4,936
Automobiles.................................................      321       425
                                                              -------   -------
                                                               16,151    14,625
Less accumulated depreciation and amortization..............   (4,390)   (5,077)
                                                              -------   -------
                                                              $11,761   $ 9,548
                                                              =======   =======

     Depreciation and amortization charged to operations for the years ended June 30, 1996, 1997 and 1998 were $1,342,000, $1,981,000 and $1,461,000, respectively.

6. GOODWILL

     Goodwill at June 30, 1997 and 1998 comprised the following (in thousands):

                                                               1997      1998
                                                              -------   -------
Goodwill on acquisition.....................................  $34,752   $29,175
Accumulated amortization....................................   (9,449)   (7,112)
                                                              -------   -------
                                                              $25,303   $22,063
                                                              =======   =======

     The decrease in goodwill on acquisition is a result of the sale of the Bugamor and Medialert businesses.

     Amortization charged to operations for the years ended June 30, 1996, 1997 and 1998 was $1,639,000, $1,522,000 and $1,160,000, respectively.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

7. OTHER ASSETS

     Other assets at June 30, 1997 and 1998 consisted of the following (in thousands):

                                                            1997         1998
                                                          --------     --------
Software................................................  $  5,206     $  6,381
Acquired databases......................................    21,539       22,193
                                                          --------     --------
                                                            26,745       28,574
Less accumulated amortization...........................   (26,324)     (26,671)
                                                          --------     --------
                                                               421        1,903
Debenture financing costs...............................     1,302(1)     1,070(1)
Deposits................................................       766        4,432
Deferred taxes..........................................       723          452
Investments.............................................     1,670          725
Deferred charges........................................       422          455
Note receivable from Walsh..............................     1,120(2)     1,167(2)
                                                          --------     --------
                                                          $  6,424     $ 10,204
                                                          ========     ========

-------------------------

(1) Debenture financing costs are being amortized over the life of the debentures. The amortization charge for the years ended June 30, 1996, 1997 and 1998 was $232,000.

(2) Represents an interest free note receivable of $1,200,000 due from Walsh in June 1999 relating to the Scriptrac acquisition. The note receivable was recorded initially at its present value and as a result of accretion, the balance at June 30, 1998 is $1,167,000.

     Amortization of acquired databases and software charged to operations for the years ended June 30, 1996, 1997 and 1998 was $373,000, $211,000 and
$436,000, respectively.

8. LONG-TERM DEBT

     Long-term debt at June 30, 1997 and 1998 consisted of the following (in thousands):

                                                               1997      1998
                                                              -------   -------
Debentures(1)...............................................  $69,000   $69,000
Other long-term debt(2).....................................      959       175
                                                              -------   -------
                                                               69,959    69,175
Less current portion........................................     (407)      (61)
                                                              -------   -------
                                                              $69,552   $69,114
                                                              =======   =======

-------------------------

(1) On February 3, 1993, PMSI completed an offering of an aggregate $69 million Convertible Subordinated Debentures due in 2003. The debentures, issued at par, bear annual interest at 6 1/4% and are convertible into Common Stock of PMSI at a conversion price of $20 per share, subject to adjustments for certain events. The current

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES value of the debentures at June 30, 1998, based on quoted market prices, was $66,240,000.

(2) Capital lease obligations (see Note 13).

9. STOCK OPTIONS AND RESTRICTED STOCK PURCHASE PLAN

     A Stock Option and Restricted Stock Purchase Plan (the "Plan") was established on August 17, 1991 for employees, officers and directors of PMSI or any of its subsidiaries. The number of stock options authorized by the Plan is 2,250,000. The Plan provides for the granting of "non-qualified stock options" and "incentive stock options" to acquire Common Stock of PMSI and/or the granting of rights to purchase Common Stock. The terms and conditions of individual option agreements may vary, subject to the following guidelines: (i) the option price of incentive stock options may not be less than market value on the date of grant; the option price of non-qualified options may be less than market value on the date of grant, (ii) the term of all incentive stock options may not exceed ten years from the date of grant; the term of non-qualified stock options may exceed ten years, (iii) no options may be granted after August 17, 2001, and (iv) in general, options vest evenly over a period of five years from the date of issue.

     A Non-Employee Directors' Stock Option Plan (the "Director's Plan") was adopted on May 27, 1993. The Directors' Plan provides for the granting of non-qualified stock options to purchase shares of PMSI's Common Stock. The terms and conditions of individual option agreements may vary, subject to the following guidelines: (i) the option exercise price will be equal to 100% of the fair market value of the Common Stock on the date of grant, (ii) the term of the stock options may not exceed ten years from the date of grant, (iii) in general, options vest evenly over a period of three years from the date of issue, (iv) the total number of shares of Common Stock that may be subject to options pursuant to the Directors' Plan is 120,000, subject to automatic adjustments following certain events, and (v) no options may be granted after May 27, 2003.

     Additional information relating to the Plan and the Director's Plan is as follows:

                                                       YEAR ENDED JUNE 30,
                                               ------------------------------------
                                                  1996         1997         1998
                                               ----------   ----------   ----------
Options outstanding at July 1, 1995, 1996 and
  1997.......................................   1,786,400    1,848,200    1,903,750
Options granted..............................     234,250      392,200      458,600
Options exercised............................     (84,050)     (30,200)    (115,050)
Options lapsed...............................     (88,400)    (306,450)    (253,400)
                                               ----------   ----------   ----------
Options outstanding at June 30...............   1,848,200    1,903,750    1,993,900
                                               ==========   ==========   ==========
Options exercisable at June 30...............     980,700    1,150,610    1,229,300
                                               ==========   ==========   ==========
Option prices per share:
  Granted....................................      $8-$14       $9-$10           $9
  Exercised..................................      $8-$10     $8-$9.50    $8-$10.75
  Outstanding................................      $8-$22       $8-$22       $8-$22

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

     The exercise price of options granted during the years ended June 30, 1996, 1997 and 1998 equaled the market price of PMSI's common stock on the date of the grant. As of June 30, 1998, the Plan and the Directors' Plan had 76,900 and 40,000 shares of common stock, respectively, available for future grants.

10. ACCOUNTING FOR STOCK-BASED COMPENSATION

     PMSI has elected to continue to use the intrinsic value based method to account for all of its employee stock-based compensation plans. Under APB Opinion No. 25, "Accounting for Stock Issued to Employees," PMSI has recorded no compensation costs related to its stock option plans for the years ended June 30, 1996, 1997 and 1998.

     Pursuant to SFAS 123, "Accounting for Stock-Based Compensation," PMSI is required to disclose the pro-forma effects on net loss and net loss per share data as if PMSI had elected to use the fair value approach to account for all its stock-based compensation plans. Had compensation cost for PMSI's plans been determined consistent with the fair value approach enumerated in SFAS No. 123, PMSI's net loss and net loss per share for the years ended June 30, 1996, 1997 and 1998 would have changed as indicated below (in thousands, except per share data):

                                                           YEAR ENDED JUNE 30,
                                                        --------------------------
                                                         1996      1997      1998
                                                        -------   -------   ------
Net loss:
  As reported.........................................  $(9,624)  $(5,253)  $ (303)
  Pro-forma...........................................   (9,726)   (5,556)    (747)
Net loss per share:
  As reported.........................................  $ (0.73)  $ (0.40)  $(0.02)
  Pro-forma...........................................    (0.74)    (0.42)   (0.05)

     The fair value of options granted was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in fiscal years 1996, 1997 and 1998; risk-free interest rate of 6%; expected life of 6 years; 41% expected volatility and no dividends. The weighted average fair value of options granted during the years ended June 30, 1996, 1997 and 1998 were $13.34, $9.38 and $9.02.

     Since option grants vest over several years and additional grants are expected in the future, the pro-forma results noted above are not likely to be representative of the effects on future years of the application of the fair value based method.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

     A summary of the status of PMSI's Plan and the Directors' Plan as of June 30, 1997 and 1998 and changes during the years ended on those dates is as follows:

                                           JUNE 30, 1997                JUNE 30, 1998
                                     --------------------------   --------------------------
                                                   WEIGHTED-                    WEIGHTED-
                                      NUMBER        AVERAGE        NUMBER        AVERAGE
                                        OF          EXERCISE         OF          EXERCISE
                                      SHARES         PRICE         SHARES         PRICE
                                     ---------   --------------   ---------   --------------
Fixed options
Outstanding at beginning of year...  1,848,200       $11.77       1,903,750       $11.02
  Granted..........................    392,200         9.38         458,600         9.02
  Exercised........................    (30,200)        8.48        (115,050)        9.07
  Cancelled........................   (306,450)       13.43        (253,400)       12.32
                                     ---------                    ---------
     Outstanding at end of year....  1,903,750        11.02       1,993,900        10.49
                                     =========                    =========
     Options exercisable at end of
       year........................  1,150,610        11.35       1,229,300        11.06
                                     =========                    =========

     A summary of information regarding the outstanding options and those exercisable at June 30, 1998 is given in the following tables:

                                         WEIGHTED AVERAGE
      EXERCISE          NUMBER OF            REMAINING
        PRICE            OPTIONS        CONTRACTUAL LIFE OF      NUMBER OF OPTIONS
         ($)           OUTSTANDING   OPTIONS OUTSTANDING (YRS)      EXERCISABLE
      --------         -----------   -------------------------   -----------------
         8.40             533,900              3.17                    533,900
         8.75             112,000              6.67                     92,000
         9.00             525,500              9.35                    138,000
         9.38              24,000              9.50                          0
         9.50             348,200              7.90                     96,900
        13.50             202,800              6.65                    121,000
        14.00              36,000              3.58                     36,000
        15.00              15,000              3.92                     15,000
        15.25              67,500              4.29                     67,500
        15.75              15,000              4.95                     15,000
        18.50              12,000              4.33                     12,000
        22.00             102,000              3.58                    102,000
                        ---------              ----                  ---------
                        1,993,900              6.34                  1,229,300
                        =========              ====                  =========

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

11. TAXES

     The components of the income tax (provision) benefit for the years ended June 30, 1996, 1997 and 1998 are comprised of the following (in thousands):

                                                           YEAR ENDED JUNE 30,
                                                       ---------------------------
                                                        1996      1997      1998
                                                       -------   -------   -------
U.S. income tax (provision) benefit..................  $(1,666)  $     9   $(8,363)
Foreign tax provision................................     (279)   (1,711)   (3,902)
Deferred income tax (provision) benefit..............      789      (953)    6,560
                                                       -------   -------   -------
                                                       $(1,156)  $(2,655)  $(5,705)
                                                       =======   =======   =======

     The domestic and foreign components of income before income taxes were as follows (in thousands):

                                                            YEAR ENDED JUNE 30,
                                                         -------------------------
                                                          1996     1997     1998
                                                         ------   ------   -------
Domestic...............................................  $1,153   $4,022   $13,184
Foreign................................................    (763)   3,311    (7,782)
                                                         ------   ------   -------
                                                         $  390   $7,333   $ 5,402
                                                         ======   ======   =======

     The provision for income taxes differs from that computed using the 35% statutory federal income tax rate as follows (in thousands):

                                                           YEAR ENDED JUNE 30,
                                                       ---------------------------
                                                        1996      1997      1998
                                                       -------   -------   -------
Provision based on federal statutory rate............  $  (133)  $(2,493)  $(1,891)
Goodwill and other non-deductible items..............     (304)     (301)   (1,149)
Foreign earnings and dividends taxed at different
  rates..............................................     (538)    1,124      (254)
Tax refund claims, audit issues & other matters......       --       833    (1,490)
State tax, net of federal benefit....................     (135)     (149)   (2,148)
Purchase accounting adjustments......................   (1,182)       --        --
Disposal of assets held for sale.....................       --        --     3,078
Valuation of temporary differences...................      848    (2,386)     (990)
All other, net.......................................      288       717      (861)
                                                       -------   -------   -------
Consolidated effective tax rate......................  $(1,156)  $(2,655)  $(5,705)
                                                       =======   =======   =======

     An additional provision for taxes was recorded during the second quarter of the fiscal year of $1.5 million for probable liabilities arising from tax audits in progress. The full liability assessed by the tax authorities was approximately $3.0 million which, at the request of the tax authorities, PMSI paid into an escrow account during the third quarter of fiscal 1998 pending the outcome of an appeal. The escrow amount was included in other assets at June 30, 1998.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

     The tax effect of significant temporary differences representing deferred tax assets and liabilities at June 30, 1997 and 1998 were as follows (in thousands):

                                                               1997      1998
                                                              ------   --------
Current assets (liabilities):
  Accrued liabilities.......................................  $1,655   $  2,427
  Foreign tax credits.......................................      --         --
  Net operating losses......................................      --     13,563
  Prepaid and other current assets..........................     212      2,768
  Bad debts.................................................     130        115
                                                              ------   --------
                                                               1,997     18,873
  Valuation allowance.......................................    (405)   (14,082)
                                                              ------   --------
     Net current assets.....................................   1,592      4,791
                                                              ------   --------
Non-current assets (liabilities):
  Fixed assets & intangibles................................    (200)       496
  Net operating losses......................................   4,113        226
  Other liabilities.........................................     222         88
                                                              ------   --------
                                                               4,135        810
  Valuation allowance.......................................  (3,412)      (358)
                                                              ------   --------
     Net non-current assets.................................     723        452
                                                              ------   --------
     Deferred taxes, net....................................  $2,315   $  5,243
                                                              ======   ========

     As of June 30, 1998, there was available for foreign income tax purposes net operating loss carryforwards of approximately $45,096,000 which expire as follows: 1999: $199,000, 2000: $146,000, 2001: $357,000, 2002: $2,343,000 and
thereafter: $42,051,000.

     The undistributed earnings of foreign subsidiary companies for which deferred U.S. income taxes have not been provided at June 30, 1997 and June 30, 1998 because of permanent reinvestment of earnings in the operations of those subsidiaries, amounted to $15,272,000 and $1,041,000, respectively. It is not practicable to estimate the amount of tax that might be payable on the eventual remittance of such earnings. On remittance, certain foreign countries impose withholding taxes. The amount of withholding taxes that would be payable on remittance of the entire amount of such undistributed earnings would approximate $3,727,000 and $206,000 at June 30, 1997 and June 30, 1998, respectively.

12. EMPLOYEE BENEFIT PLANS

     Subsidiaries of PMSI in the United Kingdom, Holland, Japan and the United States have defined contribution pension or profit sharing plans covering substantially all their employees. The total costs associated with these plans for the years ended June 30, 1996, 1997 and 1998 were $729,000, $1,245,000 and
$1,007,000, respectively.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

13. LEASE OBLIGATIONS & OTHER COMMITMENTS

     Various PMSI subsidiaries lease certain property and equipment. Obligations under long-term non-cancelable lease agreements expiring at various dates have the following aggregate approximate annual minimum rentals (in thousands):

                                                              CAPITAL    OPERATING
                                                              -------    ---------
1999........................................................   $120       $2,060
2000........................................................     83        1,702
2001........................................................     11        1,430
2002........................................................     --        1,121
After 2002..................................................     --          832
                                                               ----       ------
                                                                214       $7,145
                                                                          ======
Less amount representing interest...........................    (39)
                                                               ----
Present value of minimum lease payments.....................    175
Current portion.............................................    (61)
                                                               ----
                                                               $114
                                                               ====

     Operating lease rental expense for the years ended June 30, 1996, 1997 and 1998 was $1,471,000, $1,559,000 and $1,676,000, respectively. Included in furniture, fixtures and equipment are assets subject to capitalized leases with an original cost of $337,000 (1997: $1,332,000) and accumulated amortization of $166,000 (1997: $351,000).

14. GEOGRAPHIC DATA

     The following table presents certain financial information by geographic area (in thousands):

                                      AS OF AND FOR THE YEAR ENDED JUNE 30, 1998

                                                             OPERATING     IDENTIFIABLE
                                                REVENUES   INCOME (LOSS)      ASSETS
                                                --------   -------------   ------------
United States.................................  $37,052      $  7,221        $ 26,976
Europe and Pacific............................   40,914        (3,837)         48,339
General corporate.............................       --       (33,133)        111,043
                                                -------      --------        --------
     Total....................................  $77,966      $(29,749)       $186,358
                                                =======      ========        ========

                                      AS OF AND FOR THE YEAR ENDED JUNE 30, 1997

                                                             OPERATING     IDENTIFIABLE
                                                REVENUES   INCOME (LOSS)      ASSETS
                                                --------   -------------   ------------
United States.................................  $47,555       $9,552         $ 32,142
Europe and Pacific............................   50,930        2,887           74,694
General corporate.............................       --       (4,915)          60,366
                                                -------       ------         --------
     Total....................................  $98,485       $7,524         $167,202
                                                =======       ======         ========

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

                                      AS OF AND FOR THE YEAR ENDED JUNE 30, 1996

                                                             OPERATING     IDENTIFIABLE
                                                REVENUES   INCOME (LOSS)      ASSETS
                                                --------   -------------   ------------
United States.................................  $41,421       $5,566         $ 28,023
Europe and Pacific............................   51,256        1,508           56,614
General corporate.............................      350       (6,554)          45,900
                                                -------       ------         --------
     Total....................................  $93,027       $  520         $130,537
                                                =======       ======         ========

15. SUPPLEMENTAL OPERATIONS STATEMENT DATA

     Advertising costs are charged to costs and expensed as incurred and for the years ended June 30, 1996, 1997 and 1998 amounted to $1,308,000, $1,391,000 and
$893,000, respectively.

16. RESTRUCTURING COSTS

     During the third quarter of fiscal 1996, following the completion of a strategic review of PMSI's operations, PMSI recorded a $2.3 million ($1.3 million after tax) restructuring charge for elimination of non-core product lines. These products were unprofitable and there was no assurance of future profitability. The charge related primarily to the write-off of prepaid data acquisition expenses and severance payments. The $2.3 million charge included estimated cash payments of $1.5 million and non-cash asset write-offs of $0.8 million. The balance of the restructuring liability as of June 30, 1996 was $0.9 million, which was fully utilized during fiscal year 1997.

17. IMPAIRMENT

     During the third quarter of fiscal 1996, following the completion of a strategic review of PMSI's entire operations, management concluded that, as well as divesting the non-database businesses, the value of certain long-lived assets recorded in its balance sheet could not be recovered, based upon a discounted cash flow analysis, due to changes in market conditions. Therefore, in accordance with Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and PMSI's existing accounting policy, PMSI recorded a pre-tax charge of $2.4 million ($1.6 million after tax). This principally related to the write-off of goodwill and capitalized database costs arising on the acquisition of database businesses now being exited.

18. ASSETS HELD FOR SALE AND DISCONTINUED OPERATIONS

     During the third quarter of fiscal 1996, PMSI announced its decision to develop its business as a focused information services provider to the pharmaceutical and healthcare industries and that its European marketing and communication businesses would be divested. These businesses, comprising the non-database segment of PMSI's operations, were accounted for as discontinued operations and, accordingly, their operations through divestment have been segregated in the accompanying statements of operations.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

     During the second quarter of fiscal 1997, PMSI recorded an additional net charge for the loss on disposal of the discontinued operations of $9.9 million. The charge was based upon PMSI's quarterly review of the assumptions used in determining the estimated loss relating to the discontinued operations. This further charge was principally the result of revisions to the original estimates of expected net proceeds from the remaining businesses to be sold. The estimated proceeds from the French point of sale marketing business, IMR, were reduced by $9.6 million following an independent valuation report commissioned as part of the process of preparing the memorandum of sale. A net increase in the estimated loss on sale of the remainder of the discontinued businesses accounted for a $0.3 million charge due to changes in estimated sale proceeds. All discontinued businesses were sold during the measurement period except IMR.

     Summary operating results of the discontinued operations for the years ended June 30, 1996 and 1997 were as follows:

                                                                 YEAR ENDED
                                                                  JUNE 30,
                                                              -----------------
                                                               1996      1997
                                                              -------   -------
Results of discontinued operations:
Revenue.....................................................  $44,849   $    --
Income (loss) from operations:
Income (loss) before taxes..................................   (2,288)       --
Income tax provision........................................     (917)       --
                                                              -------   -------
Loss from discontinued operations...........................   (3,205)       --
Loss on disposal of discontinued operations, net of taxes of
  $1,236 and $0, respectively...............................   (5,710)   (9,914)
                                                              -------   -------
Loss from discontinued operations...........................  $(8,915)  $(9,914)
                                                              =======   =======

     The operating loss from discontinued operations for the nine months to March 31, 1997, when the measurement period ended, was $1.3 million net of income taxes.

     At the end of the measurement period and at June 30, 1997, IMR was the only operation that had not been sold and in accordance with EITF 90-6, its net assets, together with the remaining accrual for the loss expected to be generated on disposition, were reclassified to net current assets held for sale and net assets held for sale in the balance sheet at June 30, 1997. IMR's operating result for the fourth quarter of fiscal 1997 was recorded in operating income as a separate item "income from assets held for sale." The revenues attributable to assets held for sale in the fourth quarter of fiscal 1997 and in the year ended June 30, 1998 were $5.2 million and $8.8 million, respectively.

     On March 31, 1998, PMSI divested IMR for consideration of approximately $3.2 million in cash. The assets sold included cash and cash equivalents of $1.2 million. A net charge of $8.0 million relating to IMR is reflected in the statement of operations for the year ended June 30, 1998. This comprises a pre-tax loss on sale in the third quarter (after selling costs) of $2.1 million, an impairment charge of $14.7 million in the second quarter and a total tax benefit of $8.8 million.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

19. INCOME (LOSS) PER SHARE

     PMSI has adopted the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic per share amounts are computed using the weighted average number of shares of Common Stock outstanding. Diluted per share amounts include common equivalent shares, where dilutive, (using the treasury stock method) from stock options and convertible debt. The prior periods presented have been restated applying SFAS 128.

     For the years ended June 30, 1996 and 1998, the effects of common stock equivalents on the per share amounts were anti-dilutive and accordingly such amounts were excluded from the computations. For the year ended June 30, 1997, the effects of common stock equivalents or per share amounts were not material.

     These calculations are summarized below:

                                                         YEAR ENDED JUNE 30,
                                                 ------------------------------------
                                                    1996         1997         1998
                                                 ----------   ----------   ----------
Weighted average common shares outstanding:
Shares used in computing basic earnings per
  share........................................  13,123,998   13,186,564   12,771,195
Assumed exercise of in the money stock
  options......................................     980,700    1,283,950    1,543,600
Less assumed buy-back under the treasury stock
  method.......................................    (706,082)  (1,173,193)  (1,185,368)
                                                 ----------   ----------   ----------
Shares used in computing diluted earnings per
  share if the result is dilutive..............  13,398,616   13,297,321   13,129,427
                                                 ==========   ==========   ==========

     Options to purchase 887,500, 607,800 and 450,300 shares of common stock at prices ranging from $13.50 to $22.00 were outstanding at June 30, 1996, 1997 and 1998, respectively, but were not included in the computation of diluted earnings per share amounts for those years because the options exercise price was greater than the average market price of the common shares.

     The convertible debentures have not been assumed converted for the diluted earnings per share as the effect would be anti-dilutive. Had the convertible debentures been included, the number of shares would have increased by 3,450,000 for each of the years ended June 30, 1996, 1997 and 1998. The reduced interest expense would have had a favorable impact on net income (loss) of $2,588,000 for each of these years.

20. SALE OF NON-US OPERATING ASSETS

     On August 5, 1998, PMSI announced that it had completed the sale of its non-US operations, with the exception of its Source and PMSI targeting businesses in Belgium, to IMS Health Incorporated ("IMS Health") for consideration of 1,197,963 shares of IMS Health common stock. IMS Health has an option to purchase PMSI's businesses in Belgium within a three-month period.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

     As of June 30, 1998, the total assets and total liabilities of the non-US operations totaled $48.4 million and $33.8 million, respectively. Total revenues for the year ended June 30, 1998 from the non-US operations totaled $40.9 million.

     This transaction superseded the merger agreement signed with Cognizant Corporation ("Cognizant") on March 23, 1998, whereby IMS Health (as assignee of Cognizant) would have acquired all outstanding shares of PMSI common stock.

21. RETIREMENT OF DEBENTURES

     Between September 2, 1998 and September 15, 1998, PMSI redeemed an aggregate amount of $14.7 million of its 6.25% Convertible Subordinated Debentures due in 2003. The debentures were redeemed at 87% of the principal amount with interest accrued through the date of redemption.

22. STOCKHOLDER RIGHTS PLAN

     On December 30, 1997, the Board of Directors of PMSI adopted a stockholder rights plan (the "Rights Plan") and declared a distribution of one common share purchase right (a "Right") for each outstanding share of common stock, $0.01 par value (the "Common Shares"), of PMSI. The distribution was payable to the stockholders of record on January 9, 1998. The Rights will automatically trade with PMSI's common stock. Additional Rights are issuable upon subsequent issuances of common stock by PMSI so long as the Rights Plan is in effect.

     The Rights are not currently exercisable but become exercisable upon the earlier of (i) ten days following the first public announcement that a person or group, which did not beneficially own 5% of the common stock as of December 30, 1997, has acquired beneficial ownership of 15% or more of PMSI's common stock, and (ii) ten business days following the announcement of an offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of PMSI's common stock.

     Once exercisable, the holder will be entitled to buy from PMSI one-third
( 1/3) of a Common Share of PMSI at a price of $60 per one-third of a Common Share or in certain circumstances to buy at the Rights exercise price a number of shares of PMSI's common stock having a market value of twice the exercise price of each Right or, if PMSI is acquired in a merger or a business combination, to buy at the Rights exercise price a number of shares of common stock of an acquiring company having a market value of twice the exercise price of each Right. At PMSI's option the Rights are redeemable prior to becoming exercisable for $0.001 per Right. The Rights expire on the close of business on the tenth anniversary of the Rights Agreement.

                       REPORT OF INDEPENDENT ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

                                                           Stamford, Connecticut
                                                           August 14, 1998

The Board of Directors and Stockholders of
Pharmaceutical Marketing Services Inc.

     Our report on the consolidated financial statements of Pharmaceutical Marketing Services Inc. is included on Page F-22 of this Proxy
Statement/Prospectus. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on Page F-1 of this Proxy Statement/Prospectus.

     In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          PricewaterhouseCoopers LLP

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
                    YEARS ENDED JUNE 30, 1996, 1997 AND 1998

        COL. A              COL. B        COL. C                    COL. D       COL. E
-----------------------  ------------   ----------                ----------   -----------
                                              ADDITIONS:
                                        -----------------------
                          BALANCE AT    CHARGED TO   CHARGED TO                BALANCE AT
                         BEGINNING OF   COSTS AND      OTHER                     END OF
     DESCRIPTIONS           PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
     ------------        ------------   ----------   ----------   ----------   -----------
Allowance for
  doubtful accounts:
June 30, 1996..........   $  415,000      207,000            --     (222,000)  $   400,000
June 30, 1997..........   $  400,000      246,000            --     (258,000)  $   388,000
June 30, 1998..........   $  388,000      461,000            --     (311,000)  $   538,000
Valuation allowance
  for deferred tax
  assets:
June 30, 1996..........   $2,576,000           --            --   (1,145,000)  $ 1,431,000
June 30, 1997..........   $1,431,000    2,386,000            --           --   $ 3,817,000
June 30, 1998..........   $3,817,000    1,200,000    13,240,000   (3,817,000)  $14,440,000

                              FINANCIAL STATEMENTS
            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                        THREE MONTHS ENDED      SIX MONTHS ENDED
                                           DECEMBER 31,            DECEMBER 31
                                        -------------------    -------------------
                                          1998       1997        1998       1997
                                        --------   --------    --------   --------
Revenue...............................  $  7,516   $ 21,573    $ 18,386   $ 41,666
Production costs......................    (3,422)   (11,141)     (7,112)   (21,980)
Selling, general and administrative
  expenses............................    (3,227)    (7,809)    (14,140)   (16,091)
In-process research and development
  write off...........................        --    (12,046)         --    (12,046)
Amortization of intangible assets.....      (201)      (342)       (471)      (684)
Impairment of assets held for sale....        --    (14,735)         --    (14,735)
Income (loss) from assets held for
  sale................................        --        410          --       (188)
Transaction costs.....................      (800)        --        (800)        --
                                        --------   --------    --------   --------
Operating income (loss)...............      (134)   (24,090)     (4,137)   (24,058)
Gain on sale of operations............        --     33,608      52,844     36,239
Interest and other income.............     1,967      1,091       9,671      1,962
Interest expense......................      (916)    (1,164)     (1,868)    (2,330)
                                        --------   --------    --------   --------
Income before income taxes and
  extraordinary item..................       917      9,445      56,510     11,813
Income tax provision..................      (574)    (9,254)     (7,591)    (9,149)
                                        --------   --------    --------   --------
Net income before extraordinary
  item................................       343        191      48,919      2,664
Extraordinary gain on redemption of
  debt, net of tax of $1,009..........        --         --       1,154         --
                                        --------   --------    --------   --------
       Net income.....................  $    343   $    191    $ 50,073   $  2,664
                                        ========   ========    ========   ========
Earnings per share:
  Basic --
     Income before extraordinary
       item...........................  $   0.03   $   0.01    $   3.94   $   0.20
     Extraordinary item...............        --         --        0.09         --
                                        --------   --------    --------   --------
       Net income.....................  $   0.03   $   0.01    $   4.03   $   0.20
                                        ========   ========    ========   ========
  Diluted --
     Income before extraordinary
       item...........................  $   0.03   $   0.01    $   3.16   $   0.20
     Extraordinary item...............        --         --        0.09         --
                                        --------   --------    --------   --------
       Net income.....................  $   0.03   $   0.01    $   3.25   $   0.20
                                        ========   ========    ========   ========

The accompanying notes are an integral part of these financial statements.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)
                                  (UNAUDITED)

                                                       THREE MONTHS
                                                           ENDED           SIX MONTHS
                                                        DECEMBER 31    ENDED DECEMBER 31
                                                       -------------   ------------------
                                                       1998    1997      1998      1997
                                                       ----   ------   --------   -------
Net income...........................................  $343   $  191   $50,073    $2,664
                                                       ----   ------   -------    ------
Other comprehensive income, net of tax:
  Foreign currency translation adjustment, net of tax
     of $20, $353, $20 and $960, respectively........    29     (509)       29    (1,381)
  Unrealized gains on investments:
     Unrealized holding (losses) gains arising during
       period net of tax of $27, $1,508, $3,294 and
       $1,458, respectively..........................   (38)   2,171    (4,739)    2,171
     Less: reclassification adjustment for gains
       included in net income, net of tax of $28, $0,
       $2,467 and $0, respectively...................    41       --     3,550        --
                                                       ----   ------   -------    ------
Other comprehensive income (loss)....................    32    1,662    (1,160)      790
                                                       ----   ------   -------    ------
Comprehensive income.................................  $375   $1,853   $48,913    $3,454
                                                       ====   ======   =======    ======

The accompanying notes are an integral part of these financial statements.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT FOR SHARE DATA)
                                  (UNAUDITED)

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
ASSETS:
Current assets:
  Cash and cash equivalents.................................    $ 77,562
  Marketable securities.....................................     115,073
  Accounts receivable, principally trade....................       7,272
  Work-in-process...........................................         740
  Prepaid expenses and other current assets.................         265
                                                                --------
     Total current assets...................................     200,912
Marketable securities.......................................      35,630
Property and equipment, net.................................       1,350
Goodwill, net...............................................       9,013
Other assets, net...........................................       6,803
                                                                --------
     Total assets...........................................    $253,708
                                                                ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt......................    $ 49,355
  Note payable..............................................      73,026
  Accounts payable..........................................         389
  Accrued liabilities.......................................      10,397
  Unearned income...........................................       9,632
                                                                --------
     Total current liabilities..............................     142,799
Long-term debt..............................................          --
Other liabilities...........................................          --
                                                                --------
     Total liabilities......................................     142,799
                                                                --------
Commitments and contingencies
Stockholders' equity:
  Common stock, $0.01 par value, 25,000,000 shares
     authorized, and 13,337,175 shares issued...............         133
  Paid-in capital...........................................      88,452
  Treasury stock at cost -- 918,254 shares..................      (8,494)
  Retained earnings.........................................      29,741
  Cumulative translation adjustment.........................          49
  Unrealized gain on investments, net of income tax charge
     of $716................................................       1,028
                                                                --------
     Total stockholders' equity.............................     110,909
                                                                --------
     Total liabilities and stockholders' equity.............    $253,708
                                                                ========

The accompanying notes are an integral part of these financial statements.

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------   --------
Cash flows provided by (used in) operating activities:
  Net income................................................  $50,073   $  2,664
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Depreciation and amortization.............................      923      1,710
  Profit on disposal of database and US businesses, net.....       --    (36,239)
  Profit on disposal of non-US businesses, net..............  (52,844)        --
  Gain on redemption of debentures..........................   (2,163)        --
  Profit on sale of marketable securities...................   (6,017)        --
  In-process research and development write-off.............       --     12,046
  Impairment of assets held for sale........................       --     14,735
Change in operating assets and liabilities, net of effect of acquisitions and disposals:
  Accounts receivable.......................................    1,338     (2,484)
  Work-in-process...........................................       37      1,028
  Prepaid expenses and other assets.........................      519        904
  Accounts payable and accrued liabilities..................   (1,901)    10,942
  Unearned income...........................................      221        466
  Other liabilities.........................................      (40)       (19)
                                                              -------   --------
     Total adjustments......................................  (59,927)     3,089
                                                              -------   --------
Net cash provided by (used in) operating activities.........   (9,854)     5,753
                                                              -------   --------
Cash flows provided by (used in) investing activities:
  Capital expenditures......................................     (116)    (1,031)
  Proceeds from businesses disposed, net of associated
     selling expenses.......................................   (1,831)    12,546
  Cash consideration advanced to Source Europe under a line
     of credit..............................................       --     (6,433)
  Sale (purchase) of marketable securities, net.............   (8,609)    (1,075)
  Acquisition and contingent purchase price payments........       --     (2,159)
  Cash received on acquisition of Source Europe.............       --      9,942
                                                              -------   --------
Net cash provided by (used in) investing activities.........  (10,556)    11,790
                                                              -------   --------
Cash flows provided by (used in) financing activities:
  Net proceeds from options exercised.......................      253        515
  Repayments of long-term debt and capital lease
     obligations............................................  (17,226)      (210)
  Note payable..............................................   73,026         --
                                                              -------   --------
Net cash provided by (used in) financing activities.........   56,053        305
                                                              -------   --------
Effect of assets held for sale..............................       --      3,385
Effect of exchange rate movements...........................     (396)      (869)
                                                              -------   --------
Net increase in cash and cash equivalents...................   35,247     20,364
Cash and cash equivalents at beginning of period............   42,315     32,414
                                                              -------   --------
Cash and cash equivalents at end of period..................  $77,562   $ 52,778
                                                              =======   ========
                                  (Continued)

            PHARMACEUTICAL MARKETING SERVICES INC. AND SUBSIDIARIES

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED
                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------   --------
Supplemental disclosure of non-cash investing and financing
  activities:
  IMS Health Incorporated shares received...................  $71,279   $     --
  Cost of assets sold or disposed for consideration other
     than cash..............................................   13,806         --
  Fair value of assets acquired.............................       --     19,104
  PMSI shares received......................................       --      8,494
  In-process research and development.......................       --     12,046
  Completed technology acquired.............................       --      1,363
  Cancellation of amounts due from Source Europe under a
     line of credit.........................................       --     (6,433)
  National Data Corporation shares received.................       --     35,328

The accompanying notes are an integral part of these financial statements.

1. INTERIM UNAUDITED FINANCIAL INFORMATION

     The accompanying statements of operations for the three and six months ended December 31, 1998 and 1997, the statements of cash flows for the six months ended December 31, 1998 and 1997, the balance sheet as of December 31, 1998 and the related information of Pharmaceutical Marketing Services Inc. ("PMSI") included in these notes to the financial statements are unaudited. In the opinion of management, the interim financial information reflects all adjustments (consisting only of items of a normal recurring nature, except for items related to the proposed merger, the sale of the non-US businesses and the extraordinary item associated with the early redemption of PMSI's 6 1/4% Convertible Subordinated Debentures ("6 1/4% Debentures")), necessary for the fair presentation of the financial position, results of operations and cash flows for the periods presented. The results of continuing operations for the three and six months ended December 31, 1998 are not necessarily indicative of the results to be expected for the entire fiscal year.

     These interim financial statements should be read in conjunction with PMSI's audited consolidated financial statements and related notes thereto, as of June 30, 1997 and 1998 and for each of the three years in the period ended June 30, 1998 included elsewhere herein.

2. COMPREHENSIVE INCOME

     Effective July 1, 1998, PMSI adopted the provisions of Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income." Comprehensive income represents the change in net assets of a company as a result of non-owner transactions. Comprehensive income for the three months ended September 30, 1998 (which is not included herein) has been adjusted by $7.1 million to reflect realized gains included in net income.

3. INCOME PER SHARE

     PMSI has adopted the Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). In accordance with SFAS 128, basic per share amounts are computed using the weighted average number of shares of Common Stock outstanding. Diluted per share amounts include common equivalent shares, where dilutive (using the treasury stock method), from stock options and convertible debt. The prior periods presented have been restated applying SFAS 128.

     For all periods presented amounts used in both basic earnings per share and diluted earnings per share are the amounts as stated below.

                                          THREE MONTHS ENDED         SIX MONTHS ENDED
                                             DECEMBER 31,              DECEMBER 31,
                                        -----------------------   -----------------------
                                           1998         1997         1998         1997
                                        ----------   ----------   ----------   ----------
Weighted average common shares
  outstanding:
Shares used in computing basic
  earnings per share..................  12,409,653   13,106,463   12,408,040   13,163,206
Assumed exercise of in the money stock
  options.............................   1,472,900    1,196,900    1,472,900    1,196,900
Less assumed buy-back under the
  treasury stock method...............  (1,204,920)  (1,010,169)    (975,847)    (965,075)
Assumed conversion of debentures......   2,466,250    3,450,000    2,828,668    3,450,000
                                        ----------   ----------   ----------   ----------
Shares used in computing diluted
  earnings per share if the result is
  dilutive............................  15,143,883   16,743,194   15,733,761   16,845,031
                                        ==========   ==========   ==========   ==========

     Options to purchase 323,100 shares of Common Stock at prices ranging from $11.13 to $22.00 were outstanding at December 31, 1998 but were not included in the computation of diluted earnings per share for the three and six months ended December 31, 1998 because the options exercise price was greater than the average market price of the common shares.

     Reduced interest expense for the assumed conversion of 6 1/4% Debentures would have had a favorable impact on net income of $470,129 and $1,015,469 for the three months and six months ended December 31, 1998, respectively. Such amounts for the three and six months ended December 31, 1997 would have been $647,000 and $1,294,000, respectively. In computing diluted per share amounts for the three months ended December 31, 1998 and 1997, and the six months ended December 31, 1997, the assumed conversion of the 6 1/4% Debentures was excluded because the effect was anti-dilutive.

4. INCOME TAXES

     The effective income tax rates for the quarters ended December 31, 1998 and 1997 were 63% and 98%, respectively. The 1998 rate was negatively impacted by non-deductible operating losses incurred in countries where a benefit could not be taken. The 1997 effective tax rate was negatively impacted by the non-deductible write off of in-process research and development costs.

     The effective income tax rates for the six months ended December 31, 1998 and 1997 were 13% and 77%, respectively. The effective income tax rates for the six months ended December 31, 1998 and 1997 were also affected by the items noted above plus the release in 1998 of a $1.9 million state tax provision, which is no longer required, and the gain on the sale of operations of $52.8 million which had an associated tax charge of $7.0 million.

5. EXTRAORDINARY ITEM

     During the period ended September 30, 1998, PMSI redeemed $19.7 million of the 6 1/4% Debentures at an aggregate cost of $17.2 million. As a result of the early redemption, PMSI recognized an after-tax extraordinary gain of $1.2 million.

6. GOODWILL

     PMSI assesses the recovery of its goodwill by determining whether amortization of goodwill can be recovered through expected net future cash flows (undiscounted and without interest charges). Impairment is measured based on the present value of estimated expected future net cash flows using a discount rate reflecting PMSI's cost of funds.

7. SALE OF OPERATIONS

     On August 5, 1998, PMSI announced that it had completed the sale of all of its non-US operating assets, with the exception of its Source prescription database and PMSI targeting businesses in Belgium, to IMS Health Incorporated ("IMS Health") for consideration of 1,197,963 shares of IMS Health common stock. The resulting pre-tax profit from this transaction totaled $52.8 million which is included in the statement of operations for the quarter ended September 30, 1998. The transaction is more fully described in PMSI's Form 8-K filed August 18, 1998, as amended. IMS Health exercised its option to acquire the PMSI Belgian subsidiary and the Source Belgian subsidiary was disposed of during the period ended December 31, 1998.

8. OTHER EVENTS DURING THE QUARTER

     On October 14, 1998, PMSI entered into a forward sale arrangement with CIBC Oppenheimer ("CIBC") pursuant to which PMSI transferred all of the IMS Health common stock received in the transaction in exchange for a note payable of $73.0 million. The 1,197,963 shares of IMS Health common stock are being held by CIBC as collateral against PMSI's delivery obligation on August 12, 1999.

     ON December 14, 1998, PMSI and Quintiles Transnational Corp. ("Quintiles") (NASDAQ:QTRN) announced jointly that they had signed a definitive merger agreement whereby PMSI would be merged into Quintiles and stockholders of PMSI would receive shares of Quintiles common stock, $0.01 par value, in exchange for their shares of common stock, $0.01 par value, of PMSI valued at $15.40 per share. The transaction has been approved by PMSI's board of directors and remains subject to approval by PMSI's stockholders and clearance by the SEC of PMSI's Proxy Statement.

     The 6 1/4% Debentures were redeemed for face value on February 1, 1999.

                                   APPENDIX A

                                MERGER AGREEMENT

                                MERGER AGREEMENT

                         DATED AS OF DECEMBER 14, 1998

                                  BY AND AMONG

                         QUINTILES TRANSNATIONAL CORP.,

                            QTRN ACQUISITION CORP.,

                                      AND

                     PHARMACEUTICAL MARKETING SERVICES INC.

     MERGER AGREEMENT, dated as of December 14, 1998, by and among Quintiles Transnational Corp., a North Carolina corporation ("Parent"), QTRN Acquisition Corp., a North Carolina corporation and a direct wholly owned subsidiary of Parent ("Sub"), and Pharmaceutical Marketing Services Inc., a Delaware corporation (the "Company").

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have determined that the merger of the Company with and into Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of their respective stockholders;

     WHEREAS, such Boards of Directors have approved the Merger, pursuant to which each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock", which term also refers to and includes, unless the context otherwise requires, the associated Rights, as defined in Section 8.04) issued and outstanding immediately prior to the Effective Time of the Merger (as defined in Section 1.03), other than shares owned directly by the Company, Parent or Sub, will be converted into the right to receive, at the election of each holder of Company Common Stock, either (i) common stock, par value $.01 per share, of Parent ("Parent Common Stock") or (ii) Parent Common Stock and a Contingent Value Payment (individually a "CVP" and collectively the "CVPs"), pursuant to the terms and conditions of the CVPs as described in Exhibit A hereto;

     WHEREAS, the Merger and this Agreement require the vote of the holders of a majority of the outstanding shares of the Company Common Stock for the approval thereof (the "Company Stockholder Approval");

     WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition of Parent's willingness to enter into this Agreement, Parent and the Company are entering into a stock option agreement, dated as of the date hereof, in the form of Exhibit B hereto (the "Stock Option Agreement"), pursuant to which the Company is granting Parent an option to purchase shares of Company Common Stock;

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and the Stock Option Agreement, the parties agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the North Carolina Business Corporation Act (the "NCBA") and the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Sub at the Effective Time of the Merger. At the Effective Time of the Merger, the separate existence of the Company shall cease, and QTRN Acquisition Corp. shall continue as the surviving corporation.

     SECTION 1.02. CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.01, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first business day after satisfaction of the conditions set forth in Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in Article VI) (the "Closing Date"), at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., 2500 First Union Capitol Center, Raleigh, North Carolina 27602, unless another date, time or place is agreed to in writing by the parties hereto.

     SECTION 1.03. EFFECTIVE TIME OF THE MERGER. Upon the Closing, the parties shall file with the Secretary of State of the State of North Carolina and the Secretary of State of the State of Delaware articles (or certificate in Delaware) of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the NCBCA and the DGCL and shall make all other filings or recordings required under the NCBCA and the DGCL. The Merger shall become effective at such time on the Closing Date as the Articles of Merger are duly filed with the Secretary of State of the State of North Carolina and the Secretary of State of the State of Delaware, or at such other time on the Closing Date as is permissible in accordance with the NCBCA and the DGCL and as Sub and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

     SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the NCBCA and the DGCL. As used herein, "Surviving Corporation" shall mean and refer to QTRN Acquisition Corp., at and after the Effective Time of the Merger, as the surviving corporation in the Merger.

     SECTION 1.05. ARTICLES OF INCORPORATION; BY-LAWS. (a) At the Effective Time of the Merger, and without any further action on the part of the Company or Sub, the articles of incorporation of Sub as in effect immediately prior to the Effective Time of the Merger shall be the articles of incorporation of the Surviving Corporation at the Effective Time of the Merger until thereafter amended as provided therein or by applicable law, except that the name of Sub in such articles of incorporation will be changed to be Quintiles Scott-Levin, Inc.

     (b) At the Effective Time of the Merger, and without any further action on the part of the Company or Sub, the by-laws of Sub as in effect immediately prior to the Effective Time of the Merger shall be the by-laws of the Surviving Corporation at the Effective Time of the Merger until thereafter changed or amended as provided therein or by applicable law.

     SECTION 1.06. DIRECTORS. The directors of Sub immediately prior to the Effective Time of the Merger shall be the directors of the Surviving Corporation at the Effective Time of the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     SECTION 1.07. OFFICERS. The officers of Sub immediately prior to the Effective Time of the Merger shall be the officers of the Surviving Corporation at the Effective Time of the Merger, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

                                   ARTICLE II

                   EFFECT OF THE MERGER ON THE CAPITAL STOCK
                        OF THE CONSTITUENT CORPORATIONS

     SECTION 2.01. EFFECT ON CAPITAL STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the Company, Sub or any holder of any shares of Company Common Stock or any shares of capital stock of Sub:

        (a) Cancellation of Treasury Stock and Parent-Owned Company Common Stock. Each share of Company Common Stock that is owned by the Company, Parent or Sub shall automatically be cancelled and retired and shall cease to exist, and no cash, Parent Common Stock, CVPs or other consideration shall be delivered or deliverable in exchange therefor.

        (b) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares cancelled pursuant to Section 2.01(a)) shall be converted into the right to receive, at the election of the holder thereof, either (i) on the Closing Date, that fraction of a fully paid and nonassessable share of Parent Common Stock determined by dividing Fifteen Dollars and Forty Cents ($15.40) by the "Average Trading Price" (the "Exchange Ratio") or (ii) (A) on the Closing Date, that fraction of a fully paid and nonassessable share of Parent Common Stock determined by dividing the Exchange Ratio in half and (B) at any time on or prior to the Maturity Date (as defined in Exhibit
     A), as specified by such holder, that fraction of a fully paid and nonassessable share of Parent Common Stock determined by dividing the Exchange Ratio in half and (C) on the Maturity Date, on the terms but subject to the further conditions described in Exhibit A and the following two sentences, a CVP (the consideration described in each of subparagraphs 2.01(b)(i) and 2.01(b)(ii) herein is individually referred to as the "Per Share Merger Consideration"). For each share of Parent Common Stock received by a former holder of Company Common Stock on the Maturity Date, Parent shall pay to such holder, on the terms but subject to the further conditions set forth in Exhibit A, cash equal to the amount, if any, as determined by Parent, by which the Average Trading Price exceeds the CVP Average Trading Price (as defined in Exhibit A). Shares of Parent Common Stock received by a former holder of Company Common Stock prior to the Maturity Date shall not give rise to any entitlement to a CVP. For purposes of this Agreement, "Average Trading Price" shall mean the average of the closing prices per share of the Parent Common Stock on the Nasdaq National Market (or such United States exchange on which the Parent Common Stock is then listed) for the aggregate of ten (10) trading days ending on the day which is two (2) days immediately preceding the Closing Date.

        (c) Cancellation and Retirement of Company Common Stock. As of the Effective Time of the Merger, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time of the Merger shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (collectively, the "Certificates") shall, to the extent such Certificate represents such shares, cease to have any rights with respect thereto, except the right to receive the Parent Common Stock and CVPs (and cash in lieu of fractional shares) to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.02.

     SECTION 2.02.  EXCHANGE OF CERTIFICATES.

     (a) Exchange Agent. As of the Effective Time of the Merger, Parent shall enter into an agreement with a bank or trust company organized under the laws of the United States or any state thereof with capital, surplus and undivided profits of at least Five Hundred Million Dollars ($500,000,000) as may be designated by Parent (and acceptable to the Company) (the "Exchange Agent") which shall provide that Parent shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of holders of the Certificates, for exchange in accordance with this Article II, certificates representing the shares of Parent Common Stock (such certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date on or after the Effective Time of the Merger and any cash payable in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund"), issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock.

     (b) Exchange Procedures. Parent shall use commercially reasonable efforts to cause the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time of the Merger, to each holder of record of Certificates immediately prior to the Effective Time of the Merger whose shares were converted pursuant to Section 2.01(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for, at the election of such holder, either (A) certificates representing all of the shares of Parent Common Stock issuable immediately to such holder or (B) certificates representing half of the shares of Parent Common Stock issuable immediately to such holder, with certificates representing the remaining half of the shares of Parent Common Stock issuable to such holder and the CVPs to be issued or paid, as the case may be, on or prior to the Maturity Date. The Letter of Transmittal shall also include instructions for former holders of Certificates who elect to receive Per Share Merger Consideration in accordance with Section 2.01(b)(ii) to specify the time of issuance of Parent Common Stock pursuant to Section 2.01(b)(ii)(B). Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate, in accordance with its election, shall be entitled to receive in exchange therefor either (x) a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of Company Common Stock then held by such holder) and cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.02(e) (such certificate and cash in lieu of any fractional shares to be issued and paid immediately) or (y) (A) a certificate representing half of that number of whole shares of Parent Common Stock which such holder has a right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II (after taking into account all shares of Company Common Stock then held by such holder) and cash in lieu of any fractional shares of Parent Common Stock as contemplated by Section 2.02(e), (B) a certificate representing the remaining whole shares of Parent Common Stock which such holder has a right to receive (such certificate to be issued at the time or times specified by such holder) and (C) a CVP, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of shares of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.02, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the Parent Common Stock and CVPs into which the shares of Company Common Stock represented by such Certificate have been converted as provided in this Article II and the right to receive upon such surrender cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.02.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date on or after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.02(e), in each case until the surrender of such Certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such Certificate there also shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor without interest (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and the amount of any dividends or other distributions with a record date on or after the Effective Time of the Merger theretofore paid (but withheld pursuant to the immediately preceding sentence) with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of any dividends or other distributions with a record date on or after the Effective Time of the Merger but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

     (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock and CVPs issued and made upon conversion of shares of Company Common Stock in accordance with the terms hereof, and all cash paid pursuant to Sections 2.02(c) and 2.02(e), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock (including with respect to the Rights), and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

     (e) No Fractional Shares.

        (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. In lieu of such issuance of fractional shares, Parent shall pay each holder of Certificates an amount in cash equal to the product obtained by multiplying
     (a) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock held immediately prior to the Effective Time of the Merger by such holder) would otherwise be entitled by
     (b) the Average Trading Price.

        (ii) As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests, the Exchange Agent shall make available such amounts to such holders of Certificates, subject to and in accordance with the terms of Section 2.02(c).

     (f) Termination of Exchange Fund. Any portion of the Exchange Fund deposited with the Exchange Agent pursuant to this Section 2.02 which remains undistributed to the holders of the Certificates for six months after the Effective Time of the Merger shall be delivered to Parent, upon demand, and any holders of Certificates prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock to which such holders may be entitled.

     (g) No Liability. None of Parent, Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to three years after the Effective Time of the Merger, or immediately prior to such earlier date on which any Parent Common Stock, any cash in lieu of fractional shares of Parent Common Stock or any dividends or distributions with respect to Parent Common Stock would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(d)), any such Parent Common Stock or cash shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. The Exchange Fund may be invested by the Exchange Agent, as directed by Parent, in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or A-2, P-2, and (iii) time deposits with, including certificates of deposits issued by, any office located in the United States of any bank or trust company organized under Federal law or under the law of any state of the United States or of the District of Columbia and that has capital, surplus and undivided profits of at least Five Hundred Million Dollars ($500,000,000), and any net earnings with respect thereto shall be paid to Parent as and when requested by Parent. If for any reason (including losses) the Exchange Fund is inadequate to pay the amounts to which holders of shares of Company Common Stock shall be entitled, Parent shall be liable for and shall deposit in the Exchange Fund sufficient funds to make the required payments.

     SECTION 2.03. TREATMENT OF OPTIONS. (a) At the Effective Time of the Merger, each outstanding option to purchase Company Common Stock (a "Company Stock Option") issued pursuant to the Company's Non-Employee Directors' Stock Option Plan (the "Director Plan") or the Company's Stock Option and Restricted Stock Purchase Plan (the "Option Plan" and, collectively with the Director Plan, the "Company Stock Plans"), whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, those shares of Parent Common Stock and CVPs which the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger if such holder had exercised such option in full immediately prior to the Effective Time of the Merger (utilizing the Exchange Ratio as set forth in Section 2.01 of this Agreement), at a price per share equal to (y) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to such Company Stock Option divided by (z) the number of full shares of Parent Common Stock deemed purchasable pursuant to such Company Stock Option (a "Converted Option"); provided, however, that in the case of any option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code ("incentive stock options"), the option price, the number of shares of Parent Common Stock purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. If the relevant Company Stock Option is not exercised prior to the Maturity Date (as defined in Exhibit A), any CVPs due pursuant thereto shall terminate and become null and void. If the relevant Company Stock Option is exercised, in whole or in part prior to the Maturity Date (as defined in Exhibit
A), upon the sale of any shares of Parent Common Stock received upon the exercise of the relevant Company Stock Option, the CVPs due pursuant to such shares sold shall terminate and become null and void.

     (b) As soon as practicable after the Effective Time of the Merger, Parent shall deliver to the holders of Company Stock Options appropriate notices setting forth such holders' rights pursuant to the Company Stock Plans and the agreements evidencing the grants of such Company Stock Options shall continue in effect on the same terms and conditions (subject to adjustments required by this Section 2.03 after giving effect to the Merger and the provisions set forth above and until otherwise determined). If necessary, Parent shall comply with the terms of the Company Stock Plans and ensure, to the extent required by, and subject to the provisions of, the Company Stock Plans, that Company Stock Options that qualified as incentive stock options prior to the Effective Time of the Merger continue to qualify as incentive stock options after the Effective Time of the Merger.

     (c) Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options. At the Effective Time of the Merger, Parent shall file a registration statement on Form S-8, as the case may be (or any successor or other appropriate forms), or another appropriate form, with respect to the shares of Parent Common Stock and CVPs subject to such options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Parent shall administer the Company Stock Plans in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Company Stock Plans complied with such rule prior to the Merger.

     SECTION 2.04. TREATMENT OF DEBT SECURITIES. (a) Provided that this Agreement shall not have been terminated in accordance with Section 7.01 hereof, the Company shall issue a notice of redemption for all of the Company's outstanding 6 1/4% Convertible Subordinated Debentures due 2003 (the "Debentures") at such price and on such other terms and conditions as are specified for the redemption of all of the Debentures under the indenture (the "Indenture) in effect therefor (the "Debt Redemption"), with the Debt Redemption to occur on February 1, 1999 (the "Redemption Date"). Prior to the Effective Time of the Merger and in any event not later than one business day prior to the Redemption Date, the Company shall deposit with the Trustee (as defined in the Indenture) an amount in cash sufficient to redeem the Debentures in full, together with interest accrued thereon to the Redemption Date. The Company covenants and agrees that, subject to the terms and conditions of this Agreement, including but not limited to the conditions in the Debt Redemption, it will redeem the Debentures on the Redemption Date.

     (b) All mailings to the holders of the Debentures in connection with the Debt Redemption shall be subject to the prior review, comment and approval of Parent (which approval shall not be unreasonably withheld or delayed).

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered representation and warranty only) of the Company attached hereto (the "Company Disclosure Schedule"), the Company represents and warrants to Parent and Sub as follows:

        (a) Organization, Standing and Corporate Power. Each of the Company and each of its Subsidiaries (as defined in Section 3.01(b)) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.04) with respect to the Company. The Company has made available to Parent complete and correct copies of the Company's Amended Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Company's Amended and Restated By-laws, as amended (the "By-Laws"), as currently in effect and identified on Section 3.01(a) of the Company Disclosure Schedule. The Company has made available to Parent and Sub complete and correct copies of the certificates of incorporation and by-laws (or other organizational documents) of each of the Company's Subsidiaries, in each case as amended to the date of this Agreement.

        (b) Subsidiaries. The only direct or indirect subsidiaries (as defined in Section 8.04) of the Company are those listed in Section 3.01(b) of the Company Disclosure Schedule (collectively, the "Subsidiaries"). All of the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable and, except as disclosed in Section 3.01(b) of the Company Disclosure Schedule, are owned (of record and beneficially) by the Company, by another wholly owned subsidiary of the Company or by the Company and another such wholly owned subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the ownership interests set forth in
     Section 3.01(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, limited liability company, business association, joint venture or other entity.

        (c) Capital Structure. The authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share ("Company Preferred Stock"). As of the close of business on September 30, 1998, there were: (i) 12,396,721 shares of Company Common Stock issued and outstanding; (ii) 918,254 shares of Company

     Common Stock held in the treasury of the Company or held by Subsidiaries;
     (iii) 2,370,000 shares of Company Common Stock reserved for issuance upon exercise of Company Stock Options available for grant pursuant to the Company Stock Plans; and (iv) 2,450,000 shares of Company Common Stock issuable upon conversion of currently outstanding Debentures. As of the close of business on September 30, 1998, there were 1,993,900 shares of Company Common Stock issuable upon exercise of awarded but unexercised Company Stock Options, with an exercise price per each awarded but unexercised Company Stock Option as is set forth in Section 3.01(c)(iii) of the Company Disclosure Schedule. Except as set forth above, as of the close of business on September 30, 1998, there were no shares of capital stock or other equity securities of the Company issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans and the Debentures will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All securities issued by the Company were issued in compliance in all material respects with all applicable federal and state securities laws and all applicable rules and regulations promulgated thereunder. Other than the Debentures, there are no outstanding bonds, debentures, notes or other indebtedness or debt securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote (collectively, "Voting Debt"). Except as set forth above and except pursuant to the Stock Option Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than the Stock Option Agreement and except as disclosed in Section 3.01(c) of the Company Disclosure Schedule, (i) there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of the Company or any of its Subsidiaries and (ii) to the knowledge of the Company, there are no irrevocable proxies with respect to shares of capital stock of the Company or any of its Subsidiaries. Except as set forth in Section 3.01(c) of the Company Disclosure Schedule, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Company Common Stock or other securities of the Company or any of its Subsidiaries under the Securities Act of 1933, as amended (the "Securities Act"), or other agreements or arrangements with or, to the knowledge of the Company, among any securityholders of the Company or any of its Subsidiaries with respect to securities of the Company or any of its Subsidiaries.

        Since September 30, 1998, except as disclosed in Section 3.01(c) of the Company Disclosure Schedule, the Company has not (A) issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company or any of its Subsidiaries, other than (1) pursuant to the Stock Option Agreement, (2) the grant of any employee stock options prior to the date of this Agreement pursuant to the Company Stock Plans, (3) the issuance of Company Common Stock upon exercise of the options granted pursuant to the Company Stock Plans prior to the date of this Agreement and (4) upon conversion of Debentures outstanding on such date; (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Subsidiaries, any shares of capital stock of the Company or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of the Company or any of its Subsidiaries dividends or other distributions on the outstanding shares of capital stock of the Company or any of its Subsidiaries (excluding dividends declared, set aside, made or paid by wholly owned Subsidiaries to the Company or any wholly owned Subsidiaries).

        (d) Authority; Noncontravention. The Company has the requisite corporate power and authority to enter into each of this Agreement and the Stock Option Agreement and, subject to the Company Stockholder Approval in the case of this Agreement, to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of this Agreement and the Stock Option Agreement by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of this Agreement, to the Company Stockholder Approval. This Agreement and the Stock Option Agreement have been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent and Sub) constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. Except as set forth in
     Section 3.01(d) of the Company Disclosure Schedule (and except for the "Repurchase Rights" of holders of the Debentures), the execution and delivery of each of this Agreement and the Stock Option Agreement does not, and the consummation by the Company of the transactions contemplated by each of this Agreement and the Stock Option Agreement and compliance by the Company with the provisions hereof and thereof will not, conflict with, or result in any breach or violation of, or any default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a "put" right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any Lien under, (i) the Certificate of Incorporation or By-laws or the comparable charter or organizational documents of any of the Company's Subsidiaries, (ii) any loan or credit agreement, note, note purchase agreement, bond, mortgage, indenture, lease or any other contract, agreement, instrument, permit, concession, franchise or license to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to the Company. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any international organization, the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial, local or otherwise, or any court, administrative agency or commission or other governmental authority, regulatory body or agency, domestic or foreign (a "Governmental Entity"), or any other third party is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the Stock Option Agreement by the Company or the consummation by the Company of the transactions contemplated hereby and thereby or the performance by the Company of its obligations hereunder or thereunder, except for (i) such filings, if any, in connection with or compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the National Association of Securities Dealers (the "NASD"), the provisions of the DGCL, the provisions of the NCBCA, the Securities Act of 1933, as amended (the "Securities Act"), Section 4043 of ERISA and the Exchange Act as may be required in connection with this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby, (iii) the filing of the Articles of Merger with the Secretary of State of the State of North Carolina and the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (x) prevent or materially delay consummation of the Merger or the transactions contemplated hereby or performance of the Company's obligations hereunder or under the Stock Option Agreement or (y) have a Material Adverse Effect with respect to the Company.

        (e) SEC Documents; Undisclosed Liabilities. The Company has filed with the Securities and Exchange Commission (the "SEC") all reports, schedules, forms, statements and other documents required pursuant to the Securities Act and the Exchange Act since July 1, 1995 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "SEC Documents"). Except as set forth in Section 3.01(e) of the Company Disclosure Schedule, as of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents. As of their respective dates, (i) none of the SEC Documents (including any and all financial statements included therein) filed pursuant to the Securities Act or any rule or regulation thereunder contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) none of the SEC Documents (including any and all financial statements included therein) filed pursuant to the Exchange Act or any rule or regulation thereunder contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents (including any and all financial statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in all SEC Documents filed since July 1, 1995 (the "SEC Financial Statements") and the unaudited consolidated quarterly financial statements for the period ending September 30, 1998 which have been provided to Parent (the "Interim Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles

     (except, in the case of unaudited consolidated quarterly financial statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto). The SEC Financial Statements and the Interim Financial Statements fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal recurring audit adjustments). Except as disclosed in Section 3.01(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, except (i) liabilities reflected in the unaudited consolidated balance sheet of the Company as of September 30, 1998 or the notes thereto set forth in the Interim Financial Statements (the "Interim Balance Sheet"),
     (ii) liabilities disclosed in any Recent SEC Document and (iii) liabilities incurred since September 30, 1998 in the ordinary course of business consistent with past practice.

        (f) Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement of Parent on Form S-4 to be filed with the SEC in connection with the issuance of Parent securities in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting (as defined in Section 5.01(c)), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Sub specifically for inclusion or incorporation by reference therein.

        (g) Absence of Certain Changes or Events.  Except as disclosed in
     Section 3.01(g) of the Company Disclosure Schedule or in the Recent SEC Documents (as defined in Section 8.04), since June 30, 1998, each of the Company and each of its Subsidiaries has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been since June 30, 1998: (i) any Material Adverse Change (as defined in
     Section 8.04) with respect to the Company; (ii) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in generally accepted accounting principles,
     (iii) any material reevaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course, (iv) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (v) any condition, event or occurrence which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or give rise to a Material Adverse Change with respect to the Company; (vi) any action or failure to act which, if it had been taken or not taken after the execution of this Agreement, would have required the consent of Parent pursuant to this Agreement; or (vii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement or perform its obligations hereunder or thereunder.

        (h) Litigation; Labor Matters; Compliance with Laws.

             (i) Except as disclosed in Section 3.01(h)(i) of the Company Disclosure Schedule or in the Recent SEC Documents, there is (1) no suit, action, arbitration or proceeding pending, and (2) to the knowledge of the Company, no suit, action, arbitration or proceeding threatened against or investigation pending, in each case with respect to the Company or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement or to perform its obligations hereunder or thereunder, nor is there any judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries which, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement or to perform its obligations hereunder or thereunder. To the knowledge of the Company, except as disclosed in Section 3.01(h)(i) of the Company Disclosure Schedule or in the Recent SEC Documents, there is no reasonable basis for any action, suit, arbitration or proceeding that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company or prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement or the Stock Option Agreement or to perform its obligations hereunder or thereunder.

             (ii) Section 3.01(h)(ii) of the Company Disclosure Schedule contains an accurate list of all of the Company's and each Subsidiary's employees, showing for each his or her department and 1998 and 1999 annual salary and bonus. Except as disclosed in Section 3.01(h)(ii) of the Company Disclosure Schedule or in the Recent SEC Documents, (1) neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization; (2) to the knowledge of the Company, neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment; (3) there is no strike, work stoppage or other similar labor dispute involving it or any of its Subsidiaries pending or, to its knowledge, threatened; (4) no grievance is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company; (5) to the knowledge of the Company, the Company and each of its Subsidiaries is in compliance with all applicable laws (domestic and foreign), agreements, contracts, and policies relating to employment, employment practices, wages, hours and terms and conditions of employment except for failures so to comply, if any, that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to the Company; (6) the Company and each of its Subsidiaries has complied in all material respects with its payment obligations to all bonuses, benefits and other compensation due and payable to such employees under any policy, practice, agreement, plan, program of the Company or any of its Subsidiaries or any statute or other law; (7) neither the Company nor any of its Subsidiaries is liable for any severance pay, retention bonus or other payments to any employee or former employee arising from the transactions contemplated hereunder, termination of employment or otherwise under any compensation, benefit or severance policy, practice, agreement, plan, or program of the Company or any of its Subsidiaries, nor to the knowledge of the Company will the Company or any of its Subsidiaries have any liability which exists or arises, or may be deemed to exist or arise, under any applicable law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any of its Subsidiaries of any persons employed by the Company or any of its Subsidiaries on or prior to the Effective Time of the Merger, excluding any such payment or liability which does not exceed $25,000 (or does exceed $25,000 solely as a result of statutory regulations governing severance payments) individually or $250,000 in the aggregate with all such other payments not disclosed in Section 3.01(h)(ii) of the Company Disclosure Schedule; and (8) the Company and each of its Subsidiaries is in compliance with its obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), to the extent applicable, and all other employee notification and bargaining obligations arising under any collective bargaining agreement or statute.

             (iii) Each of the Company and each of its Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of the Company and its Subsidiaries, taken as a whole (the "Company Permits"). The Company and its Subsidiaries are in compliance with the terms of the Company Permits, except where the failure so to comply, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Company. Except as disclosed in
        Section 3.01(h)(iii) of the Company Disclosure Schedule, the businesses of the Company and its Subsidiaries are not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect with respect to the Company.

             (iv) Except as disclosed in Section 3.01(h)(iv) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries have in the past duly complied, and are presently duly complying, with all applicable laws (whether statutory or otherwise), rules, regulations, orders, judgments or decrees (the "Laws") of all Governmental Entities, including, without limitation, privacy and data protection Laws of any Governmental Entity, except where the failure to have so complied or to be presently complying would neither have a Material Adverse Effect with respect to the Company nor constitute violations of criminal laws that could subject the Company or any Subsidiary to criminal liability. Neither the

        Company nor any Subsidiary has received any notification of or has any knowledge of any asserted material failure by it to comply with any of such Laws.

        (i) Employee Benefit Plans.

             (i) Section 3.01(i) of the Company Disclosure Schedule contains a true and complete list of each "employee benefit plan" (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), governmental plan or government-mandated or arrangement providing for pension or welfare or other employee benefits for which contributions are required under any applicable Law ("Governmental Plans"), stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements relating to employment, benefits or entitlements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not under which any employee or former employee of the Company or any of its Subsidiaries has any present or future right to benefits or under which the Company or any of its Subsidiaries has any present or future liability. All such plans, agreements, programs, policies and arrangements are herein collectively referred to as the "Company Plans."

             (ii) With respect to each Company Plan, the Company has delivered to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable, (A) any related trust agreement, annuity contract or other funding instrument; (B) the most recent determination letter; (C) the current summary plan description and other written communications by the Company to its employees concerning the extent of the benefits provided under a Company Plan; and (D) for the most recent year (i) the Form 5500 and attached schedules; (ii) audited financial statements; (iii) actuarial valuation reports; and (iv) attorney's response to an auditor's request for information.

             (iii) (A) Each Company Plan has been established and administered in material compliance with its terms and with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction); (B) each Company Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and, except for the Scott-Levin 401(k) and Profit Sharing Plan, has received a favorable determination letter as to its qualification and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification; (C) with respect to any Company Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, no facts or circumstances exist which could give rise to any such actions, suits or claims and the Company will promptly notify Parent in writing of any pending claims or, to the knowledge of the Company, any threatened claims arising between the date hereof and the Effective Time of the Merger; (D) neither the Company nor, to the knowledge of the Company, any other party has engaged in a prohibited transaction, as such term is defined under Section 4975 of the Code or ERISA Section 406, which would subject the Company or Parent or its Subsidiaries to any material taxes, penalties or other liabilities under the Code or ERISA; (E) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any member of its "Controlled Group" (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine or penalty imposed by ERISA, the Code or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction); (F) all insurance premiums required to be paid and all contributions required to be made under the terms of any Company Plan, the Code, ERISA or other applicable laws, rules and regulations (including the applicable laws, rules and regulations of any foreign jurisdiction) as of the Effective Time of the Merger have been or will be timely paid or made prior thereto and adequate reserves have been provided for on the Company's balance sheet for any premiums (or portions thereof) and for all benefits attributable to service on or prior to the Effective Time of the Merger; (G) except for the Source Informatics America, PMSI Scott-Levin and Walsh America 401(k) Retirement Plan, each Company Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; and (H) no Company Plan provides for an increase in benefits on or after the Effective Time of the Merger.

             (iv) No Company Plan is subject to Title IV of ERISA, and no Company Plan is a multiemployer plan as defined in Section 4001(A)(3) of ERISA. The Company has never been required to contribute to or sponsored any multiemployer plan or any plan subject to Title IV of ERISA.

             (v) Except as set forth in Section 3.01(i)(v) of the Company Disclosure Schedule, no Company Plan exists which could result in the payment to any Company employee of any money or other property or rights or accelerate or provide any other rights or benefits to any Company employee as a result of the transactions contemplated by this Agreement, whether or not such payment would constitute a parachute payment within the meaning of Section 280G of the Code.

             (vi) (i) Each Company Plan which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements; and (ii) the Company has received a favorable determination from the Internal Revenue Service with respect to any trust intended to be qualified within the meaning of
        Section 501(c)(9) of the Code.

             (vii) Except as provided in Section 3.01(i)(vii) of the Company Disclosure Schedule, no independent contractor or other contract employee has participated or is entitled to participate in any Company Plan.

             (viii) The Employee Stock Purchase Plan approved by the Board of Directors of the Company on December 30, 1997 (the "Employee Stock Purchase Plan") has not been put into effect and no person, including any employee of the Company or any of its Subsidiaries, has purchased or has any right to purchase any shares of capital stock of the Company thereunder.

        (j) Taxes.

             (i) Except as disclosed in Section 3.01(j) of the Company Disclosure Schedule: (A) the Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group of which the Company or any of its Subsidiaries is or has been a member has timely filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired; (B) all such Tax Returns are complete and correct in all material respects; (C) the Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group of which the Company or any of it Subsidiaries is or has been a member, has paid all Taxes due or has provided adequate reserves in its financial statements (other than in respect of deferred taxes) for any Taxes that have not been paid; (D) no material claim for unpaid Taxes has been asserted by a Tax authority or has become a lien against the property of the Company or any of its Subsidiaries (other than with respect to Taxes not yet due and payable) or is being asserted against the Company or any of its Subsidiaries; (E) no audit or other proceeding with respect to any Taxes due from or with respect to the Company or any of its Subsidiaries or any Tax Return filed by the Company or any of its Subsidiaries is being conducted by any governmental or Tax authority and the Company and its Subsidiaries have not received notification in writing that any such audit or other proceeding with respect to Taxes or any Tax Return is pending; (F) no extension of the statute of limitations on the assessment of any Taxes has been granted by the Company or any of its Subsidiaries; and (G) neither the Company nor any of its Subsidiaries is subject to liability for Taxes of any Person (other than the Company or its Subsidiaries), including, without limitation, liability arising from the application of Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise. As used herein, "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, social security, transfer, net worth, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes.

             (ii) Except as disclosed in Section 3.01(j)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries holds any indebtedness of Parent or any of its Subsidiaries.

             (iii) Except as disclosed in Section 3.01(j)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any other Person on behalf of the Company or any of its Subsidiaries has agreed to or is required to make (or has pending any application to make) any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or any of its Subsidiaries.

             (iv) Except as set forth in Section 3.01(j)(iv) of the Company Disclosure Schedule, none of the assets of the Company of any of its Subsidiaries is (i) property required to be treated as being owned by another person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or (ii) "tax-exempt use property" within the meaning of Section 168(h)(1) of the Code.

             (v) None of the issued and outstanding Company Common Stock is subject to a "substantial risk of forfeiture" within the meaning of
        Section 83 of the Code.

        (k) Properties. Except as disclosed in Section 3.01(k) of the Company Disclosure Schedule, the Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets (A) reflected in the Interim Balance Sheet as being owned by the Company or one of its Subsidiaries (other than any such properties or assets sold or disposed of since September 30, 1998 in the ordinary course of business consistent with past practice) and (B) acquired after September 30, 1998 which are material to the Company's business on a consolidated basis, in each case free and clear of all Liens, except statutory Liens securing payments not yet due and such Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (ii) is the lessee of all leasehold estates (x) reflected in the Interim Balance Sheet and (y) acquired after September 30, 1998 which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the respective parties thereto (except as affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing), and there is no default thereunder by the lessee or, to the Company's knowledge, the lessor that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has not received written notice and does not otherwise have knowledge of any pending, threatened or contemplated condemnation proceeding affecting any premises owned or leased by the Company or any of its Subsidiaries or any part thereof or of any sale or other disposition of any such owned or leased premises or any part thereof in lieu of condemnation.

        (l) Environmental Matters. Except as could not reasonably be expected to result in any liability under or relating to Environmental Laws (as defined in Section 8.04) to the Company or any of its Subsidiaries which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to the Company:

             (i) each of the Company and each of its Subsidiaries holds and is, and has been, in compliance with all Environmental Permits (as defined in Section 8.04), and each of the Company and each of its Subsidiaries is, and has been, otherwise in compliance with all Environmental Laws and, to the knowledge of the Company, there are no conditions that might prevent or interfere with such compliance in the future;

             (ii) neither the Company nor any of its Subsidiaries has received any written Environmental Claim or has knowledge of any other Environmental Claim or threatened Environmental Claim;

             (iii) neither the Company nor any of its Subsidiaries has entered into any consent decree, order or agreement under or relating to any Environmental Law;

             (iv) there are no past (including, without limitation, with respect to assets or businesses formerly owned, leased or operated by the Company or any of its Subsidiaries) or present actions, activities, events, conditions or circumstances, including without limitation the release, threatened release, emission, discharge, generation, treatment, storage or disposal of Hazardous Materials, that could reasonably be expected to give rise to liability of the Company or any of its Subsidiaries under any Environmental Laws; and

             (v) no modification, revocation, reissuance, alteration, transfer, or amendment of the Environmental Permits, or any review by, or approval of, any third party of the Environmental Permits is required in connection with the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby or the continuation of the business of the Company or any of its Subsidiaries following such consummation.

        (m) Contracts; Debt Instruments.

             (i) Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, or by virtue of the transactions contemplated hereby, will be, in default in any respect under any contract, agreement, commitment, arrangement, lease, policy or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such subsidiary is bound, except for those defaults which could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and, to the knowledge of the Company, there has not occurred any event, nor will this transaction by its terms cause the occurrence of any event, that with the lapse of time or the giving of notice or both would constitute such a default.

             (ii) The Company has made available to Parent (x) true and correct copies (or accurate English translations) of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which any indebtedness (as defined in section 8.04) of the Company or any of its Subsidiaries in an aggregate principal amount in excess of $500,000 is outstanding or may be incurred and (y) accurate information regarding the respective principal amounts currently outstanding thereunder.

             (iii) Except as set forth in Section 3.01(m)(iii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Company or any of its Subsidiaries, that, following the Effective Time of the Merger, would impose any material restriction on the ability of Parent or any of its subsidiaries, now or hereafter acquired, (including the Company and its Subsidiaries) to conduct any of the businesses currently conducted by any of them or which purports to limit or restrict in any material respect the manner in which, or the geographic area in which, Parent or any of its subsidiaries (including the Company and its Subsidiaries) is entitled to conduct all or any material portion of the business of Parent, the Company or any of their subsidiaries.

             (iv) Except as set forth in Section 3.01(m)(iv) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or bound by any agreement which, pursuant to the requirements of Form 10-K under the Exchange Act, would be required to be filed as an exhibit to an Annual Report on Form 10-K of the Company, except agreements included or incorporated by reference as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998 or any Recent SEC Document.

             (v) Set forth in Section 3.01(m)(v) of the Company Disclosure Schedule are all: (a)(i) data supply and data processing contracts involving payments by the Company and its Subsidiaries in excess of $250,000 on an annualized basis, (ii) customer contracts between the Company or any of its Subsidiaries and third parties involving payments by customers exceeding $250,000 per annum; (b) contracts between the Company or any of its Subsidiaries, on the one hand, and any of their respective directors, officers, employees or affiliates or any former directors, officers, employees or affiliates, on the other hand involving payments in excess of $75,000 per annum; (c) joint venture and/or agreements and development agreements to which the Company or any of its Subsidiaries is a party; and (d) contracts between the Company or any of its Subsidiaries, on the one hand, and any of National Data Corporation, IMS Health Incorporated, or Source Informatics Inc., on the other hand.

             (vi) Section 3.01(m)(vi) of the Company Disclosure Schedule lists all charter client and partner client agreements to or by which the Company or any of its Subsidiaries was a party or bound immediately prior to August 5, 1998, all of which have been transferred to IMS Health Incorporated.

             (vii) As of the date hereof, with respect to each of its current customers, and as of the date of the Effective Time of the Merger with respect to at least all of its current customers who accounted for at least 90% of the Company's revenue for the quarter ended September 30, 1998, except as disclosed in Section 3.01(m)(vii) of the Company Disclosure Schedule, the Company has no knowledge that any such customer intends to terminate or otherwise modify its relationship with the Company or its Subsidiaries or to decrease or limit the services rendered or products sold by the Company or its Subsidiaries.

        (n) Brokers. Except as disclosed in Section 3.01(n) of the Company Disclosure Schedule, no broker, investment banker, financial advisor or other person, whose fees and expenses will be paid by the Company (pursuant to fee agreements which have been provided to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Stock Option Agreement based upon arrangements made by or on behalf of the Company. The Company agrees to indemnify Parent and Sub and to hold Parent and Sub harmless from and against any and all claims, liabilities or obligations with respect to any other fee, commission or expense asserted by any person on the basis of any act or statement alleged to have been made by the Company or any of its affiliates.

        (o) Opinion of Financial Advisor. The Company has received as of the date of this Agreement the opinion of SG Cowen Securities Corporation to the effect that, as of such date, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).

        (p) Board Recommendation; State Antitakeover Law. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of those directors present (i) determined that this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby, including the Merger, taken together, are fair to and in the best interests of the stockholders of the Company, approved the Stock Option Agreement for the purposes of Section 203(a)(i) of the DGCL and has taken all other actions necessary on the part of the Company to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Merger and the Stock Option Agreement and (ii) resolved to declare the Merger "advisable" and to recommend that the holders of the shares of Company Common Stock adopt this Agreement and the transactions contemplated herein, including the Merger.

        (q) Required Company Vote. The Company Stockholder Approval, being the affirmative vote of a majority of the outstanding shares of the Company Common Stock, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. There is no vote of the holders of any class or series of the Company's securities necessary to approve the Stock Option Agreement.

        (r) Intellectual Property.

             (i) Except as otherwise noted in Section 3.01(r)(i) of the Company Disclosure Schedule, the Company or one of its Subsidiaries owns or has the right to use all Intellectual Property material to the operation of the business of the Company and its Subsidiaries as currently conducted or to products or services currently under development by the Company or any of its Subsidiaries (collectively, "Material Intellectual Property"), and has the right to use, license, sublicense or assign the same without liability to, or any requirement of consent from, any other person or party; in this regard, to the knowledge of the Company, no facts or circumstances exist which would affect the validity, subsistence or existence of any Material Intellectual Property. Except as set forth in Section 3.01(r)(i) of the Company Disclosure Schedule, all Material Intellectual Property is either owned by the Company or its Subsidiaries free and clear of all Liens or is used pursuant to an agreement or license and each such agreement or license is valid and enforceable and in full force and effect and neither the Company nor any of its Subsidiaries is in default under or in breach of any such license or agreement and, to the knowledge of the Company, none of the licensors is in default under or in breach of any such license or agreement. Unless otherwise noted in Section 3.01(r)(i) of the Company Disclosure Schedule, (i) none of the Material Intellectual Property infringes or otherwise conflicts with any proprietary or other right of any person or party; (ii) there is no pending or threatened litigation, adversarial proceeding, administrative action or other challenge or claim relating to any of the Material Intellectual Property; (iii) there is no outstanding judgment, order, writ, injunction or decree relating to any of the Material Intellectual Property; (iv) there is currently no infringement by any third party of any of the Material Intellectual Property; and (v) the Material Intellectual Property owned, used or possessed by the Company or its Subsidiaries is sufficient and adequate to conduct the business of the Company and its Subsidiaries to the full extent as such business is currently conducted.

             (ii) Except as otherwise noted in Section 3.01(r)(ii) of the Company Disclosure Schedule, each of the Company and each of its Subsidiaries has taken reasonable steps to protect, maintain and safeguard their Material Intellectual Property, including any Material Intellectual Property for which improper or unauthorized disclosure would impair its value or validity, and has executed appropriate nondisclosure agreements and made appropriate filings and registrations in connection with the foregoing.

             (iii) The Company or one of its Subsidiaries is the sole and exclusive owner of all Software (which term includes, without limitation, all computer programs, whether in source code or object code form, algorithms, edit controls, methodologies, applications, flow charts and any and all systems documentation (including, but not limited to, data entry and data processing procedures, report generation and quality control procedures), logic and designs for all programs, and file layouts and written narratives of all procedures used in the coding or maintenance of the foregoing) that is required to conduct the businesses of the Company and its Subsidiaries to the full extent such businesses are currently conducted. Set forth in Section 3.01(r)(iii)(a) of the Company Disclosure Schedule is a true and complete list of all Software owned by the Company or any of its Subsidiaries. Except as set forth in Section 3.01(r)(iii)(b) of the Company Disclosure Schedule, all of the Software owned by the Company or any of its Subsidiaries is Year 2000 Compliant (as defined in Section 8.04). Notwithstanding anything to the contrary set forth in this Section 3.01(r)(iii), the term "Software" does not include any software used or held for use by the Company or its Subsidiaries and not owned by the Company or its Subsidiaries, including but not limited to any software licensed or leased by third parties to the Company or its Subsidiaries and commonly available "shrink wrap" software copyrighted by third parties (collectively, the "Third Party Software"). All of the Third Party Software required to conduct the businesses of the Company and its Subsidiaries to the full extent such businesses are currently conducted is used pursuant to an agreement or license and each such agreement or license is valid and enforceable and in full force and effect and neither the Company nor any of its Subsidiaries is in default under or in breach of any such license or agreement and, to the knowledge of the Company, none of the licensors is in default under or in breach of any such license or agreement. To the Company's knowledge, except as set forth in Section 3.01(r)(iii)(c) of the Company Disclosure Schedule, all of the Third Party Software is Year 2000 Compliant.

             (iv) The Company or one of its Subsidiaries is the sole and exclusive owner of all Databases (which term includes, without limitation, all databases, documentation and written narratives of all procedures used in connection with the collection, processing and distribution of data contained in the databases) that are required to conduct the businesses of the Company and its Subsidiaries to the full extent such businesses are currently conducted. The Databases, together with the Third Party Databases (as defined below), contain that data heretofore used by the Company and its Subsidiaries in the operation of their respective businesses. Set forth in Section 3.01(r)(iv)(a) of the Company Disclosure Schedule is a true and complete list of all Databases owned by the Company or any of its Subsidiaries. Except as set forth in
        Section 3.01(r)(iv)(b) of the Company Disclosure Schedule, the Databases are Year 2000 Compliant. Notwithstanding anything to the contrary set forth in this Section 3.1(r)(iv), the term "Databases" does not include any databases used or held for use by the Company and its Subsidiaries and not owned by the Company and its Subsidiaries, including, but not limited to, any databases licensed or leased by third parties to the Company and databases generally available to the public (collectively, the "Third Party Databases"). All of the Third Party Databases required to conduct the businesses of the Company and its Subsidiaries to the full extent such businesses are currently conducted are used pursuant to an agreement or license and each such agreement or license is valid and enforceable and in full force and effect and neither the Company nor any of its Subsidiaries is in default under or in breach of any such license or agreement and, to the knowledge of the Company, none of the licensors is in default under or in breach of any such license or agreement. To the Company's knowledge, except as set forth in Section 3.01(r)(iv)(d) of the Company Disclosure Schedule, all of the Third Party Databases are Year 2000 Compliant.

             (v) Except as set forth in Section 3.01(r)(v) of the Company Disclosure Schedule, to the knowledge of the Company, no confidential or trade secret information of the Company or any of its Subsidiaries has been provided to any party except subject to written confidentiality agreements.

        (s) Ownership of Parent Common Stock. Neither the Company nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (i) beneficially owns, directly or indirectly, or
     (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of Parent which in the aggregate represent 5% or more of the outstanding shares of such capital stock.

        (t) Rights Agreement.

             (i) The Rights Agreement has been amended so as to provide that neither Parent nor Sub will become an "Acquiring Person" or a "Principal Party" and that no "Triggering Event", "Section 14 Event," "Shares Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur as a result of the public announcement of or approval, execution or delivery of this Agreement or the Stock Option Agreement or the public announcement of or consummation of the Merger or the acquisition of shares of Company Common Stock by Parent pursuant to the Stock Option Agreement.

             (ii) The Board of Directors of the Company has not exercised its option to exchange the Rights for shares of Company Common Stock as set forth in Section 25 of the Rights Agreement.

             (iii) The Company has taken all actions necessary with respect to all of the outstanding Rights so that, immediately prior to and after the Effective Time of the Merger, (A) neither Company nor Parent or Sub will have any obligations under the Rights or the Rights Agreement and
        (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement, including without limitation the right to exercise the Rights set forth in Section 8 of the Rights Agreement.

        (u) Investment Company Act of 1940. The Company is not and prior to the Effective Time of the Merger will not be an "investment company", "unit investment trust", "management company", "closed-end company", "open-end company", "face-amount certificate company" or an entity "controlled" by an "investment company" that is required to be registered under Section 8 of the United States Investment Company Act of 1940, as amended.

     SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company as follows:

        (a) Organization, Standing and Corporate Power. Each of Parent and Sub is duly organized, validly existing and in good standing under the laws of the State of North Carolina and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction (domestic or foreign) in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect with respect to Parent. Parent has made available to the Company complete and correct copies of the articles of incorporation and by-laws of Parent and of Sub.

        (b) Capital Structure.

             (i) As of the date of this Agreement, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock, 25,000,000 shares of preferred stock, par value $.01 per share, of Parent (the "Parent Preferred Stock"). As of the close of business on June 30, 1998, there were: (i) 75,612,627 shares of Parent Common Stock issued and outstanding; (ii) 2,435,843 shares of Parent Common Stock reserved for issuance upon exercise of stock options available for grant pursuant to Parent's stock option and stock purchase plans (such plans, collectively, the "Parent Stock Plans"); (iii) 5,152,560 shares of Parent Common Stock issuable upon exercise of awarded but unexercised stock options; (iv) 3,474,250 shares of Parent Common Stock issuable upon conversion of outstanding 4 1/4% Convertible Subordinated Notes due 2000 (the "Parent Notes") and (v) no shares of Parent Preferred Stock outstanding. Except as set forth above, as of the close of business on June 30, 1998 there were no shares of capital stock or other equity securities of Parent issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued as described above will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except for the Parent Notes, at the time of the execution of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness or debt securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote. Except as set forth above or in Section 3.02(b) of the disclosure schedule delivered by Parent and Sub to the Company at the time of the execution of this Agreement (the "Parent Disclosure Schedule"), there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Parent or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent.

             (ii) From June 30, 1998 to the date of this Agreement, except as set forth in Section 3.02(b) of the Parent Disclosure Schedule, Parent did not (A) issue or permit to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of Parent, other than pursuant to or as permitted by the terms of the Parent Stock Plans; (B) repurchase, redeem or otherwise acquire, directly or indirectly through one or more subsidiaries, any shares of capital stock of Parent; or (C) declare, set aside, make or pay to the stockholders of Parent dividends or other distributions on the outstanding shares of capital stock of Parent.

             (iii) The authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent, free and clear of any Lien.

             (iv) As of the Closing Date, all the issued and outstanding shares of the common stock of Sub will be owned by Parent free and clear of any Lien.

        (c) Authority; Noncontravention. Parent and Sub have all requisite corporate power and authority to enter into each of this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of this Agreement and the Stock Option Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and the Stock Option Agreement have been duly executed and delivered by each of Parent and Sub, as applicable, and (assuming due authorization, execution and delivery by the Company) constitute valid and binding obligations of Parent and Sub, as applicable, enforceable against them in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing. The execution and delivery of each of this Agreement and the Stock Option Agreement does not, and the consummation by Parent and Sub of the transactions contemplated by this Agreement and compliance by Parent and Sub, as applicable, with the provisions of this Agreement and the Stock Option Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of, or a "put" right with respect to any obligation under, or to a loss of a material benefit under, or result in the creation of any Lien under, (i) the articles of incorporation or by-laws of Parent, Sub or any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or any other contract, agreement, instrument, permit, concession, franchise or license to which Parent, Sub or any other subsidiary of Parent is a party or by which any of their respective properties or assets are bound or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or Liens that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect with respect to Parent. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other third party is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the Stock Option Agreement by Parent and Sub, as applicable, or the consummation by Parent and Sub of any of the transactions contemplated hereby or thereby, except for (i) such filings, if any in connection with or compliance with the HSR Act, the NASD, the provisions of the DGCL, the provisions of the NCBCA, the Securities Act,
     Section 4043 of ERISA and the Exchange Act as may be required in connection with this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby, (ii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "takeover" or "blue sky" laws of various states and (iii) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to make or obtain, individually or in the aggregate, could not reasonably be expected to (x) prevent or materially delay consummation of the Merger or the other transactions contemplated hereby or performance of Parent's and Sub's obligations hereunder or under the Stock Option Agreement or (y) have a Material Adverse Effect with respect to Parent.

        (d) Parent SEC Documents; Undisclosed Liabilities. Except as set forth in Section 3.02(d) of the Parent Disclosure Schedule, Parent has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by it pursuant to the Securities Act and the Exchange Act since November 1, 1996 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). Except as set forth in Section 3.02(d) of the Parent Disclosure Schedule, as of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as set forth in Section 3.02(d) of the Parent Disclosure Schedule, except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents (including any and all financial statements included therein) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Except as disclosed in Section 3.02(d) of the Parent Disclosure Schedule, the consolidated financial statements of Parent included in all Parent SEC Documents filed since November 1, 1996 (the "Parent SEC Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly financial statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal recurring year-end audit adjustments).

        (e) Information Supplied. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in
     (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied in writing by the Company specifically for inclusion or incorporation by reference therein.

        (f) Absence of Certain Changes or Events.  Except as disclosed in
     Section 3.02(f) of the Parent Disclosure Schedule, since December 31, 1997, there is not and has not been: (i) any Material Adverse Change with respect to Parent; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or give rise to a Material Adverse Change with respect to Parent; or
     (iii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to prevent or materially delay the ability of Parent and Sub to consummate the transactions contemplated by this Agreement or the Stock Option Agreement or perform its obligations hereunder or thereunder.

        (g) Litigation; Compliance with Laws.

             (i) Except as disclosed in Section 3.02(g)(i) of the Parent Disclosure Schedule or in the Parent SEC Documents, there is (1) no suit, action, arbitration or proceeding pending, and (2) to the knowledge of Parent, no suit, action, arbitration or proceeding threatened against or investigation pending, in each case with respect to Parent or any of its subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent and Sub to consummate the transactions contemplated by this Agreement or to perform their obligations hereunder and under the Stock Option Agreement nor is there any judgment, decree, citation, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries which, individually or in the aggregate, has or could reasonably be expected to have a Material Adverse Effect with respect to the Parent or prevent or materially delay the ability of the Parent to consummate transactions contemplated by this Agreement or the Stock Option Agreement or to perform its obligations hereunder or thereunder. To the knowledge of Parent, except as disclosed in Section 3.02(g)(i) of the Parent Disclosure Schedule or in any SEC Document filed by Parent prior to the date of this Agreement with respect to any period ending, or date occurring, after December 31, 1997, there is no reasonable basis for any action, suit, arbitration or proceeding that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to Parent or prevent or materially delay the ability of Parent or Sub to consummate the transactions contemplated by this Agreement or the Stock Option Agreement or to perform their obligations hereunder or thereunder.

             (ii) Except as disclosed in Section 3.02(g)(ii) of the Parent Disclosure Schedule, the businesses of Parent and its subsidiaries are not being conducted in violation of any law (domestic or foreign), ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect with respect to Parent.

        (h) Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Stock Option Agreement based upon arrangements made by or on behalf of Parent or Sub. Parent agrees to indemnify the Company and to hold the Company harmless from and against any and all claims, liabilities or obligations with respect to any other fee, commission or expense asserted by any person on the basis of any act or statement alleged to have been made by Parent or its affiliates.

        (i) Interim Operations of Sub. Sub was formed on November 4, 1998 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        (j) Required Vote. This Agreement has been approved by Parent, as the sole stockholder of Sub. No other vote of holders of any class or series of securities of Parent or Sub is necessary to approve this Agreement, the Merger, the Stock Option Agreement and the transactions contemplated hereby and thereby.

        (k) Ownership of Company Common Stock. Except as contemplated by the Stock Option Agreement, neither Parent nor, to its knowledge, any of its affiliates or associates (as such terms are defined under the Exchange
     Act), (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of capital stock of the Company, which in the aggregate represent 5% or more of the outstanding shares of such capital stock.

                                   ARTICLE IV

           COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER

     SECTION 4.01.  CONDUCT OF BUSINESS.

        (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise expressly contemplated by the terms of this Agreement), and except as approved by Parent, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its and their respective businesses in the ordinary course of business consistent with past practice and use its and their respective reasonable efforts to preserve substantially intact its and their current business organizations, keep available the services of its and their current officers and employees and preserve its and their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having significant business dealings with it and them. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time of the Merger, the Company shall not, and shall not permit any of its Subsidiaries to:

             (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned domestic Subsidiary to its parent, (y) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any of its Subsidiaries, or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof (other than the Debentures as contemplated by Section 2.04) or any rights, warrants or options to acquire any such shares or other securities;

             (ii) authorize for issuance, issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights), other than the issuance of Company Common Stock upon the exercise of Company Stock Options awarded prior to the date of this Agreement but unexercised on the date of this Agreement in accordance with their present terms;

             (iii) (A) amend the Certificate of Incorporation or By-Laws or comparable charter or organizational documents of any Subsidiary, or (B) amend or terminate the Rights Agreement;

             (iv) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

             (v) other than as set forth in Section 4.01(a)(v) of the Company Disclosure Schedule with respect to the disposition of certain assets, sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than any such properties or assets the value of which do not exceed $100,000 individually and $250,000 in the aggregate, except sales of inventory in the ordinary course of business consistent with past practice;

             (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and intercompany indebtedness between the Company and its wholly-owned Subsidiaries or between such wholly owned Subsidiaries, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned Subsidiary, or (C) invest or hold cash or cash equivalents in instruments with a maturity date exceeding 90 days, (D) or use any cash outside the ordinary course of the PMSI Scott-Levin, Inc. business except as set forth on Schedule 4.01(a)(vi).

             (vii) acquire or agree to acquire any assets, other than inventory in the ordinary course of business consistent with past practice, or make or agree to make any capital expenditures, except capital expenditures that either are contemplated (with respect to both nature and amount) by the Company's capital budget for the fiscal year ending June 30, 1999 (a true and correct copy of which is included in Schedule 4.01(a)(vii) of the Company Disclosure Schedule) or do not exceed $100,000 in the aggregate;

             (viii) other than as set forth in Section 4.01(c)(viii) of the Company Disclosure Schedule, pay, discharge or satisfy any claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (x) liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof and other liabilities and obligations not exceeding $100,000 individually or $250,000 in the aggregate, or (y) claims settled or compromised to the extent permitted by Section 4.01(a)(xii), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

             (ix) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

             (x) enter into or amend any collective bargaining agreement;

             (xi) change any material accounting principle used by it, except as required by generally accepted accounting principles;

             (xii) settle or compromise any litigation or claim (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation or claims that neither provide for injunctive or similar relief that could be material to the business or operations of the Company or any of its Subsidiaries nor require payments (after giving effect to insurance proceeds actually received or reasonably believed by management of the Company to be receivable) in settlement or compromise exceeding $50,000 provided that the aggregate amount paid in connection with the settlement or compromise of all such litigation matters shall not exceed $250,000;

             (xiii) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's affiliates, including, without limitation, any transactions, agreements, arrangements or understandings with any affiliate or other Person covered under Item 404 of SEC Regulation S-K that would be required to be disclosed under such Item 404, other than such transactions of the same general nature, scope and magnitude as are disclosed in the Company SEC Documents;

             (xiv) other than as set forth in Section 4.01(a)(xiv) of the Company Disclosure Schedule, transfer to any person or entity any rights to its Intellectual Property, other than the provision of data or the granting of end-user licenses in the ordinary course of business consistent with past practice to customers of the Company or its Subsidiaries;

             (xv) enter into or amend any agreement pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of its products or technology; or

             (xvi) authorize, or commit or agree to take, any of the foregoing actions.

        (b) Changes in Employment Arrangements.  Other than as set forth in
     Section 4.01(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall (i) adopt or amend (except as may be required by law) any Company Plan for the benefit or welfare of any employee, officer, director or former director, officer or employee other than increases for individuals (other than executive officers and directors) in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any director, officer, employee or former director, officer or employee or pay any benefit not required by any existing plan, arrangement or agreement or (ii) take any action to implement the Employee Stock Purchase Plan.

        (c) Severance. Except as contemplated by the proviso to the immediately preceding paragraph (b), neither the Company nor any of its Subsidiaries shall grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under its severance or termination pay policies in effect on the date hereof.

        (d) WARN. Neither the Company nor any of its Subsidiaries shall effectuate a "plant closing" or "mass layoff," as those terms are defined in WARN, or similar restructuring affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any of its Subsidiaries, without notifying Parent and Sub in advance and without complying with the notice requirements and other provisions of WARN or any applicable foreign laws or regulations.

        (e) Tax Elections. Other than as set forth in Section 4.01(e) of the Company Disclosure Schedule, except as consistent with past practice, neither the Company nor any of its Subsidiaries shall make any tax election or settle or compromise any federal, state, local or foreign tax liability.

        (f) Tax-Free Reorganization Treatment. No party shall, and none shall permit any of its subsidiaries to, intentionally take or cause to be taken any action which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Code.

        (g) Nominee Shares. The Company shall cause any person who owns any shares of capital stock of any of the Company's Subsidiaries, whether in trust or pursuant to any other nominee arrangement with the Company or any of its Subsidiaries, to transfer, effective not later than the Effective Time of the Merger, all right, title and interest in and to such shares to Parent or any person designated by Parent.

        (h) Other Actions. Neither the Company nor Parent shall, or shall permit any of their respective subsidiaries to (i) intentionally take any action or fail to take any action that, if taken or not taken on or prior to the date of this Agreement, would have resulted in any of its representations and warranties set forth in this Agreement being untrue in any material respect other than the possible issuance of securities by Parent after the date of this Agreement, or (ii) intentionally take any action that would or reasonably might be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of the Stock Option Agreement. The Company and Parent shall promptly advise the other party orally and in writing of (x) any action or failure to act of the type set forth in clause (i) above, (y) the failure by such party to comply with any covenant, condition or agreement hereunder or under the Stock Option Agreement and (z) any event which could reasonably be expected to cause the conditions set forth in
     Article VI not being satisfied; provided, however, that no such notice shall affect the representations, warranties, covenants and agreement of the parties or the conditions to their obligations hereunder.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

     SECTION 5.01. PREPARATION OF FORM S-4 AND PROXY STATEMENT; STOCKHOLDER MEETING. (a) Promptly following the date of this Agreement, the Company shall prepare the Proxy Statement, and Parent shall prepare and file (or cause to be prepared and filed) with the SEC the Form S-4 in which the Proxy Statement will be included. Parent and the Company shall each use its reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will use its reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any state in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the registration and qualification of the Parent securities to be issued in the Merger, and the Company shall furnish all information relating to the Company and its stockholders as may be reasonably requested in connection with any such action. The information provided and to be provided by Parent, Sub and the Company, respectively, (i) for use in the Form S-4, at the time the Form S-4 becomes effective, shall be true and accurate in all material respects and shall not omit to state a material fact required to be stated therein or necessary to make such information not misleading and (ii) for use in the Proxy Statement, on the date the Proxy Statement is mailed to the Company's stockholders and on the date of the Stockholders Meeting referred to below, shall be true and correct in all material respects and shall not omit to state any material fact required to be stated therein or necessary in order to make such information, in the light of the circumstances under which the statements therein were made, not misleading, and the Company and Parent each agree to correct any information provided by it for use in the Form S-4 and/or the Proxy Statement which shall have become false or misleading.

     (b) All mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of Parent (such approval not to be unreasonably withheld or delayed).

     (c) The Company will, as promptly as practicable following the date of this Agreement and in consultation with Parent, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of adopting this Agreement and the transactions contemplated by this Agreement to the extent required by the DGCL. The Company will, through its Board of Directors, recommend to its stockholders approval of the

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

foregoing matters, as set forth in Section 3.01(p); provided, however, that the Board of Directors of the Company may fail to make or withdraw or modify such recommendation, but only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that the failure to take such action would be contrary to the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable law. Any such recommendation, together with a copy of the opinion referred to in Section 3.01(o), shall be included in the Proxy Statement. The Company will use its best efforts to hold such meeting as soon as practicable after the Form S-4 shall have been declared effective.

     SECTION 5.02. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) Each of the Company and Parent shall, and shall cause its respective subsidiaries, officers, employees, counsel, financial advisors and other representatives to, afford to the other party and its representatives reasonable access during normal business hours, during the period prior to the Effective Time of the Merger, to its properties, books, contracts, commitments, personnel and records, and, during such period, each of the Company and Parent shall, and shall cause its respective subsidiaries, officers, employees and representatives to, furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Each of the Company and Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated October 13, 1998, between Parent and the Company (the "Confidentiality Agreement"), which Confidentiality Agreement (except for Section 2 thereof) shall continue in full force and effect following the execution and delivery of this Agreement.

     (b) No investigation pursuant to this Section 5.02 or otherwise shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     SECTION 5.03. REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including
(i) obtaining all consents, approvals, waivers, licenses, permits or authorizations as are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any Governmental Entities or third parties in connection with the transactions contemplated by this Agreement, (ii) defending any lawsuits or other proceedings challenging this Agreement and (iii) accepting and delivering additional instruments necessary to consummate the transactions contemplated by this Agreement. The parties agree that each of Parent and Sub, on the one hand, and the Company, on the other hand, shall have the opportunity to negotiate and consult directly with all applicable Governmental Entities and third parties in connection with their consideration of the transactions contemplated by this Agreement. Notwithstanding anything in this Section 5.03 to the contrary, neither party shall be required to: (i) expend material sums of money or

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grant material financial or other accommodations to any party, (ii) divest any material operations or (iii) set aside any material assets in order to satisfy the terms of this Section 5.03.

     SECTION 5.04. INDEMNIFICATION. (a) From and after the Effective Time of the Merger, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time of the Merger, eligible for indemnification pursuant to the Certificate of Incorporation and By-Laws of the Company or the comparable charter or organizational documents of any Subsidiary (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of the Company or any of its Subsidiaries, pertaining to any matter existing or occurring at or prior to the Effective Time of the Merger, whether asserted or claimed prior to, or at or after, the Effective Time of the Merger (the "Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the extent the Company or such Subsidiary would have been permitted under the Certificate of Incorporation and By-laws, or such other constituent organizational documents, as the case may be, to indemnify such person. Nothing contained herein shall limit any rights to indemnification which any Indemnified Party may have under any indemnification agreement or the Certificate of Incorporation or By-Laws or the constituent organizational documents of any Subsidiary. In the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time of the Merger), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time of the Merger shall be reasonably satisfactory to Parent and the Surviving Corporation (it being understood that Reboul, MacMurray, Hewitt, Maynard & Kristol is acceptable to Parent and the Surviving Corporation); (ii) after the Effective Time of the Merger, Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) after the Effective Time of the Merger, the Surviving Corporation will cooperate in the defense of any such matter, provided that the Surviving Corporation shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.04, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Parent and the Surviving Corporation (but the failure so to notify Parent or the Surviving Corporation shall not relieve them from any liability which they may have under this Section
5.04 except to the extent such failure materially prejudices Parent and the Surviving Corporation), and shall deliver to Parent and the Surviving Corporation the undertaking, if any, required by Section 145(e) of the DGCL. Parent and the Surviving Corporation shall be liable for the fees and expenses hereunder with respect to only one law firm to represent the Indemnified Parties as a group with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties that would preclude or render inadvisable joint or multiple representation of such parties.

     (b) Parent shall cause to be maintained in effect for three years from the Effective Time of the Merger directors' and officers' liability insurance coverage covering persons who are directors and officers of the Company on the date of this Agreement, with respect to matters occurring prior to the Effective Time of the Merger, and containing terms and conditions which are not less advantageous to such persons than the policies of the Company in effect on the date hereof (the "Company Insurance"); provided that Parent shall not be required to spend annually in excess of 150% of the annual premium for the Company Insurance paid by the Company as of the date of this Agreement (the "Current Premium"), which Current Premium the Company represents is Two Hundred Eight Thousand Dollars ($208,000) per annum; provided, further, that if Parent would be required to spend annually in excess of 150% of the Current Premium to obtain insurance having terms not less advantageous than the Company Insurance, the Surviving Corporation will be required to spend up to such amount to maintain or procure as much insurance coverage as can be procured for such premium.

     SECTION 5.05. PUBLIC ANNOUNCEMENTS. Neither Parent and Sub, on the one hand, nor the Company, on the other hand, will issue any press release or public statement with respect to the transactions contemplated by this Agreement and the Stock Option Agreement, including the Merger, without the other party's prior consent (such consent not to be unreasonably withheld or delayed), except as may be required by applicable law, court process or by obligations pursuant to any agreement with any securities exchange or quotation system on which securities of the disclosing party are listed or quoted. In addition to the foregoing, Parent, Sub and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statements with respect to such transactions. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

     SECTION 5.06. NO SOLICITATION. (a) Neither the Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives or advisors to, (a) solicit, initiate or take any action knowingly to encourage or facilitate the submission of inquiries, proposals or offers from any person (other than Sub or Parent) relating to (i) any acquisition or purchase of 15% or more of the consolidated assets of the Company and its Subsidiaries or of over 15% of any class of equity securities of the Company or any of its Subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any Person (as defined in Section 8.02) beneficially owning 15% or more of any class of equity securities of the Company or any of its significant Subsidiaries, (iii) any merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of the Company other than the transactions contemplated by this Agreement, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger (collectively, "Transaction Proposals"), or agree to or endorse any Transaction Proposal, or
(b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Sub or Parent) to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company (either directly or indirectly through advisors, agents or other intermediaries) from (i) furnishing information pursuant to an appropriate confidentiality letter (which letter shall not be less favorable to the Company in any material respect than the Confidentiality Agreement) concerning the Company and its businesses, properties or assets to a third party who has made an unsolicited bona fide written

Transaction Proposal, (ii) engaging in discussions or negotiations with such a third party who has made an unsolicited bona fide written Transaction Proposal,
(iii) following receipt of an unsolicited bona fide written Transaction Proposal, taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act or otherwise making disclosure to its stockholders, (iv) following receipt of an unsolicited bona fide written Transaction Proposal, failing to make or withdrawing, modifying or amending its recommendation referred to in Section 3.01(p), and/or (v) taking any action required to be taken by the Company pursuant to an order by any court of competent jurisdiction (other than an order that has been reversed, withdrawn or stayed), but in each case referred to in the foregoing clauses (i) through
(v) only to the extent that the Board of Directors of the Company shall have concluded in good faith on the basis of written advice from outside counsel that the failure to take such action would be contrary to the fiduciary duties of the Board of Directors of the Company to the stockholders of the Company under applicable law; provided, further, that, to the extent that it may do so without acting in a manner contrary to its fiduciary duties under applicable law, the Board of Directors of the Company shall advise Parent promptly prior to the taking of any such action and, in addition, if the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Parent of the material terms and conditions of such proposal and the identity of the person making it. The Company and each of its Subsidiaries will immediately cease and cause its officers, directors, employees, affiliates, advisors, agents and other intermediaries to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party.

     (b) Except as set forth in this Section 5.06(b), the Board of Directors of the Company shall not (i) fail to make or withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent, the approval or recommendation of the Merger and this Agreement by the Board of Directors of the Company, (ii) approve or recommend, or propose to approve or recommend, any Transaction Proposal or (iii) cause the Company to enter into any agreement (including, without limitation, any letter of intent) with respect to any Transaction Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company, after consultation with and based upon the written advice of outside legal counsel, determine in good faith that it is necessary to do so in order to comply with its fiduciary duties to the stockholders of the Company under applicable law, the Board of Directors of the Company may approve or recommend a Superior Proposal (as defined below) or cause the Company to enter into an agreement with respect to a Superior Proposal, but in each case only (i) after providing reasonable written notice to Parent (a "Notice of Superior Proposal") advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal and
(ii) if Parent does not make within three business days of Parent's receipt of the Notice of Superior Proposal, an offer which the Board of Directors of the Company, after consultation with its financial advisors, determines is superior to such Superior Proposal. The term "Superior Proposal" means any Transaction Proposal that the Board of Directors of the Company determines in its good faith judgment (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger, including as part of such determination, that, as to any cash consideration to be paid pursuant to the Superior Proposal, the person making the

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

Superior Proposal has all requisite funds on hand or has provided customary financing commitments for the requisite funds.

     SECTION 5.07. BENEFIT MATTERS. From and after the Effective Time of the Merger, Parent shall accord to all employees of the Company and its Subsidiaries that become Continuing Employees benefits that Parent normally makes available to its employees under Parent employee benefit plans (as defined in Section 3(3) of ERISA), in each case as if such Continuing Employee had been employed by Parent for the length of time such Continuing Employee has been employed by the Company (provided no such amount of time shall be credited for purposes of the vesting or other provisions of any option, other than Converted Options, granted to any such Continuing Employee to purchase shares of Parent Common Stock).

     SECTION 5.08. NASDAQ LISTING. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance upon exercise or conversion of Company Stock Options to be approved for listing on the Nasdaq National Market System, subject to official notice of issuance.

     SECTION 5.09. TAKEOVER STATUTE. If any "fair price", "moratorium", "control share acquisition", "interested shareholder" or other similar anti-takeover statute or regulation is or may become applicable to the Merger or the other transactions contemplated by this Agreement or the Stock Option Agreement, each of Parent and the Company and their respective boards of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Stock Option Agreement, as the case may be, or the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

     SECTION 5.10. SUPPLEMENTAL DISCLOSURE. The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, of (i) the occurrence, or non-occurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement to be untrue or inaccurate or (y) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not have any effect for the purpose of determining the satisfaction of the conditions set forth in Article VI of this Agreement or otherwise limit or affect the remedies available hereunder to any party.

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

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

     SECTION 6.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable law:

        (a) Effectiveness of Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of the Company or Parent, threatened by the SEC. Any material "blue sky" and other state securities laws applicable to the registration and qualification of the Parent securities issuable or required to be reserved for issuance pursuant to this Agreement shall have been complied with.

        (b) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

        (c) No Order. No Governmental Entity or federal, state or foreign court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which materially restricts, prevents or prohibits consummation of the Merger or any transaction contemplated by this Agreement; provided, however, that the parties shall use all reasonable efforts to cause any such decree, judgment, injunction or other order to be vacated or lifted.

        (d) HSR Act and Other Waiting Periods. The applicable waiting period under the HSR Act shall have expired or been terminated and all other waiting periods specified under applicable laws, and all extensions thereof, the passing of which is legally required prior to the consummation of the Merger, shall have expired or been terminated.

        (e) NASDAQ Listing. The shares of Parent Common Stock issuable to stockholders of the Company in accordance with this Agreement shall have been authorized for listing on the Nasdaq National Market upon official notice of issuance.

        (f) Other Approvals. Other than the filing of merger documents in accordance with the NCBCA and DGCL, all authorizations, consents, waivers, orders or approvals required to be obtained, and all filings, notices or declarations required to be made, by the Company and Parent prior to the consummation of the Merger and the other transactions contemplated hereunder shall have been obtained from, and made with, all required Governmental Entities except for such authorizations, consents, waivers, orders, approvals, filings, notices or declarations the failure to obtain or make which would not have a Material Adverse Effect with respect to Parent.

     SECTION 6.02. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger and the transactions contemplated in this Agreement are also subject to the following conditions:

        (a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement that is qualified as to "materiality,"

     "Material Adverse Change" or "Material Adverse Effect" shall be true and correct, each of the other representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects and the Company Disclosure Schedule and each of the schedules attached to this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall have been true and correct as of such date. Parent shall have received a certificate of the chief executive officer and chief financial officer of the Company to such effect.

        (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. Parent shall have received a certificate of the chief executive officer and chief financial officer of the Company to that effect.

        (c) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or the Stock Option Agreement or seeking to obtain from the Company, Sub or Parent or any of their respective affiliates any material amount of damages, (ii) seeking to prohibit or limit the ownership or operation by Parent or the Company or any of their respective affiliates of any material portion of their business or assets or to dispose of or hold separate any material portion of their business or assets, as a result of the Merger or any other transaction contemplated by this Agreement or the Stock Option Agreement,
     (iii) seeking to impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any shares of the common stock of the Surviving Corporation, including, without limitation, the right to vote such common stock on all matters properly presented to the stockholders of the surviving corporation or (iv) seeking to prohibit Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company and its Subsidiaries taken as a whole. No suit, action or proceeding by any other person shall be pending that seeks any of the relief or remedies described in clauses (i) through (iv) of the immediately preceding sentence as to which there is a reasonable possibility of success or that otherwise could reasonably be expected to have a Material Adverse Effect with respect to Parent or the Company.

        (d) Third Party Approvals. All consents, waivers or approvals required to be obtained from third parties under contracts, agreements or similar instruments to which the Company or any of its Subsidiaries is a party, or by which any of them is bound, in connection with the Merger and the other transactions contemplated hereby shall have been obtained, except to the extent that the failure to obtain such consents, waivers or approvals would not, in the aggregate, result in violations, defaults (with or without notice or lapse of time or both), rights of termination, cancellation or acceleration, or losses of benefit that would have a Material Adverse Effect with respect to the Company or Parent.

        (e) Rights Agreement.  None of the events described in Section 8,
     Section 14 or Section 25, or the second sentence of Section 3(a) of the Rights Agreement shall have occurred. The right of the Board of Directors of the Company to redeem the Rights pursuant to Section 24 of the Rights Agreement shall be in effect and the Rights shall not have become nonredeemable and shall not become nonredeemable upon consummation of the Merger.

        (f) Employment Agreements.  The Employment Agreements identified on
     Schedule 6.02(f), substantially in the form of Exhibit C attached hereto (collectively, the "Employment Agreements") shall have been executed and delivered to Parent.

        (g) Tax Opinion. Parent shall have received an opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.C., counsel to Parent, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code. The issuance of such opinion shall be conditioned on the receipt by such counsel of representation letters from each of Parent, Sub and the Company and in each case, in form and substance reasonably satisfactory to Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.C. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

        (h) Key Man Life Insurance. The Company shall have obtained and maintain in full force and effect key man life insurance on the life of Joy Scott, in form and substance reasonably satisfactory to Parent, in the amount of Five Million Dollars ($5,000,000) with all proceeds payable to the Company.

     SECTION 6.03. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger and the other transactions contemplated in this Agreement are also subject to the following conditions:

        (a) Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement that is qualified as to "materiality," "Material Adverse Change" or "Material Adverse Effect" shall be true and correct, and each of the other representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects, in each case as of the Closing Date as though made on and as of the Closing Date, except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. The Company shall have received a certificate of a duly authorized officer of Parent and Sub to such effect.

        (b) Agreements and Covenants. Parent and Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. The Company shall have received a certificate of a duly authorized officer of Parent and Sub to that effect.

        (c) Tax Opinion. The Company shall have received an opinion of Reboul, MacMurray, Hewitt, Maynard & Kristol, counsel to the Company, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368 of the Code. The issuance of such opinion shall be conditioned on the receipt by such counsel of representation letters from each of Parent, Sub, and the Company, in each case, in form and substance reasonably satisfactory to Reboul, MacMurray, Hewitt, Maynard & Kristol. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

        (d) Bringdown Opinion of Financial Advisor. The Company shall have received a bringdown of the SG Cowen Securities Corporation opinion dated as of December 14, 1998, to the effect that as of a date within ten (10) days prior to the mailing of the Company's Proxy Statement to the Company's stockholders in connection with the Merger, the Per Share Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

     SECTION 7.01. TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger, whether before or after the Company Stockholder Approval:

        (a) by mutual written consent of Parent and the Company; or

        (b) by either Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

        (c) by the Company if the Merger shall not have been consummated on or before May 15, 1999 (other than due to the failure of the Company to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger), or by Parent if the Merger shall not have been consummated on or before May 15, 1999 (other than due to the failure of Parent to perform its obligations under this Agreement required to be performed at or prior to the Effective Time of the Merger); or

        (d) by either Parent or the Company if at the duly held meeting of the stockholders of the Company (including any adjournment thereof) held for the purpose of voting on the Merger, this Agreement and the consummation of the transactions contemplated hereby, the holders of a majority of the outstanding shares of Company Common Stock shall not have approved the Merger, this Agreement and the consummation of the transactions contemplated hereby; or

        (e) by Parent, if the Company or its Board of Directors shall have (1) withdrawn, modified or amended in any respect adverse to Parent its approval or recommendation of this Agreement or any of the transactions contemplated herein (it being understood that a communication by the Company that contains only the information described in Rule 14d-9(e) under the Exchange Act shall not be deemed to be such a modification or amendment or an action described in clause (5) below), (2) failed as promptly as practicable after the Form S-4 is declared effective to mail the Proxy Statement to its stockholders or failed to include in such statement such recommendation, (3) recommended any Transaction Proposal from a person other than Parent or any of its affiliates, (4) resolved to do any of the foregoing or (5) in response to the commencement of any tender offer or exchange offer for more than 15% of the outstanding shares of Company Common Stock, not recommended rejection of such tender offer or exchange offer; or

        (f) by the Company, if, pursuant to and in compliance with Section 5.06 hereof, the Board of Directors of the Company has approved or recommended a Superior Proposal; or

        (g) by the Company upon written notice to the Parent prior to 10:00 a.m. on the day scheduled for the Stockholders Meeting set forth in the proxy material mailed to the Company's stockholders, if the Average Trading Price is more than $62.325; provided that the Company shall not be entitled to terminate this Agreement pursuant to this paragraph (g) if, within twenty-four (24) hours after the Company notifies Parent in writing of any such proposed termination, Parent agrees in writing that the Exchange Ratio shall be equal to 0.247091857; or

        (h) by Parent upon written notice to the Company prior to 10:00 a.m. on the day scheduled for the Stockholders Meeting set forth in the proxy material mailed to the Company's stockholders, if the Average Trading Price is less than $41.55; provided that Parent shall not be entitled to terminate this Agreement pursuant to this paragraph (h) if, within twenty-four (24) hours after the Parent notifies the Company of any such proposed termination, the Company agrees in writing that the Exchange Ratio shall be equal to 0.370637786.

     SECTION 7.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 3.01(n), Section 3.02(h), the last sentence of Section 5.02(a) (and the provisions of the Confidentiality Agreement referred to therein, other than Section 2 thereof), this Section 7.02, Section 8.02, Section
8.07 and Section 8.08. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement (including, without limitation, liability for damages as a result of any such breach that gives rise to an inability to satisfy any of the conditions to Closing set forth in Article VI).

     SECTION 7.03. AMENDMENT. This Agreement, including the Schedules hereto, may be amended at the sole discretion and agreement of all of the parties hereto at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall be made no amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement, including the Schedules hereto, may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

     SECTION 7.05.  PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR
WAIVER. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to
Section 7.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger and all such representations and warranties will be extinguished on consummation of the Merger and neither the Company, Parent, Sub, nor any officer, director or employee or stockholder of any of them shall be under any liability whatsoever with respect to any such representation or warranty after such time. This
Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

     SECTION 8.02. FEES AND EXPENSES. (a) (i) If this Agreement shall have been terminated in accordance with its terms (except pursuant to Section 7.01(b)) and either of the following shall have occurred: (A) prior to such termination, any corporation (including the Company or any of its Subsidiaries or affiliates), partnership, person, other entity or "group" (as referred to in
Section 13(d)(3) of the Exchange Act) other than Parent, Sub or any of their respective affiliates (collectively, "Persons"), shall have become the beneficial owner of more than 15% of the outstanding shares of Company Common Stock; or (B)(x) prior to such termination, any Person shall have made, or proposed, communicated or disclosed in a manner which is or otherwise becomes public a bona fide intention to make a Transaction Proposal (including by making such a Transaction Proposal) and (y) on or prior to September 15, 1999, the Company either consummates with a Person a transaction the proposal of which would otherwise qualify as a Transaction Proposal under Section 5.06 or enters into a definitive agreement with a Person with respect to a transaction the proposal of which would otherwise qualify as a Transaction Proposal under
Section 5.06 (whether or not such Person is the Person referred to in clause (x) above); or (ii) if this Agreement is terminated pursuant to (A) Section 7.01(e) or (B) Section 7.01(f); then the Company shall, (1) in the case of clauses
(a)(i)(A) and (a)(ii)(A) above, promptly, but in no event later than one business day after the termination of this Agreement, (2) in the case of clause
(a)(i)(B) above, promptly, but in no event later than one business day after an event specified in subclause (y) thereof shall have occurred, and (3) in the case of clause (a)(ii)(B) above, prior to (and as a precondition to) termination under Section 7.01(f) pay Parent a fee of $8,000,000 in cash which fee shall be payable in same day funds. No termination of this Agreement at a time when a fee is reasonably expected to be payable pursuant to this Section 8.02(a) following termination of this Agreement shall be effective until such fee is paid.

     (b) In addition, in any case in which a fee is payable pursuant to paragraph (a) above, the Company shall promptly reimburse Parent and Sub for documented reasonable out-of-pocket expenses incurred by either of them in connection with this Agreement and the Stock Option Agreement, including reasonable accounting, investment banking and legal fees and expenses; provided that the amount of such reimbursement shall not exceed $1,000,000 in the aggregate.

     (c) Except as provided otherwise in paragraphs (a) and (b) above, all costs and expenses incurred in connection with this Agreement and the Stock Option Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses, except that the cost of filing, printing and distributing the Proxy Statement and the Form S-4 shall be borne equally by Parent and the Company.

     SECTION 8.03. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) or transmitted by confirmed facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     (a) if to Parent or Sub, to

        Quintiles Transnational Corp.
        4709 Creekstone Drive
        Riverbirch Building, Suite 200
        Durham, North Carolina 27703

        Attention: General Counsel
        Fax Number: (919) 941-9113

        with a copy to:

        Smith, Anderson, Blount, Dorsett,
          Mitchell & Jernigan, L.L.P.
        2500 First Union Capitol Center
        Raleigh, North Carolina 27602

        Attention: Gerald F. Roach, Esq.
        Fax Number: (919) 821-6800

     (b) if to the Company, to

        Pharmaceutical Marketing Services Inc.
        45 Rockefeller Plaza, Suite 912
        New York, New York 10111

        Attention: General Counsel
        Fax Number: (212) 841-5760

        with a copy to:

        Reboul, MacMurray, Hewitt, Maynard & Kristol
        45 Rockefeller Plaza
        New York, NY 10111

        Attention: Robert A. Schwed, Esq.
        Fax Number: (212) 841-5725

     SECTION 8.04.  DEFINITIONS.  For purposes of this Agreement:

        (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

        (b) "Continuing Employees" means all persons who are actively employed on a full-time basis by the Company or its Subsidiaries immediately following the Effective Time of the Merger, other than such persons who are actively employed on a full-time basis by the Company or any of its Subsidiaries other than PMSI Scott-Levin, Inc., if any, as may be identified in writing by Parent to the Company not less than five business days prior to the Closing Date;

        (c) "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability (including without limitation liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (A) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, (B) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (C) otherwise relating to obligations or liabilities under any Environmental Laws;

        (d) "Environmental Laws" means all applicable foreign, federal, state, provincial and local statutes, rules, regulations, ordinances, orders, decrees and common or civil law relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state and foreign laws;

        (e) "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required under Environmental Laws for the Company and its Subsidiaries to conduct their operations and businesses;

        (f) "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, friable asbestos and asbestos-containing materials, pollutants, contaminants and all other materials, and substances regulated pursuant to, or that could reasonably be expected to provide the basis of liability under, any Environmental Law;

        (g) "indebtedness" means, with respect to any person, without duplication, (A) all obligations of such person for borrowed money, or with respect to deposits or advances of any kind to such person, (B) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (C) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, (D) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding obligations of such person to creditors for raw materials, inventory, services and supplies incurred in the ordinary course of such person's business), (E) all capitalized lease obligations of such person, (F) all obligations of others secured by any Lien on property or assets owned or acquired by such person, whether or not the obligations secured thereby have been assumed,
     (G) all obligations of such person under interest rate or currency hedging transactions (valued at the termination value thereof), (H) all letters of credit issued for the account of such person and (I) all guarantees and arrangements having the economic effect of a guarantee of such person of any indebtedness of any other person;

        (h) "Intellectual Property" means all rights, privileges and priorities provided under federal, state, foreign and multinational law relating to intellectual property, whether registered or unregistered, including, without limitation, all (i)(a) inventions, discoveries, processes, formulae, designs, methods, techniques, procedures, concepts, developments, technology, and confidential information, new and useful improvements thereof and know-how relating thereto, whether or not patented or eligible for patent protection; (b) copyrights and copyrightable works, including computer applications, programs, Software, Databases and related items; (c) trademarks, service marks, trade names, brand names, product names, corporate names, logos and trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; and (d) trade secrets, data and other confidential information; and (ii) all registrations, applications, recordings, and licenses or other similar agreements related to the foregoing;

        (i) "knowledge" means, with respect to any matter, (i) in the case of Parent, the knowledge of any director or executive officer of Parent after due inquiry into such matter and (ii) in the case of the Company, the knowledge of Messrs. Turner, Davies, Hauser and Ms. Scott after due inquiry into such matter;

        (j) "Material Adverse Change" means, when used with respect to the Company or Parent, any change that, either individually or in the aggregate with all other such changes, is materially adverse to the Company or Parent, as the case may be, and their respective subsidiaries taken as a whole;

        (k) "Material Adverse Effect" means, when used with respect to the Company or Parent, any change, effect, event or occurrence that, either individually or in the aggregate with all other such changes, effects, events and occurrences, either (a) is materially adverse to the business, properties, financial condition or results of operations of the Company or Parent, as the case may be, and their respective subsidiaries taken as a whole, or (b) will be materially adverse to the business, properties, financial condition or results of operations of Parent and its subsidiaries (including the Surviving Corporation) taken as a whole following the Effective Time of the Merger;

        (l) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

        (m) "Recent SEC Documents" means any SEC Documents filed by the Company prior to the date of this Agreement with respect to any period ending, or any date occurring, on or after June 30, 1998; and

        (n) "Rights" means the rights to acquire one-third of a share of Company Common Stock pursuant to the Rights Agreement;

        (o) "Rights Agreement" means the Rights Agreement dated as of January 28, 1998 between the Company and Harris Trust Company of New York;

        (p) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person; and

        (q) "Year 2000 Compliant" means, when used with respect to any software or database, that such software or database will operate accurately and, without interruption, accept, possess and in all manner retain full functionality when referring to, or involving, any year or date in the twentieth or twenty-first centuries.

     SECTION 8.05. INTERPRETATION. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     SECTION 8.06. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 8.07. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. All exhibits and schedules referred to in this Agreement, including without limitation the Company Disclosure Schedule, are intended to be and hereby are specifically made a part of this Agreement. This Agreement, other than Section 5.04, is not intended to confer upon any person other than the parties any rights or remedies.

     SECTION 8.08. GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without regard to the choice of law principles thereof.

     SECTION 8.09. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 8.10. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          QUINTILES TRANSNATIONAL CORP.

                                          By:      /s/ JAMES L. BIERMAN
                                             -----------------------------------
                                             Name: James L. Bierman
                                             Title: Sr. Vice President

                                          QTRN ACQUISITION CORP.

                                          By:      /s/ JAMES L. BIERMAN
                                             -----------------------------------
                                             Name: James L. Bierman
                                             Title: Sr. Vice President

                                          PHARMACEUTICAL MARKETING
                                          SERVICES INC.

                                          By:      /s/ WARREN J. HAUSER
                                             -----------------------------------
                                             Name: Warren J. Hauser
                                             Title: Vice President

                                   APPENDIX B

                           TERMS OF CONTINGENT VALUE
                                    PAYMENTS

                                   EXHIBIT A

     The amount of the CVP, if any, due pursuant to Section 2.01(b) of the Merger Agreement shall be calculated as follows:

                                   ARTICLE I

     SECTION 1.01. DEFINITIONS. For all purposes of this Exhibit defined terms shall have the meanings prescribed in the Merger Agreement, except as otherwise expressly provided below or unless the context otherwise requires:

     "CVP Average Trading Price" means the average of the closing prices per share of Parent Common Stock on the Nasdaq National Market (or such United States exchange on which the Parent Common Stock is then listed) for 10 trading days selected at random by the Exchange Agent, on the Maturity Date, out of the 20 trading days ending with the last trading day immediately preceding the Maturity Date.

     "Extraordinary Event Price" means the average of the closing prices per share of Parent Common Stock on the Nasdaq National Market (or such United States exchange on which the Parent Common Stock is then listed) for the 10 trading days ending with the last trading day immediately preceding the closing date of the Extraordinary Event.

     "Extraordinary Event" means any merger, consolidation, sale, conveyance or other change of control transaction as a result of which the Parent Common Stock is no longer listed on the Nasdaq National Market (or such United States exchange on which the Parent Common Stock was listed immediately prior to such merger, consolidation, sale, conveyance or other change of control transaction).

     "Holder" means a holder of a Certificate who has made a valid election pursuant to Section 2.02(b) of the Merger Agreement to receive shares of Parent Common Stock and CVPs on the Maturity Date.

     "Maturity Date" means 75 days after the Closing Date.

     "Termination Event" shall occur if the average closing prices per day per share of Parent Common Stock on the Nasdaq National Market (or such United States exchange on which the Parent Common Stock is then listed) is greater than or equal to the Average Trading Price for any period of 30 consecutive trading days between the Closing Date and the Maturity Date (not inclusive of the Closing Date).

                                   ARTICLE II

     SECTION 2.01. TITLE AND TERMS. (a) Subject to Section 2.01(b) hereof, Parent shall pay to each Holder on the Maturity Date, for each share of Parent Common Stock to be received by such Holder on the Maturity Date, a CVP in cash equal to the amount, if any, as determined by Parent, by which (i) the Average Trading Price exceeds (ii) the CVP Average Trading Price.

     (b) If Parent determines, on the Maturity Date or otherwise, that a Termination Event has occurred, no CVP shall be payable hereunder or under
Section 2.01(b) of the Merger Agreement. Parent shall promptly give to the Holders notice of such determination which, absent manifest error, shall be final and binding on Parent and the Holders. Upon the occurrence of a Termination Event, all rights to any CVP under Section 2.01(b) of the Merger Agreement or this Exhibit shall terminate and become null and void and the Holders thereof shall have no further rights with respect hereto or thereto. The failure to give such notice or any defect therein shall not affect the validity of such determination.

     (c) Subject to Section 2.01(b) hereof, if, on or before the Maturity Date, an Extraordinary Event has occurred, Parent shall promptly give to the Holders notice of such Event. Parent shall pay to each Holder, as promptly as practicable after the closing date of the Extraordinary Event (and in lieu of any payment under Section 2.01(a) hereof), for each share of Parent Common Stock to be received by such Holder on the Maturity Date, a CVP in cash equal to the amount, if any, as determined by Parent, by which (i) the Average Trading Price exceeds (ii) the Extraordinary Event Price.

     (d) In the event Parent shall in any manner subdivide (by stock split, stock dividend or otherwise) or combine (by reverse stock split or otherwise) the number of outstanding shares of Parent Common Stock, Parent shall appropriately adjust the CVP, if any, payable pursuant to Section 2.01(b) of the Merger Agreement and this Exhibit. Whenever an adjustment is made as provided in this Section 2.01(d), Parent shall (i) promptly prepare a certificate setting forth such adjustment and a brief statement of the facts accounting for such adjustment and (ii) mail a brief summary thereof to each Holder. Such adjustment absent manifest error shall be final and binding on Parent and the Holders.

     SECTION 2.02. PAYMENT. Payment of any CVP due pursuant to Section 2.01(b) of the Merger Agreement and this Exhibit shall be made only to Holders on the Maturity Date at the office or agency of Parent maintained for that purpose in the Borough of Manhattan, The City of New York, and at any other office or agency maintained by Parent for such purpose. Such payment shall be made in such coin or currency of the United States of America as at the time is legal tender for the payment of public and private debts; provided, however, Parent may pay such amounts by its check payable in such money.

     SECTION 2.03. PERSONS DEEMED OWNERS. (a) For all purposes under the Merger Agreement, the owner of any right or title to or interest in a CVP is that person who is registered as a Holder pursuant to Section 2.02(b) of the Merger Agreement, and neither Parent nor any agent of Parent shall be affected by any notice to the contrary.

     (b) All parties to the Merger Agreement have agreed, and each Holder by his acceptance of Parent Common Stock has agreed, that the right or title to or interest in any CVP is non-transferable and non-exchangeable, other than a transfer by the law of descent and distribution or a transfer in connection with a transfer of a person's entire right to receive the Per Share Merger Consideration in accordance with the fourth sentence of Section 2.02(b) of the Merger Agreement, and any attempt to transfer, sell, exchange or otherwise dispose of such right, title or interest or any beneficial interest therein (except as aforesaid) shall have no force or effect.

                                  ARTICLE III

     SECTION 3.01. LIMITATION ON SHORT SELLING AND MANIPULATIVE CONDUCT. (a) A Holder shall lose its right to any CVP if at any time during the 20 trading days preceding the Maturity Date either (i) such Holder's "short position" in Parent Common Stock (determined in accordance with Rule 14e-4(a) under the Exchange Act, but without taking into account the CVPs) exceeds such Holder's "long position" in Parent Common Stock (determined in accordance with Rule 14e-4(a) under the Exchange Act) or (ii) such Holder takes any action to manipulate the stock price of Parent Common Stock which would constitute a violation of Section 9 of the Exchange Act. As a precondition to its obligation to make any CVP, Parent may request, and any Holder shall be required to deliver to Parent, reasonably satisfactory evidence of such Holder's short positions and long positions in Parent Common Stock during such 20 trading day period and a representation that such Holder did not engage in any manipulative conduct as set forth in Section 3.01(a)(ii) hereof.

     (b) For purposes of this Section 3.01, a Holder that is a nominee or trustee for multiple ultimate beneficial holders shall be disregarded and the short positions and long positions of each ultimate beneficial owner shall determine the right of such Holder to receive the CVP otherwise attributable to such ultimate beneficial owner.

                                   APPENDIX C

                             STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT, dated as of December 14, 1998 (the "Agreement"), by and between Pharmaceutical Marketing Services Inc., a Delaware corporation ("Issuer"), and Quintiles Transnational Corp., a North Carolina corporation ("Grantee").

     WHEREAS, Grantee, Issuer and QTRN Acquisition Corp., a North Carolina corporation and a wholly-owned subsidiary of Grantee ("Sub"), are concurrently herewith entering into a Merger Agreement, dated as of the date hereof (the "Merger Agreement"; capitalized terms not defined herein shall have the meanings set forth in the Merger Agreement), providing for, among other things, the merger of Issuer with and into Sub with Sub as the surviving corporation (the "Merger"); and

     WHEREAS, as a condition to Grantee's willingness to enter into the Merger Agreement, Grantee has requested that Issuer agree, and Issuer has agreed, to grant Grantee the Option (as defined below);

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, Issuer and Grantee agree as follows:

     1. GRANT OF OPTION. Subject to the terms and conditions set forth herein, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase up to 2,466,947 (as adjusted as set forth herein) shares (the "Option Shares") of Common Stock, par value $.01 per share, of Issuer (the "Issuer Common Stock") at a cash purchase price per Option Share equal to $12.00 (the "Purchase Price").

     2. EXERCISE OF OPTION. (a) If not in material breach of the Merger Agreement, Grantee may exercise the Option, in whole or in part, at any time or from time to time following the occurrence of a Purchase Event (as defined below) provided that, except as otherwise provided herein, the Option shall terminate and be of no further force and effect upon the earliest to occur of
(i) the Effective Time of the Merger, (ii) 12 months after the first occurrence of a Purchase Event or (iii) termination of the Merger Agreement prior to the occurrence of a Purchase Event. Notwithstanding the termination of the Option, Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option pursuant to this Section 2(a) in accordance with the terms hereof prior to the termination of the Option. The termination of the Option shall not affect any rights hereunder which by their terms extend beyond the date of such termination.

     (b) As used herein, a "Purchase Event" means the termination of the Merger Agreement under any circumstance which would entitle Grantee or Issuer to receive any fee from Issuer pursuant to Section 8.02(a) of the Merger Agreement, provided, however, that the termination of the Merger Agreement (except pursuant to Section 7.01(b) thereof) after the occurrence of any event described in
Section 8.02(a)(i)(B)(x) thereof shall constitute a Purchase Event hereunder whether or not any event described in Section 8.02(a)(i)(B)(y) of the Merger Agreement shall have occurred.

     (c) In the event Grantee wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 20 business days from the

Notice Date for the closing of such purchase (the "Closing"; and the date of such Closing, the "Closing Date"); provided that the Closing shall be held only if (A) such purchase would not otherwise violate or cause the violation of applicable law (including the HSR Act) and (B) no statute, rule, regulation, decree, order or injunction shall have been promulgated, enacted, entered into, or enforced by any Governmental Entity which prohibits delivery of the Option Shares, whether temporary, preliminary or permanent; provided, however, that the parties hereto shall use their best efforts to have any such decree, order or injunction vacated or reversed. If the Closing cannot be consummated by reason of a restriction set forth in clause (A) or (B) above, notwithstanding the provisions of Section 2(a), the Closing Date shall be within 20 business days following the elimination of such restriction.

     3. PAYMENT AND DELIVERY OF CERTIFICATES. (a) On each Closing Date, Grantee shall pay to Issuer in immediately available funds by wire transfer to a bank account designated by Issuer an amount equal to the Purchase Price multiplied by the Option Shares to be purchased on such Closing Date.

     (b) At each Closing, simultaneously with the delivery of immediately available funds as provided in Section 3(a), Issuer shall deliver to Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be free and clear of all Liens, and Grantee shall deliver to Issuer a letter agreeing that Grantee shall not offer to sell or otherwise dispose of such Option Shares in violation of applicable law or the provisions of this Agreement. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, Issuer shall not have redeemed the Rights, or shall have issued any similar securities, then each Option Share issued pursuant to such exercise shall also represent a corresponding Right or new rights with terms substantially the same as and at least as favorable to Grantee as are provided under the Rights Agreement or any similar agreement then in effect.

     (c) Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend which shall read substantially as follows:

     THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND PURSUANT TO THE TERMS OF A STOCK OPTION AGREEMENT DATED AS OF DECEMBER 14, 1998. A COPY OF SUCH AGREEMENT WILL BE PROVIDED TO THE HOLDER HEREOF WITHOUT CHARGE UPON RECEIPT BY THE ISSUER OF A WRITTEN REQUEST THEREFOR.

     It is understood and agreed that (i) the reference to restrictions arising under the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Issuer and its counsel, to the effect that such legend is not required for purposes of the Securities Act; (ii) the reference to restrictions pursuant to this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Option Shares evidenced by certificate(s) containing such reference have been sold or transferred in compliance with the provisions of this Agreement under circumstances that do not require the retention of such reference; and
(iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied.

     4. AUTHORIZED STOCK. Issuer hereby represents and warrants to Grantee that Issuer has taken all necessary corporate and other action to authorize and reserve and to permit it to issue, and, at all times from the date hereof until the obligation to deliver Issuer Common Stock upon the exercise of the Option terminates, will have reserved for issuance, upon exercise of the Option, shares of Issuer Common Stock necessary for Grantee to exercise the Option, and Issuer will take all necessary corporate action to authorize and reserve for issuance all additional shares of Issuer Common Stock or other securities which may be issued pursuant to Section 6 upon exercise of the Option. The shares of Issuer Common Stock to be issued upon due exercise of the Option, including all additional shares of Issuer Common Stock or other securities which may be issuable upon exercise of the Option pursuant to Section 6, upon issuance pursuant hereto, shall be duly and validly issued, fully paid and nonassessable, and shall be delivered free and clear of all Liens, including any preemptive rights of any stockholder of Issuer.

     5. PURCHASE NOT FOR DISTRIBUTION. Grantee hereby represents and warrants to Issuer that any Option Shares or other securities acquired by Grantee upon exercise of the Option or Substitute Option (as defined below) will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

     6. ADJUSTMENT UPON CHANGES IN CAPITALIZATION, ETC. (a) In the event of any change in Issuer Common Stock by reason of a stock dividend, split-up, recapitalization, combination, exchange of shares or similar transaction, the type and number of shares or securities subject to the Option, and the Purchase Price therefor, shall be adjusted appropriately, and proper provision shall be made in the agreements governing such transaction, so that Grantee shall receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of Issuer Common Stock if the Option had been exercised immediately prior to such event or the record date therefor, as applicable. If any additional shares of Issuer Common Stock are issued after the date of this Agreement, the number of shares of Issuer Common Stock subject to the Option shall be adjusted so that, after such issuance, it equals 19.9% of the number of shares of Issuer Common Stock then issued and outstanding, without giving effect to any shares subject to or issued pursuant to the Option.

     (b) In the event that Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall be changed into or exchanged for stock or other securities of Issuer or any other person or cash or any other property, or the shares of Issuer Common Stock outstanding immediately prior to the consummation of such merger shall after such merger represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provisions so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (I) the Acquiring Corporation (as defined below) or (II) any person that controls the Acquiring Corporation (any such person specified in clause (I) or (II) being referred to as "Substitute Option Issuer").

     (c) The Substitute Option shall have the same terms as the Option; provided that the exercise price therefor and number of shares subject thereto shall be as set forth in this

Section 6; provided, further, that the Substitute Option shall be exercisable immediately upon issuance without the occurrence of a Purchase Event with respect to the Substitute Option; and provided, further, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option (subject to the variations described in the foregoing provisos), such terms shall be as similar as possible and in no event less advantageous to Grantee. Substitute Option Issuer shall also enter into an agreement with Grantee in substantially the same form as this Agreement (subject to the variations described in the foregoing provisos), which shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock (as defined below) as is equal to the Assigned Value (as defined below) multiplied by the number of shares of Issuer Common Stock for which the Option was theretofore exercisable, divided by the Average Price (as defined below), rounded up to the nearest whole share. The exercise price per share of Substitute Common Stock of the Substitute Option (the "Substitute Option Price") shall then be equal to the Purchase Price multiplied by a fraction in which the numerator is the number of shares of Issuer Common Stock for which the Option was theretofore exercisable and the denominator is the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the aggregate of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the aggregate of the shares of outstanding Substitute Common Stock but for the limitation in the first sentence of this Section 6(e), Substitute Option Issuer shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in the first sentence of this Section 6(e) over (ii) the value of the Substitute Option after giving effect to the limitation in the first sentence of this Section 6(e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

     (f) Issuer shall not enter into any transaction described in Section 6(b) unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder and take all other actions that may be necessary so that the provisions of this Agreement are given full force and effect (including, without limitation, any action that may be necessary so that the holders of the other shares of common stock issued by Substitute Option Issuer are not entitled to exercise any rights comparable to the Rights by reason of the issuance or exercise of the Substitute Option and the shares of Substitute Common Stock are otherwise in no way distinguishable from or have lesser economic value than other shares of common stock issued by Substitute Option Issuer (other than any diminution in value resulting from the fact, if applicable, that the shares of Substitute Common Stock are restricted securities, as defined in Rule 144 under the Securities Act or any successor provision)).

     (g) For purposes of this Agreement, the following terms have the following meanings:

        (1) "Acquiring Corporation" means (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving corporation and (iii) the transferee of all or substantially all of Issuer's assets.

        (2) "Assigned Value" means the highest of (w) the price per share of Issuer Common Stock at which a tender offer or exchange offer for Issuer Common Stock has been made after the date hereof and prior to the consummation of the consolidation, merger or sale referred to in Section 6(b), (x) the price per share to be paid by any third party or the consideration per share to received by holders of Issuer Common Stock, in each case pursuant to the agreement with Issuer with respect to the consolidation, merger or sale referred to in Section 6(b), (y) the highest bid price per share for Issuer Common Stock quoted on the Nasdaq National Market (or if such Issuer Common Stock is not quoted thereon, the highest bid price per share as quoted on the principal trading market on which such shares are traded as reported by a recognized source) during the 12-month period immediately preceding the consolidation, merger or sale referred to in Section 6(b) and (z) in the event the transaction referred to in Section 6(b) is a sale of all or substantially all of Issuer's assets, an amount equal to (i) the sum of the price paid in such sale for such assets (including assumed liabilities) and the current market value of the remaining assets of Issuer, as determined by a nationally recognized investment banking firm selected by Grantee divided by (ii) the number of shares of Issuer Common Stock outstanding at such time. In the event that a tender offer or exchange offer is made for Issuer Common Stock or an agreement is entered into for a merger or consolidation involving consideration other than cash, the value of the securities or other property issuable or deliverable in exchange for Issuer Common Stock shall be determined by a nationally recognized investment banking firm selected by Grantee.

        (3) "Average Price" means the average closing sales price per share of a share of Substitute Common Stock quoted on the New York Stock Exchange ("NYSE") (or if such Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the Nasdaq National Market or, if the shares of Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized source) for the twenty trading days immediately preceding the fifth business day prior to the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Substitute Option Issuer is Issuer, the Average Price shall be computed with respect to a share of common stock issued by Issuer, the person merging into Issuer or by any company which controls such person, as Grantee may elect.

        (4) "Substitute Common Stock" means the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or persons similarly responsible for the direction of the business and affairs) of the Substitute Option Issuer.

     7. REGISTRATION RIGHTS. (a) Issuer shall, if requested by Grantee or any owner of Option Shares (collectively with Grantee, the "Owners") at any time and from time to time within three years of the first exercise of the Option, as expeditiously as possible prepare and file up to two registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all shares of securities that have been acquired by or are issuable to such Owners upon exercise of the Option in accordance with the intended method of sale or other disposition stated by such Owners, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and Issuer shall use its best efforts to qualify such shares or other securities under any applicable state securities laws. Issuer shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of Issuer hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 30 days in the aggregate if the Board of Directors of Issuer shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect Issuer. Any registration statement prepared and filed under this Section 7, and any sale covered thereby, shall be at Issuer's expense except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Owners' counsel related thereto. The Owners shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder.

     (b) If during the time period referred to in the first sentence of subsection (a) of this Section 7 Issuer effects a registration under the Securities Act of Issuer Common Stock for its own account or for any other stockholders of Issuer (other than on Form S-4 or Form S-8, or any successor form), it shall allow the Owners the right to participate in such registration, and such participation shall not affect the obligation of Issuer to effect two registration statements for the Owners under this Section 7; provided that, if the managing underwriters of such offering advise Issuer in writing that in their opinion the number of shares of Issuer Common Stock requested to be included in such registration exceeds the number which can be sold in such offering, Issuer shall include the shares requested to be included therein by the Owners pro rata with the shares intended to be included therein by Issuer.

     (c) In connection with any registration pursuant to this Section 7, Issuer and the Owners shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution in connection with such registration. Issuer shall indemnify and hold harmless (i) Owner, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter (collectively, the "Underwriters") within the meaning of the Securities Act or the Exchange Act ((i) and (ii) being referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Issuer shall not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to the Issuer by the Indemnified Parties expressly for use or incorporation by reference therein. As used in this Agreement, "person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Owner and the Underwriters shall indemnify and hold harmless the Issuer, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Company, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise our of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Issuer by Owner or the Underwriters, as applicable, specifically for use or incorporation by reference therein.

     8. LISTING. If Issuer Common Stock or any other securities to be acquired upon exercise of the Option are then listed on the Nasdaq National Market or other securities market, Issuer, upon the request of any Owner, will promptly make any filing necessary to list the shares of Issuer Common Stock or other securities to be acquired upon exercise of the Option on such system or market and will use its best efforts to obtain approval of such listing as soon as practicable.

     9. LIMITATION OF GRANTEE PROFIT. (a) Notwithstanding any other provision herein, in no event shall Grantee's Total Profit (as defined below) exceed $9,000,000, and, if it otherwise would exceed such amount, Grantee, at its sole discretion, shall either (i) reduce the number of shares subject to the Option,
(ii) deliver to Issuer for cancellation shares of Issuer Common Stock (or other securities into which such Option Shares are converted or exchanged), (iii) pay cash to Issuer, or (iv) any combination of the foregoing, so that Grantee's actually realized Total Profit shall not exceed $9,000,000 after taking into account the foregoing actions.

     (b) For purposes of this Agreement, "Total Profit" shall mean: (i) the aggregate amount of (A) Net Proceeds, plus (B) all amounts received by Grantee on the transfer of the Option, plus (C) all equivalent amounts with respect to the Substitute Option, plus (D) all amounts received by Grantee pursuant to
Section 8.02(a) and (b) of the Merger Agreement, minus (ii) the aggregate of (A) all amounts of cash previously paid to Issuer pursuant to this Section 9 and (B) the value of the Option Shares (or other securities) previously delivered to Issuer for cancellation pursuant to this Section 9. "Net Proceeds" shall mean the aggregate proceeds of such sale or disposition in excess of the product of the Purchase Price multiplied by the number of such Option Shares (or securities into which such shares are converted or exchanged) included in such sale or disposition.

     (c) Notwithstanding any other provision of this Agreement, nothing in this Agreement shall affect the ability of Grantee to receive, nor relieve Issuer's obligation to pay, any payment provided for in Section 8.02(a) or (b) of the Merger Agreement; provided that if and to the extent the Total Profit received by Grantee would exceed $9,000,000, following receipt of such payment, Grantee shall be obligated to comply with the terms of Section 9(a) within 30 days of the latest of (i) the date of receipt of such payment, (ii) the date of receipt of the Net Proceeds, (iii) the date of receipt of net cash from disposition of the Option and (iv) the date of receipt of equivalent amounts pursuant to the sale of the Substitute Option or shares of Substitute Common Stock (or other securities into which such Substitute Common Stock is converted or exchanged).

     (d) For purposes of Section 9(a) and clause (ii) of Section 9(b), the value of any Option Shares delivered to Issuer shall be the Assigned Value of such Option Shares and the value of any Substitute Common Stock delivered to Issuer shall be the Highest Closing Price of such Substitute Common Stock. "Highest Closing Price" means the highest closing sales price for shares of Substitute Common Stock quoted on the NYSE (or if the Substitute Common Stock is not quoted on the NYSE, the highest bid price per share as quoted on the National Association of Securities Dealers Automated Quotations System or, if the shares of

Substitute Common Stock are not quoted thereon, on the principal trading market on which such shares are traded as reported by a recognized) during the six-month period preceding the issuance of the Substitute Option.

     (e) Notwithstanding anything in this Agreement or the Merger Agreement to the contrary, if a court shall finally adjudicate that Grantee's Total Profit is unenforceable, then Net Proceeds shall be limited to the largest amount enforceable, whether such amount is $9,000,000, $7,000,000, $5,000,000,
$4,000,000, $3,000,000 or $2,000,000. All Net Proceeds in excess of such limitation shall be remitted to Issuer upon receipt.

     10. LOSS, THEFT, ETC. OF AGREEMENT. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer for other Agreements providing for Options of different denominations entitling the holder thereof to purchase in the aggregate the same number of shares of Issuer Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any other Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     11. MISCELLANEOUS. (a) Expenses. Except as otherwise provided in Section 7 hereof or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     (c) Entire Agreement; No Third-Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement, together with the Merger Agreement, (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or a federal or state regulatory agency to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Option does not permit Grantee to acquire the full number of shares of Issuer Common Stock (or Substitute Common Stock) as provided in Section 2, as adjusted pursuant to Section 6, it is the express intention of Issuer to allow Grantee to acquire such lesser number of shares as may be permissible without any amendment or modification hereof.

     (d) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO ANY APPLICABLE CONFLICTS OF LAW RULES.

     (e) Descriptive Headings. The descriptive headings contained herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     (f) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     If to Grantee to:

     Quintiles Transnational Corp.
     4709 Creekstone Drive
     Riverbirch Building, Suite 200
     Durham, NC 27703
     Attention: General Counsel
     Telecopier No.: (919) 941-9113

     with a copy to:

     Smith, Anderson, Blount, Dorsett,
     Mitchell & Jernigan, L.L.P.
     2500 First Union Capitol Center
     Raleigh, NC 27601
     Attention: Gerald F. Roach, Esq.
     Telecopier No.: (919) 821-6800

     If to Issuer to:

     Pharmaceutical Marketing Services Inc.
     45 Rockefeller Plaza, Suite 912
     New York, NY 10111
     Attention: General Counsel
     Telecopier No.: (212) 841-5760

     with a copy to:

     Reboul, MacMurray, Hewitt, Maynard & Kristol
     45 Rockefeller Plaza
     New York, NY 10111
     Attention: Robert A. Schwed, Esq.
     Telecopier No.: (212) 841-5725

     (g) Counterparts. This Agreement and any amendments hereto may be executed in two counterparts, each of which shall be considered one and the same agreement and shall become effective when both counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

     (h) Assignment. Grantee may assign this Agreement in whole to any affiliate of Grantee at any time. Except as provided in the next sentence, Grantee may not, without the prior written consent of Issuer (which shall not be unreasonably withheld), assign this Agreement to any other person. Upon the occurrence of a Purchase Event, Grantee may sell, transfer, assign or otherwise dispose of, in whole at any time, its rights and obligations hereunder. In the case of any sale, transfer, assignment or disposition of this Option, Issuer shall do all things reasonably necessary to facilitate such transaction. This Agreement shall not be assignable by Issuer except by operation of law. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     (i) Representations and Warranties. The representations and warranties contained in Sections 3.01(a) and 3.02(a) of the Merger Agreement, and, to the extent they relate to this Stock Option Agreement, in Sections 3.01(c),(d), (p),
(q) and (t) and 3.02(c) of the Merger Agreement, are incorporated herein by reference.

     (j) Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

     (k) Specific Performance. The parties hereto agree that this Agreement may be enforced by either party through specific performance, injunctive relief and other equitable relief. Both parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first written above.

                                          PHARMACEUTICAL MARKETING SERVICES INC.

                                          By:      /s/ WARREN J. HAUSER
                                             -----------------------------------
                                                   Name: Warren J. Hauser
                                                    Title: Vice President

                                          QUINTILES TRANSNATIONAL CORP.

                                          By:      /s/ JAMES L. BIERMAN
                                             -----------------------------------
                                                   Name: James L. Bierman
                                                Title: Senior Vice President

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                                   APPENDIX D

                  OPINION OF S G COWEN SECURITIES CORPORATION

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

                                                               February 17, 1999

Board of Directors
Pharmaceutical Marketing Services Inc.
45 Rockefeller Plaza
Suite 912
New York, NY 10011

Members of the Board of Directors:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of Pharmaceutical Marketing Services Inc. ("the Company") Common Stock, par value $0.01 ("Company Common Stock"), of the Consideration (as defined below) to be received by such holders pursuant to the terms of that certain Merger Agreement, dated as of December 14, 1998 (the "Transaction Agreement"), by and among the Company, Quintiles Transnational Corp. ("Transaction Partner") and QTRN Acquisition Corp. We previously rendered an opinion to you dated December 14, 1998 that as of such date, the Consideration (as hereinafter defined) to be received by the holders of Company Common Stock (other than Transaction Partner and affiliates) in the Transaction (as hereinafter defined) was fair, from a financial point of view, to such holders. You have requested this opinion in light of the announcement by the Transaction Partner on December 16, 1998 that it has entered into an agreement to acquire (the "ENVOY Transaction") ENVOY Corporation ("ENVOY"). The Transaction Agreement provides, among other things, that each issued and outstanding share of Company Common Stock shall be converted (the "Transaction") into the right to receive at the election of each holder of Company Common Stock either (i) on the closing date, that fraction of a fully paid and nonassessable share of common stock, $0.01 par value, of the Transaction Partner (the "Transaction Partner Common Stock") determined by dividing fifteen dollars and forty cents ($15.40) by the Average Trading Price (as defined below) (the "Exchange Ratio") or (ii) (a) on the closing date, that fraction of a fully paid and nonassessable share of Transaction Partner Common Stock determined by dividing the Exchange Ratio in half and (b) at any time on or prior to the maturity date, as specified by such holder, that fraction of a fully paid and nonassessable share of Transaction Partner Common Stock determined by dividing the Exchange Ratio in half and (c) on the maturity date, a Contingent Value Payment with respect to shares of Transaction Partner Common Stock received on the maturity date (collectively, the "Consideration"). The Average Trading Price is the average of the closing prices per share of the Transaction Partner Common Stock for the aggregate of ten (10) trading days ending on the day which is two
(2) days immediately preceding the closing date of the Transaction. The terms and conditions of the Transaction are more fully set forth in the Transaction Agreement.

     SG Cowen Securities Corporation ("SG Cowen"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates actively trade the debt and equity securities of the Company, Transaction Partner and ENVOY for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

     We are acting as exclusive financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee from the Company for our services

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Pharmaceutical Marketing Services Inc.
February 17, 1999
Page  2

pursuant to the terms of our engagement letter with the Company, dated as of October 1, 1998, as amended on February 12, 1999 (the "Engagement Letter"), a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this opinion. SG Cowen and its affiliates in the ordinary course of business have from time to time provided, and in the future may continue to provide, commercial and investment banking services to the Company, Transaction Partner and ENVOY, including providing financial advisory services on previous transactions with the Company, and have received fees for the rendering of such services.

     In connection with our opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things: (i) the Transaction Agreement, dated December 14, 1998; (ii) certain publicly available information for the Company and Transaction Partner, including (a) each of the annual reports of the Company and Transaction Partner filed on Form 10-K for each of the years ended June 30, 1998, 1997 and 1996 for the Company and the years ended December 31, 1997, 1996 and 1995 for the Transaction Partner; (b) each of the quarterly reports of the Company and Transaction Partner filed on Form 10-Q for each of the quarters ended September 30, 1998 and 1997; (c) the current report of Transaction Partner filed on Form 8-K on January 27, 1999 in connection with the proposed acquisitions of the Company and Envoy, as amended by Form 8-K/A filed on February 17, 1999; (d) the current report of Transaction Partner filed on Form 8-K on February 17, 1999 in connection with the historical financial information of each of the Company and ENVOY; (e) the Agreement and Plan of Merger, dated as of December 15, 1998, among Transaction Partner, QELS Corp. and ENVOY ("ENVOY Agreement"); (f) a press release dated January 26, 1999 reporting financial results for the Transaction Partner for the fiscal year ended December 31, 1998; and (g) a press release dated February 10, 1999 reporting financial results for ENVOY for the fiscal year ended December 31, 1998; (iii) certain internal financial analyses, financial forecasts, reports and other information concerning each of the Company, Transaction Partner and ENVOY prepared by the management of the Company, Transaction Partner and ENVOY, respectively; (iv) discussions we have had with certain members of the management of each of the Company, Transaction Partner and ENVOY concerning the historical and current business operations, financial condition and prospects of each of the Company, Transaction Partner and ENVOY and such other matters we deemed relevant; (v) the reported price and trading histories of the shares of the common stock of the Company and Transaction Partner as compared to the reported price and trading histories of certain publicly traded companies we deemed relevant; (vi) the respective financial condition of the Company and Transaction Partner as compared to the financial condition of certain other companies we deemed relevant; (vii) certain financial terms of the Transaction as compared to the financial terms of selected other business combinations we deemed relevant; and (viii) such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this opinion.

     In conducting our review and arriving at our opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company, Transaction Partner and ENVOY, respectively, or which is publicly available, and we have not undertaken any

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Pharmaceutical Marketing Services Inc.
February 17, 1999
Page  3

responsibility for the accuracy, completeness or reasonableness of, or independently to verify, such information, including assumptions with respect to reserves in connection with any pending litigation. In addition, we have not conducted any physical inspection of the properties or facilities of the Company, Transaction Partner or ENVOY. We have further relied upon the assurance of management of the Company that they are unaware of any facts that would make the information provided to us incomplete or misleading in any respect. We have, with your consent, assumed that the financial forecasts which we examined were reasonably prepared by the respective management of the Company, Transaction Partner and ENVOY on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, Transaction Partner and ENVOY, respectively. With your permission, we have assumed that the ENVOY Transaction will be accounted for as a pooling-of-interests. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, Transaction Partner or ENVOY, nor have we been furnished with such materials. With your permission, we have assumed that both the Transaction and the ENVOY Transaction will be treated as tax free reorganizations under Section 368(a) of the Internal Revenue Code of 1986, as amended. With respect to all legal matters relating to the Company and the Transaction, we have relied on the advice of legal counsel to the Company. We express no opinion with respect to any legal matters, including, without limitation, those affecting the Transaction Partner, the Transaction, ENVOY or the ENVOY Transaction. Our services to the Company in connection with the Transaction have been comprised of rendering an opinion as to the fairness, from a financial point of view, of the Consideration to be received in connection with the Transaction. Our opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our opinion, we do not have any obligation to update, revise or reaffirm our opinion and we expressly disclaim any responsibility to do so.

     For purposes of rendering our opinion, we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Transaction Agreement and the ENVOY Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Transaction Agreement and the ENVOY Agreement and that all conditions to the consummation of the Transaction and the ENVOY Transaction will be satisfied without waiver thereof. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Transaction Agreement and the ENVOY Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction or the ENVOY Transaction, as the case may be.

     It is understood that this letter is intended for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent; provided, however, that this letter may be reproduced in its entirety in any proxy statement relating to a proposed Transaction filed by the Company under the Securities Exchange Act of 1934, as amended, and distributed to

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Pharmaceutical Marketing Services Inc.
February 17, 1999
Page  4

stockholders in accordance therewith, provided that it will be reproduced in such proxy statement in full, and any description of or reference to SG Cowen or summary of this letter in such proxy statement will be in a form acceptable to SG Cowen and its counsel; and provided, further, that if the proxy statement is incorporated or becomes part of a registration statement filed under the Securities Act of 1933, as amended (the "33 Act"), SG Cowen's consent to the reproduction of this letter therein as an exhibit or otherwise shall not be deemed or constitute an admission or acknowledgment that SG Cowen or any of its affiliates is within the class of persons whose consent is required under
Section 7 of the 33 Act or the rules and regulations promulgated thereunder.

     This letter does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or to take any other action in connection with the Transaction or otherwise. We are not expressing any opinion as to what the value of the common stock of the Transaction Partner actually will be when issued to the Company's stockholders' pursuant to the Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Transaction or the Transaction Partner's decision to effect the ENVOY Transaction. Furthermore, we express no view as to the price or trading range for shares of the common stock of the Transaction Partner following the consummation of the Transaction or the ENVOY Transaction.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock (other than Transaction Partner and ENVOY and their affiliates) in the Transaction is fair, from a financial point of view, to such holders.

                                       Very truly yours,

                                       SG COWEN SECURITIES CORPORATION

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